Exhibit 2.3

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Merger Agreement”), dated as of February 7, 2019, is made by and between OZ Advisors II LP, a Delaware limited partnership (“Operating LP”), and Orion Merger Sub III LP, a Delaware limited partnership (“Merger LP”). Operating LP and Merger LP are hereinafter sometimes collectively referred to as the “Constituent Partnerships.” Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Amended and Restated Agreement of Limited Partnership of Operating LP, dated as of March 1, 2017 (as amended, supplemented or otherwise modified from time to time, the “Original Limited Partnership Agreement”).

RECITALS

WHEREAS, Och-Ziff Holding LLC, a Delaware limited liability company (“Oz Holding”), is the general partner of the Operating LP and Merger LP;

WHEREAS, Oz Holding is a direct, wholly owned subsidiary of Och-Ziff Capital Management Group LLC, a Delaware limited liability company (“Parent”);

WHEREAS, concurrently with the execution of this Merger Agreement, Parent, Oz Holding and the Operating LP each entered into that certain Governance Agreement, dated as of the date hereof, among Parent, Oz Holding, the Operating LP, Daniel S. Och (“DSO”) and the other parties thereto (the “Governance Agreement”) and other definitive documentation (including this Merger Agreement) pursuant to which the terms of that certain Letter Agreement, dated as of December 5, 2018, by and among Parent and the OZ Subsidiaries (as defined therein) on the one hand, and DSO, on the other hand, with respect to certain recapitalization, governance and other arrangements to be implemented at Parent and its subsidiaries (including Exhibit A thereto, the “Letter Agreement”) shall be implemented;

WHEREAS, this Merger Agreement is being entered into to give effect to certain arrangements described in the Letter Agreement and the Governance Agreement;

WHEREAS, each of the Board of Directors of Parent (the “Parent Board”) and the Conflicts Committee (as defined in the Second Amended and Restated Limited Liability Company Agreement of Parent, dated as of November 13, 2007) have approved (i) the entry into this Merger Agreement by Operating LP and Merger LP and (ii) the terms and conditions of this Merger Agreement and the transactions contemplated hereby; and

WHEREAS, pursuant to Section 17-211 of the Delaware Revised Uniform Limited Partnership Act (the “Act”), the Original Limited Partnership Agreement and the Limited Partnership Agreement of Merger LP, Oz Holding, as the general partner of Operating LP and the general partner of Merger LP, has approved the terms and conditions of this Merger Agreement and the transactions contemplated hereby.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for the purpose of merging Merger LP with and into Operating LP, with Operating LP surviving the merger (the “Merger”), and setting forth certain terms and conditions of the Merger and the mode of carrying the same into effect, Operating LP and Merger LP hereby agree as follows:

ARTICLE 1. THE MERGER

Section 1.1 Merger. Subject to the terms and conditions set forth herein, and in accordance with Section 17-211 of the Act, Merger LP shall be merged with and into Operating LP. Operating LP shall be, and is herein referred to as, the “Surviving Partnership.” The Merger shall become effective at the time and on the date of the filing of the Certificate of Merger relating to the Merger with the Secretary of State of the State of Delaware (the “Effective Time”).

Section 1.2 Effect of Merger . At the Effective Time, Merger LP shall be merged with and into Operating LP and the separate existence of Merger LP shall cease. The Merger shall have the effects set forth in Section 17-211 of the Act. Without limiting the generality of the foregoing, from and after the Effective Time, the Surviving Partnership shall possess all the property, interests, assets, rights, privileges, immunities, powers, franchises and authority and be subject to all of the debts, liabilities, obligations, restrictions, disabilities and duties of Merger LP, all as provided under applicable law.

Section 1.3 Certificate of Limited Partnership and Limited Partnership Agreement. The Certificate of Limited Partnership of Operating LP, as in effect immediately prior to the Effective Time, shall continue to be the Certificate of Limited Partnership of the Surviving Partnership. At the Effective Time, in accordance with Section 17-211(g) of the Act, the agreement set forth on Exhibit A attached hereto (the “Limited Partnership Agreement”) shall be adopted as the partnership agreement of the Surviving Partnership.

Section 1.4 Management of the Surviving Partnership. As provided in the Limited Partnership Agreement, the general partner of the Surviving Partnership shall manage the affairs of the Surviving Partnership.

ARTICLE 2. SURVIVING PARTNERSHIP INTERESTS

Section 2.1 Succession. At the Effective Time, the separate limited partnership existence of Merger LP shall cease. At the Effective Time, (a) all the rights, privileges, powers and franchises of a public and private nature of each of the Constituent Partnerships, subject to all the restrictions, disabilities and duties of each of the Constituent Partnerships; (b) all assets and real, personal and mixed property belonging to each of the Constituent Partnerships; and (c) all debts due to each of the Constituent Partnerships on whatever account, including stock subscriptions and all other things in action, shall succeed to, be vested in and become the property of the Surviving Partnership without any further act or deed as they were of the

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respective Constituent Partnership. The title to any real estate vested by deed or otherwise and any other asset in either of such Constituent Partnerships shall not revert or be in any way impaired by reason of the Merger, but all rights of creditors and all liens upon any property of Merger LP shall be preserved unimpaired. To the extent permitted by law, any claim existing or action or proceeding pending by or against either of the Constituent Partnerships may be prosecuted as if the Merger had not taken place. All debts, liabilities and duties of the respective Constituent Partnerships shall thenceforth attach to the Surviving Partnership and may be enforced against it to the same extent as if such debts, liabilities and duties had been incurred or contracted by it. All corporate acts, plans, policies, agreements, arrangements, approvals and authorizations of Merger LP and its partners, officers and agents which were valid and effective immediately prior to the Effective Time shall be taken for all purposes as the acts, plans, policies, agreements, arrangements, approvals and authorizations of the Surviving Partnership and shall be as effective and binding thereon as the same were with respect to Merger LP.

Section 2.2 Further Assurances. From time to time, as and when required by the Surviving Partnership or by its successors and assigns, there shall be executed and delivered on behalf of Merger LP such deeds and other instruments, and there shall be taken or caused to be taken by it all such further and other action as shall be appropriate or necessary, in order to vest, perfect or confirm, of record or otherwise, in the Surviving Partnership the title to and possession of all property, interests, assets, rights, privileges, immunities, powers, franchises and authority of Merger LP and otherwise to carry out the purposes of this Merger Agreement, and the officers of Oz Holding, as the general partner of Merger Sub and the Surviving Partnership, are fully authorized in the name and on behalf of Merger LP or otherwise to take any and all such action to execute and deliver any and all such deeds and other instruments.

Section 2.3 Conversion of Interests; Capitalization.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, all partnership interests in Merger LP issued and outstanding immediately prior to the Effective Time shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(b) At and following the Effective Time, by virtue of the Merger and without any action on the part of the applicable holder thereof, each Class A Common Unit in Operating LP issued and outstanding immediately prior to the Effective Time, as set forth on Schedule A attached hereto, shall be converted into and shall become (i) 0.35 Class A-1 Common Units (as defined in the Limited Partnership Agreement and hereafter “Class A-1 Common Units”) in the Surviving Partnership and (ii) 0.65 Class A Common Units (as defined in the Limited Partnership Agreement and hereafter “Class A Common Units”); provided, that, to the extent that such conversion results in any holder owning an aggregate number

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of units consisting of a whole number of units plus a fractional unit, such fractional unit shall be rounded to the nearest whole unit and that a 0.5 Class A-1 Common Unit shall be rounded down to the nearest whole unit and that a 0.5 Class A Common Unit shall be rounded up to the nearest whole unit.

(c) At and following the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, (i) each Class B Common Unit in Operating LP issued and outstanding immediately prior to the Effective Time, as set forth on Schedule C attached hereto, shall remain outstanding pursuant to the terms of the Limited Partnership Agreement, (ii) each Class C Non-Equity Interest in Operating LP issued and outstanding immediately prior to the Effective Time, as set forth on Schedule C attached hereto, shall remain outstanding pursuant to the terms of the Limited Partnership Agreement, (iii) each Class D Common Unit in Operating LP issued and outstanding immediately prior to the Effective Time, as set forth on Schedule C attached hereto, shall be converted into and shall become (A) one (1) Conversion Class D Common Unit (as defined in the Limited Partnership Agreement), as set forth on Schedule D attached hereto, and (B) one (1) Conversion Class E-2 Common Unit (as defined in the Limited Partnership Agreement), as set forth on Schedule D attached hereto, (iv) each Class P Common Unit in Operating LP issued and outstanding immediately prior to the Effective Time, as set forth on Schedule C attached hereto, shall remain outstanding pursuant to the terms of the Limited Partnership Agreement, and (v) each PSI in Operating LP issued and outstanding immediately prior to the Effective Time, as set forth on Schedule C attached hereto, shall remain outstanding pursuant to the terms of the Limited Partnership Agreement, in each case of clauses (i) through (v) above, as set forth on Schedule D attached hereto.

(d) At and following the Effective Time, by virtue of the Merger and without any action on the part of the applicable holder thereof, each of the existing Class A Cumulative Preferred Units in Operating LP issued and outstanding immediately prior to the Effective Time, as set forth on Schedule B attached hereto, shall be canceled and retired and shall cease to exist and shall each be exchanged into and shall become (i) one (1) Class A Cumulative Preferred Unit (as defined in the Limited Partnership Agreement) in the Surviving Partnership, as set forth on Schedule D attached hereto, and (ii) a loan to Operating LP in the amount described in, and subject to the terms of, the Senior Subordinated Term Loan and Guaranty Agreement, dated as of the date hereof, by and among OZ Management LP, OZ Advisors LP, Operating LP, certain other guarantors party thereto, the lenders party thereto and the administrative agent party thereto, as set forth on Schedule D attached hereto. The Class A Cumulative Preferred Units will have the rights, preferences, privileges and restrictions set forth in the Unit Designation of the Preferences and Relative, Participating, Optional, and other Special Rights, Powers and Duties of Class A Cumulative Preferred Units of the Operating LP, the form of which is attached hereto as Exhibit B.

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(e) Each Limited Partner and each General Partner of Operating LP immediately prior to the Effective Time shall remain a Limited Partner or General Partner, as applicable, of the Surviving Partnership as of the Effective Time in accordance with the terms of the Limited Partnership Agreement.

(f) In the event of any conflict between this Section 2.3, on the one hand, and Schedule A, Schedule B, Schedule C or Schedule D attached hereto, on the other hand, the terms of this Section 2.3 shall govern.

Section 2.4 No Appraisal Rights. In accordance with Section 17-212 of the Act, Section 4.1(a) of the Original Limited Partnership Agreement and Section 1.11 of the Limited Partnership Agreement of Merger LP, no appraisal rights shall be available to holders of partnership interests of Merger LP or Operating LP in connection with the Merger.

ARTICLE 3. REPRESENTATIONS AND WARRANTIES

Section 3.1 Representations and Warranties of Operating LP. Operating LP hereby represents and warrants to Merger LP that as of the date hereof:

(a) Organization and Authority. Operating LP has been duly organized and is validly existing as a limited partnership in good standing under the laws of the State of Delaware, with the requisite entity power and authority to own its properties and conduct its business in all material respects as currently conducted, and, except as has not had or would not be reasonably expected to have a material adverse effect, has been duly qualified for the transaction of business and is in good standing under the laws of each other jurisdiction in which it owns or leases properties, or conducts any business so as to require such qualification.

(b) Authorization, Enforceability and No Conflicts.

(i) Operating LP has the requisite limited partnership power and authority to execute and deliver this Merger Agreement and the other agreements required to implement the Letter Agreement (the “Transaction Documents”), to the extent Operating LP is a party to such Transaction Documents, and to carry out its obligations hereunder and thereunder. The execution, delivery and performance by Operating LP and/or its subsidiaries of this Merger Agreement and the other Transaction Documents to which it and/or its subsidiaries are a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of Parent, the Parent Board, the Conflicts Committee, Oz Holding (as the general partner of Operating LP), Operating LP and their respective equityholders to

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the extent required by law or as required pursuant to the terms of the Letter Agreement, as applicable, and no further approval or authorization is required on the part of Parent or Operating LP. This Merger Agreement and the other Transaction Documents, to the extent Operating LP and/or its subsidiaries are a party to such Transaction Documents, are or will be valid and binding obligations of Operating LP and/or its subsidiaries, as applicable, enforceable against Operating LP and/or its subsidiaries, as applicable, in accordance with their respective terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and general equitable principles, regardless of whether such enforceability is considered in a proceeding at law or in equity (“Bankruptcy Exceptions”).

(ii) The execution, delivery and performance by Operating LP and/or its subsidiaries of this Merger Agreement and the other Transaction Documents, to the extent Operating LP and/or its subsidiaries are a party to such Transaction Documents, and the consummation of the transactions contemplated hereby and thereby and compliance by Operating LP and/or its subsidiaries with any of the provisions hereof and thereof, will not (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of, any lien upon any of the properties or assets of Operating LP and/or its subsidiaries under any of the terms, conditions or provisions of (A) its certificate of formation, limited partnership agreement or similar organizational documents or (B) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Operating LP or any of its subsidiaries are a party or by which it or any its subsidiaries may be bound, or to which Operating LP or any its subsidiaries or any of the properties or assets of Operating LP or any of its subsidiaries be subject, or (ii) subject to compliance with the statutes and regulations referred to in the next paragraph, violate any statute, rule or regulation or any judgment, ruling, order, writ, injunction or decree applicable to Operating LP or any of its subsidiaries or any of their respective properties or assets except, (x) in the case of clause (i)(A), for those occurrences that, individually or in the aggregate, would not be material to Operating LP and its subsidiaries, taken as a whole, and (y) in the case of clauses (i)(B) and (ii), for those occurrences that, individually or in the aggregate, have not had and would not be reasonably expected to have a material adverse effect.

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Section 3.2 Representations and Warranties of Merger LP. Merger LP hereby represents and warrants to Operating LP that as of the date hereof:

(a) Organization and Authority. Merger LP has been duly organized and is validly existing as a limited partnership in good standing under the laws of the State of Delaware, with the requisite entity power and authority to own its properties and conduct its business in all material respects as currently conducted, and, except as has not had or would not be reasonably expected to have a material adverse effect, has been duly qualified for the transaction of business and is in good standing under the laws of each other jurisdiction in which it owns or leases properties, or conducts any business so as to require such qualification.

(b) Authorization, Enforceability and No Conflicts.

(i) Merger LP has the requisite limited partnership power and authority to execute and deliver this Merger Agreement and the other Transaction Documents, to the extent Merger LP is a party to such Transaction Documents, and to carry out its obligations hereunder and thereunder. The execution, delivery and performance by Merger LP of this Merger Agreement and the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of Parent, the Parent Board, the Conflicts Committee, Oz Holding (as the general partner of Merger LP), Merger LP and their respective equityholders to the extent required by law or as required pursuant to the terms of the Letter Agreement, as applicable, and no further approval or authorization is required on the part of Parent or Merger LP. This Merger Agreement and the other Transaction Documents, to the extent Merger LP is a party to such Transaction Documents, are or will be valid and binding obligations of Merger LP, enforceable against Merger LP in accordance with their respective terms, except as the same may be limited by Bankruptcy Exceptions.

(ii) The execution, delivery and performance by Merger LP of this Merger Agreement and the other Transaction Documents, to the extent Merger LP is a party to such Transaction Documents, and the consummation of the transactions contemplated hereby and thereby and compliance by Merger LP with any of the provisions hereof and thereof, will not (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of, any lien upon any of the properties or assets of Merger LP under any of the terms, conditions or provisions of (A) its certificate of formation, limited partnership agreement or similar organizational documents or (B) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Merger LP is a party or by which it may be bound, or to which Merger LP or any of the properties or assets of Merger LP be subject, or (ii) subject to compliance with the statutes and regulations referred to in the next paragraph, violate any statute, rule or

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regulation or any judgment, ruling, order, writ, injunction or decree applicable to Merger LP or any of its properties or assets except, (x) in the case of clause (i)(A), for those occurrences that, individually or in the aggregate, would not be material to Merger LP and (y) in the case of clauses (i)(B) and (ii), for those occurrences that, individually or in the aggregate, have not had and would not be reasonably expected to have a material adverse effect.

ARTICLE 4. AMENDMENT

Section 4.1 Amendment and Modification. This Merger Agreement may be amended or modified at any time by the parties hereto, but only with the prior written consent of DSO and pursuant to an instrument in writing signed by the parties hereto and only in accordance with applicable provisions of the laws of the State of Delaware; provided, that any amendment or modification to this Merger Agreement shall require the express authorization of the Conflicts Committee (as defined in the Second Amended and Restated Limited Liability Company Agreement of Parent, dated as of November 13, 2007). The Conflicts Committee shall be entitled to exercise all rights and remedies of the parties hereunder, and the parties hereto shall take all action necessary to comply with the directives of the Conflicts Committee issued pursuant hereto.

ARTICLE 5. MISCELLANEOUS PROVISIONS

Section 5.1 Entire Agreement; Assignment. This Merger Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof.

Section 5.2 Termination. This Merger Agreement may be terminated and the Merger and other transactions herein provided for abandoned at any time prior to the Effective Time, if the general partner of either of Operating LP or Merger LP determines that the consummation of the transactions provided for herein would not, for any reason, be in the best interests of the Constituent Partnerships and their respective partners.

Section 5.3 Validity. The invalidity or unenforceability of any term or provision of this Merger Agreement in any situation or jurisdiction shall not affect the validity or enforceability of the other terms or provisions in any other situation or in any other jurisdiction.

Section 5.4 Counterparts. This Merger Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 5.5 Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and shall in no way be construed to define, limit, describe, explain, modify, amplify or add to the interpretation, construction or meaning of any provision of, or scope or intent of, this Merger Agreement or in any way affect this Merger Agreement.

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Section 5.6 Governing Law. This Merger Agreement, including all matters of construction, validity, interpretation, performance and enforceability and any action, proceeding or counterclaim (whether in contract, tort, equity or otherwise) directly or indirectly arising out of or relating to this Merger Agreement or any of the transactions contemplated by this Merger Agreement or the negotiation, administration, performance and enforcement hereof, shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

[Signature Page Follows.]

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IN WITNESS WHEREOF, Operating LP and Merger LP have caused this Merger Agreement to be signed by their respective duly authorized persons as of the date first above written.

OZ ADVISORS II LP

By:	Och-Ziff Holding LLC, its General Partner

By:	/s/ Thomas Sipp
Name: Thomas Sipp
Title: Chief Financial Officer

ORION MERGER SUB III LP

By:	Och-Ziff Holding LLC, its General Partner

By:	/s/ Thomas Sipp
Name: Thomas Sipp
Title: Chief Financial Officer

[Signature Page to Agreement and Plan of Merger of Orion Merger Sub III LP and OZ Advisors II LP]

EXHIBIT A

Amended and Restated Agreement of Limited Partnership

of OZ Advisors II LP

[See attached.]

Exhibit 10.3

EXECUTION VERSION

AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

OZ ADVISORS II LP

Dated as of February 7, 2019

ii

This AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF OZ ADVISORS II LP, a Delaware limited partnership (the “Partnership”), is made as of February 7, 2019 (the “Recapitalization Date”), by and among Och-Ziff Holding LLC, a Delaware limited liability company, as general partner (the “Initial General Partner”) and the Limited Partners (as defined below).

WHEREAS, on June 13, 2007, the Partnership was originally formed as a Delaware limited partnership pursuant to and in accordance with the Delaware Revised Uniform Limited Partnership Act, 6 Del. C. §17-101, et seq. (the “Act”), and an Agreement of Limited Partnership of OZ Advisors II LP dated as of June 13, 2007, which Agreement of Limited Partnership was amended and restated on August 28, 2007 (such amended and restated Agreement of Limited Partnership, the “Initial Partnership Agreement”); and

WHEREAS, the Initial Partnership Agreement was amended and restated on November 13, 2007 (the Initial Partnership Agreement, as amended and restated on such date, the “Prior Partnership Agreement”), on February 11, 2008, on April 10, 2008, on September 30, 2009, on August 1, 2012, on December 14, 2015, and on March 1, 2017, and was subsequently amended by the amendments thereto dated (i) March 28, 2018 and effective as of February 16, 2018 and (ii) as of January 3, 2019;

WHEREAS, in connection with the transactions described in the letter agreement, dated as of December 5, 2018 (the “Letter Agreement”), among Och-Ziff, Daniel Och, the Operating Group Entities and the Intermediate Holding Companies, the Partnership entered into an Agreement and Plan of Merger, dated as of the Recapitalization Date (the “Merger Agreement”), with Orion Merger Sub III LP, a Delaware limited partnership (“Merger Sub”); and

WHEREAS, pursuant to the Merger Agreement, Merger Sub merged with and into the Partnership on the Recapitalization Date (the “Merger”), and the Prior Partnership Agreement was amended and restated to read as set forth herein.

NOW THEREFORE, in consideration of the mutual promises and agreements herein made and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1       Definitions. As used herein, the following terms shall have the following meanings:

“4Q Distribution Date” means the date on which distributions are made by the Operating Group Entities in respect of Common Units with respect to Net Income earned by the Operating Group Entities during the fourth quarter of any Fiscal Year.

“Act” has the meaning specified in the recitals to this Agreement.

“Active Individual LP” means each of the Individual Limited Partners that is an Executive Managing Director of the General Partner, prior to the Withdrawal or Special Withdrawal of such Individual Limited Partner or such Individual Limited Partner ceasing to be actively involved with the Partnership and its Affiliates due to death or Disability.

“Additional Class E Common Units” has the meaning set forth in Section 3.1(g)(ii).

“Additional Limited Partner” has the meaning specified in Section 3.2(a).

“Adjusted Capital Account” means the Capital Account maintained for each Partner as of the end of each Fiscal Year, (a) increased by any amounts that such Partner is obligated to restore under the standards set by Treasury Regulation Section 1.704-1(b)(2)(ii)(c) (or is deemed obligated to restore under Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5)) and (b) decreased by (i) the amount of all losses and deductions that, as of the end of such Fiscal Year, are reasonably expected to be allocated to such Partner in subsequent years under Sections 704(e)(2) and 706(d) of the Code and Treasury Regulation Section 1.751-1(b)(2)(ii), and (ii) the amount of all distributions that, as of the end of such Fiscal Year, are reasonably expected to be made to such Partner in subsequent years in accordance with the terms of this Agreement or otherwise to the extent they exceed offsetting increases to such Partner’s Capital Account that are reasonably expected to occur during (or prior to) the year in which such distributions are reasonably expected to be made (other than increases as a result of a minimum gain chargeback pursuant to Section 6.1(d)(i) or Section 6.1(d)(ii)). The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Adjusted Class A Shares” as of any date means the total number of Class A Shares (calculated on an as-converted basis) most recently reported by Och-Ziff as outstanding (other than any Class D Common Units, Class E Common Units, Class P Common Units or Class A Restricted Share Units (or any similar interests) included in such number).

“Adjusted Property” means any property the Carrying Value of which has been adjusted pursuant to Section 5.2(b)(iii).

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, the Person in question.

“Agreed Value” of any Contributed Property means the fair market value of such property or other consideration at the time of contribution as determined by the General Partner, without taking into account any liabilities to which such Contributed Property was subject at such time. The General Partner shall use such method as it determines to be appropriate to allocate the aggregate Agreed Value of Contributed Properties contributed to the Partnership in a single or integrated transaction among each separate property on a basis proportional to the fair market value of each Contributed Property.

“Agreement” means this Amended and Restated Agreement of Limited Partnership of the Partnership, as amended, modified, supplemented or restated from time to time.

“Annual Capital Expenditures” shall have the meaning set forth in the Class A Preferred Unit Designation as of the Recapitalization Date.

“Applicable Securities Exchange” for any period means the New York Stock Exchange or another exchange registered with the United States Securities and Exchange Commission under Section 6(a) of the Exchange Act on which the Class A Shares are listed for trading during such period.

“Average Share Price” for any period shall mean the average closing price on the Applicable Securities Exchange of one Class A Share for each of the trading days that occur during such period.

“Book-Tax Disparity” means, with respect to any item of Contributed Property or Adjusted Property, as of the date of any determination, the difference between the Carrying Value of such Contributed Property or Adjusted Property and the adjusted basis thereof for U.S. federal income tax purposes as of such date.

“Book-Up Provisions” means the provisions herein governing a revaluation of the Capital Accounts of the Partners, including Sections 3.1(d)(ii), 5.2(b)(iii) and 6.1(c) and each relevant definition.

“Book-Up Target” means, at any time, and with respect to any Unit, that the Economic Capital Account Balance attributable to such Unit is equal to (i) the aggregate Economic Capital Account Balances attributable to all Common Units outstanding at such time, divided by (ii) the total number of Common Units then outstanding (in each case of clauses (i) and (ii), other than any Class A-1 Common Units and any other Common Units or PSIs that are subordinate to such Unit in order of priority under Section 6.1(c)(i)-(iv)).

“Business Day” means any day other than Saturday, Sunday or any other day on which commercial banks in the State of New York are authorized or required by law or executive order to remain closed.

“Capital Account” means the capital account maintained for a Partner pursuant to Section 5.2.

“Capital Contribution” means any cash, cash equivalents or the Net Agreed Value of Contributed Property that a Partner contributes to the Partnership pursuant to this Agreement.

“Carrying Value” means (a) with respect to a Contributed Property, the Agreed Value of such property reduced (but not below zero) by all depreciation, amortization and cost recovery deductions charged to the Partners’ Capital Accounts in respect of such Contributed Property, and (b) with respect to any other Partnership property, the adjusted basis of such property for U.S. federal income tax purposes, all as of the time of determination. The Carrying Value of any property shall be adjusted to equal its respective gross fair market value (taking Section 7701(g) of the Code into account) upon an adjustment to the Capital Accounts of the Partners in accordance with Section 5.2(b)(iii) and to reflect changes, additions or other adjustments to the Carrying Value for dispositions and acquisitions of Partnership properties, in the sole and absolute discretion of the General Partner.

“Cause” means, in respect of an Individual Limited Partner, that such Partner (i) has committed an act of fraud, dishonesty, misrepresentation or breach of trust; (ii) has been convicted of a felony or any offense involving moral turpitude; (iii) has been found by any regulatory body or self-regulatory organization having jurisdiction over the Och-Ziff Group to have, or has entered into a consent decree determining that such Partner, violated any applicable regulatory requirement or a rule of a self-regulatory organization; (iv) has committed an act constituting gross negligence or willful misconduct; (v) has violated in any material respect any agreement relating to the Och-Ziff Group; (vi) has become subject to any proceeding seeking to adjudicate such Partner bankrupt or insolvent, or seeking liquidation, reorganization, arrangement, adjustment, protection, relief or composition of the debts of such Partner under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for such Partner or for any substantial part of the property of such Partner, or such Partner has taken any action authorizing such proceeding; or (vii) has breached any of the non-competition, non-solicitation or non-disparagement covenants in Section 2.13 or, if applicable, any of those provided in such Partner’s Partner Agreement, the breach of any of which shall be deemed to be a material breach of this Agreement.

“Certificate of Limited Partnership” means the Certificate of Limited Partnership executed and filed in the office of the Secretary of State of the State of Delaware on June 13, 2007 (and any and all amendments thereto and restatements thereof) on behalf of the Partnership pursuant to the Act.

“Certificate of Ownership” has the meaning set forth in Section 3.1.

“Change of Control” means the occurrence of the following: (i) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties and assets of the Operating Group Entities, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act or any successor provision), other than to a Continuing OZ Person; or (ii) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act or any successor provision), other than a Continuing OZ Person, becomes (A) the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act or any successor provision) of a majority of the voting interests in (1) Och-Ziff or (2) one or more of the Operating Group Entities comprising all or substantially all of the assets of the Operating Group Entities or (B) entitled to receive a Majority Economic Interest in connection with such transaction.

“Class A Common Units” has the meaning set forth in Section 3.1(a).

“Class A Cumulative Preferred Units” has the meaning set forth in Section 3.1(a).

“Class A Exchange Agreement” means that certain Amended and Restated Exchange Agreement (as amended, restated or supplemented) relating to Exchangeable Common Units, dated as of the Recapitalization Date, by and among Och-Ziff, the Intermediate Holdings Companies, the Operating Group Entities and Class B Shareholders from time to time party thereto.

“Class A Parity Units” means (a) any equity securities in the Partnership or any other entity in the Och-Ziff Group (or any debt or other securities convertible into equity securities of the Operating Group Entities or any other entity in the Och-Ziff Group), in each case other than any Subsidiaries of the Operating Group Entities, that Och-Ziff, the Partnership or any other entity in the Och-Ziff Group may authorize or issue, the terms of which provide that, or otherwise result in, such securities ranking pari passu or senior to the Class A Common Units and (b) any equity securities in any Subsidiary of the Partnership (or any debt or other securities convertible into equity securities of any Subsidiary of the Partnership). For purposes of clause (b), (i) a Subsidiary of the Partnership does not include any OZ Fund, any OZ CLO or any of their respective Subsidiaries and (ii) securities issued by a Subsidiary of the Partnership are not Class A Parity Units to the extent they are issued (A) solely to the Operating Group Entities or any of their wholly-owned Subsidiaries or (B) to satisfy, upon the advice of outside counsel, any regulatory or other legal requirements as contemplated by clause (ii) of Section 9(a) of the Class A Preferred Unit Designation. For the avoidance of doubt, securities described in clause (a) of this definition of Class A Parity Units shall include Class D Common Units, Class E Common Units, Class P Common Units and Class A Restricted Share Units.

“Class A Preferred Unit Designation” has the meaning set forth in Section 3.2(b).

“Class A Restricted Share Unit” means a Class A Restricted Share Unit of Och-Ziff.

“Class A Share” means a common share representing a limited liability company interest in Och-Ziff designated as a “Class A Share” or any security into which such shares are converted in connection with any conversion of Och-Ziff into a corporation.

“Class A-1 Common Units” has the meaning set forth in Section 3.1(a).

“Class B Common Units” has the meaning set forth in Section 3.1(a).

“Class B Share” means a common share representing a limited liability company interest in Och-Ziff designated as a “Class B Share” or any security into which such shares are converted in connection with any conversion of Och-Ziff into a corporation.

“Class B Shareholder Committee” means the Class B Shareholder Committee established pursuant to the Class B Shareholders Agreement.

“Class B Shareholders Agreement” means the Class B Shareholders Agreement, dated as of November 13, 2017, entered into by and among Och-Ziff and the holders of Class B Shares, as amended, modified, supplemented or restated from time to time.

“Class C Approval” means, in respect of the determinations to be made in Sections 6.1(a)(i) and 7.1(b)(iii), a prior determination made in writing at the sole and absolute discretion: (i) of the Chairman of the Partner Management Committee (or, with respect to distributions to such Chairman or in the event there is no such Chairman, the full Partner

Management Committee acting by majority vote); or (ii) of the General Partner, in the event that the Class B Shareholders collectively beneficially own securities entitled to vote generally in the election of directors of Och-Ziff representing less than 40% of the total number of votes that may be cast in any such election; provided, however, in the case of each of the foregoing clauses (i) and (ii), that any such determination with respect to distributions to a Partner who is also the Chief Executive Officer or other executive officer of Och-Ziff in respect of such Partner’s Class C Non-Equity Interests shall be made by the compensation committee of the Och-Ziff Board in its sole and absolute discretion after consultation with the Partner Management Committee.

“Class C Non-Equity Interests” means a fractional non-equity share of the Interests in the Partnership that may be issued to a Limited Partner as consideration for the provision of services to the Partnership solely for the purpose of making future allocations of Net Income to such Limited Partner. Class C Non-Equity Interests shall not constitute Common Units or other Units of the Partnership.

“Class D Common Units” has the meaning set forth in Section 3.1(a).

“Class D Limited Partner” has the meaning set forth in Section 3.1(f).

“Class E Common Units” has the meaning set forth in Section 3.1(a).

“Class E Limited Partner” has the meaning set forth in Section 3.1(g).

“Class E Parity Units” means (a) any equity securities in the Partnership or any other entity in the Och-Ziff Group (or any debt or other securities convertible into equity securities of the Operating Group Entities or any other entity in the Och-Ziff Group), in each case other than any Subsidiaries of the Operating Group Entities, that Och-Ziff, the Partnership or any other entity in the Och-Ziff Group may authorize or issue, the terms of which provide that, or otherwise result in, such securities ranking pari passu or senior to the Class E Common Units and (b) any equity securities in any Subsidiary of the Partnership (or any debt or other securities convertible into equity securities of any Subsidiary of the Partnership). For purposes of clause (b), (i) a Subsidiary of the Partnership does not include any OZ Fund, any OZ CLO or any of their respective Subsidiaries and (ii) securities issued by a Subsidiary of the Partnership are not Class E Parity Units to the extent they are issued (A) solely to the Operating Group Entities or any of their wholly-owned Subsidiaries or (B) to satisfy, upon the advice of outside counsel, any regulatory or other legal requirements as contemplated by clause (ii) of Section 9(a) of the Class A Preferred Unit Designation. For the avoidance of doubt, securities described in clause (a) of this definition of Class E Parity Units shall include Class A Common Units, Class D Common Units, Class P Common Units and Class A Restricted Share Units.

“Class E-1 Common Units” has the meaning set forth in Section 3.1(g).

“Class P Common Units” has the meaning set forth in Section 3.1(a).

“Class P Limited Partner” has the meaning set forth in Section 3.1(j).

“Class P Liquidity Event” means (i) a Change of Control, or (ii) a similar event, provided that the holders of other classes of Common Units are participating in the proceeds from such similar event in respect of their Common Units and the PMC Chairman in his sole discretion determines such similar event to be a Class P Liquidity Event.

“Class P Performance Condition” for any Class P Common Unit held by a Class P Limited Partner means that the Total Shareholder Return since the grant date of such Class P Common Unit has equalled or exceeded the Class P Performance Threshold relating to such Class P Common Unit on or after the third anniversary of the grant date of such Class P Common Unit, or such other performance condition as may be specified in such Class P Limited Partner’s Partner Agreement.

“Class P Performance Period” means, with respect to the Class P Common Units issued to any Class P Limited Partner on any grant date, the period ending on the sixth anniversary of such grant date, or such other performance period as may be specified in such Class P Limited Partner’s Partner Agreement.

“Class P Performance Threshold” means, with respect to the Class P Common Units issued to any Class P Limited Partner on any grant date, the required threshold of Total Shareholder Return that must be achieved for a portion of such Class P Common Units to vest, which shall be expressed as a percentage, and set forth in a Partner Agreement of the Class P Limited Partner. With respect to Class P Common Units issued on March 1, 2017, the required Class P Performance Thresholds shall be as follows: (i) the Class P Performance Threshold is 25% for 20% of such Class P Common Units to vest; (ii) the Class P Performance Threshold is 50% for an additional 40% of such Class P Common Units to vest; (iii) the Class P Performance Threshold is 75% for an additional 20% of such Class P Common Units to vest; and (iv) the Class P Performance Threshold is 125% for an additional 20% of such Class P Common Units to vest.

“Class P Service Condition” for any Class P Common Unit held by a Class P Limited Partner means that such Class P Limited Partner has continued in the uninterrupted service of the Operating Group Entities until the third anniversary of the grant date of such Class P Common Unit, or such other service condition as may be specified in such Class P Limited Partner’s Partner Agreement.

“Closing Date” means November 19, 2007.

“Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of any successor law.

“Common Units” means Class A Common Units, Class A-1 Common Units, Class B Common Units, Class D Common Units, Class E Common Units, Class P Common Units and any other class of Units hereafter designated as Common Units by the General Partner, but shall not include the Class C Non-Equity Interests, PSIs or Class A Cumulative Preferred Units.

“Company Securities” means outstanding Class A Shares, Related Securities and Class A-1 Common Units, as applicable.

“Competing Business” means any Person, or distinct portion thereof, that engages in: (a) the alternative asset management business (including, without limitation, any hedge or private equity fund management business) or (b) any other business in which the Och-Ziff Group or any member thereof (1) is actively involved, or (2) in the twelve-month period prior to the relevant Individual Limited Partner’s Withdrawal or Special Withdrawal, planned, developed, or undertook efforts to become actively involved and, in the case of the foregoing clause (b), in which the relevant Individual Limited Partner actively participated or was materially involved or about which the relevant Individual Limited Partner possesses Confidential Information.

“Confidential Information” means the confidential matters and information described in Section 2.12.

“Continuing OZ Person” means, immediately prior to and immediately following any relevant date of determination, (i) an individual who is an executive managing director of the Intermediate Holding Companies (or the equivalent officers at the relevant time) or previously served in such capacity, (ii) any Person in which any one or more of such individuals directly or indirectly, singly or as a group, holds a majority of the voting interests, (iii) any Person that is a family member of such individual or individuals or (iv) any trust, foundation or other estate planning vehicle for which such individual or any descendant of such individual is a trustee, beneficiary, director or other fiduciary, as the case may be.

“Continuing Partners” means the group of Partners comprised of each Individual Original Partner (or, where applicable, his estate or legal or personal representative) who has not Withdrawn, been subject to a Special Withdrawal or breached Section 2.13(b).

“Contributed Property” means each property or other asset, in such form as may be permitted by the Act, but excluding cash, contributed to the Partnership. If the Carrying Value of a Contributed Property is adjusted pursuant to Section 5.2(b)(iii), such property shall no longer constitute a Contributed Property, but shall be deemed an Adjusted Property.

“Control” means, in respect of a Person, the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise. “Controlled by,” “Controls” and “under common Control with” have the correlative meanings.

“Conversion Class D Common Unit” has the meaning set forth in Section 3.1(e).

“Conversion Class E-2 Common Unit” has the meaning set forth in Section 3.1(e).

“Conversion Class E-2 Notice Date” has the meaning set forth in Section 3.1(e)(i).

“Conversion Operating Group E-2 Units” means, collectively, one Conversion Class E-2 Common Unit in each of the Operating Group Entities.

“Covered Person” means (a) the General Partner and its Affiliates and the directors, officers, shareholders, members, partners, employees, representatives and agents of the General Partner and its Affiliates and any Person who was at the time of any act or omission described in Section 2.9 or 2.10 such a Person, and (b) any other Person the General Partner designates as a “Covered Person” for the purposes of this Agreement.

“Damages” has the meaning set forth in Section 2.9(a).

“DCI Plan” means the Och-Ziff Deferred Cash Interest Plan, as amended from time to time.

“Debt Securities” means the Loans (as defined in the Senior Subordinated Loan Agreement) made pursuant to that certain Senior Subordinated Loan Agreement.

“Deferred Cash Distribution” has the meaning set forth in Section 3.1(i)(iv)(A).

“Deferred Cash Interests” shall mean an award made under the DCI Plan.

“Disability” means that a Person is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, as determined by the General Partner with PMC Approval in its sole and absolute discretion and in accordance with applicable law.

“Disabling Conduct” has the meaning set forth in Section 2.9(a).

“Distribution Holiday” means the period commencing on October 1, 2018 and ending on the earlier of (i) 45 days after the last day of the Distribution Holiday Achievement Quarter, and (ii) April 1, 2026.

“Distribution Holiday Achievement Quarter” means the first calendar quarter as of which $600 million or more of Distribution Holiday Economic Income has been realized.

“Distribution Holiday Distribution” means any distribution paid during the period from the Recapitalization Date until the end of the Distribution Holiday and any distribution paid in the calendar quarter in which the Distribution Holiday ends; provided that, (i) if more than $600 million of Distribution Holiday Economic Income has been realized on a cumulative basis during the Distribution Holiday, a portion of any distributions paid with respect to the Distribution Holiday Achievement Quarter may be treated as Distribution Holiday Distributions in an amount not to exceed the product of (x) the amount available to be distributed for such calendar quarter and (y) the fraction derived by dividing (A) $600 million minus the cumulative Distribution Holiday Economic Income realized prior to such calendar quarter by (B) the Economic Income realized during such calendar quarter, and (ii) for the avoidance of doubt, no distribution paid for any calendar quarter following the end of the Distribution Holiday Achievement Quarter shall constitute a Distribution Holiday Distribution.

“Distribution Holiday Economic Income” as of any date means the amount of Economic Income realized during the period between October 1, 2018 and such date by Och-Ziff and its consolidated subsidiaries (including the Operating Group Entities) collectively.

“Drag-Along Purchaser” means, in respect of a Drag-Along Sale, the third-party purchaser or purchasers proposing to acquire the Company Securities to be transferred in such Drag-Along Sale.

“Drag-Along Right” has the meaning set forth in Section 8.6(a).

“Drag-Along Sale” means any proposed transfer (other than a pledge, hypothecation, mortgage or encumbrance) pursuant to a bona fide offer from a Drag-Along Purchaser, in one or a series of related transactions, by any Limited Partner or a group of Limited Partners of Company Securities representing in the aggregate at least 50% of all then-outstanding Company Securities (calculated as if all Related Securities had been converted into, exercised or exchanged for, or repaid with, Class A Shares). For purposes of this definition, each outstanding Class A-1 Common Unit shall be deemed to be a Class A Common Unit.

“Drag-Along Securities” means, with respect to a Limited Partner, that number of Company Securities equal to the product of (A) the total number of Company Securities to be acquired by the Drag-Along Purchaser pursuant to a Drag-Along Sale and (B) a fraction, the numerator of which is the number of Company Securities then held by such Limited Partner and the denominator of which is the total number of Company Securities then held by all Limited Partners (calculated, in the case of both the numerator and denominator, as if all Related Securities held by the relevant Limited Partners had been converted into, exercised or exchanged for, or repaid with, Class A Shares). For purposes of this definition, each outstanding Class A-1 Common Unit shall be deemed to be a Class A Common Unit.

“Drag-Along Sellers” means the Limited Partner or group of Limited Partners proposing to dispose of or sell Company Securities in a Drag-Along Sale in accordance with Section 8.6.

“DSO Parties” means Daniel S. Och and each of his affiliates and Related Trusts that own Class A Common Units.

“Economic Capital Account Balance” means, with respect to a Partner as of any date, the Partner’s Capital Account balance, increased by the Partner’s share of any Partnership Minimum Gain or Partner Nonrecourse Debt Minimum Gain, computed on a hypothetical basis after taking into account all allocations through such date.

“Economic Income” means, for any period, an amount calculated on a consolidated basis for Och-Ziff and its consolidated subsidiaries determined on the basis of economic income, in accordance with the methodology set forth on Exhibit G hereto, applied in a manner consistent with the manner utilized by Och-Ziff to derive economic income in Och-Ziff’s earnings press release for the quarter ended September 30, 2018, minus (a) the amount of any distributions or dividends paid on any Class A Cumulative Preferred Units issued by the Operating Group Entities; minus (b) Permitted Dividends.

“Economic Risk of Loss” has the meaning set forth in Treasury Regulation Section 1.752-2(a).

“Election Notice” has the meaning set forth in Section 3.1(e)(i).

“Eligible Common Units” has the meaning set forth in Section 8.1(b).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, supplemented or restated from time to time and any successor to such statute, and the rules and regulations promulgated thereunder.

“Exchange Agreement” means one or more exchange agreements providing for the exchange of Exchangeable Common Units or Class P Common Units (or other securities issued by the Operating Group Entities) for Class A Shares and/or cash, and the corresponding cancellation of applicable Class B Shares, if any, as such agreements are amended, modified, supplemented or restated from time to time, including the Class A Exchange Agreement.

“Exchange Committee” shall mean, for any Exchange Agreement, the Exchange Committee, as defined in such Exchange Agreement.

“Exchange Date” shall have the meaning ascribed to such term in the Class A Exchange Agreement.

“Exchange Event” has the meaning set forth in Section 8.1(b)(i).

“Exchange Rights Effective Date” has the meaning set forth in Section 8.1(b).

“Exchangeable Common Unit” has the meaning set forth in Section 8.1(b).

“Existing Class D Common Units” means Class D Common Units outstanding immediately prior to March 1, 2017.

“Expense Allocation Agreement” means any agreement entered into among the Operating Group Entities, Och-Ziff and the Intermediate Holding Companies that provides for allocations of certain expense amounts, as such agreement is amended, modified, supplemented or restated from time to time.

“Expense Amount” means any amount allocated to the Partnership pursuant to an Expense Allocation Agreement.

“Expense Amount Distribution” has the meaning set forth in Section 7.4.

“Fair Market Value” means, as of any date, the fair market value of the Partnership at such date, determined by (i) if the Class A Shares are listed on an Applicable Securities Exchange, (1) multiplying (x) the closing price on the Applicable Securities Exchange of one Class A Share on the immediately preceding trading day by (y) the number of Adjusted Class A Shares, subject in each case to any equitable adjustments for stock splits and other capitalization changes, and (2) allocating the product obtained from clause (1) among the Operating Group Entities based on the most recent determination of their relative fair market values and (ii) if the Class A Shares are not listed on an Applicable Securities Exchange, the excess, if any, of (1) the total pre-tax proceeds which would be received by the Partnership if the assets of the Partnership were sold for their fair market value over (2) all outstanding debts and liabilities of the Partnership, in each case as reasonably determined by the General Partner; provided, however, that such determination shall be made with due regard to the value implied by any transaction giving rise to the need for a determination of Fair Market Value.

“First Quarterly Period” means, with respect to any Fiscal Year, the period commencing on and including January 1 and ending on and including March 31 of such Fiscal Year unless and until otherwise determined by the General Partner.

“Fiscal Year” has the meaning set forth in Section 2.6.

“Fourth Quarterly Period” means, with respect to any Fiscal Year, the period commencing on and including January 1 and ending on and including December 31 of such Fiscal Year unless and until otherwise determined by the General Partner.

“General Partner” means the Initial General Partner and any successor general partner admitted to the Partnership in accordance with this Agreement.

“General Release” has the meaning set forth in Section 8.3(g).

“Governance Agreement” means that certain Governance Agreement, dated as of the Recapitalization Date, entered into by and among Och-Ziff, the Intermediate Holding Companies, the Operating Group Entities and Daniel S. Och, as the same may be amended, supplemented, modified or replaced from time to time.

“Governance Articles” has the meaning set forth in Section 10.16.

“incur” means to issue, assume, guarantee, incur or otherwise become liable for.

“Individual Limited Partner” means each of the Limited Partners that is a natural person.

“Individual Original Partner” means each of the Original Partners that is a natural person.

“Initial Class E Grant” has the meaning set forth in Section 3.1(g)(i).

“Initial General Partner” has the meaning set forth in the Preamble to this Agreement.

“Initial Partnership Agreement” has the meaning set forth in the recitals to this Agreement.

“Intellectual Property” means any of the following that are conceived of, developed, reduced to practice, created, modified, or improved by a Partner, either solely or with others, in whole or in part, whether or not in the course of, or as a result of, such Partner carrying out his responsibilities to the Partnership, whether at the place of business of the Partnership or any of its Affiliates or otherwise, and whether on the Partner’s own time or on the time of the Partnership or any of its Affiliates: (i) trademarks, service marks, brand names, certification marks, trade dress, assumed names, trade names, Internet domain names, and all other indications of source or origin, including, without limitation, all registrations and applications to register any of the foregoing; (ii) inventions, discoveries (whether or not patentable or reduced to practice), patents, including, without limitation, design patents and utility patents, provisional applications, reissues, reexaminations, divisions, continuations, continuations-in-part, and extensions thereof, in each case including, without limitation, all applications therefore and equivalent foreign applications and patents corresponding, or claiming priority, thereto; (iii) works of authorship, whether copyrightable or not, copyrights, registrations and applications for copyrights, and all renewals, modifications and extensions thereof, moral rights, and design rights; (iv) computer systems and software; and (v) trade secrets, know-how, and other confidential and protectable information.

“Interest” means a Partner’s interest in the Partnership, including the right of the holder thereof to any and all benefits to which a Partner may be entitled as provided in this Agreement, together with the obligations of a Partner to comply with all of the terms and provisions of this Agreement.

“Intermediate Holding Companies” means Och-Ziff Holding Corporation, a Delaware corporation, Och-Ziff Holding LLC, a Delaware limited liability company, or any other entity that serves as the general partner of (or in a similar capacity to) an Operating Group Entity.

“International Dispute” has the meaning set forth in Section 10.5(a).

“International Partner” means each Individual Limited Partner who either (i) has or had his principal business address outside the United States at the time any International Dispute arises or arose; or (ii) has his principal residence or business address outside of the United States at the time any proceeding with respect to such International Dispute is commenced.

“Investment Company Act” means the Investment Company Act of 1940, as amended, supplemented or restated from time to time and any successor to such statute, and the rules and regulations promulgated thereunder.

“Investor” means any client, shareholder, limited partner, member or other beneficial owner of the Och-Ziff Group, other than holders of Class A Shares solely in their capacity as such shareholders thereof.

“IRS” means the U.S. Internal Revenue Service.

“Issue Date” means, with respect to any Unit, the date on which such Unit was first issued.

“Letter Agreement” has the meaning set forth in the recitals to this Agreement.

“Limited Partner” means each of the Persons from time to time listed as a limited partner in the books and records of the Partnership.

“Liquidating Gains” means any net gain realized in connection with a Sale or an adjustment of Carrying Value of any Partnership asset pursuant to the second sentence of the definition of Carrying Value (in each case, determined by reference to Fair Market Value).

“Liquidator” has the meaning set forth in Section 9.3.

“Majority Economic Interest” means any right or entitlement to receive more than 50% of the equity distributions or partner allocations (whether such right or entitlement results from the ownership of partner or other equity interests, securities, instruments or agreements of any kind) made to all holders of partner or other equity interests in the Operating Group Entities.

“Merger” has the meaning specified in the recitals to this Agreement.

“Merger Agreement” has the meaning specified in the recitals to this Agreement.

“Merger Sub” has the meaning specified in the recitals to this Agreement.

“Minimum Retained Ownership Requirements” has the meaning set forth in Section 8.1(a).

“Net Agreed Value” means, (a) in the case of any Contributed Property, the Agreed Value of such property reduced by any liabilities either assumed by the Partnership upon such contribution or to which such property is subject when contributed, and (b) in the case of any property distributed to a Partner by the Partnership, the fair market value of such property at the time such property is distributed, reduced by any indebtedness either assumed by such Partner upon such distribution or to which such property is subject at the time of distribution, in either case, as determined under Section 752 of the Code.

“Net Income” means, for any taxable year, the excess, if any, of the Partnership’s items of income and gain for such taxable year over the Partnership’s items of loss and deduction for such taxable year. The items included in the calculation of Net Income shall be determined in accordance with Section 5.2(b) and shall not include any items specially allocated under Section 6.1(d).

“Net Loss” means, for any taxable year, the excess, if any, of the Partnership’s items of loss and deduction for such taxable year over the Partnership’s items of income and gain for such taxable year. The items included in the calculation of Net Loss shall be determined in accordance with Section 5.2(b) and shall not include any items specially allocated under Section 6.1(d).

“New Partnership Audit Procedures” means Subchapter C of Chapter 63 of the Code, as modified by Section 1101 of the Bipartisan Budget Act of 2015, Pub. L. No. 114-74, any amended or successor version, Treasury Regulations promulgated thereunder, official interpretations thereof, related notices, or other related administrative guidance.

“Non-Participating Class P Common Units” means all Class P Common Units other than Participating Class P Common Units.

“Nonrecourse Deductions” means any and all items of loss, deduction, or expenditure (including, without limitation, any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(b), are attributable to a Nonrecourse Liability.

“Nonrecourse Liability” has the meaning set forth in Treasury Regulation Section 1.752-1(a)(2).

“Notice” has the meaning set forth in Section 8.6(a).

“Och-Ziff” means Och-Ziff Capital Management Group LLC, a Delaware limited liability company, and any successor thereto.

“Och-Ziff Board” means the Board of Directors of Och-Ziff.

“Och-Ziff Group” means Och-Ziff and its Subsidiaries (including the Operating Group Entities), their respective Affiliates, and any investment funds and accounts managed by any of the foregoing.

“Och-Ziff Incentive Plan” means the Och-Ziff Capital Management Group LLC 2013 Incentive Plan (as amended, modified, supplemented or restated from time to time), or any predecessor or successor plan.

“Och-Ziff LLC Agreement” means the Second Amended and Restated Limited Liability Company Agreement of Och-Ziff, dated November 13, 2007, as amended, modified, supplemented or restated from time to time.

“Operating Group A Unit” means, collectively, one Class A Common Unit in each of the Operating Group Entities.

“Operating Group A-1 Unit” means, collectively, one Class A-1 Common Unit in each of the Operating Group Entities.

“Operating Group D Unit” means, collectively, one Class D Common Unit in each of the Operating Group Entities.

“Operating Group E Unit” means, collectively, one Class E Common Unit in each of the Operating Group Entities.

“Operating Group Entity” means any Person that is directly Controlled by any of the Intermediate Holding Companies.

“Operating Group P Unit” means, collectively, one Class P Common Unit in each of the Operating Group Entities.

“Operating Group Unit” means, collectively, one Common Unit in each of the Operating Group Entities.

“Organizational Documents” means, with respect to any entity, the charter, articles, certificate of incorporation, certificate of formation, certificate of limited partnership, bylaws, limited liability company agreement, operating agreement, limited partnership agreement or other document that governs the business and affairs of such entity, as applicable.

“Original Common Units” means the Common Units held by the Limited Partners as of the Closing Date or, if an Original Partner was admitted after the Closing Date, the Common Units held by such Original Partner upon the date of his admission.

“Original Partners” means, collectively, (i) each Individual Limited Partner that was a Limited Partner as of the Closing Date, (ii) each other Individual Limited Partner designated as an Original Partner in a Partner Agreement, and (iii) the Original Related Trusts; and each, individually, is an “Original Partner.”

“Original Related Trust” means any Related Trust of an Individual Original Partner that was a Limited Partner on the Closing Date.

“OZ CLO” shall have the meaning set forth in the Class A Preferred Unit Designation as of the Recapitalization Date.

“OZ Fund” shall have the meaning set forth in the Class A Preferred Unit Designation as of the Recapitalization Date.

“Participating Class P Common Units” means all Class P Common Units with respect to which the applicable Class P Performance Condition has been satisfied during the Class P Performance Period with respect to such Class P Common Units and the applicable Class P Service Condition has been satisfied or waived.

“Partner” means any Person that is admitted as a general partner or limited partner of the Partnership pursuant to the provisions of this Agreement and named as a general partner or limited partner of the Partnership in the books of the Partnership and includes any Person admitted as an Additional Limited Partner pursuant to the provisions of this Agreement, in each case, in such Person’s capacity as a partner of the Partnership.

“Partner Agreement” means, with respect to one or more Partners, any separate written agreement entered into between such Partner(s) and the Partnership or one of its Affiliates regarding the rights and obligations of such Partner(s) with respect to the Partnership or such Affiliate, as amended, modified, supplemented or restated from time to time.

“Partner Management Committee” has the meaning set forth in Section 4.2(a).

“Partner Nonrecourse Debt” has the meaning set forth in Treasury Regulation Section 1.704-2(b)(4).

“Partner Nonrecourse Debt Minimum Gain” has the meaning set forth in Treasury Regulation Section 1.704-2(i)(2).

“Partner Nonrecourse Deductions” means any and all items of loss, deduction or expenditure (including, without limitation, any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(i), are attributable to a Partner Nonrecourse Debt.

“Partner Performance Committee” has the meaning set forth in Section 4.3(a).

“Partnership” has the meaning set forth in the Preamble to this Agreement.

“Partnership Minimum Gain” means that amount determined in accordance with the principles of Treasury Regulation Section 1.704-2(d).

“Partnership Representative” has the meaning set forth in Section 4.6(d).

“Percentage Interest” means, as of any date of determination, (a) as to each Common Unit (other than Non-Participating Class P Common Units and Class A-1 Common Units), the percentage such Common Unit represents of all such outstanding Common Units (other than Non-Participating Class P Common Units and Class A-1 Common Units), as such Percentage Interest per Common Unit is reduced to take into account the Percentage Interests attributable to other Units such that the sum of the Percentage Interests of all Common Units and other Units is 100%; (b) as to any Non-Participating Class P Common Units or Class A-1 Common Units, zero; (c) as to any PSIs, the aggregate PSI Percentage Interest with respect to such PSIs; and (d) as to any other Units, the percentage established for such Units by the General Partner as a part of such issuance, which percentage could be zero. References in this definition to a Partner’s Common Units, PSIs or other Units shall refer to all vested or unvested Common Units, PSIs or other Units of such Partner.

“Permitted Dividends” shall have the meaning set forth in the Class A Preferred Unit Designation as of the Recapitalization Date.

“Permitted RSU Settlements” shall have the meaning set forth in the Class A Preferred Unit Designation as of the Recapitalization Date.

“Permitted Transferee” means, with respect to each Limited Partner and his Permitted Transferees, (a) a Charitable Institution (as defined below) Controlled by such Partner, (b) a trust (whether inter vivos or testamentary) or other estate planning vehicle, all of the current beneficiaries and presumptive remaindermen (as defined below) of which are lineal descendents (as defined below) of such Partner and his spouse, (c) a corporation, limited liability company or partnership, of which all of the outstanding shares of capital stock or interests therein are owned by no one other than such Partner, his spouse and his lineal descendents and (d) a legal or personal representative of such Partner in the event of his Disability. For purposes of this definition: (i) “lineal descendants” shall not include natural persons adopted after attaining the age of eighteen (18) years and such adopted Person’s descendants; (ii) “Charitable Institution” shall refer to an organization described in section 501(c)(3) of the Code (or any corresponding provision of a future United States Internal Revenue law) which is exempt from income taxation under section 501(a) thereof; and (iii) “presumptive remaindermen” shall refer to those Persons entitled to a share of a trust’s assets if it were then to terminate.

“Person” means a natural person or a corporation, limited liability company, firm, partnership, joint venture, trust, estate, unincorporated organization, association (including any group, organization, co-tenancy, plan, board, council or committee), governmental entity or other entity (or series thereof).

“PMC Approval” means the prior written approval of (a) Daniel S. Och or any successor as Chairman of the Partner Management Committee or (b) if there is no such Chairman, by majority vote of the Partner Management Committee; provided, however, that “PMC Approval” shall mean the prior written approval by majority vote of the Partner Management Committee in the case of Transfers (and waivers of the requirements thereof), vesting requirements, the Minimum Retained Ownership Requirements, and the determination described in the definition of “Reallocation Date,” each by or with respect to the Chairman of the Partner Management Committee.

“PMC Chairman” means (a) the Chairman of the Partner Management Committee or (b) if there is no such Chairman, the Partner Management Committee acting by majority vote in accordance with Section 4.2.

“Post-Recap Class A Units” means the Class A Common Units that were outstanding on the Recapitalization Date, immediately following the Merger.

“Potential Tag-Along Seller” means each Limited Partner not constituting a Tag-Along Seller.

“Presumed Tax Liability” means, with respect to the Capital Account of any Partner for any Quarterly Period, an amount equal to the product of (x) the amount of taxable income that, in the good faith judgment of the General Partner, would have been allocated to such Partner in respect of such Partner’s Units if allocations pursuant to the provisions of Article VI hereof were made in respect of such Quarterly Period and (y) the Presumed Tax Rate as of the end of such Quarterly Period.

“Presumed Tax Rate” means the effective combined federal, state and local income tax rate applicable to either a natural person or corporation, whichever is higher, residing in New York, New York, taxable at the highest marginal federal income tax rate and the highest marginal New York State and New York City income tax rates (taking into account the character of the income) and, if applicable, after giving effect to the greatest extent possible to the federal income tax deduction for such state and local income taxes and taking into account the effects of Sections 67 and 68 of the Code (or successor provisions thereto).

“Prior Distributions” means distributions made to the Partners pursuant to Section 7.1 or 7.3.

“Prior Partnership Agreement” has the meaning set forth in the recitals to this Agreement.

“PSI” has the meaning set forth in Section 3.1(i) with respect to the Partnership and the corresponding interests in each other Operating Group Entity with respect to such Operating Group Entity.

“PSI Cash Distribution” has the meaning set forth in Section 3.1(i)(iv)(A).

“PSI Cash Percentage” means the percentage of any PSI Distribution paid in the form of PSI Cash Distributions (other than Deferred Cash Interests).

“PSI Class D Unit Distribution” has the meaning set forth in Section 3.1(i)(iv)(B).

“PSI Distribution” has the meaning set forth in Section 3.1(i)(ii).

“PSI Limited Partner” has the meaning set forth in Section 3.1(i).

“PSI Liquidity Event” means (i) a Change of Control, or (ii) a similar event, provided in each case that the holders of Common Units are participating in the proceeds from such event in respect of their Common Units and the PMC Chairman in his sole discretion determines such event to be a PSI Liquidity Event.

“PSI Number” means the number of PSIs held by a PSI Limited Partner in each Operating Group Entity as of the first day of any Fiscal Year or, if later, the first day during such Fiscal Year on which the PSI Limited Partner held PSIs (as such number of PSIs are increased or reduced in accordance with the terms of this Agreement or any applicable Partner Agreement); in each case, subject to any equitable adjustments for stock splits and other capitalization changes.

“PSI Percentage Interest” means, with respect to any PSI as of any date of determination, (a) solely for purposes of allocations under Article VI (other than Section 6.1(d)(v)) and distributions under Article VII for any Fiscal Year, a percentage equal to the product of (i) the PSI Cash Percentage applicable to such PSI and (ii) the Percentage Interest attributable to one Common Unit (other than Non-Participating Class P Common Units and Class A-1 Common Units) as of such date; and (b) for all other purposes, a percentage equal to the Percentage Interest attributable to one such Common Unit as of such date.

“Quarterly Period” means any of the First Quarterly Period, the Second Quarterly Period, the Third Quarterly Period and the Fourth Quarterly Period; provided, however, that if there is a change in the periods applicable to payments of estimated federal income taxes by natural persons, then the Quarterly Period determinations hereunder shall change correspondingly such that the Partnership is required to make periodic Tax Distributions under Section 7.3 at the times and in the amounts sufficient to enable a Partner to satisfy such payments in full with respect to amounts allocated pursuant to the provisions of Article VI (other than Section 6.2(d)), treating the Partner’s Presumed Tax Liability with respect to the relevant Quarterly Period (as such Quarterly Period is changed as provided above) as the amount of the Partner’s actual liability for the payment of estimated federal income taxes with respect to such Quarterly Period (as so changed).

“Reallocation Date” means, as to the Common Units (including all distributions received thereon after the relevant date of Withdrawal) to be reallocated to the Continuing Partners pursuant to Section 2.13(g), Section 8.3(a) or Section 8.7 or any Partner Agreement, the date determined with PMC Approval.

“Recapitalization” means the transactions effected on the Recapitalization Date, including the Merger, pursuant to the Letter Agreement and the agreements implementing the transactions contemplated therein.

“Recapitalization Date” has the meaning set forth in the Preamble to this Agreement.

“Recapitalization Units” means the Class A Common Units, Class A-1 Common Units and Class B Common Units outstanding immediately following the Recapitalization.

“Recapitalization Value” means the Fair Market Value of the Partnership on the Recapitalization Date.

“Reference Price” for a Class P Common Unit means the Average Share Price for the calendar month prior to the month in which the grant date of the Class P Common Unit occurred; provided that (i) for any Class P Common Units granted on March 1, 2017, the Reference Price shall be the Average Share Price for January 2017, and (ii) a Class P Limited Partner’s Partner Agreement may specify any other Reference Price for such Class P Common Unit.

“Registration Rights Agreement” means one or more Registration Rights Agreements providing for the registration of Class A Shares entered into among Och-Ziff and certain holders of Units, as amended, modified, supplemented or restated from time to time.

“Related Security” means any security convertible into, exercisable or exchangeable for or repayable with Class A Shares (or the cash value thereof) including, without limitation, any Class A Common Units, Class D Common Units, Class E Common Units, Participating Class P Common Units or other Class P Common Units deemed to be Participating Class P Common Units to the extent provided in Section 3.1(j), in each case that may be exchangeable for Class A Shares pursuant to the Exchange Agreement.

“Related Trust” means, in respect of any Individual Limited Partner, any other Limited Partner that is an estate, family limited liability company, family limited partnership of such Individual Limited Partner, a trust the grantor of which is such Individual Limited Partner, or any other estate planning vehicle or family member relating to such Individual Limited Partner.

“Related Trust Supplementary Agreement” means, in respect of any Original Related Trust, the Supplementary Agreement to which such Original Related Trust is a party.

“Required Allocations” means (a) any limitation imposed on any allocation of Net Loss under Section 6.1(b) and (b) any allocation of an item of income, gain, loss or deduction pursuant to Section 6.1(d)(i) - (viii).

“Residual Gain” or “Residual Loss” means any item of gain or loss, as the case may be, of the Partnership recognized for federal income tax purposes resulting from a sale, exchange or other disposition of a Contributed Property or Adjusted Property, to the extent such item of gain or loss is not allocated pursuant to Section 6.2(b)(i)(A) or 6.2(b)(ii), respectively, to eliminate Book-Tax Disparities.

“Restricted Period” means, with respect to any Partner, the period commencing on the later of the date of the Prior Partnership Agreement and the date of such Partner’s admission to the Partnership, and concluding on the last day of the 24-month period immediately following the date of Special Withdrawal or Withdrawal of such Partner.

“Retirement” of an Active Individual LP means a Withdrawal pursuant to clause (C) of Section 8.3(a)(i) (Resignation) after ten consecutive calendar years of service as an Active Individual LP or an employee of the Partnership or its Affiliates, provided that the Active Individual LP is over 55 years of age as of the effective date of such Withdrawal.

“Rules” has the meaning set forth in Section 10.5(a).

“Sale” means a sale of all or substantially all of the assets of the Partnership.

“Second Quarterly Period” means, with respect to any Fiscal Year, the period commencing on and including January 1 and ending on and including May 31 of such Fiscal Year, unless and until otherwise determined by the General Partner.

“Securities Act” means the Securities Act of 1933, as amended, supplemented or restated from time to time and any successor to such statute, and the rules and regulations promulgated thereunder.

“Senior Subordinated Loan Agreement” means that certain Senior Subordinated Term Loan and Guaranty Agreement, dated as of the Recapitalization Date, among the Operating Group Entities, as borrowers and guarantors, the other guarantors from time to time party thereto, Wilmington Trust, National Association, as administrative agent, and the other parties thereto, as amended, modified or supplemented from time to time; provided, that for purposes of any defined terms set forth herein that reference the corresponding defined terms in the Senior Subordinated Loan Agreement, references to the “Borrower” shall mean the Partnership and “Credit Parties” shall mean Och-Ziff, the Operating Group Entities and their respective Subsidiaries for purposes of this Agreement.

“Special Withdrawal” (a) in respect of an Individual Limited Partner, has the meaning set forth in Section 8.3(b), and (b) in respect of any Related Trust, means the Special Withdrawal of such Related Trust in accordance with Section 8.3(b).

“Subsequent Related Trust” means, in respect of an Original Related Trust of an Individual Original Partner, the Related Trust of such Individual Original Partner to which the Interest of such Original Related Trust shall be Transferred in accordance with its Related Trust Supplementary Agreement.

“Subsidiary” means, with respect to any Person, as of any date of determination, any other Person as to which such Person owns, directly or indirectly, or otherwise Controls more than 50% of the voting shares or other similar interests or a general partner interest or managing member or similar interest of such Person.

“Substitute Limited Partner” means each Person who acquires an Interest of any Limited Partner in connection with a Transfer by a Limited Partner whose admission as a Limited Partner is approved by the General Partner.

“Supplementary Agreement” means, with respect to one or more Limited Partners, any supplementary agreement entered into prior to the date of the Prior Partnership Agreement between the Partnership and such Limited Partners regarding their rights and obligations with respect to the Partnership, as the same may be amended, supplemented, modified or replaced from time to time.

“Tag-Along Offer” has the meaning set forth in Section 8.5(b).

“Tag-Along Purchaser” means, in respect of a Tag-Along Sale, the Person or group of Persons proposing to acquire the Class A Shares and/or Class A Common Units to be transferred in such Tag-Along Sale.

“Tag-Along Sale” means any transfer (other than a pledge, hypothecation, mortgage or encumbrance), in one or a series of related transactions, by any Limited Partner or group of Limited Partners to a single Person or group of Persons (other than Related Trusts or Permitted Transferees of such Limited Partners) pursuant to any transaction exempt from registration under the Securities Act and any similar applicable state securities laws of Class A Shares and/or Class A Common Units representing in the aggregate at least 5% of the Class A Shares (calculated as if all Class A Common Units held by each Limited Partner had been exchanged for Class A Shares) then held by all of the Limited Partners, but only in the event that (i) such Person or group of Persons to which such transfer is made is a strategic buyer, or (ii) the Limited Partners participating in such transfer include Daniel S. Och or any of his Related Trusts. For the avoidance of doubt, sales of Class A Shares pursuant to the provisions of Rule 144 shall not constitute a Tag-Along Sale or any part thereof.

“Tag-Along Securities” means, with respect to a Potential Tag-Along Seller, such number of Class A Shares and/or vested and unvested Class A Common Units, as applicable, equal to the product of (i) the total number of Class A Shares (assuming the exchange for Class A Shares of any vested and unvested Class A Common Units) to be acquired by the Tag-Along Purchaser in a Tag-Along Sale and (ii) a fraction, the numerator of which is the total number of Class A Shares (assuming the exchange for Class A Shares of any vested and unvested Class A Common Units) then held by such Potential Tag-Along Seller and the denominator of which is the total number of Class A Shares (assuming the exchange for Class A Shares of any vested and unvested Class A Common Units) then held by all Limited Partners. If any other Potential Tag-Along Sellers do not accept the Tag-Along Offer, the foregoing shall also include each accepting Potential Tag-Along Seller’s pro rata share of the non-accepting Potential Tag-Along Sellers’ Class A Shares and/or vested and unvested Class A Common Units, determined as set forth in the preceding sentence.

“Tag-Along Seller” has the meaning set forth in Section 8.5(b).

“Tax Distributions” has the meaning set forth in Section 7.3.

“Tax Matters Partner” means the Person designated as such in Section 4.6(c).

“Tax Receivable Agreement” means the Tax Receivable Agreement entered into by and among Och-Ziff, the Intermediate Holding Companies, the Operating Group Entities and each partner of any Operating Group Entity, as the same may be amended, supplemented, modified or replaced from time to time.

“Third Quarterly Period” means, with respect to any Fiscal Year, the period commencing on and including January 1 and ending on and including August 31 of such Fiscal Year, unless and until otherwise determined by the General Partner.

“Threshold Value” means, (i) with respect to Existing Class D Common Units, the Fair Market Value of the Partnership on February 28, 2017, (ii) with respect to Class A Common Units and Class E Common Units outstanding immediately following the Recapitalization, the Recapitalization Value, and (iii) with respect to any other Units, the Fair Market Value of the Partnership immediately prior to the Issue Date(s) of such Units.

“Total Shareholder Return” for a Class P Common Unit as of any date means (i) a fraction, the numerator of which is the sum of (A) the increase in the Average Share Price for the previous 30 trading days compared to the Reference Price as of the grant date of such Class P Common Unit and (B) the aggregate amount of distributions per Class A Share made by Och-Ziff during the same period, and the denominator of which is the Reference Price, or (ii) as otherwise set forth in a Partner Agreement; in each case, subject to any equitable adjustments for stock splits and other capitalization changes including, without limitation, the reverse stock split of the Class A Shares and Class B Shares of Och-Ziff that was effective as of January 3, 2019. The “Total Shareholder Return” for any Class P Common Unit shall not take into account more than $4.00 (subject to any equitable adjustments for stock splits and other capitalization changes) of aggregate distributions per Class A Share made by Och-Ziff during the period beginning on the Recapitalization Date until the end of the Distribution Holiday.

“Transfer” means, with respect to any Interest, any sale, exchange, assignment, pledge, hypothecation, bequeath, creation of an encumbrance, or any other transfer or disposition of any kind, whether voluntary or involuntary, of such Interest. “Transferred” shall have a correlative meaning.

“Transfer Agent” means, with respect to any class of Units or the Class C Non-Equity Interests, such bank, trust company or other Person (including the Partnership or one of its Affiliates) as shall be appointed from time to time by the Partnership to act as registrar and transfer agent for such class of Units or the Class C Non-Equity Interests; provided, however, that if no Transfer Agent is specifically designated for such class of Units or the Class C Non-Equity Interests, the Partnership shall act in such capacity.

“Transition Date” shall have the meaning ascribed to such term in the Governance Agreement.

“Treasury Regulations” means the regulations, including temporary regulations, promulgated under the Code, as amended from time to time, or any federal income tax regulations promulgated after the date of this Agreement. A reference to a specific Treasury Regulation refers not only to such specific Treasury Regulation but also to any corresponding provision of any federal tax regulation enacted after the date of this Agreement, as such specific Treasury Regulation or corresponding provision is in effect and applicable on the date of application of the provisions of this Agreement containing such reference.

“Unit” means a fractional share of the Interests in the Partnership that entitles the holder thereof to such benefits as are specified in this Agreement or any Unit Designation and shall include the Common Units and PSIs but not the Class C Non-Equity Interests.

“Unit Designation” has the meaning set forth in Section 3.2(b).

“Voting Holiday Proxy” has the meaning set forth in Section 3.1(n)(iv)(A).

“Withdrawal” (a) in respect of an Individual Limited Partner, has the meaning set forth in Section 8.3(a), and (b) in respect of any Related Trust, means the Withdrawal of such Related Trust in accordance with Section 8.3(a). “Withdrawn” has the correlative meaning.

ARTICLE II

GENERAL PROVISIONS

Section 2.1 Continuation of Limited Partnership. The parties to this Agreement hereby agree to continue the Partnership, which was formed pursuant to and in accordance with the provisions of the Act, and in accordance with the further terms and provisions of this Agreement.

Section 2.2 Partnership Name. The name of the Partnership is “OZ Advisors II LP.” The name of the Partnership may be changed from time to time by the General Partner.

Section 2.3 Registered Office, Registered Agent. The Partnership shall maintain a registered office in the State of Delaware at, and the name and address of the Partnership’s registered agent in the State of Delaware is, National Corporate Research, Ltd., 615 South DuPont Highway, Dover, Delaware 19901. Such office and such agent may be changed from time to time by the General Partner.

Section 2.4 Certificates. Any Person authorized by the General Partner shall execute, deliver and file any amendment to or restatements of the Certificate of Limited Partnership and any other certificates (and any amendments and/or restatements thereof) necessary for the Partnership to qualify to do business in a jurisdiction in which the Partnership may wish to conduct business.

Section 2.5 Nature of Business; Permitted Powers. The purposes of the Partnership shall be to engage in any lawful act or activity for which limited partnerships may be formed under the Act.

Section 2.6 Fiscal Year. Unless and until otherwise determined by the General Partner in its sole and absolute discretion, the fiscal year of the Partnership for federal income tax purposes shall, except as otherwise required in accordance with the Code, end on December 31 of each year (each, a “Fiscal Year”).

Section 2.7        Perpetual Existence. The Partnership shall have a perpetual existence unless dissolved in accordance with the provisions of Article IX of this Agreement.

Section 2.8        Limitation on Partner Liability. Except as otherwise expressly required by law, the debts, obligations and liabilities of the Partnership, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Partnership, and no Partner shall be obligated personally for any such debt, obligation or liability of the Partnership solely by reason of being a Partner. No Partner shall have any obligation to restore any negative or deficit balance in its Capital Account, including any negative or deficit balance in its Capital Account upon liquidation and dissolution of the Partnership. For federal income tax purposes, the rules of Treasury Regulation Section 1.752-3 shall apply to determine a Partner’s share of any debt or obligation the terms of which provide that, in respect of the Partnership, the creditor has recourse only to the Partnership and its assets and not to any Partner.

Section 2.9       Indemnification.

(a)        To the fullest extent permitted by applicable law, each Covered Person shall be indemnified and held harmless by the Partnership for and from any liabilities, demands, claims, actions or causes of action, regulatory, legislative or judicial proceedings or investigations, assessments, levies, judgments, fines, amounts paid in settlement, losses, fees, penalties, damages, costs and expenses, including, without limitation, reasonable attorneys’, accountants’, investigators’, and experts’ fees and expenses and interest on any of the foregoing (collectively, “Damages”) sustained or incurred by such Covered Person by reason of any act performed or omitted by such Covered Person or by any other Covered Person in connection with the affairs of the Partnership or the General Partner unless such act or omission constitutes fraud, gross negligence or willful misconduct (the “Disabling Conduct”); provided, however, that any indemnity under this Section 2.9 shall be provided out of and to the extent of Partnership assets only, and no Limited Partner or any Affiliate of any Limited Partner shall have any personal liability on account thereof. The right of indemnification pursuant to this Section 2.9 shall include the right of a Covered Person to have paid on his behalf, or be reimbursed by the Partnership for, the reasonable expenses incurred by such Covered Person with respect to any Damages, in each case in advance of a final disposition of any action, suit or proceeding, including expenses incurred in collecting such amounts from the Partnership; provided, however, that such Covered Person shall have given a written undertaking to reimburse the Partnership in the event it is subsequently determined that he is not entitled to such indemnification.

(b)        The right of any Covered Person to the indemnification provided herein (i) shall be cumulative of, and in addition to, any and all rights to which such Covered Person may otherwise be entitled by contract or as a matter of law or equity, (ii) in the case of Covered Persons that are Partners, shall continue as to such Covered Person after any Withdrawal or Special Withdrawal of such Partner and after he has ceased to be a Partner, and (iii) shall extend to such Covered Person’s successors, assigns and legal representatives.

(c)        The termination of any action, suit or proceeding relating to or involving a Covered Person by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that such Covered Person committed an act or omission that constitutes Disabling Conduct.

(d) For purposes of this Agreement, no action or failure to act on the part of any Covered Person in connection with the management or conduct of the business and affairs of such Covered Person and other activities of such Covered Person which involve a conflict of interest with the Partnership, any other Person in which the Partnership has a direct or indirect interest or any Partner (or any of their respective Affiliates) or in which such Covered Person realizes a profit or has an interest shall constitute, per se, Disabling Conduct.

Section 2.10 Exculpation.

(a) To the fullest extent permitted by applicable law, no Covered Person shall be liable to the Partnership or any Partner or any Affiliate of any Partner for any Damages incurred by reason of any act performed or omitted by such Covered Person unless such act or omission constitutes Disabling Conduct. In addition, no Covered Person shall be liable to the Partnership, any other Person in which the Partnership has a direct or indirect interest or any Partner (or any Affiliate thereof) for any action taken or omitted to be taken by any other Covered Person.

(b) A Covered Person shall be fully protected in relying upon the records of the Partnership and upon such information, opinions, reports or statements presented to the Partnership by any Person (other than such Covered Person) as to matters the Covered Person reasonably believes are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Partnership, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits, losses, or any other facts pertinent to the existence and amount of assets from which distributions to Partners might properly be paid.

(c) The right of any Partner that is a Covered Person to the exculpation provided in this Section 2.10 shall continue as to such Covered Person after any Withdrawal or Special Withdrawal of such Partner and after he has ceased to be a Partner.

(d) The General Partner may consult with legal counsel and accountants and any act or omission suffered or taken by the General Partner on behalf of the Partnership in reliance upon and in accordance with the advice of such counsel or accountants will be full justification for any such act or omission, and the General Partner will be fully protected in so acting or omitting to act so long as such counsel or accountants were selected with reasonable care.

Section 2.11 Fiduciary Duty.

(a) To the extent that, at law or in equity, a Covered Person has duties (including fiduciary duties) and liabilities relating to the Partnership or to any Limited Partner or any Affiliate of any Limited Partner (or other Person with any equity interest in the Partnership) or other Person bound by (or having rights pursuant to) the terms of this Agreement, a Covered Person acting pursuant to the terms, conditions and limitations of this Agreement shall not be liable to the Partnership or to any Limited Partner or any Affiliate of any Limited Partner (or other Person) for its reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they expand or restrict the duties and liabilities of a Covered Person otherwise existing at law or equity, are agreed by the Partners (and any other Person bound by or having rights pursuant to this Agreement) to modify to that extent such other duties and liabilities of the Covered Person to the extent permitted by law.

(b) Notwithstanding anything to the contrary in the Agreement or under applicable law, whenever in this Agreement the General Partner is permitted or required to make a decision or take an action or omit to do any of the foregoing acting solely in its capacity as the General Partner, the General Partner shall, except where an express standard is set forth, be entitled to make such decision in its sole and absolute discretion (and the words “in its sole and absolute discretion” should be deemed inserted therefor in each case in association with the words “General Partner,” whether or not the words “sole and absolute discretion” are actually included in the specific provisions of this Agreement), and in so acting in its sole and absolute discretion the General Partner shall be entitled to consider only such interests and factors as it desires, including its own interests, and shall have no duty or obligation to give any consideration to any interest of or factors affecting the Partnership, any of the Partnership’s Affiliates, any Limited Partner or any other Person. To the fullest extent permitted by applicable law, if pursuant to this Agreement the General Partner, acting solely in its capacity as the General Partner, is permitted or required to make a decision in its “good faith” or under another express standard, the General Partner shall act under such express standard and shall not be subject to any other or different standard imposed by this Agreement or other applicable law.

Section 2.12 Confidentiality; Intellectual Property.

(a) Confidentiality. Each Partner acknowledges and agrees that the information contained in the books and records of the Partnership is confidential and, except in the course of such Partner performing such duties as are necessary for the Partnership and its Affiliates, as required by law or legal process or to enforce the terms of this Agreement, at all times such Partner shall keep and retain in the strictest confidence and shall not disclose to any Person any confidential matters of the Partnership or any Person included within the Och-Ziff Group and their respective Affiliates and successors and the other Partners, including, without limitation, the identity of any Investors, confidential information concerning the Partnership, any Person included within the Och-Ziff Group and their respective Affiliates and successors, the General Partner, the other Partners and any fund, account or investment managed by any Person included within the Och-Ziff Group, including marketing, investment, performance data, fund management, credit and financial information, and other business or personal affairs of the Partnership, any Person included within the Och-Ziff Group and their respective Affiliates and successors, the General Partner, the other Partners and any fund, account or investment managed directly or indirectly by any Person included within the Och-Ziff Group learned by the Partner heretofore or hereafter. This Section 2.12(a) shall not apply to (i) any information that has been made publicly available by the Partnership or any of its Affiliates or becomes public knowledge (except as a result of an act of any Partner in violation of this Agreement), (ii) the disclosure of information to the extent necessary for a Partner to prepare and file his tax returns, to respond to any inquiries regarding the same from any taxing authority or to prosecute or defend any action, proceeding or audit by any taxing authority with respect to such returns or (iii) the disclosure of information with the prior written consent of the General Partner. Notwithstanding anything to the contrary herein, each Partner (and each employee, representative or other agent of such Partner) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of (x) the Partnership and (y) any of its transactions, and all materials of any kind (including opinions or other tax analyses) that are provided to the Partners relating to such tax treatment and tax structure. In addition, nothing in this Agreement or any policies, rules and regulations of OZ Management LP, or any other agreement between a Limited Partner and any member of the Och-Ziff Group prohibits or restricts the Limited Partner from initiating communications with, or responding to any inquiry from, any regulatory or supervisory authority regarding any good faith concerns about possible violations of law or regulation.

(b) Intellectual Property. (i) Each Partner acknowledges and agrees that the Intellectual Property shall be the sole and exclusive property of the Partnership and such Partner shall have no right, title, or interest in or to the Intellectual Property.

(ii) All copyrightable material included in the Intellectual Property shall be deemed a “work made for hire” under the applicable copyright law, to the maximum extent permitted under such applicable copyright law, and ownership of all rights therein shall vest in the Partnership. To the extent that a Partner may retain any interest in any Intellectual Property by operation of law or otherwise, such Partner hereby assigns and transfers to the Partnership his or her entire right, title and interest in and to all such Intellectual Property.

(iii) Each Partner hereby covenants and binds himself and his successors, assigns, and legal representatives to cooperate fully and promptly with the Partnership and its designee, successors, and assigns, at the Partnership’s reasonable expense, and to do all acts necessary or requested by the Partnership and its designee, successors, and assigns, to secure, maintain, enforce, and defend the Partnership’s rights in the Intellectual Property. Each Partner further agrees, and binds himself and his successors, assigns, and legal representatives, to cooperate fully and assist the Partnership in every way possible in the application for, or prosecution of, all rights pertaining to the Intellectual Property.

(c) If a Partner commits a breach, or threatens to commit a breach, of any of the provisions of Section 2.12(a) or Section 2.12(b), the General Partner shall have the right and remedy to have the provisions of such Section specifically enforced by injunctive relief or otherwise by any court of competent jurisdiction without the need to post any bond or other security, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to the Partnership, the other Partners, any Person included within the Och-Ziff Group, and the investments, accounts and funds managed by Persons included within the Och-Ziff Group and that money damages alone shall not provide an adequate remedy to such Persons. Such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available at law or in equity.

Section 2.13 Non-Competition; Non-Solicitation; Non-Disparagement; Non-Interference; and Remedies.

(a) Each Individual Limited Partner acknowledges and agrees, in connection with such Individual Limited Partner’s participation in the Partnership on the terms described in the Prior Partnership Agreement and this amendment and restatement of the terms of the Prior Partnership

Agreement or, in the case of an Individual Limited Partner admitted to the Partnership subsequent to the date of the Prior Partnership Agreement, on the terms described herein and in such Individual Limited Partner’s Partner Agreement, if any, that: (i) the alternative asset management business (including, without limitation, for purposes of this paragraph, any hedge or private equity fund management business) is intensely competitive, (ii) such Partner, for the benefit of and on behalf of the Partnership in his capacity as a Partner, has developed, and will continue to develop and have access to and knowledge of, Confidential Information (including, but not limited to, material non-public information of the Och-Ziff Group and its Investors), (iii) the direct or indirect use of any such information for the benefit of, or disclosure of any such information to, any existing or potential competitors of the Och-Ziff Group would place the Och-Ziff Group at a competitive disadvantage and would do damage to the Och-Ziff Group, (iv) such Partner, for the benefit of and on behalf of the Partnership in his capacity as a Partner, has developed relationships with Investors and counterparties through investment by and resources of the Och-Ziff Group, while a Limited Partner of the Partnership, (v) such Partner, for the benefit of and on behalf of the Partnership in his capacity as a Partner, may continue to develop relationships with Investors and counterparties, through investment by and resources of the Och-Ziff Group, while a Limited Partner of the Partnership, (vi) such Partner engaging in any of the activities prohibited by this Section 2.13 would constitute improper appropriation and/or use of the Och-Ziff Group’s Confidential Information and/or Investor and counterparty relationships, (vii) such Partner’s association with the Och-Ziff Group has been critical, and such Partner’s association with the Och-Ziff Group is expected to continue to be critical, to the success of the Och-Ziff Group, (viii) the services to be rendered, and relationships developed, for the benefit of and on behalf of the Partnership in his capacity as a Partner, are of a special and unique character, (ix) the Och-Ziff Group conducts the alternative asset management business throughout the world, (x) the non-competition and other restrictive covenants and agreements set forth in this Agreement are fair and reasonable, and (xi) in light of the foregoing and of such Partner’s education, skills, abilities and financial resources, such Partner acknowledges and agrees that such Partner will not assert, and it should not be considered, that enforcement of any of the covenants set forth in this Section 2.13 would prevent such Partner from earning a living or otherwise are void, voidable or unenforceable or should be voided or held unenforceable.

(b) During the Restricted Period, each Individual Limited Partner will not, directly or indirectly, either on his own behalf or on behalf of or with any other Person:

(i) without the prior written consent of the General Partner, (A) engage or otherwise participate in any manner or fashion in any Competing Business, (B) render any services to any Competing Business, or (C) acquire a financial interest in or become actively involved with any Competing Business (other than as a passive investor holding less than 2% of the issued and outstanding stock of public companies); or

(ii) in any manner solicit or induce any of the Och-Ziff Group’s current or prospective Investors to (A) terminate (or diminish in any material respect) his investments with the Och-Ziff Group for the purpose of associating or doing business with any Competing Business, or otherwise encourage such Investors to terminate (or diminish in any respect) his investments with the Och-Ziff Group for any other reason or (B) invest in or otherwise participate in or support any Competing Business.

(c) During the Restricted Period, each Individual Limited Partner will not, directly or indirectly, either on his own behalf or on behalf of or with any other Person:

(i) in any manner solicit or induce any of the Och-Ziff Group’s current, former or prospective financing sources, capital market intermediaries, consultants, suppliers, partners or other counterparties to terminate (or diminish in any material respect) his relationship with the Och-Ziff Group for the purpose of associating with any Competing Business, or otherwise encourage such financing sources, capital market intermediaries, consultants, suppliers, partners or other counterparties to terminate (or diminish in any respect) his relationship with the Och-Ziff Group for any other reason; or

(ii) in any manner interfere with the Och-Ziff Group’s business relationship with any Investors, financing sources, capital market intermediaries, consultants, suppliers, partners or other counterparties.

(d) During the Restricted Period, each Individual Limited Partner will not, directly or indirectly, either on his own behalf or on behalf of or with any other Person, in any manner solicit any of the owners, members, partners, directors, officers or employees of any member of the Och-Ziff Group to terminate their relationship or employment with the applicable member of the Och-Ziff Group, or hire any such Person (i) who is employed at the time of such solicitation by any member of the Och-Ziff Group, (ii) who is or was once an owner, member, partner, director, officer or employee of any member of the Och-Ziff Group as of the date of Special Withdrawal or Withdrawal of such Partner, or (iii) whose employment or relationship with any such member of the Och-Ziff Group terminated within the 24-month period prior to the date of Special Withdrawal or Withdrawal of such Partner or thereafter. Additionally, the Partner may not solicit or encourage to cease to work with any member of the Och-Ziff Group any consultant, agent or adviser that the Partner knows or should know is under contract with any member of the Och-Ziff Group.

(e) During the Restricted Period and at all times thereafter, each Individual Limited Partner will not, directly or indirectly, make, or cause to be made, any written or oral statement, observation, or opinion disparaging the business or reputation of the Och-Ziff Group, or any owners, partners, members, directors, officers, or employees of any member of the Och-Ziff Group. Notwithstanding any other provision of this Agreement or any other agreement entered into between an Individual Limited Partner and any member of the Och-Ziff Group and, in the case of any Individual Limited Partner that is an attorney, subject to such Individual Limited Partner’s compliance with any applicable obligations under the New York Rules of Professional Conduct and any similar rules applicable to such Individual Limited Partner: (a) pursuant to 18 U.S.C. § 1833(b), each Limited Partner understands that he will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret of the Och-Ziff Group that (i) is made (x) in confidence to a Federal, State, or local government official, either directly or indirectly, or to the Limited Partner’s attorney and (y) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding; (b) the Limited Partner understands that if he files a lawsuit for retaliation by the Och-Ziff Group for reporting a suspected violation of law, the Limited Partner may disclose the trade secret to his attorney and use the trade secret information in the court proceeding if he (I) files any document containing the trade secret under seal, and (II) does not disclose the trade secret, except pursuant to court order; (c) nothing in this Agreement or any other agreement or arrangement with any member of the Och-Ziff Group is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section; and (d) nothing in this Agreement or any other agreement or arrangement with any member of the Och-Ziff Group shall prohibit or restrict the Limited Partner from making any voluntary disclosure of information or documents pertaining to alleged violations of law to any governmental agency or legislative body, any self-regulatory organization, the legal departments of the Och-Ziff Group, and/or pursuant to the Dodd-Frank Act or Sarbanes-Oxley Act without prior notice to the Och-Ziff Group.

(f) Each Individual Limited Partner acknowledges and agrees that an attempted or threatened breach by such Person of this Section 2.13 would cause irreparable injury to the Partnership and the other members of the Och-Ziff Group not compensable in money damages and the Partnership shall be entitled, in addition to the remedies set forth in Sections 2.13(g) and 2.13(i), to obtain a temporary, preliminary or permanent injunction prohibiting any breaches of this Section 2.13 without being required to prove damages or furnish any bond or other security.

(g) Each Individual Limited Partner agrees that it would be impossible to compute the actual damages resulting from a breach of Section 2.13(b) or, if applicable, any of the non-competition covenants provided in such Partner’s Partner Agreement, and that the amounts set forth in this Section 2.13(g) are reasonable and do not operate as a penalty, but are a genuine pre-estimate of the anticipated loss that the Partnership and other members of the Och-Ziff Group would suffer from a breach of Section 2.13(b) or, if applicable, of any of the non-competition covenants provided in such Partner’s Partner Agreement. In the event an Individual Limited Partner breaches Section 2.13(b) or, if applicable, any of the non-competition covenants provided in such Partner’s Partner Agreement, then:

(i) on or after the date of such breach, all Class P Common Units of such Partner and its Related Trusts, if any, shall be forfeited and cancelled and any other unvested Common Units of such Partner and its Related Trusts, if any, shall cease to vest and thereafter shall be reallocated in accordance with this Section 2.13(g);

(ii) on or after the date of such breach, (x) any PSIs or Deferred Cash Interests of such Partner and its Related Trusts shall be forfeited and cancelled, and (y) and all allocations and distributions on such PSIs or in respect of such Deferred Cash Interests that would otherwise have been received by such Partner and its Related Trusts on or after the date of such breach shall not thereafter be made;

(iii) on or after the date of such breach, no other allocations shall be made to the respective Capital Accounts of such Partner and its Related Trusts, if any, and no other distributions shall be made to such Partners;

(iv) on or after the date of such breach, no Transfer (including any exchange pursuant to the Exchange Agreement) of any of the Common Units of such Partner or its Related Trusts, if any, shall be permitted under any circumstances notwithstanding anything to the contrary in this Agreement;

(v) on or after the date of such breach, no sale, exchange, assignment, pledge, hypothecation, bequeath, creation of an encumbrance, or any other transfer or disposition of any kind may be made of any of the Class A Shares acquired by such Partner or its Related Trusts, if any, through an exchange pursuant to the Exchange Agreement;

(vi) as of the applicable Reallocation Date, except as provided in Section 2.13(g)(i), all of the unvested and vested Common Units of such Partner and its Related Trusts, if any, and all allocations and distributions on such Common Units that would otherwise have been received by such Partners on or after the date of such breach shall be reallocated from such Partners to the Partnership and then subsequently reallocated from the Partnership to the Continuing Partners in proportion to the total number of Original Common Units owned by each such Continuing Partner and its Original Related Trusts.

(vii) each of such Partner and its Related Trusts, if any, agrees that, on the Reallocation Date, it shall immediately:

(A) pay to the Continuing Partners, in proportion to the total number of Original Common Units owned by each such Continuing Partner and its Original Related Trusts, a lump-sum cash amount equal to the sum of: (i) the total after-tax proceeds received by such Individual Limited Partner or Related Trust thereof for any Class A Shares acquired at any time pursuant to the Exchange Agreement and that were subsequently transferred during the 24-month period prior to the date of such breach; and (ii) any distributions received by such Individual Limited Partner or Related Trust thereof during such 24-month period on Class A Shares acquired pursuant to the Exchange Agreement;

(B) transfer any Class A Shares that were acquired at any time pursuant to the Exchange Agreement and held by such Individual Limited Partner or Related Trust thereof on and after the date of such breach to the Partnership and then subsequently reallocated from the Partnership to the Continuing Partners in proportion to the total number of Original Common Units owned by each such Continuing Partner and its Original Related Trusts; and

(C) pay to the Continuing Partners in proportion to the total number of Original Common Units owned by each such Continuing Partner and its Original Related Trusts a lump-sum cash amount equal to the sum of: (i) the total after-tax proceeds received by such Individual Limited Partner or Related Trust thereof for any Class A Shares acquired at any time pursuant to the Exchange Agreement and that were subsequently transferred on or after the date of such breach; and (ii) all distributions received by such Individual Limited Partner or Related Trust thereof on or after the date of such breach on Class A Shares acquired pursuant to the Exchange Agreement;

(viii) each of such Partner and its Related Trusts, if any, agrees that, on the Reallocation Date, it shall immediately pay a lump-sum cash amount equal to the total after-tax amount received by them as PSI Cash Distributions (including cash distributions in respect of Deferred Cash Interests), in each case during the 24-month period prior to the date of such breach, with such lump-sum cash amount to be paid to the Continuing Partners in proportion to the total number of Original Common Units owned by such Continuing Partner and its Original Related Trusts; and

(ix) such Partner and its Related Trusts agrees that he shall receive no payments, if any, that he would have otherwise received under the Tax Receivable Agreement on or after the date of such breach, and shall have no further rights under the Tax Receivable Agreement, the Exchange Agreement or the Registration Rights Agreement after such date.

Any reallocated Common Units received by a Continuing Partner pursuant to this Section 2.13(g) shall be deemed for all purposes of this Agreement to be Common Units of such Continuing Partner and subject to the same vesting requirements, if any, in accordance with Section 8.4 as the transferring Limited Partner had been before his breach of Section 2.13(b) or, if applicable, of the relevant non-competition covenants provided in such Partner’s Partner Agreement. Any Continuing Partner receiving reallocated Class A Common Units pursuant to this Section 2.13(g) shall be permitted to exchange fifty percent (50%) of such number of Class A Common Units (and sell any Class A Shares issued in respect thereof), notwithstanding the transfer restrictions set forth in Section 8.1 in the event that the Exchange Committee determines in its sole discretion that the reallocation is taxable; provided, however, that such exchange of Class A Common Units is made in accordance with the Class A Exchange Agreement (including the restrictions and other provisions in the Class A Exchange Agreement that address Section 382 of the Code).

(h) Notwithstanding anything in Section 2.13(g) to the contrary, the General Partner may elect in its sole and absolute discretion to waive the application of any portion, all or none of the provisions of Section 2.13(g) in the case of the breach by any Partner of Section 2.13(b) or, if applicable, of the relevant non-competition covenants provided in such Partner’s Partner Agreement.

(i) Without limiting the right of the Partnership to obtain injunctive relief for any attempted or threatened breach of this Section 2.13, in the event a Partner breaches Section 2.13(c), (d) or (e), then at the election of the General Partner in its sole and absolute discretion the Partnership shall be entitled to seek any other available remedies including, but not limited to, an award of money damages.

Section 2.14 Insurance. The Partnership may purchase and maintain insurance, to the extent and in such amounts as the General Partner shall deem reasonable, on behalf of Covered Persons and such other Persons as the General Partner shall determine, against any liability that may be asserted against or expenses that may be incurred by any such Person in connection with the activities of the Partnership and/or its Subsidiaries regardless of whether the Partnership would have the power or obligation to indemnify such Person against such liability under the provisions of this Agreement. The Partnership may enter into indemnity contracts with

Covered Persons and such other Persons as the General Partner shall determine and adopt written procedures pursuant to which arrangements are made for the advancement of expenses and the funding of obligations under this Section 2.14, and containing such other procedures regarding indemnification as are appropriate and consistent with this Agreement.

Section 2.15 Representations and Warranties. Each Partner hereby represents and warrants to the others and to the Partnership as follows:

(a) Such Partner has all requisite power to execute, deliver and perform this Agreement; the performance of its obligations hereunder will not result in a breach or a violation of, or a default under, any material agreement or instrument by which such Partner or any of such Partner’s properties is bound or any statute, rule, regulation, order or other law to which it is subject, nor require the obtaining of any consent, approval, permit or license from or filing with, any governmental authority or other Person by such Person in connection with the execution, delivery and performance by such Partner of this Agreement.

(b) This Agreement constitutes (assuming its due authorization and execution by the other Partners) such Partner’s legal, valid and binding obligation.

(c) Each Limited Partner expressly agrees that the Partners may, subject to the restrictions set forth in Sections 2.12, 2.13, 2.16, 2.18 and 2.19 and, if applicable, any Partner Agreement, regarding Confidential Information, Intellectual Property, non-competition, non-solicitation, non-disparagement, non-interference, devotion of time, short selling and hedging transactions, and compliance with relevant policies and procedures, engage independently or with others, for its or their own accounts and for the accounts of others, in other business ventures and activities of every nature and description whether such ventures are competitive with the business of the Partnership or otherwise, including, without limitation, purchasing, selling or holding investments for the account of any other Person or enterprise or for its or his own account, regardless of whether or not any such investments are also purchased, sold or held for the direct or indirect account of the Partnership. Neither the Partnership nor any Limited Partner shall have any rights or obligations by virtue of this Agreement in and to such independent ventures and activities or the income or profits derived therefrom.

(d) Such Partner understands that (i) the Interests have not been registered under the Securities Act and applicable state securities laws and (ii) the Interests may not be sold, transferred, pledged or otherwise disposed of except in accordance with this Agreement and then only if they are subsequently registered in accordance with the provisions of the Securities Act and applicable state securities laws or registration under the Securities Act or any applicable state securities laws is not required.

(e) Such Partner understands that the Partnership is not obligated to register the Interests for resale under any applicable federal or state securities laws and that the Partnership is not obligated to supply such Partner with information or assistance in complying with any exemption under any applicable federal or state securities laws.

Section 2.16 Devotion of Time. Each Individual Limited Partner agrees to devote substantially all of his business time, skill, energies and attention to his responsibilities to the Och-Ziff Group in a diligent manner at all times prior to his Special Withdrawal or Withdrawal.

Section 2.17 Partnership Property; Partnership Interest. No real or other property of the Partnership shall be deemed to be owned by any Partner individually, but shall be owned by and title shall be vested solely in the Partnership. The Interests of the Partners shall constitute personal property.

Section 2.18 Short Selling and Hedging Transactions. While each Partner is a Limited Partner of the Partnership (irrespective of whether or not a Special Withdrawal or Withdrawal has occurred in respect of such Partner) and at all times thereafter, such Partner and its Affiliates shall not, without PMC Approval, directly or indirectly, (a) effect any short sale (as such term is defined in Regulation SHO under the Exchange Act) of Class A Shares or any short sale of any Related Security, or (b) enter into any swap or other transaction, other than a sale (which is not a short sale) of Class A Shares or any Related Security to the extent permitted by this Agreement, that transfers to another, in whole or in part, any of the economic risks, benefits or consequences of ownership of Class A Shares or any Related Security. The foregoing clause (b) is expressly agreed to preclude each Partner and its Affiliates, while such Partner is a Limited Partner of the Partnership (irrespective of whether or not a Special Withdrawal or Withdrawal has occurred in respect of such Partner) and at all times thereafter, from engaging in any hedging or other transaction (other than a sale, which is not a short sale, of Class A Shares or any Related Security to the extent permitted by this Agreement) which is designed to or which reasonably could be expected to lead to or result in a transfer of the economic risks, benefits or consequences of ownership of Class A Shares or any Related Security, or a disposition of Class A Shares or any Related Security, even if such transfer or disposition would be made by someone other than such Partner or Affiliate thereof or any Person contracting directly with such Partner or Affiliate. For purposes of this Section 2.18 only, “Related Securities” shall include Class A-1 Common Units, PSIs and Deferred Cash Interests.

Section 2.19 Compliance with Policies. Each Individual Limited Partner hereby agrees that he shall comply with all policies and procedures adopted by any member of the Och-Ziff Group or which Limited Partners are required to observe by law, or by any recognized stock exchange, or other regulatory body or authority.

ARTICLE III

INTERESTS AND ADMISSION OF PARTNERS

Section 3.1 Units and other Interests.

(a) General. As of the Recapitalization Date, the Partnership has interests designated as “Class A Cumulative Preferred Units,” “Class A Common Units,” “Class A-1 Common Units,” “Class B Common Units,” “Class C Non-Equity Interests,” “Class D Common Units,” “Class E Common Units,” “Class P Common Units” and “Profit Sharing Interests.” Any Partnership interest may be held by the General Partner or any Limited Partner. Except as expressly provided herein, Common Units of each class shall entitle the holders thereof to equal rights under this Agreement. The General Partner shall record in the books of the Partnership the names of all Partners, and the number and class or type of interests held by them. Units and Class C Non-Equity Interests are allocated Net Income and Net Loss pursuant to Article VI. Distributions are paid with respect to the Units and Class C Non-Equity Interests as described in this Article III and pursuant to Article VII.

(b) Certificated and Uncertificated Units. From time to time, the General Partner may establish other classes or series of Units pursuant to Section 3.2. Units may (but need not, in the sole and absolute discretion of the General Partner) be evidenced by a certificate (a “Certificate of Ownership”) in such form as the General Partner may approve in writing in its sole and absolute discretion. The Certificate of Ownership may contain such legends as may be required by law or as may be appropriate to evidence, if approved by the General Partner pursuant to Section 8.1, the pledge of a Partner’s Units. Each Certificate of Ownership shall be signed by or on behalf of the General Partner by either manual or facsimile signature. The Certificates of Ownership of the Partnership shall be numbered and registered in the register or transfer books of the Partnership as they are issued. The Partnership or other Transfer Agent shall act as registrar and transfer agent for the purposes of registering the ownership and Transfer of Units. If a Certificate of Ownership is defaced, lost or destroyed it may be replaced on such terms, if any, as to evidence and indemnity as the General Partner determines in its sole and absolute discretion. Notwithstanding the foregoing, Class A Common Units, Class A-1 Common Units, Class B Common Units, Class D Common Units, Class E Common Units, Class P Common Units and PSIs shall not be evidenced by Certificates of Ownership and a Partner’s interest in any such Units shall be reflected through appropriate entries in the books and records of the Partnership.

(c) Record Holder. Except to the extent that the Partnership shall have received written notice of a Transfer of Units and such Transfer complies with the applicable requirements of Section 8.1, the Partnership shall be entitled to treat (i) in the case of Units evidenced by Certificates of Ownership, the Person in whose name any Certificates of Ownership stand on the books of the Partnership and (ii) in the case of Units not evidenced by Certificates of Ownership and Class C Non-Equity Interests, the Person listed in the books of the Partnership as the holder of such Units or Class C Non-Equity Interests, as the absolute owner thereof, and shall not be bound to recognize any equitable or other claim to, or interest in, such Units or Class C Non-Equity Interests on the part of any other Person. The name and business address of each Partner shall be set forth in the books of the Partnership.

(d) Class A Common Units and Class A-1 Common Units.

(i) Class A-1 Common Units. In the Merger, each Class A Common Unit outstanding immediately prior to the Merger was converted into 0.65 Class A Common Units and 0.35 Class A-1 Common Units. There shall only be one series of Class A-1 Common Units and, except as otherwise set forth in this Agreement or an applicable Partner Agreement, each Class A-1 Common Unit shall have the same rights, powers and duties, which shall be as set forth in this Section 3.1(d) and elsewhere in this Agreement.

(ii) Capital Accounts Attributable to Class A and Class A-1 Common Units. Immediately following the Merger, each Limited Partner retained the portion of such Limited Partner’s Capital Account attributable to the Class A Common Units outstanding immediately prior to the Merger that were converted into Class A-1 Common Units in the Merger. Such Limited Partner’s Capital Account attributable to such Class A Common Units that were converted into Class A-1 Common Units in the Merger (and federal income tax basis and other tax attributes, including, without limitation, the debt allocations pursuant to Section 752 of the Code, to the extent permissible) shall not be affected by any future cancellation of such Class A-1 Common Units as provided in Section 3.1(d)(v); instead such portion of such Limited Partner’s Capital Account shall be allocated in its entirety to the portion of such Limited Partner’s Capital Account attributable to such Limited Partner’s Class A Common Units.

(iii) Consent Rights.

(A) Class A Consent Rights. Notwithstanding anything contained in this Agreement to the contrary, from and after the Recapitalization Date, the following actions shall not be taken without the prior written consent of (i) the holders of a majority of the then-outstanding Class A Common Units and (ii) until 100% of the then-outstanding Post-Recap Class A Units have become Eligible Common Units, the holders of a majority of the then-outstanding Post-Recap Class A Units:

(I)

Any action by the Och-Ziff Group (directly or indirectly, whether by merger, recapitalization, amendment, or otherwise) that is adverse to the holders of Class A Common Units or Class A-1 Common Units in a manner disproportionate to the holders of the Class A Shares (taking into account, for such purposes, the effect on the Class A Shares and/or the Class B Common Units), including, for the avoidance of doubt, any such disproportionate impact resulting from (w) any amendments to the terms of the Class D Common Units, the Class E Common Units or the Class P Common Units, (x) any amendments to the terms of any Class A Restricted Share Units, (y) the disproportionate allocation of income (loss) to any class of Units or (z) the creation of any new class of Class A Parity Units; other than, in each case, any disproportionate treatment pursuant to the express terms of such units that are set forth in this Agreement as of the date hereof (and not, for the avoidance of doubt, as a result of the exercise by the General Partner or any other Person of its discretion or other rights to take or omit to take actions or make other determinations hereunder).

(II)

The issuance of any additional Class A Common Units or Class A-1 Common Units (excluding Class A Common Units issued upon the conversion of any other Common Units in accordance with Sections 3.1(f) or 3.1(g)).

(III)

(x) the creation of any new class of Class A Parity Units or (y) amending, modifying or otherwise causing the terms of an existing class of equity securities to become Class A Parity Units, in each of the foregoing clauses (x) and (y), by Och-Ziff, the Partnership or any other entity in the Och-Ziff Group until the achievement of the Book-Up Target for all outstanding Class A Common Units following the end of the Distribution Holiday. For the avoidance of doubt, any consent rights of the holders of Class A Common Units described in this

Agreement will not limit the rights of the holders of the Class A Cumulative Preferred Units and Debt Securities (which as of the Recapitalization Date have separate consent rights with respect to issuances of Class A Parity Units).

(IV)

The amendment (directly or indirectly, whether by merger, recapitalization, amendment, or otherwise) of (i) the Book-Up Provisions in a manner that is adverse to the Class A Common Units or Class A-1 Common Units, except as required by a change in applicable laws, regulations or IRS guidance following the date hereof or upon the written advice of outside counsel to the Och-Ziff Group as to the interpretation of the tax law or (ii) this Section 3.1(d)(iii) (other than Section 3.1(d)(iii)(B)).

In connection with any consents to be obtained from the holders of Class A Common Units under this Section 3.1(d)(iii)(A), no consent fee or other consideration shall be offered to such holders.

(B) Class A Consent Rights for Non-DSO Parties. From the Recapitalization Date until the end of the Distribution Holiday, without the approval of holders of a majority of the Class A Common Units (excluding any Class A Common Units held by any DSO Parties at the applicable time) (such holders, the “Non-DSO Class A Holders”), the Och-Ziff Group shall not amend (directly or indirectly, whether by merger, recapitalization, amendment, or otherwise) (i) this Agreement if the impact of such amendment on the Non-DSO Class A Holders (solely in their capacity as holders of Class A Common Units or Class A-1 Common Units) is disproportionately adverse, in any material respect, relative to the impact to the DSO Parties (solely in the DSO Parties’ capacity as holders of Class A Common Units or Class A-1 Common Units, as applicable) or (ii) this Section 3.1(d)(iii)(B).

(C) Amendments to Terms of Class A-1 Common Units. For all purposes of Section 10.2(a), holders of Class A-1 Common Units shall vote (i) together as a single class and (ii) separately from the other classes of Units.

(iv) Tag-Along Sales. Each Limited Partner that holds Class A Common Units or Class A-1 Common Units shall be a Potential Tag-Along Seller with respect to such Common Units in connection with any proposed Tag-Along Sale and any such Class A-1 Common Units shall be deemed to be Class A Common Units for purposes of Section 8.5; provided that any consideration received by such Limited Partner with respect to any Class A Common Units or Class A-1 Common Units shall be subject to Section 3.1(h).

(v) Cancellation of Class A-1 Common Units. Upon (A) any Class E-1 Common Units or Additional Class E Common Units becoming Eligible Common Units or (B) any such Class E Common Units being cancelled (other than any Class E-1 Common Units cancelled as of March 11, 2019 pursuant to Section 3.1(g)(i)), in either case an equal number of Class A-1 Common Units shall be automatically cancelled, with each holder of Class A-1 Common Units bearing its pro rata share of such cancellation.

(vi) Participation through Additional Capital Contributions. Notwithstanding the final sentence of Section 8.5(b), in circumstances wherein the General Partner shall permit Class A Limited Partners or the other Limited Partners to participate in (or the Class A Limited Partners or the other Limited Partners are otherwise entitled to participate in) (i) a sale of Class A Common Units, or (ii) an exchange of Class A Common Units pursuant to the Exchange Agreement, the General Partner shall allow each Class A Limited Partner to make such Capital Contributions to the Partnership as would enable the relevant number of Class A Common Units of such Class A Limited Partner to achieve the applicable Book-Up Target.

(e) Conversion into Class E-2 Common Units. In the Merger, each Class D Common Unit outstanding immediately prior to the Merger was converted into (x) one Class D Common Unit on the same vesting schedule as prior to such conversion (each, a “Conversion Class D Common Unit”), and (y) one Class E-2 Common Unit (each, a “Conversion Class E-2 Common Unit”); provided that (i) on and immediately following the Conversion Class E-2 Notice Date, each Class D Limited Partner shall have outstanding either solely Conversion Class D Common Units or solely Conversion Class E-2 Common Units, as set forth below, and (ii) prior to the Conversion Class E-2 Notice Date, the Conversion Class E-2 Common Units shall not have rights under this Agreement, including with respect to voting, approval, distributions or allocations.

(i) Conversion Class E-2 Notice Date. A Class D Limited Partner shall have the right, at such Limited Partner’s option, to either: (A) retain all of such Conversion Class D Common Units or (B) retain all of such Conversion Class E-2 Common Units. In order to exercise such election right, a Class D Limited Partner shall deliver to the General Partner, prior to March 8, 2019 (the “Conversion Class E-2 Notice Date” ), a completed and executed notice in the form attached to this Agreement as Exhibit D (an “Election Notice”), in the manner specified in Section 10.10 of this Agreement.

(ii) Delivery of Election Notice; Cancellation of Conversion Units. If a Class D Limited Partner delivers a properly completed and executed Election Notice before the close of business on the Conversion Class E-2 Notice Date electing to retain all of his Conversion Class E-2 Common Units, then all of his Conversion Class D Common Units shall be cancelled automatically and he shall retain all of his Conversion Class E-2 Common Units as of the close of business on such date. If a Class D Limited Partner either fails to deliver a properly completed and executed Election Notice before the close of business on the Conversion Class E-2 Notice Date, or delivers a properly completed and executed Election Notice before the close of business on such date electing to retain all of his Conversion Class D Common Units, then all of his Conversion Class E-2 Common Units shall be cancelled automatically and he shall retain all of his Conversion Class D Common Units as of the close of business on such date. In all cases, the Book-Up Target with respect to a Conversion Class E-2 Common Unit may not be satisfied sooner than 30 days following the issuance of such Unit.

(iii) Following the Conversion Class E-2 Notice Date. As of the opening of business on the first business day following the Conversion Class E-2 Notice Date, the books and records of the Partnership shall be updated to reflect the cancellation of each Class D Limited Partner’s Conversion Class D Common Units or Conversion Class E-2 Common Units, as applicable, in accordance with Section 3.1(e)(ii). Thereafter, any such retained Conversion Class E-2 Common Units shall have the same rights, powers and duties as the Class E-1 Common Units except as specified in the applicable Partner Agreement or in Section 3.1(g)(iv) or 3.1(n) or elsewhere in this Agreement.

(f) Class D Common Units. Class D Common Units may be conditionally issued in one or more series of such class. Class D Common Units of the first such series were designated as “Class D-1 Common Units,” with each subsequent series of Class D Common Units to be designated with a consecutive number or as otherwise recorded in the books of the Partnership and the applicable Partner Agreement. Class D Common Units may be conditionally granted to or held by any Individual Limited Partner and his Related Trusts (each, a “Class D Limited Partner”). Except as otherwise set forth in this Agreement or the applicable Partner Agreement, if any, of any Class D Limited Partner, each series of Class D Common Units shall have the same rights, powers and duties, which shall be as set forth below and elsewhere in this Agreement:

(i) Exchanges; Conversion of Class D Common Units into Class A Common Units. No Class D Limited Partner shall be permitted to exchange any Class D Common Unit pursuant to the Exchange Agreement except (i) to the extent that the Class D Common Unit has converted into a Class A Common Unit and satisfies the Book-Up Target at the time of such exchange and (ii) subject to the other terms of this Agreement. Upon achieving the Book-Up Target in accordance with Sections 5.2(b)(iii) and 6.1(c) following the end of the Distribution Holiday or immediately prior to an Exchange Event in which such Class D Common Unit is to be exchanged, a Class D Common Unit will automatically convert into a Class A Common Unit; provided that such automatic conversion will only occur to the extent a corresponding number of Class D common units in each of the other Operating Group Entities are also to be simultaneously converted into Class A common units pursuant to their Organizational Documents.

(ii) Tag-Along Sales. Each Class D Limited Partner shall be a Potential Tag-Along Seller with respect to its Class D Common Units in connection with any proposed Tag-Along Sale and such Class D Common Units shall be deemed to be Class A Common Units for purposes of Section 8.5; provided that any consideration received by such Class D Limited Partner with respect to any such Class D Common Units shall be subject to Section 3.1(h).

(iii) Participation through Additional Capital Contributions. Notwithstanding the provisions of Section 3.1(f)(i) and the final sentence of Section 8.5(b), in circumstances wherein the General Partner shall permit Class D Limited Partners or the other Limited Partners to participate in (or the Class D Limited Partners or the other Limited Partners are otherwise entitled to participate in) (i) a sale of Class A Common Units, or (ii) an exchange of Class A Common Units pursuant to the Exchange Agreement, the General Partner shall allow each Class D Limited Partner to make such Capital Contributions to the Partnership as would enable the relevant number of Class D Common Units of such Class D Limited Partner to become economically equivalent to Class A Common Units, in which case each such Class D Common Unit will automatically convert into a Class A Common Unit and such Class D Limited Partner will then be permitted to participate in such sale or exchange.

(iv) Participation in Liquidity Events. If any Class D Limited Partner does not participate in any sale or exchange of Common Units by the other Limited Partners occurring within two years after the applicable Issue Date of such Class D Limited Partner’s Class D Common Units and in which such Class D Limited Partner would have been entitled to participate in accordance with Section 3.1(f)(i), then, following the end of such two-year period, such Class D Limited Partner shall, subject to the satisfaction of the conditions set forth in Section 3.1(f)(i) or Section 3.1(f)(iii) and satisfaction of the Book-Up Target at such future time, be entitled to exchange the number of Common Units equal to such Class D Limited Partner’s pro rata share of the total number of Common Units that all Individual Limited Partners and their Related Trusts were entitled to Transfer in such sale or exchange.

(v) Amendments. With respect to amendments (A) pursuant to Section 10.2(a)(ii), (x) the Class D Common Units shall be treated as Class A Common Units and shall vote together as a single class with the Class A Common Units in respect of any amendment that adversely affects the rights of the Class D Common Units and the rights of the Class A Common Units similarly and (y) the Class D Common Units shall vote separately in respect of any amendment that only adversely affects the rights of the Class D Common Units or otherwise adversely affects the rights of Class D Common Units and the rights of Class A Common Units dissimilarly (other than in a de minimis manner), and (B) pursuant to Section 10.2(a)(iii), the Class D Common Units shall be treated as Class A Common Units and shall vote together as a single class with the Class A Common Units in respect of any amendment requiring approval thereunder. For the avoidance of doubt, notwithstanding the foregoing provisions of this Section 3.1(f)(v), the Class D Common Units shall not be treated as Class A Common Units for any purposes under Sections 3.1(d)(iii)(A) or 3.1(d)(iii)(B).

(vi) Adjustments to Class D Common Units. The General Partner shall maintain a one-to-one correspondence between each Class D Common Unit and each Class A Common Unit into which each such Class D Common Unit may convert, and may make equitable adjustments to the Class D Common Units to take into account changes in the number of Common Units, reclassifications, recapitalizations and similar factors provided that such adjustments are consistent with the intent of Section 6.1(c) and the other relevant provisions of this Agreement; provided, however, that no such equitable adjustment may adversely affect the Class D Common Units’ rights to the allocations and distributions set forth in this Agreement and any applicable Partner Agreement.

(g) Class E Common Units. Class E Common Units may be conditionally issued in one or more series of such class. Class E Common Units of the first such series granted after the Merger shall be designated as “Class E-1 Common Units,” and each subsequent series of Class E Common Units shall be designated with a consecutive number commencing with Class E-3 Common Units or as otherwise recorded in the books of the

Partnership and the applicable Partner Agreement. Class E Common Units may be conditionally granted to or held by any Individual Limited Partner and his Related Trusts (each, a “Class E Limited Partner”). Except as otherwise set forth in this Agreement or the applicable Partner Agreement, if any, of any Class E Limited Partner, each series of Class E Common Units shall have the same rights, powers and duties, which shall be as set forth below and elsewhere in this Agreement:

(i) Initial Class E Grant. On the Recapitalization Date, immediately following the Merger, 9,655,232 Class E-1 Common Units (such number, the “Initial Class E Grant”) shall be issued to existing Limited Partners. The retention of each grant shall be subject to the terms and conditions of an award agreement to be entered into between the applicable Limited Partner and the Operating Partnerships. The retention of any Class E-1 Common Units granted to each such Limited Partner is subject to such Limited Partner (A) delivering to the General Partner, prior to March 8, 2019, a completed and executed version of such award agreement, and (B) satisfying the conditions specified in such award agreement; and any grant as to which the conditions in the foregoing clauses (A) and (B) are not met shall be canceled as of March 11, 2019. All Class E-1 Common Units shall be subject to vesting in accordance with Exhibit E-1 hereto.

(ii) Additional Class E Common Units. After the Recapitalization Date, the General Partner may conditionally issue additional Class E Common Units (“Additional Class E Common Units”) in an aggregate number up to the excess of (A) the aggregate number of Class A-1 Common Units outstanding on the Recapitalization Date, over (B) the Initial Class E Grant (as reduced by any Class E-1 Common Units cancelled as of March 11, 2019 pursuant to Section 3.1(g)(i)), with any such Additional Class E Common Units to be issued on such terms determined by the Chief Executive Officer of Och-Ziff with the approval of the Compensation Committee, if applicable. The Additional Class E Common Units shall be granted to Active Individual LPs.

(iii) Class E Consent Rights. Notwithstanding anything contained in this Agreement to the contrary, from and after the Recapitalization Date, until the number of then-outstanding Class E Common Units (excluding those that have converted into Class A Common Units) is less than 10% of the number of Class E Common Units outstanding on the Recapitalization Date immediately following the Merger (including any Conversion Class E Common Units that the holders thereof elect to retain pursuant to Section 3.1(e)), the following actions shall not be taken without the prior written consent of the holders of a majority of the then-outstanding Class E Common Units (excluding those that have converted into Class A Common Units):

(A) Any action by the Och-Ziff Group (directly or indirectly, whether by merger, recapitalization, amendment, or otherwise) that is adverse to the holders of Class E Common Units in a manner disproportionate to the holders of the Class A Shares (taking into account, for such purposes, the effect on the Class A Shares and/or the Class B Common Units), including, for the avoidance of doubt, any such disproportionate impact resulting from (w) any amendments to the terms of the Class A Common Units, the Class D Common Units or the Class P

Common Units, (x) any amendments to the terms of any Class A Restricted Share Units, (y) the disproportionate allocation of income (loss) to any class of Units or (z) the creation of any new class of Class E Parity Units; other than, in each case, any disproportionate treatment pursuant to the express terms of such units that are set forth in this Agreement as of the Recapitalization Date (and not, for the avoidance of doubt, as a result of the exercise by the General Partner or any other Person of its discretion or other rights to take or omit to take actions or make other determinations hereunder).

(B) (x) the creation of any new class of Class E Parity Units or (y) amending, modifying or otherwise causing the terms of an existing class of equity securities to become Class E Parity Units, in each of the foregoing clauses (x) and (y), by Och-Ziff, the Partnership or any other entity in the Och-Ziff Group until the achievement of the Book-Up Target for all outstanding Class E Common Units following the end of the Distribution Holiday.

(C) The amendment (directly or indirectly, whether by merger, recapitalization, amendment, or otherwise) of (i) the Book-Up Provisions in a manner that is adverse to the Class E Common Units, except as required by a change in applicable laws, regulations or IRS guidance following the date hereof or upon the written advice of outside counsel to the Och-Ziff Group as to the interpretation of the tax law or (ii) this Section 3.1(g).

In connection with any consents to be obtained from the holders of Class E Common Units under this Section 3.1(g)(iii), no consent fee or other consideration shall be offered to such holders.

(iv) Vesting of Conversion Class E-2 Common Units. If a Class D Limited Partner elects to retain any Conversion Class E-2 Common Units in accordance with Section 3.1(e), such Conversion Class E-2 Common Units shall be subject to vesting in accordance with Exhibit E-2 hereto.

(v) Exchanges; Conversion of Class E Common Units into Class A Common Units. No Class E Limited Partner shall be permitted to exchange any Class E Common Unit pursuant to the Exchange Agreement except (i) to the extent that the Class E Common Unit has converted into a Class A Common Unit and satisfies the Book-Up Target at the time of such exchange and (ii) subject to the other terms of this Agreement. Upon achieving the Book-Up Target in accordance with Sections 5.2(b)(iii) and 6.1(c) following the end of the Distribution Holiday or immediately prior to an Exchange Event in which such Class E Common Unit is to be exchanged, a Class E Common Unit will automatically convert into a Class A Common Unit; provided that such automatic conversion will only occur to the extent a corresponding number of Class E common units in each of the other Operating Group Entities are also to be simultaneously converted into Class A common units pursuant to their Organizational Documents.

(vi) Tag-Along Sales. Each Class E Limited Partner shall be a Potential Tag-Along Seller with respect to its Class E Common Units in connection with any proposed Tag-Along Sale and such Class E Common Units shall be deemed to be Class A Common Units for purposes of Section 8.5; provided that any consideration received by such Class E Limited Partner with respect to any such Class E Common Units shall be subject to Section 3.1(h).

(vii) Participation through Additional Capital Contributions Notwithstanding the provisions of Section 3.1(g)(v) and the final sentence of Section 8.5(b), in circumstances wherein the General Partner shall permit Class E Limited Partners or the other Limited Partners to participate in (or the Class E Limited Partners or the other Limited Partners are otherwise entitled to participate in) (i) a sale of Class A Common Units, or (ii) an exchange of Class A Common Units pursuant to the Exchange Agreement, the General Partner shall allow each Class E Limited Partner to make such Capital Contributions to the Partnership as would enable the relevant number of Class E Common Units of such Class E Limited Partner to become economically equivalent to Class A Common Units, in which case each such Class E Common Unit will automatically convert into a Class A Common Unit and such Class E Limited Partner will then be permitted to participate in such sale or exchange.

(viii) Participation in Liquidity Events. If any Class E Limited Partner does not participate in any sale or exchange of Common Units by the other Limited Partners occurring within two years after the applicable Issue Date of such Class E Limited Partner’s Class E Common Units and in which such Class E Limited Partner would have been entitled to participate in accordance with Section 3.1(g)(v), then, following the end of such two-year period, such Class E Limited Partner shall, subject to the satisfaction of the conditions set forth in Section 3.1(g)(v) or Section 3.1(g)(vii) and satisfaction of the Book-Up Target at such future time, be entitled to exchange the number of Common Units equal to such Class E Limited Partner’s pro rata share of the total number of Common Units that all Individual Limited Partners and their Related Trusts were entitled to Transfer in such sale or exchange.

(ix) Amendments. With respect to amendments (A) pursuant to Section 10.2(a)(ii), (x) the Class E Common Units shall be treated as Class A Common Units and shall vote together as a single class with the Class A Common Units in respect of any amendment that adversely affects the rights of the Class E Common Units and the rights of the Class A Common Units similarly and (y) the Class E Common Units shall vote separately in respect of any amendment that only adversely affects the rights of the Class E Common Units or otherwise adversely affects the rights of Class E Common Units and the rights of Class A Common Units dissimilarly (other than in a de minimis manner), and (B) pursuant to Section 10.2(a)(iii), the Class E Common Units shall be treated as Class A Common Units and shall vote together as a single class with the Class A Common Units in respect of any amendment requiring approval thereunder. For the avoidance of doubt, notwithstanding the foregoing provisions of this Section 3.1(g)(ix), the Class E Common Units shall not be treated as Class A Common Units for any purposes under Sections 3.1(d)(iii)(A), 3.1(d)(iii)(B) or 3.1(g)(iii).

(x) Adjustments to Class E Common Units. The General Partner shall maintain a one-to-one correspondence between each Class E Common Unit and each Class A Common Unit into which each such Class E Common Unit may convert, and may make equitable adjustments to the Class E Common Units to take into account changes in the number of Common Units, reclassifications, recapitalizations and similar factors provided that such adjustments are consistent with the intent of Section 6.1(c) and the other relevant provisions of this Agreement; provided, however, that no such equitable adjustment may adversely affect the Class E Common Units’ rights to the allocations and distributions set forth in this Agreement and any applicable Partner Agreement.

(h) Participation by Class A Common Units, Class A-1 Common Units, Class D Common Units and Class E Common Units in a Liquidity Event. Notwithstanding anything in this Agreement to the contrary, in the event of a Drag-Along Sale, Tag-Along Sale, a Change of Control or any other liquidity event, (i) if any class of Common Units is permitted to participate in a sale of such Common Units in such Drag-Along Sale, Tag-Along Sale, a Change of Control or any other liquidity event (such class of Common Units, the “Initial Permitted Common Units”), all other classes of Common Units shall be permitted to participate in a sale of those Common Units in such Drag-Along Sale, Tag-Along Sale, a Change of Control or any other liquidity event, in each case on the same terms and conditions as the Initial Permitted Common Units, and (ii) the consideration to which any Limited Partner holding Class A Common Units, Class A-1 Common Units, Class D Common Units or Class E Common Units shall be entitled with respect to any such Common Unit that is to be sold in such Drag-Along Sale, Tag-Along Sale, a Change of Control or any other liquidity event shall be in proportion to such Limited Partner’s Economic Capital Account Balance attributable to such Common Unit (taking into account the Economic Capital Account Balances of the Common Units participating directly or indirectly in such event, including Class B Common Units). For the avoidance of doubt, to the extent the Common Units have achieved their Book-Up Target at the time of any such liquidity event, any such consideration paid in respect of such Common Units shall be in proportion to such Common Units’ Percentage Interests relative to the Percentage Interests of all the Common Units entitled to participate in such liquidity event.

(i) Profit Sharing Interests. Interests in the Partnership shall include a class of Units designated as “Profit Sharing Interests,” which may be conditionally issued in one or more series of such class (each, a “PSI”). The first series of such class shall be designated as “Series 1 PSIs,” with each subsequent series of PSIs to be designated with consecutive numbers indicating the order in which series have been issued, or as otherwise recorded in the books of the Partnership and the applicable Partner Agreement. The respective Interests in the PSIs conditionally held by each Individual Limited Partner (each, a “PSI Limited Partner”) shall be as recorded in the books of the Partnership as being owned by such Partner pursuant to this Section 3.1, with each Person receiving a conditional grant of PSIs being admitted as a Limited Partner upon such grant if such Person was not previously a Limited Partner. Except as otherwise set forth in this Agreement or any applicable Partner Agreement and subject to Section 3.1(i)(ix), each PSI shall have the rights, powers and duties set forth below and elsewhere in this Agreement:

(i) Grants, Reallocations and Cancellations of PSIs. At all times, each PSI Limited Partner will conditionally own an equal number of PSIs in the Partnership and each of the other Operating Group Entities. The PMC Chairman may in his discretion conditionally grant any number of PSIs at any time to any existing Individual Limited Partners or other Person who becomes an Individual Limited Partner in connection with such grant. At any time, the PMC Chairman in his sole discretion may determine to (A) conditionally reallocate PSIs held by any PSI Limited Partner to any other Limited Partners, whether or not they are PSI Limited Partners, or (B) cancel any PSIs held by any PSI Limited Partner. PSIs forfeited by any PSI Limited Partner in accordance with this Agreement or the terms of any Partner Agreement shall automatically be cancelled.

(ii) PSI Distributions. Unless otherwise specified in any applicable Partner Agreement, a PSI Limited Partner shall conditionally receive distributions with respect to such PSI Limited Partner’s PSIs from the Partnership and the other Operating Group Entities in respect of any Fiscal Year in an aggregate annual amount equal to the product of (i) such PSI Limited Partner’s PSI Number in respect of such Fiscal Year, and (ii) the aggregate distributions made by the Operating Group Entities with respect to each Operating Group A Unit in respect of the Net Income earned by the Operating Group Entities during such Fiscal Year (the aggregate amounts to be distributed to any PSI Limited Partner with respect to such PSI Limited Partner’s PSIs by the Partnership and the other Operating Group Entities in respect of any Fiscal Year, such PSI Limited Partner’s “PSI Distribution” in respect of such Fiscal Year). In order to be eligible to receive any portion of the PSI Distribution in respect of any Fiscal Year, the PSI Limited Partner shall not have been subject to a Withdrawal or Special Withdrawal as of the applicable distribution date of such portion of such PSI Distribution.

(iii) Types of PSI Distributions. Unless otherwise specified in any applicable Partner Agreement and subject to Section 3.1(i)(ix), any PSI Distribution to be made to any PSI Limited Partner by the Partnership and the other Operating Group Entities with respect to the PSIs of such PSI Limited Partner shall be conditionally distributed at the times and in the amounts described in this Section 3.1(i) in a combination of (A) cash to be conditionally distributed to the Limited Partner by one or more of the Operating Group Entities, which may include a conditional grant of Deferred Cash Interests by the Partnership and/or the other Operating Group Entities in the sole discretion of the General Partner, and (B) a conditional grant by the Operating Group Entities of Operating Group D Units.

(iv) Proportions of Cash and Units. Unless otherwise specified in any applicable Partner Agreement and subject to Section 3.1(i)(ix), any PSI Distribution to be made to any PSI Limited Partner in respect of any Fiscal Year shall be conditionally distributed at the times specified in Section 3.1(i)(v) such that, on an aggregate basis, it shall be conditionally made:

(A) 75% in the form of cash distributions, to be satisfied by distributions from one or more of the Operating Group Entities in the proportions determined by the General Partner in its sole discretion (the “PSI Cash Distribution”), of which a portion equal to 60% of the PSI Distribution shall be distributed in accordance with clauses (A) and (B) of Section 3.1(i)(v) and the remainder shall be distributed in the form of Deferred Cash Interests in accordance with clause (C) of Section 3.1(i)(v) (the “Deferred Cash Distribution”); and

(B) 25% in the form of a grant of Operating Group D Units by the Operating Group Entities in accordance with clause (D) of Section 3.1(i)(v) (the “PSI Class D Unit Distribution”).

(v) Timing of PSI Distributions. Unless otherwise specified in any applicable Partner Agreement and subject to Article VII and Section 3.1(i)(ix), any PSI Distribution to be made to any PSI Limited Partner in respect of any Fiscal Year may be conditionally made during the subsequent Fiscal Year, on January 15 and the 4Q Distribution Date, provided that the PSI Limited Partner has not been subject to a Withdrawal or a Special Withdrawal as of the applicable date, as follows:

(A) as of such January 15, a portion of the PSI Cash Distribution for such Fiscal Year shall be distributed in cash to such PSI Limited Partner in an amount equal to 50% of such PSI Cash Distribution (not including any Deferred Cash Distribution); provided that, for purposes of this Clause (A), these amounts shall be determined by the PMC Chairman in his sole discretion taking into account the General Partner’s estimate of the aggregate distributions to be made by the Operating Group Entities with respect to each Operating Group A Unit in respect of the Net Income earned by the Operating Group Entities during such Fiscal Year, with such amount to be distributed by one or more of the Operating Group Entities in the proportions determined by the General Partner in its sole discretion;

(B) as of such 4Q Distribution Date, the amount of the PSI Cash Distribution in respect of such Fiscal Year, less the amounts of such PSI Cash Distribution to be distributed in accordance with Clause (A) above or Clause (C) below, shall be distributed in cash to such PSI Limited Partner, with such amount to be distributed by one or more of the Operating Group Entities in the proportions determined by the General Partner in its sole discretion;

(C) as of such 4Q Distribution Date, the Deferred Cash Distribution in respect of such Fiscal Year shall be distributed to such PSI Limited Partner in the form of Deferred Cash Interests relating to one or more OZ Funds (as defined in the DCI Plan) in accordance with the DCI Plan by the Partnership and/or the other Operating Group Entities in the sole discretion of the General Partner; and

(D) the PSI Class D Unit Distribution in respect of such Fiscal Year shall be satisfied by a grant of Operating Group D Units to be made by the Operating Group Entities as of the 4Q Distribution Date relating to such Fiscal Year, with the number of Operating Group D Units to be calculated in accordance with the applicable Partner Agreement.

(vi) Vesting; Transfer. PSIs shall not vest and may be reallocated or cancelled as provided in this Section 3.1(i) and any Partner Agreement. No PSI Limited Partner may Transfer any PSIs or Deferred Cash Interests under any circumstances, and any purported Transfer of PSIs or Deferred Cash Interests shall be null and void and of no force and effect.

(vii) PSI Liquidity Events. Notwithstanding the provisions of Section 3.1(i)(vi), in the PMC Chairman’s sole discretion, a PSI Limited Partner may participate in a PSI Liquidity Event with respect to such PSI Limited Partner’s PSIs on the same terms as Class A Common Units participate, provided that such PSI Limited Partner may only participate in such a PSI Liquidity Event to the extent that the PSIs held by such PSI Limited Partner have become economically equivalent to Class A Common Units, although PSIs shall not convert into Class A Common Units upon becoming economically equivalent to them. The General Partner in its sole discretion may permit any such PSI Limited Partner to make such Capital Contributions as would enable the relevant number of PSIs of such PSI Limited Partner to become economically equivalent to Class A Common Units, in which case such PSIs shall be permitted to participate in such PSI Liquidity Event.

(viii) Adjustments to PSIs. The General Partner may in its sole discretion make equitable adjustments to the PSIs to take into account changes in the number of Common Units, reclassifications, recapitalizations and similar factors.

(ix) Terms of the PSIs and PSI Distributions. The PMC Chairman at any time may determine in his sole discretion to amend, supplement, modify or waive the terms of this Section 3.1(i) and any other provisions in this Agreement or any Partner Agreement relating to PSIs, PSI Distributions, PSI Class D Unit Distributions or PSI Cash Distributions, including Deferred Cash Interests, including, without limitation, with respect to the terms of previously granted PSIs or distributions thereon; and such amendments, supplements, modifications or waivers shall not require the consent or approval of any Partner.

(x) Terms of Deferred Cash Interests. Anything herein to the contrary notwithstanding, any Deferred Cash Interests shall be paid pursuant to the terms of the DCI Plan and the applicable Partner Agreements and award agreements relating to individual grants of Deferred Cash Interests which shall set forth the applicable vesting and payment terms and all such terms shall be subject to the requirements of Section 409A of the Code.

(j) Class P Common Units. Class P Common Units may be conditionally issued in one or more series of such class. Class P Common Units of the first such series shall be designated as “Class P-1 Common Units,” and each subsequent series of Class P Common Units shall be designated with a consecutive number or as otherwise recorded in the books of the Partnership and the applicable Partner Agreement. Class P Common Units shall be issued to Active Individual LPs (each, a “Class P Limited Partner”) as and when determined by the General Partner with the approval of the PMC Chairman, and shall be issued pursuant to a Partner Agreement substantially in the form of award agreement attached to this Agreement as Exhibit B or in such other form that is otherwise determined by the General Partner. Except as otherwise set forth in this Agreement or the applicable Partner Agreement of any Class P Limited Partner, each series of Class P Common Units shall have the same rights, powers and duties, which shall be as set forth below and elsewhere in this Agreement:

(i) Vesting; Forfeiture. Each Class P Common Unit of a Class P Limited Partner shall conditionally vest on the date that both the Class P Service Condition and the Class P Performance Condition applicable to such Class P Common Unit have been satisfied; provided, that, upon the earlier of (x) such Class P Limited Partner ceasing to be an Active Individual LP and (y) the last day of the Class P Performance Period, each such Class P Limited Partner’s unvested Class P Common Units shall be forfeited and cancelled except as follows:

(A) upon such Class P Limited Partner’s Withdrawal for Cause at any time pursuant to clause (A) of Section 8.3(a)(i) (Cause), all of the vested and unvested Class P Common Units held by such Class P Limited Partner shall be forfeited and cancelled;

(B) if the Class P Service Condition is satisfied on or prior to the effective date of any Withdrawal of such Class P Limited Partner resulting from Retirement but prior to the Class P Performance Condition being satisfied, all of the Class P Common Units held by such Class P Limited Partner shall be conditionally retained; provided that any Class P Common Units that have not satisfied the applicable Class P Performance Condition on or prior to the last day of the Class P Performance Period shall be forfeited and cancelled and any Class P Common Units that have satisfied the Class P Performance Condition on or prior to the last day of the Class P Performance Period shall be retained as Participating Class P Common Units;

(C) if the Class P Service Condition is satisfied on or prior to the effective date of such Class P Limited Partner’s Special Withdrawal or Withdrawal (other than any Withdrawal pursuant to clause (A) of Section 8.3(a)(i) (Cause) or pursuant to clause (C) of Section 8.3(a)(i) (Resignation) as a result of Retirement), all of the Class P Common Units held by such Class P Limited Partner shall be conditionally retained until the first anniversary of the effective date of such Withdrawal or Special Withdrawal; provided that any Class P Common Units that have not satisfied the applicable Class P Performance Condition on or prior to the earlier of (i) such first anniversary date or (ii) the last day of the Class P Performance Period shall be forfeited and cancelled; and provided, further, that any Class P Common Units that have satisfied the Class P Performance Condition on or prior to such date shall be retained as Participating Class P Common Units; and

(D) in the event of the death or Disability of such Class P Limited Partner, all of the Class P Common Units held by such Class P Limited Partner shall be conditionally retained by such Class P Limited Partner and the Class P Service Condition (but not the Class P Performance Condition) shall be waived (if not already satisfied); provided that any Class P Common Units that have not satisfied the applicable Class P Performance Condition on or prior to the last day of the Class P Performance Period shall be forfeited and cancelled and any Class P Common Units that have satisfied the Class P Performance Condition on or prior to the last day of the Class P Performance Period shall be retained as Participating Class P Common Units.

(ii) Exchange Rights. No Class P Limited Partner shall be permitted to exchange pursuant to the Exchange Agreement any Class P Common Unit issued on any grant date except to the extent that (A) both the Class P Service Condition and the Class P Performance Condition applicable to such Class P Common Unit have been satisfied or waived, (B) the Class P Common Unit has achieved the Book-Up Target, and (C) the Distribution Holiday has ended, provided that, in the event that the Exchange Committee has established an Exchange Event during the Distribution Holiday in accordance with Section 8.1(b) then each Class P Limited Partner holding any Class P Common Units that have satisfied the conditions in the foregoing clauses (A) and (B) as of the date of such Exchange Event (any such Class P Common Units, “Eligible Class P Units”) shall be permitted to exchange any such Eligible Class P Units; provided that the number of Eligible Class P Units to be exchanged may not represent a greater percentage of the Class P Common Units then held by such Class P Limited Partner than the percentage of all then outstanding Class A Common Units, Class D Common Units and Class E Common Units that are Exchangeable Common Units in respect of such Exchange Event. In addition, notwithstanding anything to the contrary with respect to any Exchange Agreement governing any Class P Common Units, any exchange of Eligible Class P Units shall be subject to the restrictions and other provisions in the Class A Exchange Agreement that address Section 382 of the Code and limitations arising pursuant to any applicable insider trading policy, treating such Eligible Class P Units as though they were Exchangeable Common Units for this purpose; provided, that if any Delayed Exchangeable Group Units (as defined in the Class A Exchange Agreement) (including any Eligible Class P Units that are treated as Delayed Exchangeable Group Units pursuant to this sentence, “Delayed Exchangeable Units”) are outstanding immediately prior to any Class P Common Unit becoming an Eligible Class P Unit or any other Common Unit becoming an Exchangeable Common Unit (all such Eligible Class P Units or Exchangeable Common Units, “Subsequently Exchangeable Units”), then any such Subsequently Exchangeable Units shall not be eligible for exchange until all such Delayed Exchangeable Units have been exchanged in accordance with the applicable Exchange Agreement.

(iii) Tag-Along Rights; Drag-Along Rights. Each Class P Limited Partner shall be a Potential Tag-Along Seller with respect to its Class P Common Units in connection with any proposed Tag-Along Sale and such Class P Common Units shall be deemed to be Class A Common Units for purposes of Section 8.5, but only to the extent that (A) the Class P Service Condition applicable to such Class P Common Unit has been satisfied or waived in the General Partner’s discretion, (B) the Class P Performance Condition applicable to such Class P Common Unit has already been satisfied or is deemed satisfied based on the price per Class A Share implied by the terms of the Tag-Along Offer, and (C) the Class P Common Unit has achieved the Book-Up Target. Certain Class P Common Units may be deemed to be Participating Class P Common Units upon the occurrence of a proposed Drag-Along Sale to the extent and as provided in Section 3.1(j)(iv). Any Class P Common Units that are not Participating Class P Common Units upon the occurrence of a proposed Tag-Along Sale but are permitted to participate in such Tag-Along Sale in accordance with this Section 3.1(j)(iii) shall be deemed to be Participating Class P

Common Units. Subject to the other terms of this Agreement, Class P Common Units that are Non-Participating Class P Common Units prior to the occurrence of a proposed Drag-Along Sale that is not subject to Section 3.1(j)(iv) shall be retained as Non-Participating Class P Common Units following the Drag-Along Sale; provided, that any Class P Common Units that are Non-Participating Class P Common Units following a Drag-Along Sale subject to Section 3.1(j)(iv) shall be forfeited and cancelled upon the date of such event as provided in Section 3.1(j)(iv).

(iv) Class P Liquidity Events. Upon the occurrence of a Class P Liquidity Event, each Class P Common Unit shall participate on a pro rata basis with other classes of Common Units regardless of whether the Class P Service Condition has been satisfied or waived, but only to the extent that (A) the Class P Performance Condition applicable to such Class P Common Unit has already been satisfied or is deemed satisfied based on the price per Class A Share implied by the relevant Class P Liquidity Event, and (B) the Class P Common Unit has achieved the Book-Up Target. If the Total Shareholder Return upon the date of the applicable Class P Liquidity Event is greater than one Class P Performance Threshold and less than the next Class P Performance Threshold, a ratable portion of the Class P Common Units with the higher Class P Performance Threshold shall become entitled to participate pro rata in such Class P Liquidity Event. Any Class P Common Units that are not Participating Class P Common Units upon the occurrence of such Class P Liquidity Event but are permitted to participate in such Class P Liquidity Event in accordance with this Section 3.1(j)(iv) shall be deemed to be Participating Class P Common Units. Any Non-Participating Class P Common Unit that is not deemed to satisfy the relevant Class P Performance Condition immediately prior to such Class P Liquidity Event shall be forfeited and cancelled upon the date of such event.

(v) Adjustments to Class P Common Units. The General Partner shall maintain a one-to-one correspondence between each Operating Group P Unit and each Class A Share into which each such Operating Group P Unit may be exchanged, and may make equitable adjustments to the Class P Common Units to take into account changes in the number of Common Units, reclassifications, recapitalizations and similar factors provided that such adjustments are consistent with the intent of Section 6.1(c) and the other relevant provisions of this Agreement; provided, however, that no such equitable adjustment may adversely affect the Class P Common Units’ rights to the allocations and distributions set forth in this Agreement and any applicable Partner Agreement.

(vi) Amendments. The provisions of this Section 3.1(j) and other provisions of this Agreement relating to Class P Common Units may be amended, supplemented, modified or waived by the General Partner with the approval of the PMC Chairman; and such amendments, supplements, modifications or waivers shall not require the consent or approval of any Limited Partner, except (A) as provided in Section 10.2(a)(i); (B) that pursuant to Section 10.2(a)(ii), (x) the Class P Common Units shall be treated as Class A Common Units and shall vote together with Class A Common Units in respect of any amendment that adversely affects the rights of the Class P Common Units and the rights of the Class A Common Units similarly, and (y) the Class P Common Units shall vote separately in respect of any amendment that only adversely affects the rights of the Class P Common Units; and (C) that pursuant to Section 10.2(a)(iii), the Class P Common Units shall be treated as Class A Common Units and shall vote together as a single class with the Class A Common Units in respect of any amendment requiring approval thereunder.

(k) Reallocations of Common Units. In the event of any reallocation of Common Units under this Agreement forfeited from and after the date hereof, notwithstanding anything to the contrary in any Partner Agreement entered into prior to the date hereof, the General Partner shall determine in its sole discretion the class and series of Common Units to which each such Common Unit shall belong upon its reallocation, and such class and series may differ from those of the reallocated Common Unit if doing so may mitigate any adverse tax consequences that might otherwise result from such reallocation.

(l) Voting Rights relating to Common Units, PSIs and Class C Non-Equity Interests. Holders of Common Units (other than Class B Common Units) shall have no voting, consent or approval rights with respect to any matter submitted to holders of Units for their consent or approval, except as set forth in Sections 3.1(d)(iii), 3.1(f)(v), 3.1(g)(iii), 3.1(g)(ix), 3.1(j)(vi) and 10.2. Holders of Class C Non-Equity Interests and PSI Limited Partners (other than as holders of Common Units) shall have no voting, consent or approval rights with respect to any matter.

(m) Automatic Conversion upon Exchanges. If, as a result of an exchange pursuant to the Exchange Agreement, Och-Ziff or any of its Subsidiaries (excluding any Operating Group Entity and any Subsidiary of an Operating Group Entity) acquires (in any manner) any Common Units, each such Common Unit will automatically convert into one Class B Common Unit, unless otherwise determined or cancelled.

(n) Class A Shares; Class B Shares.

(i) Reservation of Class A Shares. The Class E Limited Partners agree and acknowledge that, in addition to being subject to Section 3.1(g)(v), the exchange rights of holders of Class E Common Units issued on any grant date are conditional upon a sufficient number of Class A Shares being reserved under the Och-Ziff Incentive Plan to satisfy such exchange rights. If the Och-Ziff Incentive Plan does not have the capacity on the relevant grant date (or, in the case of any Conversion Class E-2 Common Units being retained by a Class E Limited Partner pursuant to Section 3.1(e), at the close of business on the Conversion Class E-2 Notice Date) to reserve a sufficient number of Class A Shares then such Class E Common Units shall not become exchangeable unless and until the shareholders of Och-Ziff subsequently approve an amendment to the Och-Ziff Incentive Plan to permit such reservations to be made.

(ii) Issuance of Class B Shares to Class E Limited Partners. The Partnership will cause Och-Ziff to issue one Class B Share to each Class E Limited Partner who is an Individual Limited Partner upon the vesting of any Operating Group E Unit held by such Class E Limited Partner or his Related Trusts (or, if such Operating Group E Unit has converted into an Operating Group A Unit prior to vesting, then upon the vesting of such Operating Group A Unit); provided that any such Class B Share shall be issued on the date on which shareholder approval to any such amendment to the Och-Ziff Incentive Plan is received, if later than the vesting date.

(iii) Issuance of Class B Shares to Class D Limited Partners. The Partnership will cause Och-Ziff to issue one Class B Share to each Class D Limited Partner who is an Individual Limited Partner in respect of each additional complete Operating Group A Unit conditionally owned by him and his Related Trusts as their Operating Group D Units convert into Operating Group A Units, with each such Class B Share to be issued to such Class D Limited Partner as of the date from which such Class D Limited Partner holds such additional complete Operating Group A Unit.

(iv) Class B Shareholders Agreement; Proxy.

(A) Each Individual Limited Partner agrees that, if he is issued Class B Shares at a time when he is not a party to the Class B Shareholders Agreement, then simultaneously with such issuance of Class B Shares, he shall execute either (A) if the Class B Shareholders Agreement has not been terminated as of the date of such issuance, a joinder providing for him to become a party to, and bound by, the Class B Shareholders Agreement, or (B) if the Class B Shareholders Agreement has been terminated as of the date of such issuance, a separate instrument pursuant to which he agrees to be bound by the terms of the proxy set forth in Section 2.3(b) of the Class B Shareholders Agreement, as amended pursuant to the Governance Agreement (the “Voting Holiday Proxy”).

(B) In the event that the Voting Holiday Proxy ceases to be effective prior to the end of the Voting Holiday (as defined in the Governance Agreement), each holder of Corresponding Class B Shares (as defined in the Governance Agreement) hereby irrevocably constitutes and appoints the Chief Executive Officer and the Chief Financial Officer of Och-Ziff as the sole and exclusive attorneys-in-fact and proxies of such Class B Shareholder, each of them with the power to act alone and with full power of substitution and resubstitution, on the same terms and to the same extent as if the Voting Holiday Proxy had remained in effect, with the proxy under this Section 3.1(n)(iv)(B) to then remain in effect until the end of the Voting Holiday.

(v) Transfer Restrictions; Automatic Transfer of Class B Shares. Unless otherwise determined by the General Partner, in the event that any Operating Group A Units or Operating Group E Units in respect of which Class B Shares have been issued are reallocated or Transferred directly or indirectly to any other Limited Partner, then the Class B Shares associated with such any Operating Group A Units or Operating Group E Units shall be automatically reallocated to the Operating Group Entities and then subsequently reallocated to such Limited Partner (or, if such Limited Partner is a Related Trust of an Individual Limited Partner, to such Individual Limited Partner); provided, however, that if any such Operating Group A Units are converted into unvested Operating Group E Units upon receipt by a Limited Partner, then the Partnership shall cause Och-Ziff to simultaneously cancel the Class B Shares associated with such Operating Group A Units pursuant to Och-Ziff’s Organizational Documents. Except as provided herein, each Limited Partner agrees that it may not, under any circumstances, Transfer any Class B Shares without the consent of the General Partner, and any purported Transfer of Class B Shares shall be null and void and of no force and effect.

(vi) Cancellation of Class B Shares.

(A) Upon the issuance of any Class B Shares to a Class E Limited Partner pursuant to Section 3.1(n)(ii) upon the vesting of any Operating Group E Units comprised of Class E-1 Common Units or Additional Class E Common Units (or the vesting of an Operating Group A Unit into which any such Operating Group E Unit has converted) held by such Class E Limited Partner or his Related Trusts, then the Partnership shall cause Och-Ziff, pursuant to its Organizational Documents, to simultaneously cancel an equal number of the Class B Shares associated with the Operating Group A-1 Units, with each holder of Operating Group A-1 Units bearing its pro rata share of such cancellation. The Partnership shall provide each holder of Operating Group A-1 Units with prompt written notice of any such cancellation.

(B) If the Operating Group Units of any Individual Limited Partner or his Related Trusts are cancelled for any reason, then, to the extent that any Class B Shares have been issued and remain outstanding in respect of such Operating Group Units at the relevant time, the Partnership shall cause Och-Ziff, pursuant to its Organizational Documents, to simultaneously cancel an equal number of the Class B Shares held by such Individual Limited Partner.

(C) In accordance with Och-Ziff’s Organizational Documents, any Class B Shares that are cancelled as described in this Section 3.1(n)(vi) or in Section 3.1(n)(v) shall be cancelled on the books and records of Och-Ziff and such Class B Shares shall have no further rights or privileges and shall no longer be deemed to be outstanding equity securities of Och-Ziff for any purpose from and after the date of their cancellation.

Section 3.2 Issuance of Additional Units and other Interests.

(a) Additional Units. The General Partner may from time to time in its sole and absolute discretion admit any Person as an additional Limited Partner of the Partnership (each such Person, if so admitted, an “Additional Limited Partner” and, collectively, the “Additional Limited Partners”). A Person shall be deemed admitted as a Limited Partner at the time such Person (i) executes this Agreement or a counterpart of this Agreement and (ii) is named as a Limited Partner in the books of the Partnership. Each Substitute Limited Partner shall be deemed an Additional Limited Partner whose admission as an Additional Limited Partner has been approved in writing by the General Partner for all purposes hereunder. Subject to the satisfaction of the foregoing requirements and Section 4.1(c), the General Partner is hereby expressly authorized to cause the Partnership to issue additional Units for such consideration and on such terms and conditions, and to such Persons, including the General Partner, any Limited Partner or any of their Affiliates, as shall be established by the General Partner in its sole and absolute discretion, in each case without the approval of any other Partner or any other Person. Without limiting the foregoing, but subject to Section 4.1(c), the General Partner is expressly authorized to cause the Partnership to issue Units (A) upon the conversion, redemption or exchange of any debt or other securities issued by the Partnership, (B) for less than fair market value or no consideration, so long as the General Partner concludes that such issuance is in the best interests of the Partnership and its Partners, and (C) in connection with the merger of any other Person into the Partnership if the applicable merger agreement provides that Persons are to receive Units in exchange for their interests in the Person merging into the Partnership. The General Partner is hereby expressly authorized to take any action, including without limitation amending this Agreement without the approval of any other Partner, to reflect any issuance of additional Units. Subject to Section 4.1(c), additional Units may be Class A Common Units, Class B Common Units or other Units.

(b) Unit Designations. Any additional Units may be issued in one or more classes, or one or more series of any of such classes, with such designations, preferences and relative, participating, optional or other special rights, powers and duties (including, without limitation, rights, powers and duties that may be senior or otherwise entitled to preference over existing Units) as shall be determined by the General Partner, in its sole and absolute discretion without the approval of any Limited Partner or any other Person, and set forth in a written document thereafter attached to and made an exhibit to this Agreement, which exhibit shall be an amendment to this Agreement and shall be incorporated herein by this reference (each, a “Unit Designation”).

(i) Class A Cumulative Preferred Units. The Class A Cumulative Preferred Units outstanding immediately prior to the Merger were exchanged for Class A Cumulative Preferred Units created pursuant to the Unit Designation attached as Exhibit C hereto (the “Class A Preferred Unit Designation”) and Debt Securities under the Senior Subordinated Loan Agreement pursuant to Section 2.3(d) of the Merger Agreement. The Partnership and each of the Partners acknowledge and agree to treat for federal income tax purposes (and applicable state and local income tax purposes), except to the extent otherwise required by applicable law, (i) such exchange for Debt Securities under the Senior Subordinated Loan Agreement as a promise to make future payments on the exchanged Class A Cumulative Preferred Units, (ii) any cash payments of interest made pursuant to the Senior Subordinated Loan Agreement to Partners that held such exchanged Class A Cumulative Preferred Units as guaranteed payments within the meaning of Section 707(c) of the Code made by the Partnership to such Partners with respect to such exchanged Class A Cumulative Preferred Units, and (iii) any payments, other than interest payments, made pursuant to the Senior Subordinated Loan Agreement to Partners that held such exchanged Class A Cumulative Preferred Units as a distribution made by the Partnership to such Partners with respect to such exchanged Class A Cumulative Preferred Units pursuant to Article VII.

(c) Unit Rights. Without limiting the generality of the foregoing, but subject to Section 4.1(c), in respect of additional Units the General Partner shall have authority to specify (i) the allocations of items of Partnership income, gain, loss, deduction and credit to holders of each such class or series of Units; (ii) the right of holders of each such class or series of Units to share (on a pari passu, junior or preferred basis) in Partnership distributions; (iii) the rights of holders of each such class or series of Units upon dissolution and liquidation of the Partnership; (iv) the voting rights, if any, of holders of each such class or series of Units; and (v) the conversion, redemption or exchange rights applicable to each such class or series of Units. The total number of Units that may be created and issued pursuant to this Section 3.2 is not limited.

(d) Class C Non-Equity Interests. Class C Non-Equity Interests may only be issued to a Limited Partner as consideration for the provision of services to the Partnership in the form of future allocations of Net Income to such Limited Partner. No Partner may, under any circumstances, Transfer any Class C Non-Equity Interests, and any purported Transfer of Class C Non-Equity Interests shall be null and void and of no force and effect. Holders of Class C Non-Equity Interests shall have no right to receive any allocations thereon, and allocations, if any, made thereon to such Limited Partner need not be made in proportion to the number of Common Units or other Units held by such Limited Partner. Holders of Class C Non-Equity Interests shall have only the limited rights expressly set forth in this Agreement. The Partnership or other Transfer Agent shall act as registrar and transfer agent for the purposes of registering the ownership of Class C Non-Equity Interests.

(e) Additional Limited Partners. Subject to the other terms of this Agreement, the rights and obligations of an Additional Limited Partner to which Units are issued shall be set forth in such Additional Limited Partner’s Partner Agreement, the Unit Designation relating to the Units issued to such Additional Limited Partner or a written document thereafter attached to and made an exhibit to this Agreement, which exhibit shall be an amendment to this Agreement (but shall not require the approval of any Limited Partner) and shall be incorporated herein by this reference. Such rights and obligations may include, without limitation, provisions describing the vesting of the Units issued to such Additional Limited Partner and the reallocation of such Units or other consequences of the Withdrawal of such Additional Limited Partner other than due to a breach of any of the covenants in Section 2.13(b) or, if applicable, any of those provided in such Additional Limited Partner’s Partner Agreement.

ARTICLE IV

VOTING AND MANAGEMENT

Section 4.1 General Partner: Power and Authority.

(a) The business and affairs of the Partnership shall be managed exclusively by the General Partner; provided, however, that the General Partner may delegate such power and authority to the Partner Management Committee (or its Chairman), the Partner Performance Committee (or its Chairman) or such other committee (or its chairman) as it shall deem necessary, advisable or appropriate in its sole and absolute discretion from time to time, which delegation may be set forth in this Agreement, as an amendment hereto (which shall not require the vote or approval of any Limited Partner) or in a resolution duly adopted by the General Partner. Initially the General Partner has delegated certain power and authority to the Partner Management Committee and the Partner Performance Committee, as set forth elsewhere in this Agreement. Subject to Sections 3.1(d)(iii) and 3.1(g)(iii), the General Partner shall have the power and authority, on behalf of and in the name of the Partnership, to carry out any and all of the objects and purposes and exercise any and all of the powers of the Partnership and to perform all acts which it may deem necessary or advisable in connection therewith, with such acts including, but not being limited to, the approval of a merger or consolidation involving the Partnership, or of the conversion, transfer, domestication or continuance of the Partnership, or of the compromise of any obligation of a Partner to make a contribution or return money or other property to the Partnership, to the fullest extent permitted by applicable law, by the General Partner without the consent or approval of any of the other Partners. Appraisal rights permitted under Section 17-212 of the Act shall not apply or be incorporated into this Agreement, and no Partner or assignee of an Interest shall have any of the dissenter or appraisal rights described therein. The Limited Partners, in their capacity as limited partners (and not as officers of the General Partner or members of any committee established by the General Partner), shall have no part in the management of the Partnership and shall have no authority or right to act on behalf of or bind the Partnership in connection with any matter. The Partners agree that all determinations, decisions and actions made or taken by the General Partner, the Partner Management Committee (or its Chairman) or the Partner Performance Committee (or its Chairman) in accordance with this Agreement shall be conclusive and absolutely binding upon the Partnership, the Partners and their respective successors, assigns and personal representatives.

(b) Limited Partners holding a majority of the outstanding Class B Common Units shall have the right to remove the General Partner at any time, with or without cause. Upon the withdrawal or removal of the General Partner, Limited Partners holding a majority of the outstanding Class B Common Units shall have the right to appoint a successor General Partner; provided, however, that any successor General Partner must be a direct or indirect wholly owned Subsidiary of Och-Ziff. Any Person appointed as a successor General Partner by the Limited Partners holding a majority of the outstanding Class B Common Units shall become a successor General Partner for all purposes herein, and shall be vested with the powers and rights of the transferring General Partner, and shall be liable for all obligations of the General Partner arising from and after such date, and shall be responsible for all duties of the General Partner, once such Person has executed such instruments as may be necessary to effectuate its admission and to confirm its agreement to be bound by all the terms and provisions of this Agreement in its capacity as the General Partner.

(c) In order to protect the economic and legal rights of the Original Partners set forth in this Agreement and the Exchange Agreement, unless the General Partner has received PMC Approval, (i) the General Partner shall not take any action, and shall not permit any Subsidiary of the Partnership to take any action, that is prohibited under Section 2.9 of the Och-Ziff LLC Agreement (or any similar provision of Och-Ziff’s Organizational Documents at the applicable time) and (ii) the General Partner shall cause the Partnership and its Subsidiaries to comply with the provisions of Section 2.9 of the Och-Ziff LLC Agreement (or any similar provision of Och-Ziff’s Organizational Documents at the applicable time).

(d) The General Partner may, from time to time, employ any Person or engage third parties to render services to the Partnership on such terms and for such compensation as the General Partner may determine in its sole and absolute discretion, including, without limitation, attorneys, investment consultants, brokers or finders, independent auditors and printers. Such employees and third parties may be Affiliates of the General Partner or of one or more of the Limited Partners. Persons retained, engaged or employed by the Partnership may also be engaged, retained or employed by and act on behalf of any Partner or any of their respective Affiliates.

Section 4.2 Partner Management Committee.

(a) Establishment. The General Partner has established a partner management committee (the “Partner Management Committee”), with Daniel S. Och serving as its Chairman as of the date hereof. Daniel S. Och shall continue to serve as Chairman of the Partner Management Committee until the Transition Date or his earlier death or Disability, at which time (i) Mr. Och shall automatically cease to serve as Chairman and shall also cease to be a member of the Partner Management Committee, and (ii) provided that he continues to be an Active Individual LP, Robert Shafir (or his successor as Chief Executive Officer of Och-Ziff) shall succeed Mr. Och as Chairman of the Partner Management Committee effective as of such date and continuing until at least the end of the Distribution Holiday and the achievement of the Book-Up Target for all Class A Common Units. As of the date Mr. Shafir (or his successor) succeeds Mr. Och as Chairman of the Partner Management Committee in accordance with the foregoing sentence, the Partner Management Committee shall be comprised of the individuals named on Exhibit F hereto, provided that each such individual is an Active Individual LP on such date; thereafter, the membership of the Partner Management Committee may change from time to time in accordance with Section 4.2(b). The Partner Management Committee shall have the powers and responsibilities described in Section 4.2(d).

(b) Membership. Subject to Section 4.2(a), the Partner Management Committee’s membership may change in accordance with this Section 4.2(b):

(i) Committee Members. Each member of the Partner Management Committee shall serve until such member’s Special Withdrawal, Withdrawal, death, Disability, resignation from the Partner Management Committee, or, other than with respect to the Chairman of the Partner Management Committee, removal by a majority vote of the other members of the Partner Management Committee. Upon the Special Withdrawal, Withdrawal, death, Disability, resignation from the Partner Management Committee or removal of any of the members of the Partner Management Committee, the remaining members of the Partner Management Committee shall act by majority vote to fill such vacancy or reduce the size of the committee to the remaining members. The Chairman or, if there is no Chairman, a majority of the Partner Management Committee, may appoint a new member of the Partner Management Committee at any time.

(ii) Chairman. The Chairman of the Partner Management Committee shall serve in such capacity until his Special Withdrawal, Withdrawal, death, Disability, resignation as Chairman or from the Partner Management Committee, or removal as Chairman by the Och-Ziff Board. In any such case, the Och-Ziff Board shall either (A) appoint a new Chairman, who may be an existing member of the Partner Management Committee or any other Active Individual LP, or (B) determine that there shall be no Chairman of the Partner Management Committee.

(c) Procedure. Meetings of the Partner Management Committee shall be held at such time, at such place and in such manner as the Chairman shall determine (or, in the case of there being no Chairman, at such times as a majority of the other members of the Partner Management Committee request). When the Partner Management Committee acts by full committee, all decisions shall be made by the majority vote of all members, with each member having one vote except that, if a tie would otherwise result, the Chairman shall have two votes. The Chairman of the Partner

Management Committee shall have the ability to take action unilaterally as expressly set forth in this Agreement. Where the Chairman acts unilaterally, no meeting need be held. Members of the Partner Management Committee may participate in a meeting of the Partner Management Committee by means of telephone, video conferencing or other communications technology by means of which all Persons participating in the meeting can hear and be heard. Any member of the Partner Management Committee who is unable to attend a meeting of the Partner Management Committee may grant in writing to another member of the Partner Management Committee such member’s proxy to vote on any matter upon which action is to be taken at such meeting. No meeting may be held without the attendance of a majority of the members of the Partner Management Committee, including the Chairman (if any). Any decision or action that may be approved by a vote of the Partner Management Committee in a meeting held in accordance with this Section 4.2 shall be equally valid if approved, without a meeting being held, by the written consent of members of the Partner Management Committee who could together have approved such decision or action by their votes at a meeting. The Partner Management Committee shall conduct its business by such other procedures as approved in writing by a majority of its members including the Chairman.

(d) Powers and Responsibilities. The powers and responsibilities of the Partner Management Committee and its Chairman individually shall be limited to those powers and responsibilities set forth expressly in this Agreement (including, without limitation, in Sections 3.1, 4.1, 4.2, 7.1, 8.1, 8.3, 8.4 and 10.2), and to the reconstitution of the Class B Shareholder Committee (by majority vote of the Partner Management Committee) pursuant to the Class B Shareholders Agreement; provided, however, that the General Partner may delegate in writing such further power and responsibilities to the Partner Management Committee or its Chairman as it shall deem necessary, advisable or appropriate in its sole and absolute discretion from time to time, which delegation may be set forth in this Agreement, as an amendment hereto (which shall not require the vote or approval of any Limited Partner) or a resolution duly adopted by the General Partner.

Section 4.3 Partner Performance Committee.

(a) Establishment. The General Partner has established a partner performance committee (the “Partner Performance Committee”), with Daniel S. Och serving as its Chairman as of the date hereof. Daniel S. Och shall continue to serve as Chairman of the Partner Performance Committee until the Transition Date or his earlier death or Disability, at which time (i) Mr. Och shall automatically cease to serve as Chairman and shall also cease to be a member of the Partner Performance Committee, and (ii) provided that he continues to be an Active Individual LP, Robert Shafir (or his successor as Chief Executive Officer of Och-Ziff) shall succeed Mr. Och as Chairman of the Partner Performance Committee. As of the date Mr. Shafir (or his successor) succeeds Mr. Och as Chairman of the Partner Performance Committee in accordance with the foregoing sentence, the Partner Performance Committee shall be comprised of the individuals named on Exhibit F hereto, provided that each such individual is an Active Individual LP on such date; thereafter, the membership of the Partner Performance Committee may change from time to time in accordance with Section 4.3(b). The Partner Performance Committee shall have the powers and responsibilities described in Section 4.3(d).

(b) Membership. Subject to Section 4.3(a), the Partner Performance Committee’s membership may change in accordance with this Section 4.3(b):

(i) Committee Members. Each member of the Partner Performance Committee shall serve until such member’s Special Withdrawal, Withdrawal, death, Disability, resignation from the Partner Performance Committee, or, other than with respect to the Chairman of the Partner Performance Committee, removal by a majority vote of the other members of the Partner Performance Committee. Upon the Special Withdrawal, Withdrawal, death, Disability, resignation from the Partner Performance Committee or removal of any of the members of the Partner Performance Committee, the remaining members of the Partner Performance Committee shall act by majority vote to fill such vacancy or reduce the size of the committee to the remaining members. The Chairman or, if there is no Chairman, a majority of the Partner Performance Committee, may appoint a new member of the Partner Performance Committee at any time.

(ii) Chairman. The Chairman of the Partner Performance Committee shall serve in such capacity until his Special Withdrawal, Withdrawal, death, Disability, resignation as Chairman or from the Partner Performance Committee, or removal as Chairman by the Och-Ziff Board. In any such case, the Och-Ziff Board shall either (A) appoint a new Chairman, who may be an existing member of the Partner Performance Committee or any other Active Individual LP, or (B) determine that there shall be no Chairman of the Partner Performance Committee.

(c) Procedure. Meetings of the Partner Performance Committee shall be held at such time, at such place and in such manner as the Chairman shall determine (or, in the case of there being no Chairman, at such times as a majority of the other members of the Partner Performance Committee request). When the Partner Performance Committee acts by full committee, all decisions shall be made by the majority vote of all members, with each member having one vote except that, if a tie would otherwise result, the Chairman shall have two votes. The Chairman of the Partner Performance Committee shall have the ability to take action as expressly set forth in this Agreement. Where the Chairman acts unilaterally, no meeting need be held. Members of the Partner Performance Committee may participate in a meeting of the Partner Performance Committee by means of telephone, video conferencing or other communications technology by means of which all Persons participating in the meeting can hear and be heard. Any member of the Partner Performance Committee who is unable to attend a meeting of the Partner Performance Committee may grant in writing to another member of the Partner Performance Committee such member’s proxy to vote on any matter upon which action is to be taken at such meeting. No meeting may be held without the attendance of a majority of the members of the Partner Performance Committee, including the Chairman (if any). Any decision or action that may be approved by a vote of the Partner Performance Committee in a meeting held in accordance with this Section 4.3 shall be equally valid if approved, without a meeting being held, by the written consent of members of the Partner Performance Committee who could together have approved such decision or action by their votes at a meeting. The Partner Performance Committee shall conduct its business by such other procedures as approved in writing by a majority of its members including the Chairman.

(d) Powers and Responsibilities. The powers and responsibilities of the Partner Performance Committee and its Chairman individually shall be limited to those powers and responsibilities set forth expressly elsewhere in this Agreement (including, without limitation, in Sections 4.1, 4.3 and 8.3); provided, however, that the General Partner may delegate in writing such further power and responsibilities to the Partner Performance Committee or its Chairman as it shall deem necessary, advisable or appropriate in its sole and absolute discretion from time to time, which delegation may be set forth in this Agreement, as an amendment hereto (which shall not require the vote or approval of any Limited Partner) or a resolution duly adopted by the General Partner.

Section 4.4 Books and Records; Accounting. The General Partner shall have responsibility for the day-to-day management and general oversight of the accounting and finance function of the Partnership and shall keep at the principal office of the Partnership (or at such other place as the General Partner shall determine) true and complete books and records regarding the status of the business and financial condition and results of operations of the Partnership. The books and records of the Partnership shall be kept in accordance with the federal income tax accounting methods and rules determined by the General Partner, which methods and rules shall reflect all transactions of the Partnership and shall be appropriate and adequate for the business of the Partnership. No Limited Partner shall have the right to request any information from the Partnership except as provided in Section 4.6.

Section 4.5 Expenses. Except as otherwise provided in this Agreement, the Partnership shall be responsible for and shall pay out of funds of the Partnership determined by the General Partner to be available for such purpose, all expenses and obligations of the Partnership, including, without limitation, those incurred by the Partnership or the General Partner or their Affiliates, or the Partner Management Committee or the Partner Performance Committee in connection with the formation, conversion, operation or management of the Partnership and the business conducted by the Partnership, in organizing the Partnership and preparing, negotiating, executing, delivering, amending and modifying this Agreement.

Section 4.6 Partnership Tax and Information Returns.

(a) The Partnership shall use commercially reasonable efforts to timely file all returns of the Partnership that are required for U.S. federal, state and local income tax purposes. The Tax Matters Partner shall use commercially reasonable efforts to furnish to all Partners necessary tax information as promptly as possible after the end of the Fiscal Year; provided, however, that delivery of such tax information may be subject to delay as a result of the late receipt of any necessary tax information from an entity in which the Partnership holds a direct or indirect interest. Each Partner agrees to file all U.S. federal, state and local tax returns required to be filed by it in a manner consistent with the information provided to it by the Partnership. The classification, realization and recognition of income, gain, losses and deductions and other items shall be on the accrual method of accounting for U.S. federal, state and local income tax purposes.

(b) Except as otherwise provided herein, the General Partner, in its sole and absolute discretion, shall determine whether the Partnership should make any elections permitted by the tax laws of the United States, the several states and other relevant jurisdictions.

(c) The General Partner shall designate one Partner as the Tax Matters Partner (as defined in the Code). The Tax Matters Partner shall be the General Partner until the General Partner designates another Partner in writing. The Tax Matters Partner is authorized and required to represent the Partnership (at the Partnership’s expense) in connection with all examinations of the Partnership’s affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Partnership funds for professional services and costs associated therewith. Each Partner agrees to cooperate with the Tax Matters Partner and to do or refrain from doing any or all things reasonably required by the Tax Matters Partner to conduct such proceedings.

(d) To the extent permissible under the New Partnership Audit Procedures, the Tax Matters Partner shall be the “Partnership Representative” of the Partnership (within the meaning of Section 6223 of the New Partnership Audit Procedures) (the “Partnership Representative”). If the Tax Matters Partner is not permitted to be the Partnership Representative under the New Partnership Audit Procedures, then the General Partner shall, in its discretion, appoint another Partner to serve as the Partnership Representative. The Partnership Representative is authorized to, in its sole discretion, make an election under the New Partnership Audit Procedures or otherwise take any legally permissible action so that, to the greatest extent possible, no Partner shall bear liability for taxes, interest, or penalties imposed on the Partnership under Section 6225 of the New Partnership Audit Procedures that such Partner would not have borne if the law in effect prior to the effective date of the New Partnership Audit Procedures continued to remain effective and Section 6225 were not effective. The Partnership Representative may, in its sole discretion, apportion any taxes (and related interest, penalties, claims, liabilities and expenses) imposed on the Partnership pursuant to the New Partnership Audit Procedures among the Partners and may withhold any such amounts from distributions made to any such Partner. Notwithstanding any other provision of this Agreement, the General Partner and the Partnership Representative are authorized to take any action that may be required to assist or cause the Partnership or any of its Subsidiaries to comply with any withholding requirements established under the Code or any other federal, state, local or foreign law including, without limitation, pursuant to Sections 1441, 1442, 1445 and 1446 of the Code. To the extent that the Partnership is required or elects to withhold or otherwise pays over to any taxing authority any amount resulting from the allocation or distribution of income to any Partner (including, without limitation, by reason of Section 1446 of the Code) or any amounts apportioned to a Partner with respect to the New Partnership Audit Procedures, the General Partner or the Partnership Representative may, in its sole and absolute discretion, treat the amount withheld as a distribution of cash pursuant to Section 7.1 or Article IX in the amount of such withholding from or with respect to such Partner or the amount paid over as an expense to be borne by the Partners generally. If distributions are insufficient to satisfy any amounts apportioned to any Partner with respect to the New Partnership Audit Procedures, such Partner shall indemnify and hold harmless the General Partner, the Partnership Representative and the Partnership for such amounts, which indemnity obligation shall survive the exchange or assignment of an Interest and the termination of this Agreement.

(e) Partnership Division. In a series of transactions that comprised an “assets over” partnership division described in Treasury Regulation Section 1.708-1(d), the Partnership succeeded to certain assets of OZ Management LP, including goodwill and other intangible assets. In that partnership division, the Partnership was the “recipient partnership” and OZ Management LP was the “prior partnership”/“divided partnership.” The Partnership will file its federal, state, and local tax returns consistent with that characterization. Terms in quotations in this Section 4.6(e) have the meanings given thereto in Treasury Regulation Sections 1.708-1(d)(3) and (d)(4).

ARTICLE V

CONTRIBUTIONS AND CAPITAL ACCOUNTS

Section 5.1 Capital Contributions.

(a) Limited Partners may make Capital Contributions at such times and in such amounts as shall be determined by the General Partner in its sole and absolute discretion; provided, however, that (i) no Original Related Trust or Subsequent Related Trust shall be obligated to make Capital Contributions pursuant to this Section 5.1(a) and (ii) no other Related Trust shall be obligated to make Capital Contributions pursuant to this Section 5.1(a) unless otherwise determined by the General Partner.

(b) In the event that the Partnership is required at any time to return any distribution it has received from any fund or investment vehicle or other entity, each Partner who received a portion of such distribution agrees that upon request it will promptly make a Capital Contribution in proportion to the distribution amount such Partner received to enable the Partnership to return such distribution.

Section 5.2 Capital Accounts.

(a) The General Partner shall maintain, for each Partner owning Units or Class C Non-Equity Interests, a separate Capital Account with respect to such Partner in accordance with the rules of Treasury Regulation Section 1.704-1(b)(2)(iv). Such Capital Account shall be increased by (i) the amount of all Capital Contributions made to the Partnership with respect to any such Units or Class C Non-Equity Interests pursuant to this Agreement and (ii) all items of Partnership income and gain (including, without limitation, income and gain exempt from tax) computed in accordance with Section 5.2(b) and allocated with respect to any such Units and Class C Non-Equity Interests pursuant to Section 6.1, and decreased by (x) the amount of cash or Net Agreed Value of all actual and deemed distributions of cash or property made with respect to any such Units and Class C Non-Equity Interests pursuant to this Agreement and (y) all items of Partnership deduction and loss computed in accordance with Section 5.2(b) and allocated with respect to any such Units pursuant to Section 6.1. Except as otherwise indicated in this Agreement, the foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulation Section 1.704-1(b) and shall be interpreted and applied in a manner consistent with such Treasury Regulation.

(b) For purposes of computing the amount of any item of income, gain, loss or deduction, which is to be allocated pursuant to Article VI and is to be reflected in the Partners’ Capital Accounts, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for U.S. federal income tax purposes (including, without limitation, any method of depreciation, cost recovery or amortization used for that purpose); provided, however, that:

(i) Except as otherwise provided in Treasury Regulation Section 1.704-1(b)(2)(iv)(m), the computation of all items of income, gain, loss and deduction shall be made without regard to any election under Section 754 of the Code which may be made by the Partnership and, as to those items described in Section 705(a)(1)(B) or 705(a)(2)(B) of the Code, without regard to the fact that such items are not includable in gross income or are neither currently deductible nor capitalized for U.S. federal income tax purposes. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment in the Capital Accounts shall be treated as an item of gain or loss.

(ii) Any income, gain or loss attributable to the taxable disposition of any Partnership property shall be determined as if the adjusted basis of such property as of such date of disposition were equal in amount to the Partnership’s Carrying Value with respect to such property as of such date.

(iii) The Capital Account balance of each Partner and the Carrying Value of all Partnership property shall be revalued in accordance with the rules set forth in Treasury Regulation Section 1.704-1(b)(2)(iv)(f) and the provisions of Section 6.1(c), to reflect the Partner’s allocable share (as determined under Article VI) of the items of Net Income or Net Loss that would be realized by the Partnership if it sold all of its property at its fair market value (taking Code Section 7701(g) into account) (determined in a manner consistent with Fair Market Value):

(A) immediately before the Recapitalization;

(B) in the event of (1) any Sale or liquidation of the Partnership in which the Partnership realizes Liquidating Gains, (2) any Drag-Along Sale, Tag-Along Sale or Change of Control in which such Common Unit will actually participate in accordance with Section 3.1(h) or any Exchange Event if, in any such case, the Partnership would have realized Liquidating Gains had a Sale occurred at such time and the Partnership would have realized incremental Liquidating Gains since the last time the Partnership revalued the Capital Accounts pursuant to this clause (2) had a Sale occurred at such time, and (3) beginning no later than 45 days following the end of the Distribution Holiday, at the beginning of any business day if on such business day any of the Common Units, other than the Class A-1 Common Units or Class B Common Units, is yet to achieve the Book-Up Target and the Partnership would have realized incremental Liquidating Gains since the last time the Partnership revalued the Capital Accounts pursuant to this clause (3) had a Sale occurred at such time; and

(C) if the General Partner, in its sole and absolute discretion, determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Partners on (1) the date of the acquisition of any additional interest in the Partnership by any new or existing Partner in exchange for more than a de minimis Capital Contribution, (2) the date of the distribution of more than a de minimis amount of Partnership assets to a Partner, (3) the date any interest in the Partnership is relinquished to the Partnership, or (4) any other time.

Notwithstanding the foregoing, for purposes of any Common Unit (other than any Class A-1 Common Units or Class B Common Units) satisfying its Book-Up Target at any time, any revaluation pursuant to this Section 5.2(b)(iii) may be made with respect to such Common Unit only following the end of the Distribution Holiday (or in the event of an earlier Sale or liquidation of the Partnership, an earlier Drag-Along Sale or Tag-Along Sale in which such Common Unit will actually participate in accordance with Section 3.1(h), or an earlier Exchange Event in which such Common Unit will actually be exchanged and, in case of such Exchange Event, such revaluation may be hypothetical rather than actual). Sections 6.1(c)(i)-(iv) shall be applied among the Class A Common Units, among the Class D Common Units and among the Class E Common Units on a unit-by-unit basis in the manner that would result in the greatest number of such Common Units achieving their Book-Up Target.

(c) A transferee of Units shall succeed to a pro rata portion of the Capital Account of the transferor relating to the Units so Transferred, unless otherwise determined by the General Partner.

(d) Notwithstanding anything expressed or implied to the contrary in this Agreement, no Partner shall have the right to request, demand, or receive any distribution in respect of such Partner’s Capital Account from the Partnership (other than as expressly provided in Article VII or Article IX).

Section 5.3 Determinations by General Partner. Notwithstanding anything expressed or implied to the contrary in this Agreement, in the event the General Partner shall determine, in its sole and absolute discretion, that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto, are computed in order to effectuate the intended economic sharing arrangement of the Partners, the General Partner may make such modification.

ARTICLE VI

ALLOCATIONS

Section 6.1 Allocations for Capital Account Purposes. For purposes of maintaining the Capital Accounts and in determining the rights of the Partners among themselves, the Partnership’s items of income, gain, loss and deduction (computed in accordance with Section 5.2(b)) shall be allocated among the Partners in each taxable year (or portion thereof) as provided herein below.

(a) Net Income. Subject to the terms of any Unit Designation and Section 6.1(c), after giving effect to the special allocations set forth in Section 6.1(d), Net Income for each taxable year and all items of income, gain, loss and deduction taken into account in computing Net Income for such taxable year shall be allocated to the Partners:

(i) First, with respect to Partners that have Class C Non-Equity Interests, in amounts, if any, as determined by Class C Approval in respect of each such Partner for such taxable year; and

(ii) Second, in accordance with the respective Percentage Interests of the Partners; provided, however, that (A) beginning with the fourth quarter of 2018, Net Income for the Distribution Holiday period ending immediately prior to the Distribution Holiday Achievement Quarter and items thereof shall be allocated solely to the Partners holding Class B Common Units, (B) Net Income for the Distribution Holiday Achievement Quarter and items thereof shall be allocated to the Partners in accordance with the manner in which distributions with respect to the Distribution Holiday Achievement Quarter are made pursuant to Section 7.1(b)(v), and (C) to the extent Class B Common Units are allocated a disproportionate amount of Net Loss pursuant to Section 6.1(b), a corresponding additional amount of Net Income and items thereof shall be allocated to the Partners holding Class B Common Units to reverse the allocation of the disproportionate amount of Net Loss prior to the allocation of any Net Income and items thereof with respect to the Common Units.

(b) Net Loss. Subject to the terms of any Unit Designation and Section 6.1(c), after giving effect to the special allocations set forth in Section 6.1(d), Net Loss for each taxable period and all items of income, gain, loss and deduction taken into account in computing Net Loss for such taxable period shall be allocated to the Partners in accordance with their respective Percentage Interests; provided, however, that to the extent any allocation of Net Loss would cause any Partner to have a deficit balance in its Adjusted Capital Account at the end of such taxable year (or increase any existing deficit balance in its Adjusted Capital Account), such allocation of Net Loss shall be reallocated among the other Partners in accordance with their respective positive Capital Account balances.

(c) Allocation of Liquidating Gains. Notwithstanding any other provision of this Agreement to the contrary (subject to the terms of any Unit Designation, and after giving effect to the special allocations set forth in Section 6.1(d)), Liquidating Gains shall first be allocated among the Partners in the following order of priority:

(i) First, to the Partners holding Class A Common Units, Class B Common Units and Class E Common Units, until the Economic Capital Account Balance of each such Partner, to the extent attributable to such Partner’s ownership of such Common Units, is equal to each such Common Unit’s Book-Up Target (after taking into account contemporaneous allocations made pursuant to this Section 6.1(c)(i)). Any such allocations shall be made among such Partners holding Class A Common Units, Class B Common Units and Class E Common Units in proportion to the amounts required to be allocated to each such Partner under this Section 6.1(c)(i) in order to achieve the Book-Up Target with respect to all of such Common Units; provided that (A) allocations of Liquidating Gains pursuant to this Section 6.1(c)(i) shall be made to Class A Common Units and Class E Common Units only to the extent that the Fair Market Value of the Partnership has appreciated above the Threshold Value with respect to the applicable Class A Common Units or Class E Common Units and (B) for purposes of this Section 6.1(c)(i), the Capital Account attributable to a Partner’s Class A-1 Common Units shall be treated as attributable in its entirety to such Partner’s Class A Common Units and none shall be attributable to such Partner’s Class A-1 Common Units. For the avoidance of doubt, in no event shall the Economic Capital Account Balance attributable to any Class A Common Unit be reduced pursuant to this Section 6.1(c)(i) except to the extent a corresponding Class E Common Unit achieves its Book-Up Target. The allocations set forth in this Section 6.1(c)(i) shall be taken into account for determining the Capital Account of each Partner.

(ii) Second, to the Partners holding Class P Common Units, on a series by series basis in chronological order of issuance (first to the earliest such series), until the Economic Capital Account Balance of each such Partner, to the extent attributable to such Partner’s ownership of such Class P Common Units, is equal to the product of (x) the Book-Up Target and (y) the number of such Partner’s applicable Class P Common Units, allocated among such Partners in proportion to the amount required to be allocated to each such Partner under this Section 6.1(c)(ii); provided that allocations of Liquidating Gains pursuant to this Section 6.1(c)(ii) shall be made only to the extent that the Fair Market Value of the Partnership has appreciated above the Threshold Value of the applicable Class P Common Units. The allocations set forth in this Section 6.1(c)(ii) shall be taken into account for determining the Capital Account of each Partner.

(iii) Third, to the Partners holding Class D Common Units, on a series by series basis in chronological order of issuance (first to the earliest such series), until the Economic Capital Account Balance of each such Partner, to the extent attributable to such Partner’s ownership of such Class D Common Units, is equal to the product of (x) the Book-Up Target and (y) the number of such Partner’s applicable Class D Common Units, allocated among such Partners in proportion to the amount required to be allocated to each such Partner under this Section 6.1(c)(iii); provided that allocations of Liquidating Gains pursuant to this Section 6.1(c)(iii) shall be made only to the extent that the Fair Market Value of the Partnership has appreciated above the Threshold Value of the applicable Class D Common Units. The allocations set forth in this Section 6.1(c)(iii) shall be taken into account for determining the Capital Account of each Partner.

(iv) Fourth, unless determined otherwise by the General Partner in its sole and absolute discretion, to the Partners holding PSIs, on a series by series basis in chronological order of issuance (first to the earliest such series), until the Economic Capital Account Balance of each such Partner, to the extent attributable to such Partner’s ownership of such PSIs, is equal to the product of (x) the Book-Up Target and (y) the number of such Partner’s applicable PSIs, allocated among such Partners in proportion to the amount required to be allocated to each such Partner under this Section 6.1(c)(iv); provided that allocations of Liquidating Gains pursuant to this Section 6.1(c)(iv) shall be made only to the extent that the Fair Market Value of the Partnership has appreciated above the Threshold Value of the applicable PSIs. The allocations set forth in this Section 6.1(c)(iv) shall be taken into account for determining the Capital Account of each Partner.

(d) Special Allocations. Notwithstanding any other provision of this Section 6.1, the following special allocations shall be made for such taxable period:

(i) Partnership Minimum Gain Chargeback. Notwithstanding any other provision of this Section 6.1, if there is a net decrease in Partnership Minimum Gain during any Partnership taxable period, each Partner shall be allocated items of Partnership income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(f)(6), 1.704-2(g)(2) and 1.704-2(j)(2)(i), or any successor provision. For purposes of this Section 6.1(d), each Partner’s Adjusted Capital Account balance shall be determined, and the allocation of income and gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.1(d) with respect to such taxable period (other than an allocation pursuant to Section 6.1(d)(iii) and 6.1(d)(vi)). This Section 6.1(d)(i) is intended to comply with the Partnership Minimum Gain chargeback requirement in Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.

(ii) Chargeback of Partner Nonrecourse Debt Minimum Gain. Notwithstanding the other provisions of this Section 6.1 (other than Section 6.1(d)(i)), except as provided in Treasury Regulation Section 1.704-2(i)(4), if there is a net decrease in Partner Nonrecourse Debt Minimum Gain during any Partnership taxable period, any Partner with a share of Partner Nonrecourse Debt Minimum Gain at the beginning of such taxable period shall be allocated items of Partnership income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(i)(4) and 1.704-2(j)(2)(ii), or any successor provisions. For purposes of this Section 6.1(d), each Partner’s Adjusted Capital Account balance shall be determined, and the allocation of income and gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.1(d), other than Section 6.1(d)(i) and other than an allocation pursuant to Section 6.1(d)(v) and 6.1(d)(vi), with respect to such taxable period. This Section 6.1(d)(ii) is intended to comply with the chargeback of items of income and gain requirement in Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(iii) Qualified Income Offset. In the event any Partner unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), (5), or (6), items of Partnership income and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations promulgated under Section 704(b) of the Code, the deficit balance, if any, in its Adjusted Capital Account created by such adjustments, allocations or distributions as quickly as possible unless such deficit balance is otherwise eliminated pursuant to Section 6.1(d)(i) or (ii). This Section 6.1(d)(iii) is intended to qualify and be construed as a “qualified income offset” within the meaning of Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(iv) Gross Income Allocations. In the event any Partner has a deficit balance in its Capital Account at the end of any Partnership taxable period in excess of the sum of (A) the amount such Partner is required to restore pursuant to the provisions of this Agreement and (B) the amount such Partner is deemed obligated to restore pursuant to Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5), such Partner shall be specially allocated items of Partnership gross income and gain in the amount of such excess as quickly as possible; provided, however, that an allocation pursuant to this Section 6.1(d)(iv) shall be made only if and to the extent that such Partner would have a deficit balance in its Capital Account as adjusted after all other allocations provided for in this Section 6.1 have been tentatively made as if this Section 6.1(d)(iv) were not in this Agreement.

(v) Nonrecourse Deductions. Nonrecourse Deductions for any taxable period shall be allocated to the Partners in accordance with their respective Percentage Interests. If the General Partner determines that the Partnership’s Nonrecourse Deductions should be allocated in a different ratio to satisfy the safe harbor requirements of the Treasury Regulations promulgated under Section 704(b) of the Code, the General Partner is authorized, upon notice to the other Partners, to revise the prescribed ratio to the numerically closest ratio that does satisfy such requirements.

(vi) Partner Nonrecourse Deductions. Partner Nonrecourse Deductions for any taxable period shall be allocated 100% to the Partner that bears the Economic Risk of Loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Treasury Regulation Section 1.704-2(i). If more than one Partner bears the Economic Risk of Loss with respect to a Partner Nonrecourse Debt, such Partner Nonrecourse Deductions attributable thereto shall be allocated between or among such Partners in accordance with the ratios in which they share such Economic Risk of Loss.

(vii) Nonrecourse Liabilities. Nonrecourse Liabilities of the Partnership described in Treasury Regulation Section 1.752-3(a)(3) shall be allocated among the Partners in the manner chosen by the General Partner and consistent with such Treasury Regulation; provided that any Nonrecourse Liabilities of the Partnership outstanding as of the Recapitalization Date shall, nonetheless, be allocated among the Partners in accordance with the provisions of Treasury Regulation Section 1.752-3(a)(1) or (2).

(viii) Code Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such item of gain or loss shall be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Treasury Regulations.

(ix) Curative Allocation. The Required Allocations are intended to comply with certain requirements of the Treasury Regulations. It is the intent of the Partners that, to the extent possible, all Required Allocations shall be offset either with other Required Allocations or with special allocations of other items of Partnership income, gain, loss or deduction pursuant to this Section 6.1(d)(ix). Therefore, notwithstanding any other provision of this Article VI (other than the Required Allocations), the General Partner shall make such offsetting special allocations of Partnership income, gain, loss or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Partner’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Partner would have had if the Required Allocations were not part of this Agreement and all Partnership items were allocated pursuant to the economic agreement among the Partners.

(x) The General Partner shall, with respect to each taxable period, (1) apply the provisions of Section 6.1(d)(ix) in whatever order is most likely to minimize the economic distortions that might otherwise result from the Required Allocations, and (2) divide all allocations pursuant to Section 6.1(d)(ix) among the Partners in a manner that is likely to minimize such economic distortions.

(xi) The Partnership shall specially allocate an amount of gross income equal to the Expense Amount to the General Partner.

Section 6.2 Allocations for Tax Purposes.

(a) Except as otherwise provided herein, each item of income, gain, loss and deduction shall be allocated, for U.S. federal income tax purposes, among the Partners in the same manner as its correlative item of “book” income, gain, loss or deduction is allocated pursuant to Section 6.1.

(b) In an attempt to eliminate Book-Tax Disparities attributable to a Contributed Property or an Adjusted Property, items of income, gain, loss, depreciation, amortization and cost recovery deductions shall be allocated for U.S. federal income tax purposes among the Partners as follows:

(i) (A) In the case of a Contributed Property, such items attributable thereto shall be allocated among the Partners in the manner provided under Section 704(c) of the Code that takes into account the variation between the Agreed Value of such property and its adjusted basis at the time of contribution; and (B) any item of Residual Gain or Residual Loss attributable to a Contributed Property shall be allocated among the Partners in the same manner as its correlative item of “book” gain or loss is allocated pursuant to Section 6.1.

(ii) (A) In the case of an Adjusted Property, such items attributable thereto shall (1) first, be allocated among the Partners in a manner consistent with the principles of Section 704(c) of the Code to take into account the Book-Tax Disparity of such property, and (2) second, in the event such property was originally a Contributed Property, be allocated among the Partners in a manner consistent with Section 6.2(b)(i)(A); and (B) any item of Residual Gain or Residual Loss attributable to an Adjusted Property shall be allocated among the Partners in the same manner as its correlative item of “book” gain or loss is allocated pursuant to Section 6.1.

(iii) The General Partner may cause the Partnership to eliminate Book-Tax Disparities using any method or methods described in Treasury Regulation Section 1.704-3 or that it determines is appropriate, in its sole and absolute discretion.

(c) For the proper administration of the Partnership, the General Partner, as it determines in its sole and absolute discretion is necessary or appropriate to execute the provisions of this Agreement and to comply with U.S. federal, state and local tax law, may (i) adopt such conventions as it deems appropriate in determining the amount of depreciation, amortization and cost recovery deductions; (ii) make special allocations for federal income tax purposes of income (including, without limitation, gross income) or deductions; (iii) amend the provisions of this Agreement as appropriate (x) to reflect the proposal or promulgation of Treasury Regulations under Section 704(b) or Section 704(c) of the Code or (y) otherwise to preserve or achieve uniformity of the Units (or any class or classes thereof); and (iv) adopt and employ methods for (A) the maintenance of Capital Accounts for book and tax purposes, (B) the determination and allocation of adjustments under Sections 704(c), 734 and 743 of the Code, (C) the determination and allocation of taxable income, tax loss and items thereof under this Agreement and pursuant to the Code, (D) the determination of the identities and tax classification of holders of Units, (E) the provision of tax information and reports to the holders of Units, (F) the adoption of reasonable conventions and methods for the valuation of assets and the determination of tax basis, (G) the allocation of asset values and tax basis, (H) the adoption and maintenance of accounting methods, (I) the recognition of the Transfer of Units and (J) tax compliance and other tax-related requirements, including without limitation, the use of computer software.

(d) All items of income, gain, loss, deduction and credit recognized by the Partnership for U.S. federal income tax purposes and allocated to the Partners in accordance with the provisions hereof shall be determined without regard to any election under Section 754 of the Code that may be made by the Partnership; provided, however, that such allocations, once made, shall be adjusted (in the manner determined by the General Partner in its sole and absolute discretion) to take into account those adjustments permitted or required by Sections 734 and 743 of the Code.

(e) For purposes of determining the items of Partnership income, gain, loss, deduction, or credit allocable to any Partner with respect to any period, such items shall be determined on a daily, monthly, quarterly or other basis, as determined by the General Partner in its sole and absolute discretion using any permissible method under Code Section 706 and the Treasury Regulations thereunder.

ARTICLE VII

DISTRIBUTIONS

Section 7.1 Distributions.

(a) No Partner shall have the right to withdraw capital or demand or receive distributions or other returns of any amount in his Capital Account, except as expressly provided in this Article VII or Article IX.

(b) Subject to the terms of any Unit Designation, distributions in respect of Units shall be made to the Partners in the following order:

(i) First, Tax Distributions shall be made pursuant to Section 7.3.

(ii) Second, an Expense Amount Distribution shall be made pursuant to Section 7.4.

(iii) Third, distributions, if any, shall be made to the relevant Limited Partners in respect of Class C Non-Equity Interests as and when determined by Class C Approval.

(iv) Fourth, distributions shall be made as and when determined by the General Partner, in its sole and absolute discretion, in respect of any amounts allocated to a Partner’s Capital Account pursuant to Section 5.3.

(v) Fifth, distributions shall be made to the relevant Limited Partners in respect of their Common Units (other than Non-Participating Class P Common Units and Class A-1 Common Units) as and when determined by the General Partner in its sole and absolute discretion in accordance with the Partners’ respective Percentage Interests associated with such Common Units, provided that following the Recapitalization Date, any Distribution Holiday Distribution distributed pursuant to this Section 7.1(b)(v) shall be made solely in respect of Class B Common Units.

(vi) Sixth, distributions shall be made to the relevant Limited Partners in respect of PSIs as and when determined by the General Partner in its sole and absolute discretion in accordance with the Partners’ respective Percentage Interests associated with such PSIs.

(vii) Notwithstanding the foregoing, (A) the General Partner may, with the consent of the affected Partner, delay distribution of any amounts otherwise distributable to any Partner under this Section 7.1, and (B) in the event of the Partnership selling or otherwise disposing of substantially all of its assets or a dissolution of the Partnership, all distributions shall be made in accordance with Section 9.4.

(c) In the General Partner’s sole discretion and subject to the terms of any Partner Agreement, amounts received (including amounts withheld in respect of taxes or other governmental charges from such amounts so received) (i) by any International Partner pursuant to a Partner Agreement with any Subsidiary of the Partnership relating to the performance of services to or for the benefit of such Subsidiary by such Partner during any period beginning on or after the date of such Partner’s admission to the Partnership or (ii) by any Limited Partner as a draw, for services or any comparable payment for an annual period pursuant to a Partner Agreement, in each case shall be treated as distributions made to such Partner with respect to such period (and, if required, future periods) for all purposes of this Agreement, and such amounts shall reduce amounts otherwise distributable to the Partner pursuant to this Agreement with respect to such period (or such future periods).

Section 7.2 Distributions in Kind. The General Partner may cause the Partnership to make distributions of assets in kind in its sole and absolute discretion. Whenever the distributions provided for in Section 7.1 shall be distributable in property other than cash, the value of such distribution shall be the fair market value of such property determined by the General Partner in good faith, and in the event of such a distribution there shall be allocated to the Partners in accordance with Article VI the amount of Net Income or Net Loss that would result if the distributed asset had been sold for an amount in cash equal to its fair market value at the time of the distribution. No Partner shall have the right to demand that the Partnership distribute any assets in kind to such Partner.

Section 7.3 Tax Distributions. Subject to §17-607 of the Act, and unless determined otherwise by the General Partner in its sole discretion, the Partnership shall make distributions to each Partner for each calendar quarter as follows (collectively, the “Tax Distributions”):

(a) On or before the 10th day following the end of the First Quarterly Period of each calendar year, an amount equal to such Partner’s Presumed Tax Liability for the First Quarterly Period less the aggregate amount of Prior Distributions previously made to such Partner during such calendar year, excluding any Tax Distribution with respect to a previous calendar year;

(b) On or before the 10th day following the end of the Second Quarterly Period of each calendar year, an amount equal to such Partner’s Presumed Tax Liability for the Second Quarterly Period less the aggregate amount of Prior Distributions previously made to such Partner during such calendar year, excluding any Tax Distribution with respect to a previous calendar year;

(c) On or before the 10th day following the end of the Third Quarterly Period of each calendar year, an amount equal to such Partner’s Presumed Tax Liability for the Third Quarterly Period less the aggregate amount of Prior Distributions previously made to such Partner during such calendar year, excluding any Tax Distribution with respect to a previous calendar year;

(d) On or before the 10th day following the end of the Fourth Quarterly Period of each calendar year, an amount equal to such Partner’s Presumed Tax Liability for the Fourth Quarterly Period less the aggregate amount of Prior Distributions previously made to such Partner during such calendar year, excluding any Tax Distribution with respect to a previous calendar year; and

(e) Tax Distributions shall be made on the basis of a calendar year regardless of the Fiscal Year used by the Partnership. To the extent the General Partner determines in its sole and absolute discretion that the distributions made under the foregoing subsections (a) through (d) are insufficient to satisfy the Partners’ Presumed Tax Liability for the applicable calendar year, on or before the April 10th immediately following the applicable calendar year, an amount that the General Partner determines in its reasonable discretion will be sufficient to allow each Partner to satisfy his Presumed Tax Liability for the applicable calendar year, after taking into account all Prior Distributions made to the Partners with respect to the applicable calendar year, excluding any Tax Distribution with respect to a previous calendar year.

(f) Notwithstanding any other provision of this Agreement, other than Section 7.3(g), any Tax Distributions shall be made: (i) to all Limited Partners holding Common Units (other than Non-Participating Class P Common Units and Class A-1 Common Units) pro rata in accordance with the Percentage Interests associated with their Common Units; (ii) to all PSI Limited Partners pro rata in accordance with the Percentage Interests associated with their PSIs; and (iii) as if each distributee Partner was allocated an amount of income in each Quarterly Period in respect of such Partner’s class of Units equal to the product of (x) the highest amount of income allocated to any Partner with respect to the same class of Units, calculated on a per-Unit basis, taking into account any income allocations pursuant to Section 6.2 hereof and disregarding any adjustment required by Section 734 or Section 743 of the Code, multiplied by (y) the amount of Units held by such distributee Partner.

(g) Subject to the limitations set forth in this Section 7.3, the Partnership shall make distributions in respect of the tax liability of a Partner arising from the allocation of any items hereunder to Class C Non-Equity Interests applying principles similar to the principles for determining Tax Distributions and Presumed Tax Liability, and amounts so allocated, determined or distributed with respect to Class C Non-Equity Interests of a Partner shall not be taken into account in determining any Tax Distributions in respect of Units.

Section 7.4 Expense Amount Distributions. The Partnership shall distribute any Expense Amount to the General Partner at such times as the General Partner shall determine in its sole discretion (an “Expense Amount Distribution”).

Section 7.5 Borrowing. Subject to Section 17-607 of the Act, the Partnership may borrow funds in order to make the Tax Distributions or Expense Amount Distributions.

Section 7.6 Restrictions on Distributions. The foregoing provisions of this Article VII to the contrary notwithstanding, no distribution shall be made: (a) if such distribution would violate any contract or agreement to which the Partnership is then a party or any law, rule, regulation, order or directive of any governmental authority then applicable to the Partnership; (b) to the extent that the General Partner, in its sole and absolute discretion, determines that any amount otherwise distributable should be retained by the Partnership to pay, or to establish a reserve for the payment of, any liability or obligation of the Partnership, whether liquidated, fixed, contingent or otherwise; or (c) to the extent that the General Partner, in its sole and absolute discretion, determines that the cash available to the Partnership is insufficient to permit such distribution.

ARTICLE VIII

TRANSFER OR ASSIGNMENT OF INTEREST; CESSATION OF PARTNER STATUS

Section 8.1 Transfer and Assignment of Interest.

(a) Transfers of Interests. Notwithstanding anything to the contrary herein, Transfers of Common Units may only be made by Limited Partners (x) in accordance with the other provisions of this Article VIII (including, without limitation, the vesting provisions in Section 8.4, except as expressly set forth in this Section 8.1(a) in respect of Transfers by Original Related Trusts), and (y) subject to Section 2.13(g). During the Restricted Period, subject to Section 8.1(b), no Limited Partner shall be permitted to Transfer Common Units unless, immediately following such Transfer, the relevant Individual Limited Partner continues to hold a number of Common Units (other than Class P Common Units) no less than 10% of such Common Units of such Partner that have vested on or before the date of such Transfer, without regard to dispositions, or such greater percentage determined by the General Partner in its sole discretion (such requirements, the “Minimum Retained Ownership Requirements”). A Limited Partner may not Transfer all or any of such Partner’s Units without the prior written approval of the General Partner, which approval may be granted or withheld, with or without reason, in the General Partner’s sole and absolute discretion; provided, however, that, without the prior written approval of the General Partner, (i) an Original Related Trust may Transfer its Interest (including any unvested Units) in accordance with its Related Trust Supplementary Agreement to the relevant Subsequent Related Trust (provided, however, that such Subsequent Related Trust remains subject to the same vesting requirements in accordance with Section 8.4 as the transferring Original Related Trust had been before its Withdrawal), (ii) the Related Trust of any Individual Limited Partner may, at any time, subject to Section 2.13(g), Transfer such Related Trust’s Common Units (including any unvested Units) to such Individual Limited Partner as authorized by the terms of the relevant trust agreement (provided, however, that such Individual Limited Partner remains subject to the same vesting requirements in accordance with Section 8.4 as the transferring Related Trust had been before the Transfer), and (iii) any Limited Partner may, at any time, subject to the Minimum Retained Ownership Requirements and Section 2.13(g), and provided further that the relevant Units have vested in accordance with Section 8.4 (other than in the case of any unvested Tag-Along Securities or unvested Drag-Along Securities) or become eligible to participate in a transaction in accordance with Section 3.1(h) or Section 3.1(j), (A) Transfer any of such Partner’s Units in accordance with the Exchange Agreement for Class P Common Units or Section 8.1(b), (B) Transfer any of such Partner’s Units to a Permitted Transferee of such Partner with PMC Approval, which PMC Approval may not be unreasonably withheld, (C) Transfer the Common Units (including all distributions thereon that would otherwise be received after the relevant date of Withdrawal) received by such Partner pursuant to Sections 2.13(g) and 8.3(a) to the extent permitted thereby, (D) Transfer by operation of law upon the death of an Individual Limited Partner or (E) Transfer any of such Partner’s Units to the extent permitted or required by Sections 3.1(h), 3.1(j), 8.5 or 8.6. In addition, subject to Section 2.13(g) and the Minimum Retained Ownership Requirements, with prior PMC Approval, each Limited Partner and such Limited Partner’s Permitted Transferees may Transfer Units that have vested in accordance with applicable securities laws. The foregoing restrictions on Transfer and the Minimum Retained Ownership Requirements may be waived at any time with PMC Approval. A Limited Partner shall cease to be a Partner if, following a Transfer, he no longer has any Interest in the Partnership. An Original Related Trust shall cease to be a Partner, without the prior written consent of the General Partner, following the Transfer of such Original Related Trust’s Interest in accordance with its Related Trust Supplementary Agreement to the relevant Subsequent Related Trust. PSIs and Deferred Cash Interests shall not be Transferred under any circumstances as provided in Section 3.1(i)(vi).

(b) Exchanges of Class A Common Units under the Exchange Agreement. Notwithstanding anything to the contrary herein, no Limited Partner shall be permitted to exchange any Class A Common Unit pursuant to the Exchange Agreement unless (i) such Class A Common Unit has vested and (ii) such Class A Common Unit satisfies the Book-Up Target at the time of any such exchange (any such Class A Common Units, to the extent they satisfy the conditions in the foregoing clauses (i) and (ii) at the time of such exchange, “Eligible Common Units”). Subject to the foregoing and Section 2.13(g), the Limited Partners shall be eligible to exchange their Eligible Common Units for Class A Shares and/or cash in accordance with and subject to the terms and conditions of the Exchange Agreement to the extent provided in this Section 8.1(b) and the Minimum Retained Ownership Requirements shall not apply to any such exchange or in connection with any Drag-Along Sale, Tag-Along Sale or Sale (any such Eligible Common Unit, on any date on which it is eligible to be exchanged in accordance with this Section 8.1(b), an “Exchangeable Common Unit”):

(i) Prior to the final day of the Distribution Holiday, the Exchange Committee, in consultation with the Och-Ziff Board, will have the authority to permit exchanges of Eligible Common Units; provided that any such exchange windows will be made available to all holders of Eligible Common Units on a pro rata basis (any such permitted exchange, an “Exchange Event”).

(ii) From the final day of the Distribution Holiday (the “Exchange Rights Effective Date”), if a Limited Partner holds any Common Units that are:

(A) Eligible Common Units as of the Exchange Rights Effective Date, then such Eligible Common Units will become eligible for exchange over a period of two years, with one-third of such Eligible Common Units becoming eligible to be exchanged on any Exchange Date following the Exchange Rights Effective Date, two-thirds of such Eligible Common Units (to the extent not already exchanged) being eligible to be exchanged on any Exchange Date following the first anniversary of the Exchange Rights Effective Date, and with any such Eligible Common Units not previously exchanged being eligible to be exchanged on any Exchange Date following the second anniversary of the Exchange Rights Effective Date; and

(B) Not Eligible Common Units as of the Exchange Rights Effective Date or are issued after the Exchange Rights Effective Date and that, in either case, become Eligible Common Units after the Exchange Rights Effective Date, then any such Eligible Common Unit will become eligible to be exchanged on any Exchange Date following the later of (i) the date upon which it became an Eligible Common Unit and (ii) the date on which it would have become eligible for exchange pursuant to paragraph (A) above if it had been an Eligible Common Unit as of the Exchange Rights Effective Date.

(c) Transfer and Exchange. When a request to register a Transfer of Units, together with the relevant Certificates of Ownership, if any, is presented to the Transfer Agent, the Transfer Agent shall register the Transfer or make the exchange on the register or transfer books of the Transfer Agent if the requirements set forth in this Section 8.1 for such transactions are met; provided, however, that any Certificates of Ownership presented or surrendered for registration of Transfer or exchange shall be duly endorsed or accompanied by a written instrument of Transfer in form satisfactory to the Transfer Agent duly executed by the holder thereof or his attorney duly authorized in writing. The Transfer Agent shall not be required to register a Transfer of any Units or exchange any Certificate of Ownership if such purported Transfer would cause the Partnership to violate the Securities Act, the Exchange Act, the Investment Company Act (including by causing any violation of the laws, rules, regulations, orders and other directives of any governmental authority) or otherwise violate this Section 8.1. In the event of any Transfer, the transferring Partner shall provide the address and facsimile number for each transferee as contemplated by Section 10.10 and shall cause each transferee to agree in writing to comply with the terms of this Agreement.

(d) Publicly Traded Partnership. No Transfer shall be permitted (and, if attempted, shall be void ab initio) if the General Partner determines in its sole and absolute discretion that such a Transfer would pose a risk that the Partnership would be a “publicly traded partnership” as defined in Section 7704 of the Code.

(e) Securities Laws. Each Partner and each assignee thereof hereby agrees that it will not effect any Transfer of all or any part of its Interest in the Partnership (whether voluntarily, involuntarily or by operation of law) in any manner contrary to the terms of this Agreement or that violates or causes the Partnership or the Partners to violate the Securities Act, the Exchange Act, the Investment Company Act, or the laws, rules, regulations, orders and other directives of any governmental authority.

(f) Expenses. In addition to the other requirements of this Section 8.1, unless waived by the General Partner with respect to Transfers for estate planning purposes or as otherwise determined by the General Partner in its sole discretion, no Transfer of any Interest in the Partnership shall be permitted unless the transferor or the proposed transferee shall have undertaken to pay all reasonable expenses incurred by the Partnership or its Affiliates in connection therewith.

Section 8.2 Withdrawal by General Partner. The General Partner shall not cease to act as the General Partner of the Partnership without the prior written approval of the Limited Partners holding a majority of the outstanding Class B Common Units.

Section 8.3 Withdrawal and Special Withdrawal of Limited Partners.

(a) Withdrawal.

(i) An Individual Limited Partner (other than Daniel S. Och in the case of the following clauses (A) and (B)) shall immediately cease to be actively involved with the Partnership and its Affiliates (such event, a “Withdrawal”): (A) for Cause (as determined by the General Partner in its sole and absolute discretion) upon notice to the Individual Limited Partner from the General Partner; (B) for any reason or no reason upon a determination by majority vote of the Partner Performance Committee (which, if the Partner Performance Committee has a Chairman, may only be made upon the recommendation of such Chairman) and notice of such determination to the Individual Limited Partner from the Partner Performance Committee; or (C) upon the Individual Limited Partner otherwise (except as a result of death, Disability or a Special Withdrawal) ceasing to be, or providing notice to the General Partner of his intention to cease to be, actively involved with the Partnership and its Affiliates. In the event of the Withdrawal of an Individual Limited Partner, such Individual Limited Partner’s Related Trusts, if any, shall be subject to a required Withdrawal.

(ii) In the event of the Withdrawal of an Individual Original Partner prior to the fifth anniversary of the Closing Date (other than where the Withdrawal is due to a breach of any of the covenants in Section 2.13(b), in which case the provisions of Section 2.13(g) shall apply), all of the Class A Common Units (including all distributions thereon that would otherwise be received after the date of Withdrawal) of such Individual Original Partner and its Related Trusts, if any, that have not yet vested in accordance with Section 8.4 shall cease to vest with respect to such Partners and upon the Reallocation Date shall be reallocated to the Partnership and then subsequently reallocated from the Partnership to each Continuing Partner in such a manner that each such Continuing Partner receives Common Units in proportion to the total number of Original Common Units of such Continuing Partner and its Original Related Trusts. Any such reallocated Common Units received by a Continuing Partner pursuant to this Section 8.3(a) shall be deemed for all purposes of this Agreement to be Common Units of such Continuing Partner and subject to the same vesting requirements in accordance with Section 8.4 as the transferring Limited Partner had been before his Withdrawal; provided, however, that such Continuing Partner shall be permitted to exchange fifty percent (50%) of the number of Class A Common Units reallocated to it (and sell any Class A Shares issued in respect thereof), notwithstanding the transfer restrictions set forth in Section 8.1, in the event that the Exchange Committee determines in its sole discretion that the reallocation of such Class A Common Units is taxable; provided, however, that such exchange of Class A Common Units is made in accordance with the Exchange Agreement.

(b) Special Withdrawal.

(i) An Individual Limited Partner (other than Daniel S. Och) may be required to no longer be actively involved with the Partnership and its Affiliates for any reason other than Cause, in the sole and absolute discretion of the General Partner (such event, a “Special Withdrawal”), which shall not constitute a Withdrawal. Upon the Special Withdrawal of an Individual Limited Partner, such Individual Limited Partner’s Related Trusts, if any, shall also be subject to a Special Withdrawal.

(ii) In the event of the Special Withdrawal of any Limited Partner, such Limited Partner’s Common Units shall continue to vest in accordance with Section 8.4, except as otherwise set forth in Section 3.1(j) with respect to Class P Common Units or in any applicable Partner Agreement.

(c) Upon a Withdrawal or Special Withdrawal for any reason, an Individual Limited Partner shall:

(i) have no right to access or use the property of the Partnership or its Affiliates;

(ii) not be permitted to provide services to, or on behalf of, the Partnership or its Affiliates; and

(iii) shall promptly return to the Operating Group Entities all known equipment, data, material, books, records, documents (whether stored electronically or on computer hard drives or disks or on any other media), computer disks, credit cards, keys, I.D. cards, and other property, including, without limitation, standalone computers, fax machines, printers, telephones, and other electronic devices in the Individual Limited Partner’s possession, custody, or control that are or were owned and/or leased by members of the Och-Ziff Group in connection with the conduct of the business of the Operating Group Entities and their Affiliates, and including in each case any and all information stored or included on or in the foregoing or otherwise in the Limited Partner’s possession or control that relates to Investors or OZ counterparties, Investor or OZ counterparty contact information, Investor or OZ counterparty lists or other Confidential Information.

(d) The provisions of Sections 8.3(a) and 8.3(b) may be amended, supplemented, modified or waived with PMC Approval.

(e) Except as expressly provided in this Agreement, no event affecting a Partner, including death, bankruptcy, insolvency or withdrawal from the Partnership, shall affect the Partnership.

(f) Following the Withdrawal of a Limited Partner, unless the General Partner in its sole discretion determines otherwise, from the applicable Reallocation Date such Limited Partner will be required to pay the same management fees and shall be subject to the same incentive allocation with respect to any remaining investments by such Limited Partner in any fund or account managed by the Och-Ziff Group as are applicable to other Investors that are not Affiliates of the Partnership in such funds or accounts.

(g) The continued ownership by any Individual Limited Partner and his Related Trusts of any Interests following the Individual Limited Partner’s Withdrawal or Special Withdrawal and their right to receive any distributions or allocations in respect of such Interests in respect of any periods following such Withdrawal or Special Withdrawal are conditioned upon the Limited Partner’s execution of a general release in a form acceptable to the General Partner that is substantially in the form attached to this Agreement as Exhibit A (the “General Release”) which becomes effective no later than fifty-three (53) days following any such Withdrawal or Special Withdrawal. If the General Release is not executed, or if the Individual Limited Partner timely revokes the Limited Partner’s execution thereof, the Partnership shall have no further obligations under this Agreement or any Partner Agreement to make any distributions or allocations to the Individual Limited Partner or any Related Trusts and their Interests in the Partnership, if any, shall be forfeited.

(h) Upon no less than 30 days’ prior written notice to the General Partner, any Limited Partner may elect to abandon and surrender to the Partnership all of such Limited Partner’s Common Units, Class C Non-Equity Interests and all other interests in the Partnership (including any Capital Account balance but, for the avoidance of doubt, excluding any indebtedness) for no consideration and all such interests shall be cancelled. Such election shall be effective from the last day of the calendar quarter in which the notice was provided, at which time the Limited Partner shall have withdrawn from the Partnership and shall cease to have any rights under this Agreement, including any rights to receive distributions, allocations of income or loss, and voting and approval rights. Notwithstanding the foregoing, any such Limited Partner shall continue to be bound by the provisions of this Agreement that would otherwise apply to a Limited Partner that has ceased to be an Active Individual LP and has ceased to own any Units or other interests in the Partnership.

Section 8.4 Vesting.

(a) New grants of Units shall vest on the terms set forth in this Agreement (including the Exhibits hereto) or as otherwise described in a Partner Agreement or a Unit Designation.

(b) Subject to Sections 2.13(g) and 8.3(a), all Original Common Units held by a Partner shall vest in equal installments on each anniversary date of the Closing Date for five years, beginning on the first anniversary date of the Closing Date; provided, however, that upon a Withdrawal (but not a Special Withdrawal), all unvested Units shall cease to vest and shall be reallocated pursuant to Section 8.3(a); and provided, however, that this Section 8.4(b) shall not prevent the Transfer of the unvested Interest of any Original Related Trust (including unvested Class A Common Units) in accordance with its Related Trust Supplementary Agreement to the relevant Subsequent Related Trust or the Transfer of unvested Class A Common Units of an Individual Limited Partner’s Related Trust to such Individual Limited Partner as authorized by the terms of the relevant trust agreement. In the event of the death or Disability of an Individual Limited Partner or in the event of a Transfer of any of such Individual Limited Partner’s Class A Common Units, such Class A Common Units shall continue to vest on the same schedule as set forth above. The provisions of this Section 8.4 may be amended, supplemented, modified or waived with PMC Approval.

(c) All Class B Common Units will be fully vested on issuance.

(d) All Class C Non-Equity Interests held by an Individual Limited Partner and all PSIs held by an Individual Limited Partner or its Related Trusts shall be cancelled upon the death, Disability, Withdrawal or Special Withdrawal of such Individual Limited Partner. Class P Common Units shall vest or be subject to forfeiture as provided in Section 3.1(j), except as otherwise set forth in the applicable Partner Agreement of any Class P Limited Partner.

(e) Except as otherwise set forth in this Section 8.4, Units issued to Additional Limited Partners shall be subject to vesting, if at all, as described in Section 3.2(e).

Section 8.5 Tag-Along Rights.

(a) Notwithstanding anything to the contrary in this Agreement, prior to the consummation of a proposed Tag-Along Sale, the Potential Tag-Along Sellers shall be afforded the opportunity to participate in such Tag-Along Sale on a pro rata basis, as provided in Section 8.5(b) below.

(b) Prior to the consummation of a Tag-Along Sale, the Limited Partners participating in such Tag-Along Sale (the “Tag-Along Sellers”) shall cause the Tag-Along Purchaser to offer in writing (such offer, a “Tag-Along Offer”) to purchase each Potential Tag-Along Seller’s Tag-Along Securities. In addition, the Tag-Along Offer shall set forth the consideration for which the Tag-Along Sale is proposed to be made and all other material terms and conditions of the Tag-Along Sale. If the Tag-Along Offer is accepted by some or all of such Potential Tag-Along Sellers within five Business Days after its receipt then the number of Class A Shares and/or Class A Common Units to be sold to the Tag-Along Purchaser by the Tag-Along Sellers shall be reduced by the number of Class A Shares and/or Class A Common Units to be purchased by the Tag-Along Purchaser from such accepting Potential Tag-Along Sellers. Subject to Section 3.1(h), the purchase from the accepting Potential Tag-Along Sellers shall be made on the same terms and conditions (including timing of receipt of consideration and choice of consideration, if any) as the Tag-Along Purchaser shall have offered to the Tag-Along Sellers, and the accepting Potential Tag-Along Sellers shall otherwise be required to transfer the Class A Shares and/or Class A Common Units to the Tag-Along Purchaser upon the same terms, conditions, and provisions as the Tag-Along Sellers, including making the same representations, warranties, covenants, indemnities and agreements that the Tag-Along Sellers agree to make.

Section 8.6 Drag-Along Rights.

(a) Prior to the consummation of a proposed Drag-Along Sale, the Drag-Along Sellers may, at their option, require each other Limited Partner to sell its Drag-Along Securities to the Drag-Along Purchaser by giving written notice (the “Notice”) to such other Limited Partners not later than ten Business Days prior to the consummation of the Drag-Along Sale (the “Drag-Along Right”); provided, however, that if the Drag-Along Right is exercised by the Drag-Along Sellers, all Limited Partners shall sell their Drag-Along Securities to the Drag-Along Purchaser: (i) subject to Section 3.1(h), for the same amount of consideration per Company Security, and (ii) otherwise on the same terms and conditions as are applicable to the Drag-Along Sellers, including the class of security and the date of sale. The Notice shall contain written notice of the exercise of the Drag-Along Right pursuant to this Section 8.6, setting forth the consideration to be paid by the Drag-Along Purchaser and the other material terms and conditions of the Drag-Along Sale.

(b) Within five Business Days following the date of the Notice, the Drag-Along Sellers shall have delivered to them by the other Limited Partners their Drag-Along Securities together with a limited power-of-attorney authorizing such Drag-Along Sellers to sell such other Limited Partner’s Drag-Along Securities pursuant to the terms of the Drag-Along Sale and such other transfer instruments and other documents as are reasonably requested by the Drag-Along Sellers in order to effect such sale.

Section 8.7 Reallocation of Common Units pursuant to Partner Agreements.

(a) In the event of any reallocation of Common Units to the Continuing Partners in respect of any Common Units granted pursuant to a Partner Agreement (including as a result of a Withdrawal, provided that in the case of any reallocation due to a breach of any of the covenants in Section 2.13(b) (as modified by any Partner Agreement), the provisions of Section 2.13(g) shall apply unless specified otherwise in any Partner Agreement), all of the Common Units (including all distributions thereon that would otherwise be received after the event causing such reallocation) to be reallocated thereunder shall be reallocated upon the relevant Reallocation Date to the Partnership and then subsequently reallocated from the Partnership to each Continuing Partner in such a manner that each such Continuing Partner receives Common Units in proportion to the total number of Original Common Units of such Continuing Partner and its Original Related Trusts, unless specified otherwise in any Partner Agreement. Any such reallocated Common Units received by a Continuing Partner shall be deemed for all purposes of this Agreement to be Common Units of such Continuing Partner and subject to the same vesting requirements as the transferring Limited Partner had been prior to the date of the event causing such reallocation.

(b) The provisions of this Section 8.7 may be amended, supplemented, modified or waived with PMC Approval.

ARTICLE IX

DISSOLUTION

Section 9.1 Duration and Dissolution. The Partnership shall be dissolved and its affairs shall be wound up upon the first to occur of the following:

(a) the entry of a decree of judicial dissolution of the Partnership under Section 17-802 of the Act; and

(b) the determination of the General Partner to dissolve the Partnership.

Except as provided in this Agreement, the death, Disability, resignation, expulsion, bankruptcy or dissolution of any Partner or the occurrence of any other event which terminates the continued participation of any Partner in the Partnership shall not cause the Partnership to be dissolved or its affairs wound up; provided, however, that at any time after the bankruptcy of the General Partner, the holders of a majority of the outstanding Class B Common Units may, pursuant to prior written consent to such effect, replace the General Partner with another Person, who shall, after executing a written instrument confirming such Person’s agreement to be bound by all the terms and provisions of this Agreement, (i) become a successor General Partner for all purposes hereunder, (ii) be vested with the powers and rights of the replaced General Partner, and (iii) be liable for all obligations and responsible for all duties of the replaced General Partner from the date of such replacement.

Section 9.2 Notice of Liquidation. The General Partner shall give each of the Partners prompt written notice of any liquidation, dissolution or winding up of the Partnership.

Section 9.3 Liquidator. Upon dissolution of the Partnership, the General Partner may select one or more Persons to act as a liquidating trustee for the Partnership (such Person, or the General Partner, the “Liquidator”). The Liquidator (if other than the General Partner) shall be entitled to receive such compensation for its services as may be approved by holders of a majority of the outstanding Class B Common Units (subject to the terms of any Unit Designation). The Liquidator (if other than the General Partner) shall agree not to resign at any time without 15 days’ prior notice and may be removed at any time, with or without cause, by notice of removal approved by holders of a majority of the outstanding Class B Common Units (subject to the terms of any Unit Designation). Upon dissolution, death, incapacity, removal or resignation of the Liquidator, a successor and substitute Liquidator (who shall have and succeed to all rights, powers and duties of the original Liquidator) shall within 30 days thereafter be approved by the General Partner (or, in the case of the removal of the Liquidator by holders of units, by holders of a majority of the outstanding Class B Common Units (subject to the terms of any Unit Designation)). The right to approve a successor or substitute Liquidator in the manner provided herein shall be deemed to refer also to any such successor or substitute Liquidator approved in the manner herein provided. Except as expressly provided in this Section 9.3, the Liquidator approved in the manner provided herein shall have and may exercise, without further authorization or consent of any of the parties hereto, all of the powers conferred upon the General Partner under the terms of this Agreement (but subject to all of the applicable limitations, contractual and otherwise, upon the exercise of such powers) necessary or appropriate to carry out the duties and functions of the Liquidator hereunder for and during the period of time required to complete the winding up and liquidation of the Partnership as provided for herein.

Section 9.4 Liquidation. The Liquidator shall proceed to dispose of the assets of the Partnership, discharge its liabilities, and otherwise wind up its affairs in such manner and over such period as determined by the Liquidator, subject to Section 17-804 of the Act and the following:

(a) The assets may be disposed of by public or private sale or by distribution in kind to one or more Partners on such terms as the Liquidator and such Partner or Partners may agree; provided, that if any Partner is to receive a distribution in kind of any asset, all Partners shall be offered the opportunity to participate on a pro rata basis and on the same terms and conditions. If any property is distributed in kind, the Partner receiving the property shall be deemed to have received cash equal to its fair market value; and contemporaneously therewith, appropriate cash distributions must be made to the other Partners. Notwithstanding anything to the contrary contained in this Agreement, the Partners understand and acknowledge that a Partner may be compelled to accept a distribution of any asset in kind from the Partnership despite the fact that the percentage of the asset distributed to such Partner exceeds the percentage of that asset which is equal to the percentage in which such Partner shares in distributions from the Partnership. The Liquidator may defer liquidation or distribution of the Partnership’s assets for a reasonable time if it determines that an immediate sale or distribution of all or some of the Partnership’s assets would be impractical or would cause undue loss to the Partners. The Liquidator may distribute the Partnership’s assets, in whole or in part, in kind if it determines that a sale would be impractical or would cause undue loss to the Partners.

(b) Liabilities of the Partnership include amounts owed to the Liquidator as compensation for serving in such capacity (subject to the terms of Section 9.3) and amounts to Partners otherwise than in respect of their distribution rights under Article VII. With respect to any liability that is contingent, conditional or unmatured or is otherwise not yet due and payable, the Liquidator shall either settle such claim for such amount as it thinks appropriate or establish a reserve of cash or other assets to provide for its payment. When paid, any unused portion of the reserve shall be applied to other liabilities or distributed as additional liquidation proceeds.

(c) Subject to the terms of any Unit Designation, all property and all cash in excess of that required to discharge liabilities as provided in Section 9.4(b) shall be distributed to the Partners in accordance with and to the extent of the positive balances in their respective Capital Accounts, as determined after taking into account all Capital Account adjustments (other than those made by reason of distributions pursuant to this Section 9.4(c)) for the taxable year of the Partnership during which the liquidation of the Partnership occurs (with such date of occurrence being determined by the General Partner) and such distribution shall be made by the end of such taxable year (or, if later, within 90 days after said date of such occurrence).

Section 9.5 Capital Account Restoration. No Partner shall have any obligation to restore any negative balance in its Capital Account upon liquidation of the Partnership.

ARTICLE X

MISCELLANEOUS

Section 10.1 Incorporation of Agreements. The Exchange Agreement and the Tax Receivable Agreement shall each be treated as part of this Agreement as described in Section 761(c) of the Code and Treasury Regulation Sections 1.704-1(b)(2)(ii)(h) and 1.761-1(c).

Section 10.2 Amendment to the Agreement.

(a) Except as may be otherwise required by law, and in addition to any applicable requirements under Sections 3.1(d)(iii) and 3.1(g)(iii), this Agreement may be amended by the General Partner without the consent or approval of any Partners, provided, however, that, except as expressly provided herein (including, without limitation, Sections 3.2 and 10.2(b)), (i) if an amendment adversely affects the rights (not including any rights relating to the Class C Non-Equity Interests) of an Individual Limited Partner or any Related Trust thereof other than on a pro rata basis with other holders of Units of the same class, such Individual Limited Partner must provide his prior written consent to the amendment, (ii) no amendment may adversely affect the rights (not including any rights relating to the Class C Non-Equity Interests) of the holders of a class of Units (or any group of such holders) without the prior written consent of Individual Limited Partners that (together with their Related Trusts) hold a majority of the outstanding Units of such class (or of such group) then owned by all Limited Partners, (iii) the provisions of this Section 10.2(a) may not be amended without the prior written consent of Individual Limited Partners that (together with their Related Trusts) hold a majority of the Class A Common Units then owned by all Limited Partners, and (iv) the provisions of Sections 3.1(i), 8.3(a), 8.3(b), 8.4 and 8.7 may only be amended with PMC Approval. For the purposes of this Section 10.2(a), any Units owned by a Related Trust of an Individual Limited Partner shall be treated as being owned by such

Individual Limited Partner. Subject to the foregoing and Sections 3.1(d)(iii) and 3.1(g)(iii), the General Partner may enter into Partner Agreements with any Limited Partner that affect the terms hereof and the terms of such Partner Agreement shall govern with respect to such Limited Partner notwithstanding the provisions of this Agreement.

(b) Subject to Sections 3.1(d)(iii) and 3.1(g)(iii), it is acknowledged and agreed that none of the admission of any Additional Limited Partner, the adoption of any Unit Designation, the issuance of any Units or Class C Non-Equity Interests, or the delegation of any power or authority to any committee (or its chairman) shall be considered an amendment of this Agreement that requires the approval of any Limited Partner.

(c) Notwithstanding any other provision in this Agreement, other than Sections 3.1(d)(iii) and 3.1(g)(iii), no Limited Partner other than an Active Individual LP shall have any voting or consent rights under this Agreement for any reason. Any Active Individual LP may vote or consent on behalf of its Related Trust. The Interests of any Limited Partner without direct or indirect voting or consent rights shall be disregarded for purposes of calculating any thresholds under this Agreement.

Section 10.3 Successors, Counterparts. This Agreement and any amendment hereto in accordance with Section 10.2 shall be binding as to executors, administrators, estates, heirs and legal successors, or nominees or representatives, of the Partners, and may be executed in several counterparts with the same effect as if the parties executing the several counterparts had all executed one counterpart.

Section 10.4 Applicable Law; Submission to Jurisdiction; Severability.

(a) This Agreement and the rights and obligations of the Partners shall be governed by, interpreted, construed and enforced in accordance with the laws of the State of Delaware, other than in respect of Section 2.13 which shall be governed by, interpreted, construed and enforced in accordance with the laws of the State of New York without regard to choice of law rules that would apply the law of any other jurisdiction. If any term or other provision of this Agreement is held to be invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions is not affected in any manner materially adverse to any party. Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

(b) TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT OF TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY MATTER ARISING HEREUNDER.

(c) Each International Partner irrevocably consents and agrees that (i) any action brought to compel arbitration or in aid of arbitration in accordance with the terms of this Agreement, (ii) any action confirming and entering judgment upon any arbitration award, and (iii) any action for temporary injunctive relief to maintain the status quo or prevent irreparable harm, may be brought in the state and federal courts of the State of New York and, by execution and delivery of this Agreement, each International Partner hereby submits to and accepts for itself and in respect of its property, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts for such purpose and to the non-exclusive jurisdiction of such courts for entry and enforcement of any award issued hereunder.

(d) Each Partner that is not an International Partner hereby submits to and accepts for itself and in respect of its property, generally and unconditionally, the exclusive jurisdiction of the state and federal courts of the State of New York for any dispute arising out of or relating to this Agreement or the breach, termination or validity thereof.

(e) Each Partner further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by certified or registered mail return receipt requested or by receipted courier service in the manner set forth in Section 10.10, provided that each International Partner hereby irrevocably designates CT Corporation System, 111 Eighth Avenue, Broadway, New York, New York 10011, as his designee, appointee and agent to receive, for and on behalf of himself, service of process in the jurisdictions set forth above in any such action or proceeding and such service shall, to the extent permitted by applicable law, be deemed complete ten (10) days after delivery thereof to such agent, and provided further that, although it is understood that a copy of such process served on such agent will be promptly forwarded by mail to the relevant International Partner, the failure of such International Partner to receive such copy shall not, to the extent permitted by applicable law, affect in any way the service of such process.

Section 10.5 Arbitration.

(a) Any dispute, controversy or claim between the Partnership and one or more International Partners arising out of or relating to this Agreement or the breach, termination or validity thereof or concerning the provisions of this Agreement, including whether or not such a dispute, controversy or claim is arbitrable (“International Dispute”) shall be resolved by final and binding arbitration conducted in English by three arbitrators in New York, New York, in accordance with the JAMS International Arbitration Rules then in effect (the applicable rules being referred to herein as the “Rules”) except as modified in this Section 10.5.

(b) The party requesting arbitration must notify the other party of the demand for arbitration in writing within the applicable statute of limitations and in accordance with the Rules. The written notification must include a description of the claim in sufficient detail to advise the other party of the nature of the claim and the facts on which the claim is based.

(c) The claimant shall select its arbitrator in its demand for arbitration and the respondent shall select its arbitrator within 30 days after receipt of the demand for arbitration. The two arbitrators so appointed shall select a third arbitrator to serve as chairperson within 14 days of the designation of the second of the two arbitrators. If practicable, each arbitrator shall have relevant financial services experience. If any arbitrator is not timely appointed, at the request of any party to the arbitration such arbitrator shall be appointed by JAMS pursuant to the listing, striking and ranking procedure in the Rules. Any arbitrator appointed by JAMS shall be, if practicable, a retired federal judge, without regard to industry-related experience.

(d) By agreeing to arbitration, the parties do not intend to deprive any court of its jurisdiction to issue a pre-arbitral injunction, pre-arbitral attachment or other order in aid of arbitration proceedings and the enforcement of any award. Without prejudice to such other provisional remedies as may be available, the arbitral tribunal shall have full authority to grant provisional remedies or order the parties to request that such court modify or vacate any temporary or preliminary relief issued by a such court, and to award damages for the failure of any party to respect the arbitral tribunal’s orders to that effect.

(e) There shall be documentary discovery consistent with the Rules and the expedited nature of arbitration. All disputes involving discovery shall be resolved promptly by the chair of the arbitral tribunal.

(f) No witness or party to a claim that is subject to arbitration shall be required to waive any privilege recognized by applicable law.

(g) It is the intent of the parties that, barring extraordinary circumstances as determined by the arbitrators, the arbitration hearing pursuant to this Agreement shall be commenced as expeditiously as possible, if practicable within nine months after the written demand for arbitration pursuant to this Section 10.5 is served on the respondent, that the hearing shall proceed on consecutive Business Days until completed, and if delayed due to extraordinary circumstances, shall recommence as promptly as practicable. The parties to the International Dispute may, upon mutual agreement, provide for different time limits, or the arbitrators may extend any time limit contained herein for good cause shown. The arbitrators shall issue their final award (which shall be in writing and shall briefly state the findings of fact and conclusions of law on which it is based) as soon as practicably, if possible within a time period not to exceed 30 days after the close of the arbitration hearing.

(h) Each party to an arbitration hereby waives any rights or claims to recovery of damages in the nature of punitive, exemplary or multiple damages, or to any form of damages in excess of compensatory damages and the arbitral tribunal shall be divested of any power to award any such damages.

(i) Any award or decision issued by the arbitrators pursuant to this Agreement shall be final, and binding on the parties. Judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction.

(j) Any arbitration conducted pursuant hereto shall be confidential. No party or any of its agents shall disclose or permit the disclosure of any information about the evidence adduced or the documents produced by the other in the arbitration proceedings or about the existence, contents or results of the proceedings except (i) as may be required by a governmental authority or (ii) as required in an action in aid of arbitration or for enforcement of an arbitral award. Before making any disclosure permitted by clause (i) in the preceding sentence, the party intending to make such disclosure shall give the other party reasonable written notice of the intended disclosure and afford the other party a reasonable opportunity to protect their interests.

Section 10.6 Filings. Following the execution and delivery of this Agreement, the General Partner or its designee shall promptly prepare any documents required to be filed and recorded under the Act, and the General Partner or such designee shall promptly cause each such document to be filed and recorded in accordance with the Act and, to the extent required by local law, to be filed and recorded or notice thereof to be published in the appropriate place in each jurisdiction in which the Partnership may hereafter establish a place of business. The General Partner or such designee shall also promptly cause to be filed, recorded and published such statements of fictitious business name and any other notices, certificates, statements or other instruments required by any provision of any applicable law of the United States or any state or other jurisdiction which governs the conduct of its business from time to time.

Section 10.7 Power of Attorney. Each Partner does hereby constitute and appoint the General Partner as its true and lawful representative and attorney-in-fact, in its name, place and stead, to make, execute, sign, deliver and file (a) any amendment to the Certificate of Limited Partnership required because of an amendment to this Agreement or in order to effectuate any change in the partners of the Partnership, (b) all such other instruments, documents and certificates which may from time to time be required by the laws of the United States of America, the State of Delaware or any other jurisdiction, or any political subdivision or agency thereof, to effectuate, implement and continue the valid and subsisting existence of the Partnership or to dissolve the Partnership or for any other purpose consistent with this Agreement and the transactions contemplated hereby. The power of attorney granted hereby is coupled with an interest and shall (i) survive and not be affected by the subsequent death, incapacity, Disability, dissolution, termination or bankruptcy of the Partner granting the same or the Transfer of all or any portion of such Partner’s Interest and (ii) extend to such Partner’s successors, assigns and legal representatives.

Section 10.8 Headings and Interpretation. Section and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define or limit the scope or intent of this Agreement or any provision hereof. Wherever from the context it appears appropriate, (i) each pronoun stated in the masculine, the feminine or neuter gender shall include the masculine, the feminine and the neuter, and (ii) references to “including” shall mean “including without limitation.”

Section 10.9 Additional Documents. Each Partner, upon the request of the General Partner, agrees to perform all further acts and execute, acknowledge and deliver any documents that may be reasonably necessary to carry out the provisions of this Agreement.

Section 10.10 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile, e-mail or similar writing) and shall be given to such party (and any other Person designated by such party) at its address, facsimile number or e-mail address set forth in a schedule filed with the records of the Partnership or such other address, facsimile number or e-mail address as such party may hereafter specify to the General Partner. Each such notice, request or other communication shall be effective (a) if given by facsimile, when transmitted to the number specified pursuant to this Section 10.10 and the appropriate confirmation of receipt is received, (b) if given by mail, seventy-two hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid, (c) if given by e-mail, when transmitted to the e-mail address specified pursuant to this Section 10.10 and the appropriate confirmation of receipt is received or (d) if given by any other means, when delivered at the address specified pursuant to this Section 10.10.

Section 10.11 Waiver of Right to Partition. Each of the Partners irrevocably waives any right that it may have to maintain any action for partition with respect to any of the Partnership’s assets.

Section 10.12 Partnership Counsel. Each Limited Partner hereby acknowledges and agrees that Skadden, Arps, Slate, Meagher & Flom LLP and any other law firm retained by the General Partner in connection with the management and operation of the Partnership, or any dispute between the General Partner and any Limited Partner, is acting as counsel to the General Partner and as such does not represent or owe any duty to such Limited Partner or to the Limited Partners as a group.

Section 10.13 Survival. Except as otherwise expressly provided herein, all indemnities and reimbursement obligations made pursuant to Sections 2.9 and 2.10, all prohibitions in Sections 2.12, 2.13 and 2.18 and the provisions of this Section 10 shall survive dissolution and liquidation of the Partnership until expiration of the longest applicable statute of limitations (including extensions and waivers).

Section 10.14 Ownership and Use of Name. The name “OZ” is the property of the Partnership and/or its Affiliates and no Partner, other than the General Partner (subject to the second sentence of this Section 10.14 and the terms of the Governance Agreement), may use (a) the names “OZ,” “Och,” “Och-Ziff,” “Och-Ziff Capital Management Group,” “Och-Ziff Capital Management Group LLC,” “Och-Ziff Holding Corporation,” “Och-Ziff Holding LLC,” “OZ Advisors LP,” “OZ Advisors II LP” or “OZ Management LP” or any name that includes “OZ,” “Och,” “Och-Ziff,” “Och-Ziff Capital Management Group,” “Och-Ziff Capital Management Group LLC,” “Och-Ziff Holding Corporation,” “Och-Ziff Holding LLC,” “OZ Advisors LP,” “OZ Advisors II LP” or “OZ Management LP” or any variation thereof, or any other name of the General Partner or the Partnership or their respective Affiliates, (b) any other name to which the name of the Partnership, the General Partner, or any of their Affiliates is changed, or (c) any name confusingly similar to a name referenced or described in clause (a) or (b) above, including, without limitation, in connection with or in the name of new business ventures, except pursuant to a written license with the Partnership and/or its Affiliates that has been approved by the General Partner. The General Partner may use and permit others to use the names and marks “Och”, “Ziff” and “Och-Ziff” in connection with the business of the Partnership until and including December 31, 2019, following which the General Partner shall cease using such names and marks as names, trademarks or service marks; provided, however, that the foregoing shall not prevent (i) the Och-Ziff Group from continuing to use such names and marks as expressly required by applicable law, regulation or order, and (ii) the Och-Ziff Group from referring to its former name and mark (for example, “formerly known as the Och-Ziff Group”).

Section 10.15 Remedies. Any remedies provided for in this Agreement shall be cumulative in nature and shall be in addition to any other remedies whatsoever (whether by operation of law, equity, contract or otherwise) which any party may otherwise have.

Section 10.16 Entire Agreement. This Agreement, together with any Partner Agreements and, to the extent applicable, the Registration Rights Agreement, the Exchange Agreement, the Tax Receivable Agreement, the Governance Agreement and the Class B Shareholders Agreement, constitutes the entire agreement among the Partners with respect to the subject matter hereof and, as amended and restated herein, supersedes any agreement or understanding entered into as of a date prior to the date hereof among or between any of them with respect to such subject matter, including (without limitation), the Initial Partnership Agreement, the Prior Partnership Agreement and all Supplementary Agreements. If any provision contained in this Agreement is in conflict with, or inconsistent with, Article II, Article III, Article IV or Article V of the Governance Agreement (such Articles, the “Governance Articles”), the Governance Articles shall govern and control.

IN WITNESS WHEREOF, this Agreement is executed and delivered as of the date first written above by the undersigned.

GENERAL PARTNER:

OCH-ZIFF HOLDING LLC,
a Delaware limited liability company

By:	/s/ Thomas Sipp
Name: Thomas Sipp
Title:	Chief Financial Officer

Agreed and acknowledged for purposes of Sections 3.1(d)(iii), 3.1(g)(iii) and 3.1(n) only:

OCH-ZIFF CAPITAL MANAGEMENT GROUP LLC, a Delaware limited liability company

By:	/s/ Thomas Sipp
Name:	Thomas Sipp
Title:	CFO and Executive Managing Director

Exhibit A: Form of General Release

I, ______________, in consideration of and subject to the terms and conditions set forth in the Amended and Restated Agreement of Limited Partnership of OZ Advisors II LP to which this General Release is attached (as amended, modified, supplemented or restated from time to time, the “Limited Partnership Agreement”) and any Partner Agreement, and intending to be legally bound, do hereby release and forever discharge the Och-Ziff Group, from any and all legally waivable actions, causes of action, covenants, contracts, claims, sums of money or liabilities, which I or any of my Related Trusts, my or their heirs, executors, administrators, and assigns, or any of them, ever had, now have, or hereafter can, shall, or may have, by reason of any act or omission occurring on or before the date that I sign this General Release, including, but not limited to, with respect to my service to, or affiliation with, the Partnership and its Affiliates, and my Withdrawal or Special Withdrawal from the Partnership. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Limited Partnership Agreement.

By signing this General Release, to the fullest extent permitted by law, I waive, release, and forever discharge the Och-Ziff Group from any and all legally waivable claims, grievances, injuries, controversies, agreements, covenants, promises, debts, accounts, actions, causes of action, suits, arbitrations, sums of money, wages, attorneys’ fees, costs or damages, whether known or unknown, in law or in equity, by contract, tort, law of trust, or pursuant to U.S. federal, state, local, or non-U.S. statute, regulation, ordinance, or common law, which I or any of my Related Trusts ever have had, now have, or may hereafter have, based upon, or arising from, any fact or set of facts, whether known or unknown to me, from the beginning of time until the date of execution of this General Release, arising out of, or relating in any way to, my service to, or affiliation with, the Partnership and its Affiliates or other associations with the Och-Ziff Group, or any cessation thereof. I acknowledge and agree that I am not an employee of any of the Partnership or any of its Affiliates. Nevertheless, and without limiting the foregoing, in the event that any administrative agency, court, or arbitrator might find that I am an employee, I acknowledge and agree that this General Release constitutes a waiver, release, and discharge of any claim or right based upon, or arising under any U.S. federal, state, local, or non-U.S. fair employment practices and equal opportunity laws, including, but not limited to, the Rehabilitation Act of 1973, the Worker Adjustment and Retraining Notification Act, 42 U.S.C. Section 1981, Title VII of the Civil Rights Act of 1964, the Sarbanes-Oxley Act of 2002, the Equal Pay Act, the Employee Retirement Income Security Act (“ERISA”) (including, but not limited to, claims for breach of fiduciary duty under ERISA), the Family Medical Leave Act, the Americans With Disabilities Act, the Age Discrimination in Employment Act of 1967, the Older Worker’s Benefit Protection Act, and the New York State and New York City anti-discrimination laws, including all amendments thereto, and the corresponding fair employment practices and equal opportunities laws in non-U.S. jurisdictions that may be applicable.

I also understand that I am releasing any rights or claims concerning bonus(es) and any award(s) or grant(s) under any incentive compensation plan or program, except as set forth in the Limited Partnership Agreement and any Partner Agreement, having any bearing whatsoever on the terms and conditions of my service to the Partnership and its Affiliates, and the cessation thereof; provided that, this General Release shall not prohibit me from enforcing my rights, if any, under the Limited Partnership Agreement, any Partner Agreement, or this General Release, including, without limitation, any rights to indemnification or director and officer liability insurance coverage.

I expressly acknowledge and agree that, by entering into this General Release, I am waiving any and all rights or claims that I may have under the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”), if any, which have arisen on or before the date of execution of this General Release (the “Effective Date”). I also expressly acknowledge and agree that:

a.	In return for this General Release, I will receive consideration, i.e., something of value beyond that to which I was already entitled before entering into this General Release;

b.	I am hereby advised in writing by this General Release of my opportunity to consult with an attorney before signing this General Release;

c.	I have [twenty-one (21)] days to consider this General Release (although I need not take all twenty-one (21) days and may choose to voluntarily execute this General Release earlier); and

d.

I have [seven (7)] days following the date that this General Release is executed (the “Revocation Period”) in which to revoke this General Release. To be effective, such revocation must be in writing and delivered to the Och-Ziff Group, as set forth in Section 10.01 of the Limited Partnership Agreement, within the Revocation Period.

Nothing herein shall prevent me from cooperating in any investigation by a governmental agency or from seeking a judicial determination as to the validity of the release with regard to age discrimination claims consistent with the ADEA.

I acknowledge that I have been given sufficient time to review this General Release. I have consulted with legal counsel or knowingly and voluntarily chosen not to do so. I am signing this General Release knowingly, voluntarily, and with full understanding of its terms and effects. I voluntarily accept the amounts provided for in the Limited Partnership Agreement and any Partner Agreement for the purpose of making full and final settlement of all claims referred to above and acknowledge that these amounts are in excess of anything to which I would otherwise be entitled. I acknowledge and agree that in executing this General Release, I am not relying, and have not relied, upon any oral or written representations or statements not set forth or referred to in the Limited Partnership Agreement, any Partner Agreement and this General Release.

I acknowledge and agree that Skadden, Arps, Slate, Meagher & Flom LLP, and any other law firm retained by any member of the Och-Ziff Group in connection with the Limited Partnership Agreement and this General Release, or any dispute between myself and any member of the Och-Ziff Group in connection therewith, is acting as counsel to the Och-Ziff Group, and as such, does not represent or owe any duty to me or to any of my Related Trusts.

I have been given a reasonable and sufficient period of time in which to consider and return this General Release. This General Release will be effective as of the Effective Date.

I have executed this General Release this          day of                     , 20        .

Name:

[NAME OF TRUST]

[By:
Name:	Trustee

By:
Name:	Trustee]

Exhibit B: Form of Class P Common Unit Award Agreement

CLASS P COMMON UNIT AWARD AGREEMENT

Date:

To:

Dear                                 :

We are pleased to confirm that you have been awarded a conditional grant of Class P Common Units in OZ Management LP (“OZM”), OZ Advisors LP (“OZA”) and OZ Advisors II LP (“OZAII” and, together with OZM and OZA, the “Partnerships”) pursuant to the limited partnership agreements of the Partnerships (the “LPAs”) (your “Class P Unit Grants”). Capitalized terms used in this Award Agreement (this “Award Agreement”) and not defined herein will have the meanings assigned to them in the LPAs.

Your Class P Unit Grants shall be conditionally issued to you by the Partnerships in the numbers specified below and effective as of the grant date specified below:

Class P Unit Grants:

(1) OZM Class P Unit Grant:                          Class P-         Common Units in OZM.

(2) OZA Class P Unit Grant:                      Class P-         Common Units in OZA.

(3) OZAII Class P Unit Grant:                      Class P-         Common Units in OZAII.

Grant Date:                                     .

The Class P Common Units constituting each of your Class P Unit Grants are subject to the terms and conditions of the LPAs, including, but not limited to, the vesting and forfeiture terms set forth therein.

You agree that your retention of the Class P Common Units constituting your Class P Unit Grants is subject to, and conditional on, your compliance with the conditions specified in the LPAs (including your Partner Agreements, if applicable) and, by signing this Award Agreement, you acknowledge (i) your receipt of your Class P Unit Grants described above, (ii) your receipt of the LPAs, and (iii) that you receive the Class P Common Units subject to the terms and conditions of the LPAs.

This Award Agreement may be signed in counterparts and all signed copies of this Award Agreement will together constitute one original. This Award Agreement shall be a “Partner Agreement” (as defined in the LPAs).

Please sign this Award Agreement in the space provided below to confirm your Class P Unit Grants and return a copy at your earliest convenience.

Acknowledged and agreed as of the date set forth above:

Name:

OZ MANAGEMENT LP

By:	Och-Ziff Holding Corporation,
its General Partner

By:
Name:
Title:

OZ ADVISORS LP

By:	Och-Ziff Holding Corporation,
its General Partner

By:
Name:
Title:

OZ ADVISORS II LP

By:	Och-Ziff Holding LLC,
its General Partner

By:
Name:
Title:

Exhibit C: Unit Designation of the Class A Cumulative Preferred Units

Exhibit 4.3

EXECUTION VERSION

OZ ADVISORS II LP

UNIT DESIGNATION OF

THE PREFERENCES AND RELATIVE, PARTICIPATING,

OPTIONAL, AND OTHER SPECIAL RIGHTS, POWERS AND DUTIES

OF

CLASS A CUMULATIVE PREFERRED UNITS

OZ ADVISORS II LP, a Delaware limited partnership (the “Partnership”), pursuant to the provisions of the Delaware Revised Uniform Limited Partnership Act and the Amended and Restated Agreement of Limited Partnership of the Partnership dated as of February 7, 2019, as amended from time to time (the “Limited Partnership Agreement”), does hereby state and certify that, pursuant to the authority expressly vested in Och-Ziff Holding LLC, a Delaware limited liability company and the Partnership’s general partner (the “General Partner”), the General Partner duly adopted the following resolution, which remains in full force and effect as of the date hereof:

RESOLVED, that this Unit Designation of the Class A Cumulative Preferred Units of the Partnership dated as of February 7, 2019 (this “Unit Designation”) be and hereby is adopted as follows:

1. Designation.

(a) Pursuant to Section 3.2(b) of the Limited Partnership Agreement, there is hereby created a class of Units designated as the “Class A Cumulative Preferred Units” (the “Class A Preferred Units”), which shall each have a liquidation preference per Class A Preferred Unit equal to the Unit Price (the “Liquidation Preference”). The General Partner is authorized to provide for the issuance of up to 400,000 Class A Preferred Units in one or more series (each, a “Class A Series”), each of which Class A Series is and shall be identical other than the date of issuance.

(b) The Class A Preferred Units have no maturity date. Each Class A Preferred Unit is and shall be identical in all respects to every other Class A Preferred Unit. Notwithstanding Section 3.1(b) of the Limited Partnership Agreement, the Class A Preferred Units shall not be evidenced by Certificates of Ownership and a Partner’s interest in any such Units are and shall be reflected through appropriate entries in the books and records of the Partnership.

(c) All Class A Preferred Units issued pursuant to, and in accordance with the requirements of this Unit Designation, are and shall be fully paid and non-assessable Units of the Partnership.

2. Definitions. For purposes of this Unit Designation, the following terms have the meanings ascribed to them below. Capitalized terms used herein without definition have the meanings ascribed to such terms in the Limited Partnership Agreement.

“Accrued Unrecognized Incentive” means, with respect to any investment fund, investment account or other investment vehicle (including a “fund-of-one”) with a commitment period of more than one year, any performance-based amounts or incentive compensation allocated (including provisionally) or accrued with respect to such fund, account and vehicle, including, without limitation, any carried interest, incentive allocations and fees, promoted interest, performance fee or similar rights of participation or profit-sharing.

“AC Delegation” has the meaning has the meaning assigned to it in Section 9(h) hereof.

“Advisors II Incremental Loans” has the meaning assigned to it in the Senior Subordinated Loan Agreement.

“Advisors II Initial Loans” has the meaning assigned to it in the Senior Subordinated Loan Agreement.

“Alternate Investment Subsidiary” has the meaning assigned to it in the Senior Subordinated Loan Agreement.

“Annual Capital Expenditures” means, with respect to each fiscal year of the Company, the aggregate of all expenditures by the Company and its consolidated Subsidiaries for the acquisition of fixed or capital assets or additions to property, plants or equipment (including replacements, capitalized repairs and improvements during such period) that should be capitalized under GAAP on a consolidated balance sheet of the Company and its consolidated Subsidiaries. For the avoidance of doubt, Annual Capital Expenditures shall exclude real estate leases that may be capitalized for accounting purposes.

“Applicable Fund” has the meaning assigned to it in section 9(h)(i) hereof.

“Asset Sale” means a sale, lease or sub-lease (as lessor or sublessor), sale and leaseback, assignment, conveyance, exclusive license (as licensor or sublicensor), transfer or other disposition to, or any exchange of property with, any person, in one transaction or a series of transactions, of all or any part of any of the Company’s, the Operating Group Entities’ or any of their respective Subsidiaries’ businesses, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, leased or licensed, or any issuances or sale of the Equity Interests (as defined in the Senior Subordinated Loan Agreement) of the Company, the Operating Group Entities or any of their respective Subsidiaries, other than (i) inventory sold, leased, licensed out or otherwise disposed, or exchanged for other property, in the ordinary course of business, (ii) sales, leases, licenses, exchanges, transfers, disposals or other dispositions of used, obsolete, worn out or surplus property no longer used or useful in the conduct of business, (iii) (A) leases or subleases of any real property leased or subleased by the Company as of the Issuance Date and (B) licenses, sublicenses, leases or subleases of real property granted to others not interfering in any material respect with the business of the Company, the Operating Group Entities and their Subsidiaries, taken as a whole, (iv) sales, leases, licenses, sublicenses, subleases, exchanges, transfers or other dispositions of other assets for consideration (including, at the time of calculation, all earn-out payments, installment payments and other deferred purchase price obligations) of less than $2 million in the aggregate during any fiscal year of the Company and in an aggregate amount not to exceed $5 million while any Class A Preferred Units are outstanding, (v) sales, leases, licenses, sublicenses, subleases, exchanges, transfers or other dispositions of property between or among the Company, the Operating Group Entities and any of their respective wholly-owned Subsidiaries, (vi) sales, transfers or dispositions of Cash Equivalents for fair market value, (vii) Involuntary Dispositions (as defined in the Senior Subordinated Loan Agreement), (viii) the abandonment or other sale, transfer, disposal or disposition of intellectual property in connection with the Specified Transactions (as defined in the Senior Subordinated Loan Agreement), constituting Specified OZ Intellectual Property (as defined in the Senior Subordinated Loan Agreement), (ix) sales or other transfers or dispositions of Margin Stock (as defined in the Senior Subordinated Loan Agreement), (x) issuances by the Company or the Operating Group Entities to any person other than the Company, the Operating Group Entities or a Subsidiary of its Equity Interests (including, for the avoidance of doubt, Och-Ziff Operating Group A-1 Units, Och-Ziff Operating Group E Units (in each case, as defined in the Senior Subordinated Loan Agreement)), Class C Non-Equity Interests, Och-Ziff Operating Group D Units, Och-Ziff Operating Group P Units, Deferred Fund Interests, Preferred Units or PSIs, as applicable (in each case, as defined in the Senior Subordinated Loan Agreement), including the exchange or conversion of any of the foregoing, whether for Class A Shares, other Equity Interests, or otherwise, in the case of any such exchange or conversion, pursuant to the exchange agreements or conversion agreements relating thereto, including any exchange agreements or conversion agreements, or any amendments, restatements or replacements of any exchange agreements or conversion agreements, entered into in connection with the Specified Transactions, (xi) sales or other transfers or dispositions of securities in connection with repurchase agreements in the ordinary course of operation of the Company’s cash management practices, (xii) the unwinding of, or settlements under, Interest Rate Agreements or Currency Agreements, (xiii) the substantially concurrent purchase and sale, transfer, disposition or exchange of non-Cash assets for similar assets of substantially equivalent value, (xiv) Restricted Payments (as defined in the Senior Subordinated Loan Agreement) not prohibited under this Unit Designation, (xv) investments (including in the form of Cash and Cash Equivalents), and sales, transfers or dispositions of investments, in each case that are made in the ordinary course of business, that are not prohibited by this Unit Designation and that do not constitute a Line of Business Asset Sale (xvi) the release of claims described in the Recapitalization Agreement in connection with the Specified Transactions and (xvii) sales of assets solely for the purpose of facilitating sales of assets into or out of OZ Funds or OZ CLOs in the ordinary course of business.

“Audited Financial Statements” has the meaning assigned to it in Section 18(c) hereof.

“AUI Amount” has the meaning assigned to it in Section 6(a)(ii) hereof.

“AUM” means, as of any date, total fee-paying assets under management of the Company, any Operating Group Entity or any of their consolidated subsidiaries as of such date, on a combined basis in accordance with GAAP, as adjusted to give pro forma effect to all pending binding subscriptions in effect on such date and all redemption requirements in effect on such date.

“Cash” has the meaning assigned to it in the Senior Subordinated Loan Agreement.

“Cash Equivalents” has the meaning assigned to it in the Senior Subordinated Loan Agreement.

“Change of Control Event” means the occurrence of the following:

(i) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties and assets of the Operating Partnerships, taken as a whole, to any “person” or “group” (as each such term is defined in Section 13(d)(3) of the Exchange Act or any successor provision), other than to a Continuing OZ Person or one or more wholly-owned subsidiaries of any of the Operating Partnerships; or

(ii) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” (as each such term is defined in Section 13(d)(3) of the Exchange Act or any successor provision), other than a Continuing OZ Person or the Company and any of its wholly-owned subsidiaries, becomes (A) the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act or any successor provision) of a percentage of voting units (or other capital stock) greater than the percentage of voting units (or other capital stock) held by DSO and his Related Parties as of the Issuance Date (excluding, for the avoidance of doubt, any units or other capital stock DSO or his Related Parties are entitled to vote on behalf of other Persons), in each case, immediately after giving effect to such transaction in (i) the Company or (ii) one or more of the Operating Partnerships comprising all or substantially all of the assets of the Operating Partnerships, or (B) entitled to receive a Majority Economic Interest in connection with such transaction.

Notwithstanding the foregoing, neither the consummation of the Liquidity Redemption nor the occurrence of any of the transactions or actions to be taken on or after the Transition Date in accordance with the terms of the Governance Agreement shall constitute a Change of Control Event.

“CLO AUM” means, as of any date, any AUM that is attributable to an OZ CLO.

“Committed Cash” means, as of the end of each fiscal quarter of the Company beginning with the quarter ended December 31, 2018, the sum of all Cash and Cash Equivalents reserved by the Company or its consolidated Subsidiaries (i) in respect of any incentive fees received in Cash during the applicable quarter to the extent such fees may be subject to reversal in future periods and not recorded as income in the Company’s financial statements; (ii) in respect of cumulative bonus accruals as reported in the Company’s financial statements for such quarter that are expected to be settled in cash by the end of the first quarter of the following fiscal year; (iii) in respect of any grant of deferred fund interests; provided that such grants are converted into fund interests by or no later than the first available fund subscription date immediately after the end of the first quarter of the fiscal year; (iv) in respect of cumulative obligations under the Tax Receivable Agreement accrued for in the Company’s Distributable Earnings that have not yet been paid; (v) reserved in respect of any accrued contingent liabilities determined in accordance with GAAP, (vi) to satisfy any applicable then existing regulatory or contractual requirement to deposit or hold back cash in reserve and which is entered into in the ordinary course of business; provided that the Company shall not be permitted to include any reserve for contractual requirements related to compensation of its current or former officers, managing directors or employees pursuant to this clause (vi) (it being understood that reserves related to compensation may be included as set forth in clauses (ii) and (iii) above); (vii) reinvestment of redemption proceeds in respect of existing investments held by the Operating Partnership or its Subsidiaries in Och-Ziff products as of the Issuance Date in new Och-Ziff products, provided that such proceeds are reinvested within 12 months of receipt thereof; (viii) in respect of any deferred rent consistent with the Company’s accounting practices as of September 30, 2018; and (ix) in respect of anticipated working capital adjustments in each of the first three fiscal quarters of the Company’s fiscal year only in an amount that does not exceed $10.0 million per quarter, provided that (a) such increase in reserves shall not be included in any fiscal quarter unless the Company had Economic Income of at least such amount during such quarter, and (b) such cumulative amount shall be reduced to zero at the end of such fiscal year.

“Commitment” has the meaning assigned to it in the Senior Credit Facility.

“Company” means Och-Ziff Capital Management Group LLC, a Delaware limited liability company, and any successors thereto.

“Continuing OZ Person” means, immediately prior to and immediately following any relevant date of determination, (i) DSO, (ii) any Related Party of DSO or (iii) any “person” or “group” (as each such term is used in Section 13(d)(3) of the Exchange Act or any successor provision) of which DSO or one of his Related Parties is a member.

“Credit Party” has the meaning assigned to it in the Senior Credit Facility.

“Currency Agreement” has the meaning assigned to it in the Senior Subordinated Loan Agreement.

“Designated Accrued Unrecognized Incentive” means any gross proceeds received in cash resulting from the realization of Accrued Unrecognized Incentive in respect of the Specified Funds.

“Designated Officers” has the meaning assigned to it in Section 10(d) hereof.

“Designated Proceeds” means, collectively, any Net Accrued Unrecognized Incentive and not less than 85% of the Net Cash Proceeds from any Asset Sales (“Asset Sale Designated Proceeds”).

“Discount Termination Event” means any of (i) any material “Default” or “Event of Default” under the Senior Credit Facility or the Senior Subordinated Loan Agreement; provided, that a Discount Termination Event shall cease to have occurred if such “Default” or “Event of Default” is cured; (ii) a decrease in Non-Affiliate AUM in excess of $7,152,054,711 in the aggregate; (iii) (A) any dissolution, winding up or restructuring of any of the Operating Group Entities, (B) a voluntary or involuntary bankruptcy or insolvency proceeding of the Company or any of the Operating Group

Entities or (C) with respect to the Company or any of the Operating Group Entities, the appointment of a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar person charged with the reorganization or liquidation of its business appointed for any of the Operating Group Entities; (iv) any final, non-appealable money judgment, writ or warrant of attachment or similar process involving in the aggregate at any time an amount in excess of $25,000,000 (in either case to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) shall be entered or filed against the Company, any Operating Group Entity or any of their respective Subsidiaries and shall remain undischarged, unpaid, unvacated, unbonded or unstayed for a period of sixty days; or (v) the delisting of the Company by the New York Stock Exchange.

“Discretionary Basket” has the meaning assigned to it in Section 6(c) hereof.

“Discretionary Reserve Funds” has the meaning assigned to it in Section 6(c) hereof.

“Distributable Earnings” means, for any period, an amount calculated on a consolidated basis for the Company and its consolidated Subsidiaries determined on the basis of distributable earnings, in accordance with the methodology utilized by the Company to derive distributable earnings in the Company’s earnings press release for such period. Notwithstanding the foregoing, the following items shall not be taken into account in calculating Distributable Earnings, (i) for the fiscal quarter ended December 31, 2018, any Tax Receivable Agreement related payments accrued for the 2017 and 2018 tax years that are no longer payable as a result from the February 7, 2019 amendment of the Tax Receivable Agreement, and (ii) for each period during the fiscal year ended December 31, 2019, the impact of any reversal of any such Tax Receivable Agreement payments.

“Distribution Holiday” has the meaning assigned to it in the Limited Partnership Agreement.

“Distribution Payment Date” has the meaning assigned to it in Section 3(a) hereof.

“Distribution Period” means a period commencing on, and including, a Distribution Payment Date, to, but not including, the following Distribution Payment Date.

“Distribution Rate” means, with respect to the periods specified below, the following rates per annum:

(i) Prior to the Step Up Date: 0%;

(ii) From the Step Up Date to the day immediately prior to the sixth anniversary of the Step Up Date: 6%;

(iii) From the sixth anniversary of the Step Up Date to the day immediately prior to the seventh anniversary of the Step Up Date: 8%;

(iv) From the seventh anniversary of the Step Up Date to the day immediately prior to the eighth anniversary of the Step Up Date: 9%; and

(v) From the eighth anniversary of the Step Up Date and thereafter: 10%.

Following a Change of Control Event, the Distribution Rate for each applicable period described above shall increase by 7.0% per annum beginning on the 31st day following the consummation of such Change of Control Event in accordance with Section 6(b) hereof unless and until the Operating Partnerships redeem all Operating Group Class A Preferred Units.

“DSO” means Daniel S. Och.

“Economic Income” means, for any period, an amount calculated on a consolidated basis for the Company and its consolidated Subsidiaries in accordance with the principles set forth on Schedule A hereto, applied in a manner consistent with the manner utilized by Och-Ziff to derive economic income in Och-Ziff’s earnings press release for the quarter ended September 30, 2018, plus (a) net proceeds received in connection with any disposition of Risk Retention Interests with respect to existing U.S. OZ CLOs that were previously held for purposes of complying with Section 15G of the Exchange Act and related regulations (as long as such disposition is not an Asset Sale), minus (b) the sum of (i) any amounts contributed to the Operating Partnerships pursuant to the Operating Partnerships’ share in cash payments due under the Tax Receivable Agreement; (ii) amounts invested and expenses incurred in connection with the acquisition of Risk Retention Interests and related permitted assets by Qualifying Risk Retention Subsidiaries; and (iii) amounts of any Annual Capital Expenditures; provided, that the sum of clauses (a) and (b) shall not exceed $9.0 million per year; minus (c) Permitted RSU Settlements; minus (d) the amount of any amortization payments on the Initial Loans required to be paid pursuant to the terms of the Senior Subordinated Loan Agreement; minus (e) the amount of any distributions or dividends paid on any Operating Group Class A Preferred Units; minus (f) Permitted Dividends. For the avoidance of doubt and without limiting Section 6(a)(ii), the calculation of Economic Income shall be adjusted accordingly to reflect the fact that any Net Accrued Unrecognized Incentive that constitutes Designated Proceeds will be distributed pursuant to Section 6(a)(ii). Sublease losses and expenses recognized for accounting purposes where there is no corresponding cash outflow will be initially excluded from Economic Income. Net cash outflows on the lease and sublease arrangement in a given period, that are not otherwise normally accounted for as an operating expense in Economic Income, should be reflected as a net decrease (or increase) adjustment to the stated Economic Income for the period such amounts are incurred.

“Equity Interests” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.

“Excess Distributable Earnings” has the meaning assigned to it in Section 6(a)(iii) hereof.

“Excess Distributable Earnings Delivery Date” has the meaning assigned to it in Section 18(a) hereof.

“Excess RSU Settlements” means any cash paid in connection with the settlement of restricted stock units issued by the Company or the Operating Partnerships in excess of the Permitted RSU Settlements.

“Exchange Date” means March 31, 2022.

“Exchange Notice” has the meaning assigned to it in Section 7(b) hereof.

“Free Cash Balance” means, as of the end of each fiscal quarter of the Company, an amount equal to the difference between Total Cash and Committed Cash. For the avoidance of doubt, to the extent any amounts are reserved under the Discretionary Basket in accordance with Section 6(c) hereof such amounts shall reduce the Free Cash Balance.

“GAAP” means the United States generally accepted accounting principles in effect as of the Issuance Date.

“General Partner” has the meaning assigned to it in the recitals hereof.

“Governance Agreement” means that certain Governance Agreement, dated as of the date hereof, entered into by and among the Company, the Intermediate Holding Companies, the Operating Partnerships and Daniel S. Och, as the same may be amended, supplemented, modified or replaced from time to time.

“Holders’ Committee” has the meaning assigned to it in Section 10(a) hereof.

“Indebtedness” has the meaning assigned to it in the Senior Subordinated Loan Agreement.

“Interest Rate Agreement” has the meaning assigned to it in the Senior Subordinated Loan Agreement.

“Issuance Date” means February 7, 2019.

“Junior Units” means Units and other equity securities in the Partnership that, with respect to distributions on such interests and distributions upon liquidation of the Partnership, rank junior to the Class A Preferred Units. “Junior Units” include Common Units and PSIs but do not include Class C Non-Equity Interests.

“Lien” means any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement) and any preferential arrangement in the nature of a security interest having the practical effect of any of the foregoing.

“Limited Partnership Agreement” has the meaning assigned to it in the recitals hereof.

“Line of Business Asset Sale” means an Asset Sale of Property constituting, collectively, a line of business or business unit, or any material portion or interest therein, of the Company, any Operating Group Entity or any of their respective Subsidiaries that receives advisory fee income, in one transaction or a series of related transactions.

“Liquidation Event” has the meaning assigned to it in Section 4(a) hereof.

“Liquidation Preference” has the meaning assigned to it in Section 1 hereof.

“Liquidation Value” has the meaning assigned to it in Section 4(a) hereof.

“Liquidity Redemption” has the meaning assigned to it in the Governance Agreement.

“Loan Exchange Option” has the meaning assigned to it in Section 7(a) hereof.

“Majority Economic Interest” means any right or entitlement to receive more than 50% of the equity distributions or partner allocations (whether such right or entitlement results from the ownership of partner or other equity interests, securities, instruments or agreements of any kind) made to all holders of partner or other equity interests in the Operating Partnerships (other than the Company or its Subsidiaries).

“Mandatory Change of Control Redemption” has the meaning assigned to it in Section 6(b)(i) hereof.

“Mandatory Change of Control Trigger Date” has the meaning assigned to it in Section 6(b)(i) hereof.

“Mandatory Redemption Notice” has the meaning assigned to it in Section 6(a)(v) hereof.

“Mandatory Redemption Notice Date” has the meaning assigned to it in Section 6(a)(v) hereof.

“Mandatory Redemption Trigger Date” has the meaning assigned to it in Section 6(a)(i) hereof.

“Minimum Free Cash Balance” means $200,000,000, as adjusted pursuant to Section 9(g) hereof.

“Net Accrued Unrecognized Incentive” means any Designated Accrued Unrecognized Incentive net of compensation paid to any current or former officer, executive managing director or employee of the Company, any Operating Partnership, any OZ Fund or their respective subsidiaries arising from such realization to the extent such compensation is consistent with the compensation allocations set forth on Schedule B hereto.

“Net Cash Proceeds” means with respect to any Asset Sale, an amount equal to (i) the sum of Cash and Cash Equivalents received in connection with such Asset Sale (including any Cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note or installment receivable, the release of any reserve amount described in clause (C) hereof, purchase price adjustment or earn-out or otherwise, but only as and when so received) by the Company, the Operating Group Entities or any of their respective Subsidiaries, less (ii) the sum of (A) the principal amount, premium or penalty, if any, interest and other amounts payable on any Indebtedness that is secured by the property and that is subject to mandatory prepayment in connection with such Asset Sale and that is repaid in connection with such Asset Sale, (B) taxes paid or reasonably estimated to be actually payable in connection therewith and the amount of any increased tax distribution reasonably expected to be made as a result of such Asset Sale and (C) any reserve for adjustment established in accordance with GAAP in respect of (x) the sale price of such property and (y) any liabilities associated with such property and retained by the Company, the Operating Group Entities or any of their respective Subsidiaries after such sale, transfer, lease or disposition, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction; provided, that any reserve described in this clause (C) that is subsequently released shall be counted as Net Cash Proceeds; provided further that “Net Cash Proceeds” shall include any Cash or Cash Equivalents received upon the sale, transfer, lease or disposition of any non-Cash consideration received following such Asset Sale by the Company, the Operating Group Entities or any of their respective Subsidiaries in any such Asset Sale (but only as and when so received).

“New NEO Units” has the meaning assigned to it in Section 10(d) hereof.

“Non-Affiliate AUM” means, as calculated as of the last day of each fiscal quarter of the Company, AUM excluding (A) the AUM related to the entities identified in writing and delivered to the Holders’ Committee on the Issuance Date, (B) CLO AUM and (C) any amounts redeemed by DSO or former executive managing directors of the Company or any of their respective affiliates (including any funds or investments subject to the Liquidity Redemption).

“Non-CLO AIS Investments” has the meaning assigned to it in Section 9(c)(xxi) hereof.

“Obligations” has the meaning assigned to it in the Senior Credit Facility.

“Offered Securities” has the meaning assigned to it in Section 14 hereof.

“Operating Group Class A Preferred Units” means the Class A Preferred Units issued by the Partnership and the Class A preferred units issued by the other Operating Partnerships.

“Operating Group Entity” has the meaning assigned to it in Section 3(b)(ii) hereof.

“Operating Partnerships” means the Partnership, OZ Management LP and OZ Advisors LP.

“OZ CLO” means any collateralized loan obligation funds or similar investment entities (including warehouse facilities) managed by any Operating Group Entity or its Affiliates.

“OZ Fund” means (1) any investment vehicle managed (or for which investment advisory or other asset management services are provided), directly or indirectly, by an Operating Group Entity or any of its Affiliates in which (a) substantially all of the capital is provided by third parties in the ordinary course (“Third Party LPs”) and (b) no Person other than the Operating Partnerships or their wholly-owned Subsidiaries has the right to receive (x) carried interest, incentive allocations and fees, promoted interest, performance fee or similar rights of participation or profit-sharing, (y) investment management fees, asset management fees, commitment-based fees, transaction fees or similar fees not based on performance (or fees payable in lieu thereof) or (z) other distributions or payments (including guaranteed payments or other similar distributions or payments but excluding distributions or redemption payments made to Third Party LPs in the ordinary course in respect of their interests in such investment vehicle) from such investment vehicle, whether or not such payments arise as a result of or are due and payable pursuant to (i) ownership of a membership interest, partnership interest or other equity interest, (ii) an employment or consulting agreement or arrangement or (iii) a contract, revenue sharing agreement, participation or other agreement and (2) with respect to the definitions of Asset Sales, Committed Cash, Net Accrued Unrecognized Incentive, Subsidiary, Sections 6(c), 9(c), 9(d), 9(h), 10(d) and 10(e) and Schedules B and C, has the meaning assigned to it in the Senior Subordinated Loan Agreement.

“Oz Manager Entity” has the meaning assigned to it in Section 9(h)(i) hereof.

“Oz Parties” has the meaning assigned to it in Section 9(c) hereof.

“OZ Subsidiary” has the meaning assigned to it in the Senior Credit Facility.

“Parity Units” means (a) any equity securities in the Partnership (or any debt or other securities convertible into equity securities of the Partnership) that the Partnership may authorize or issue, the terms of which expressly provide that such securities shall rank equally with, or senior to, the Class A Preferred Units with respect to the payment of distributions on such interests and distributions upon the occurrence of a Liquidation Event relating to the Partnership and (b) for purposes of Section 9(a) only, any equity securities in any Subsidiary of the Partnership (or any debt or other securities convertible into equity securities of any Subsidiary of the Partnership).

“Partnership” has the meaning assigned to it in the recitals hereof.

“Partnership Interests” has the meaning assigned to it in Section 6(a)(iii) hereof.

“Permitted Activities” means (i) the asset management, investment management and financial services business or any business ancillary, complementary or reasonably related thereto and reasonable extensions thereof, (ii) the businesses conducted by the Company, the Operating Partnerships or their Affiliates as of the Issuance Date, and (iii) such other lines of business as may be consented to by the Holders’ Committee, in each of clauses (i), (ii) and (iii) only to the extent conducted by any of the Operating Partnerships and, subject to compliance with Section 3(b)(ii), an Operating Group Entity.

“Permitted Dividends” means dividends or distributions made by the Company on its Class A Shares, and, without duplication, the Operating Partnerships to fund such dividends or distributions, annually in an aggregate amount equal to not less than 20% of the Company’s annual Distributable Earnings or more than 30% of Distributable Earnings; provided, that, if the minimum amount of dividends or distributions eligible to be made hereunder would be $1.00 or less per Class A Share, then up to $1.00 per Class A Share (subject to appropriate adjustment in the event of any equity dividend, equity split, combination or other similar recapitalization with respect to the Class A Shares after the Issuance Date).

“Permitted RSU Settlements” means the amount of any cash paid in connection with the normal course settlement for up to 2 million restricted stock units issued by the Company or the Operating Partnerships (subject to appropriate adjustment in the event of any equity dividend, equity split, combination or other similar recapitalization with respect to the Class A Shares after the Issuance Date); provided that the amount of cash paid per restricted stock unit shall not exceed 50% of the value of such restricted stock unit.

“Permitted Stock Buybacks” means the repurchase by the Company of its Class A Shares, and, without duplication, any distributions, dividends or repurchases of units made by the Operating Partnerships to fund such repurchases, with proceeds from the Discretionary Basket in an amount not to exceed $25 million in the aggregate (including any amounts in respect of any Excess RSU Settlements).

“Preceding Year” has the meaning assigned to it in Section 6(a)(iii) hereof.

“Preferred Distributions” has the meaning assigned to it in Section 3(a) hereof.

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, equity interests.

“Qualifying Risk Retention Subsidiary” has the meaning assigned to it in the Senior Subordinated Loan Agreement.

“Quarterly Delivery Date” has the meaning assigned to it in Section 18(a) hereof.

“Redemption Discount Percentage” means, with respect to redemptions occurring during the periods specified below, the following percentages:

(i) subject to clause (iii) hereof, 75% with respect to redemptions occurring during the period commencing on the Issuance Date and ending on March 31, 2021;

(ii) subject to clause (iii) hereof, 90% with respect to redemptions occurring during the period commencing on April 1, 2021 and ending on the day immediately prior to the Exchange Date; and

(iii) 100% with respect to redemptions occurring on or after the Exchange Date or the occurrence of a Discount Termination Event.

“Related Party” means, with respect to any Person, (i) any Person that is the spouse (including a surviving spouse) or another immediate family member of such Person, (ii) the estate and lawful heirs of such Person or (iii) any trust, family partnership, foundation, family limited liability company or other estate planning vehicle for which such Person acts as a trustee or beneficiary, provided that the investment decisions relating to any equity interests of the Operating Partnerships held by such trusts or other entities are controlled directly or indirectly by such Person.

“Reserve Period” has the meaning assigned to it in Section 6(c) hereof.

“Restricted Activities” has the meaning assigned to it in Section 6(c) hereof.

“Revolving Commitments” has the meaning assigned to it in the Senior Credit Facility.

“Risk Retention Interests” has the meaning assigned to it in the Senior Subordinated Loan Agreement.

“ROFR Notice” has the meaning assigned to it in Section 14 hereof.

“Seller” has the meaning assigned to it in Section 14 hereof.

“Senior Credit Facility” means that certain Credit and Guaranty Agreement, dated as of April 10, 2018, as amended by Amendment No. 1, dated as of February 7, 2019, among OZ Management LP, as borrower, the other Operating Partnerships, as guarantors, the other guarantors from time to time party thereto, the lenders from time to time party thereto, and JPMorgan Chase Bank, N.A., as administrative agent, as amended, modified or supplemented from time to time in accordance with Section 9 hereof; provided, that for purposes of any defined terms set forth herein that reference the corresponding defined terms in the Senior Credit Facility, (i) such defined terms shall have the respective meanings set forth in the Senior Credit Facility as in effect as of the Issuance Date and (ii) references to the “Borrower” shall mean the Partnership and “Credit Parties” shall mean the Company, the Operating Partnerships and their respective Subsidiaries.

“Senior Credit Facility Repayment” has the meaning assigned to it in Section 6(a)(i) hereof.

“Senior Subordinated Loan Agreement” means that certain Senior Subordinated Term Loan and Guaranty Agreement, dated as of February 7, 2019, among the Operating Partnerships, as borrowers and guarantors, the other guarantors from time to time party thereto, Wilmington Trust, National Association, as administrative agent, and the other parties thereto, as amended, restated, modified or supplemented from time to time in accordance with Section 9 hereof; provided, that for purposes of any defined terms set forth herein that reference the corresponding defined terms in the Senior Subordinated Loan Agreement, references to “Advisors II” shall mean the Partnership, references to a “Borrower” shall include the Partnership in its capacity as a borrower unless such defined term refers solely to a borrower other than the Partnership, or to a class of loans to a different borrower, and “Credit Parties” shall mean the Company, the Operating Partnerships and their respective Subsidiaries.

“Senior Subordinated Loans” means the “Initial Loans” and the “Incremental Loans”, each as defined in the Senior Subordinated Loan Agreement.

“Specified Funds” means the funds identified in writing and delivered to the Holders’ Committee on the Issuance Date.

“Step Up Date” means February 19, 2020.

“Subsidiary” of a Person means any other Person as to which such Person owns, directly or indirectly, or otherwise Controls more than 50% of the voting shares or other similar interests or a general partner interest or managing member or similar interest of such Person. A Subsidiary of the Company, its direct Subsidiaries or an Operating Group Entity does not include any OZ Fund, any OZ CLO or any of their respective Subsidiaries.

“Tax Receivable Agreement” means that certain Amended and Restated Tax Receivable Agreement by and among inter alia the Company, Oz Holding Corp., Oz Holding LLC, and the Operating Partnerships, dated as of January 12, 2009, as amended, modified or supplemented from time to time.

“Third Party Buyer” has the meaning assigned to it in Section 14 hereof.

“Total Cash” means, as of the end of each fiscal quarter of the Company, the sum of all Cash and Cash Equivalents of the Company and its Subsidiaries.

“Transfer” means any direct, indirect or synthetic transfer, sale, assignment, pledge, conveyance, hypothecation or other encumbrance or disposition.

“Transition Date” has the meaning assigned to it in the Governance Agreement.

“Unit Designation” has the meaning assigned to it in the recitals hereof.

“Unit Price” means $97.80, subject to appropriate adjustment in the event of any equity dividend, equity split, combination or other similar recapitalization with respect to the Class A Preferred Units after the Issuance Date.

“Year End Delivery Date” has the meaning assigned to it in Section 18(a) hereof.

3. Distributions; Allocations.

(a) Annual Distributions. Each holder of Class A Preferred Units shall be entitled to receive, when, as and if declared by the General Partner in its sole discretion out of funds legally available therefor, cumulative cash distributions (“Preferred Distributions”) on each Class A Preferred Unit calculated based on the Liquidation Preference of such Class A Preferred Unit at a rate per annum equal to the Distribution Rate (taking into account the different Distribution Rates that may apply during each Distribution Period in accordance with the definition of Distribution Rate or Section 6(b) below), with such Preferred Distributions accruing from, and including, the earlier of (i) the Step Up Date and (ii) if applicable, the 31st day following the consummation of a Change of Control Event; provided, however, that the amount of the Preferred Distributions actually paid shall not exceed the sum of the cumulative Net Income and items of income and gain allocated to such holder pursuant to Section 3(d). Any Preferred Distributions that have been declared in accordance with the foregoing sentence shall, unless waived by the Holders’ Committee, be payable in arrears on the 27th day of February of each applicable year (each, a “Distribution Payment Date”) to the holders of record as they appear in the books and records of the Partnership for the Class A Preferred Units at the close of business on the 15th day of February; provided, that (i) if any Distribution Payment Date is not a Business Day, then the Preferred Distribution which would otherwise have been payable on that Distribution Payment Date may be paid on the next succeeding Business Day and (ii) accumulated and unpaid Preferred Distributions for any prior Distribution Period may be paid at any time. Any Preferred Distribution payable on the Class A Preferred Units, including distributions payable for any partial Distribution Period, will be computed on the basis of a 360-day year consisting of twelve 30-day months. Notwithstanding anything to the contrary contained herein, Preferred Distributions will accumulate whether or not the Partnership has earnings, whether or not there are funds legally available for the payment of those Preferred Distributions and whether or not those Preferred Distributions are declared. In the event that any Preferred Distributions or other payments on the Class A Preferred Units are in arrears, or, are otherwise not payable as a result of the proviso in the first sentence of this Section 3(a), such amounts shall accrue and accumulate at the Distribution Rate. Holders of the Class A Preferred Units will not be entitled to any distributions in excess of full cumulative distributions described in this Section 3(a). Any Preferred Distributions made on the Class A Preferred Units shall first be credited against the earliest accumulated but unpaid distribution due with respect to the Class A Preferred Units.

(b) Funding of Distributions on Operating Group Class A Preferred Units.

(i) Distributions on Junior Units and Parity Units. Except as provided in Section 3(c) hereof, unless full cumulative distributions on all of the Operating Group Class A Preferred Units have been or contemporaneously are declared and paid in respect of all past Distribution Periods as provided in the corresponding terms of all Operating Group Class A Preferred Units, (i) no distributions shall be declared or paid or set apart for payment upon Junior Units or Parity Units by the Partnership, other than Tax Distributions, Permitted Dividends, distributions payable in Common Units or Deferred Cash Interests, payments or distributions required under a Partner Agreement, or distributions payable in Units of any series of preferred Units that the Partnership may issue ranking junior to the Class A Preferred Units as to distributions and upon liquidation, and (ii) no Junior Units or Parity Units shall be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such Units) by the Partnership (except by conversion or exchange for other Units of the Partnership that rank junior to the Class A Preferred Units as to distributions and upon liquidation or for shares of the Company (or the cash value thereof) in accordance with the Exchange Agreement or the Limited Partnership Agreement); provided, however, that the foregoing shall not prevent Expense Amount Distributions in accordance with the Expense Allocation Agreement, distributions or payments pursuant to the terms of any restricted share units of the Company, or required to facilitate exchanges of Common Units permitted under the Exchange Agreement, any Permitted Stock Buybacks, the redemption or repurchase of any Operating Group Class A Preferred Units and distributions or transactions necessary to make any payment when due under the Senior Credit Facility or the Senior Subordinated Loan Agreement or when due on any financing or other contractual arrangement (including, without limitation, the Limited Partnership Agreement or any Partner Agreement) in effect on the Issuance Date, or to which the Holders’ Committee has consented.

(ii) Inter-Entity Loans. If one of the other Operating Partnerships does not have legally available funds to pay in full all distributions or redemption payments required to be paid to the holders of the Operating Group Class A Preferred Units issued by such other Operating Partnership pursuant to their terms, the Partnership hereby agrees that it will lend or otherwise make available to such other Operating Partnership adequate funds in order to enable it to make the required distributions or redemption payments in full, provided that the Partnership has legally available funds to make such loans or otherwise make such funds available after giving effect to any required distributions or redemption payments that the Partnership is required to make under the terms of the Preferred Units. The Company and the Partnership agree that it is the intention of the Company and the Partnership that all Operating Group Entities (whether existing as of the Issuance Date or formed as of a later date) shall support the Partnership’s obligations in respect of the Operating Group Class A Preferred Units. In furtherance of the foregoing, the Company and the Partnership agree that, if a Subsidiary of the Company or any of its Subsidiaries or the Operating Partnerships or any of their Subsidiaries (an “Operating Group Entity”), in each case, other than OZ Funds (as defined in the Senior Credit Facility) and OZ CLOs and their respective Subsidiaries, is formed for the purpose of engaging in one or more Permitted Activities, the Company and the Partnership shall cause such new Operating Group Entity to (i) expressly agree to the due and punctual observance and performance of each and every covenant and condition of this Unit Designation to be performed and observed by the Partnership and all the obligations and liabilities hereunder (including those obligations and liabilities described in Section 3(b), Section 3(c) and Section 6) (as agreed in good faith by the Company and the Holders’ Committee), and (ii) to the extent requested by the Holders’ Committee, agree to lend or otherwise make available to the Partnership adequate funds to make any required distributions or redemption payments in full that the Partnership is required to make under the terms of the Preferred Units in the event that the Partnership does not have legally available funds to make such distributions or redemption payments, provided that such new Operating Group Entity has legally available funds to make such loans or otherwise make such funds available. Concurrently with the formation and the commencement of operations of such Operating Group Entity, the Company shall deliver a certificate to the Holders’ Committee certifying as to its compliance with the provisions of this Section 3(b)(ii).

(c) Distributions on Preferred Units of Equal Rank. When distributions are not paid in full upon the Class A Preferred Units and the Units of any other series of preferred Units that rank on a parity as to distributions with the Class A Preferred Units, all distributions declared upon the Class A Preferred Units and any other series of preferred Units that the Partnership may issue that rank on a parity as to distributions with the Class A Preferred Units shall be declared pro rata so that the amount of distributions declared per Class A Preferred Unit and per Unit of such other series of preferred Units shall in all cases bear to each other the same ratio that accumulated distributions per Class A Preferred Unit and accumulated or accrued distributions per Unit of such other series of preferred Units (which shall not include any accrual in respect of unpaid distributions for prior Distribution Periods if such other series of preferred Units is non-cumulative) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any distribution payment or payments on the Class A Preferred Units which may be in arrears.

(d) Allocations. After giving effect to the special allocations set forth in Section 6.1(d) of the Limited Partnership Agreement, and subject to Section 5.2 thereof, Net Income and Net Loss for each taxable year (and items of income, gain, loss and deduction taken into account in computing Net Income and Net Loss) shall be allocated in a manner such that the Capital Account of each holder of Class A Preferred Units attributable to ownership of Class A Preferred Units is, as nearly as possible, equal to (i) the distributions that would be made with respect to such Class A Preferred Units if the Partnership were dissolved, its affairs wound up and its assets sold for their Carrying Value, all Partnership liabilities were satisfied (limited with respect to each non-recourse liability to the Carrying Value of the assets securing such liability) and the net assets of the Partnership were distributed to the Partners, without regard to any limitations on the payment of Preferred Distributions as a result of the proviso in the first sentence of Section 3(a) reduced by an amount equal to the discount applied to any Class A Preferred Units that were redeemed during the applicable period minus (ii) such Partner’s share of Partnership Minimum Gain and Partner Nonrecourse Debt Minimum Gain, computed immediately prior to the hypothetical sale of assets.

4. Liquidation Value.

(a) In the event of any liquidation, dissolution or winding up of the Partnership, either voluntary or involuntary (a “Liquidation Event”), after payment or provision for the liabilities of the Partnership (including the expenses of such event) and the satisfaction of any claims ranking senior to the Class A Preferred Units, the holders of the Class A Preferred Units shall be entitled to receive, out of the assets of the Partnership or proceeds thereof available for distribution to unit holders, prior to, and in preference to, any payment or distribution of any assets of the Partnership to the holders of any Junior Units, an amount equal to the Liquidation Preference per Class A Preferred Unit plus all accumulated but unpaid Preferred Distributions, taking into account any limitations on the payment of Preferred Distributions as a result of the proviso in the first sentence of Section 3(a) (collectively, the “Liquidation Value”). If the assets of the Partnership available for distribution in respect of Class A Preferred Units are less than the aggregate Liquidation Value of all outstanding Class A Preferred Units, such distributions shall be made to the holders of the Class A Preferred Units pro rata, based on the aggregate Liquidation Value to which each holder of Class A Preferred Units is entitled pursuant to this Section 4(a). The foregoing shall not affect any rights which holders of Class A Preferred Units may have to monetary damages.

(b) Upon a Liquidation Event, after each holder of Class A Preferred Units receives a payment equal to the Liquidation Value of its Class A Preferred Units, such holder shall not be entitled to any further participation in any distribution of assets by the Partnership.

(c) If the assets of the Partnership available for distribution upon a Liquidation Event are insufficient to pay in full the aggregate amount payable to the holders of all Class A Preferred Units and the holders of any other outstanding Parity Units that rank equally with the Class A Preferred Units, such assets shall be distributed to the holders of the Class A Preferred Units and the holders of such Parity Units pro rata, based on the full respective distributable amounts to which each such Unitholder is entitled pursuant to this Section 4.

(d) Nothing in this Section 4 shall be understood to entitle the holders of Class A Preferred Units to be paid any amount upon the occurrence of a Liquidation Event until holders of any classes or series of Units ranking, as to the distribution of assets upon a Liquidation Event, senior to the Class A Preferred Units have been paid all amounts to which such classes or series of Units are entitled.

(e) Neither the sale, conveyance, exchange or transfer, for cash, Units, securities or other consideration, of all or substantially all of the Partnership’s property or assets nor the consolidation, merger or amalgamation of the Partnership with or into any other entity or the consolidation, merger or amalgamation of any other entity with or into the Partnership shall be deemed to be a Liquidation Event, notwithstanding that for other purposes such an event may constitute a liquidation, dissolution or winding up; provided, that in the event of any such sale, conveyance, exchange, transfer, consolidation, merger, amalgamation or similar transaction (which shall include any Change of Control Event), the successor or acquiring Person (if other than the Partnership) shall expressly assume the due and punctual observance and performance of each and every covenant and condition of this Unit Designation to be performed and observed by the Partnership and all the obligations and liabilities hereunder, subject to such modifications as may be deemed appropriate (as agreed in good faith by the General Partner and the Holders’ Committee). In addition, notwithstanding anything to the contrary in this Section 4, no payment will be made to the holders of Class A Preferred Units pursuant to this Section 4: solely (i) upon the voluntary or involuntary liquidation, dissolution or winding up of any Subsidiary of the Partnership or upon any reorganization of the Partnership into another limited liability entity pursuant to provisions of any Limited Partnership Agreement that allow the Partnership to convert, merge or convey its assets to another limited liability entity with or without Limited Partner approval or (ii) if the Partnership engages in a reorganization or other transaction in which a successor to the Partnership issues equity securities to the holders of Class A Preferred Units that have voting powers, rights and preferences that are substantially similar to the voting powers, rights and preferences of the Class A Preferred Units pursuant to provisions of any Limited Partnership Agreement that allow the Partnership to do so without Limited Partner approval, in each case of clauses (i) and (ii), so long as the Partnership (or any successor thereof, as applicable) owns substantially the same assets and liabilities as the Partnership immediately prior to such liquidation, dissolution, winding up or other transaction.

5. Optional Redemption.

(a) At any time following the Issuance Date, subject to any limitations imposed by law, the Partnership may, in the General Partner’s sole discretion, redeem the outstanding Class A Preferred Units, in whole or in part, at a redemption price per Class A Preferred Unit equal to the product of the Redemption Discount Percentage and the Liquidation Value per Class A Preferred Unit as of the redemption date. If less than all of the Class A Preferred Units are to be redeemed, the General Partner shall select the Class A Preferred Units to be redeemed pro rata, based on the number of Class A Preferred Units held by each holder, calculated to the nearest whole Class A Preferred Unit.

(b) In the event the Partnership shall redeem any or all of the Class A Preferred Units pursuant to Section 5(a) above, the Partnership shall, subject to clause (ii) below, give notice of any such redemption to the holders of the Class A Preferred Units not more than 60 nor less than 10 days (or such other period as shall be agreed to by the Holders’ Committee) prior to the date fixed for such redemption. Such notice shall state: (A) the redemption date; (B) the redemption price; (C) the number of Class A Preferred Units to be redeemed; (D) the place or places where the Class A Preferred Units are to be surrendered (if so required in the notice) for payment of the redemption price; and (E) that distributions on the Class A Preferred Units to be redeemed will cease to accrue on such redemption date. If less than all of the Class A Preferred Units held by any holder is to be redeemed, the notice provided to such holder shall also specify the number of Class A Preferred Units held by such holder to be redeemed. Failure to give notice to any holder of Class A Preferred Units shall not affect the validity of the proceedings for the redemption of any Class A Preferred Units being redeemed. Once notice has been given as provided in this Section 5(b), so long as (i) funds sufficient to pay the redemption price for all of the Class A Preferred Units called for redemption have been set aside for payment and (ii) the Partnership pays the redemption price for all of the Class A Preferred Units called for redemption within 10 days after providing notice as provided in this Section 5(b), from and after the redemption date such Class A Preferred Units that have been called for redemption shall no longer be deemed outstanding, and all rights of the holders of the Class A Preferred Units that have been called for redemption with respect to such Class A Preferred Units shall cease other than the right to receive the redemption price, without interest.

(c) The holders of Class A Preferred Units shall have no right to require redemption of any Class A Preferred Units, except as provided in Section 6 below.

6. Mandatory Redemption; Discretionary Basket.

(a) Certain Mandatory Redemption Events.

(i) During the Distribution Holiday and commencing with the fiscal quarter ended December 31, 2018, subject to clause (c) below, no later than the 6th day following the Quarterly Delivery Date and the Year End Delivery Date, as applicable, for the applicable fiscal quarter of the Company (each, a “Mandatory Redemption Trigger Date”), (x) the Company and the Operating Partnerships shall use all Economic Income with respect to such fiscal quarter and, (y) in the fourth quarter of each fiscal year only, an amount equal to the excess of the Free Cash Balance as of December 31 of the applicable fiscal year over the Minimum Free Cash Balance, if any in the case of this clause (y) irrespective of the amount of Economic Income with respect to such fiscal quarter (provided that such amounts shall be calculated without duplication with respect to the amount of any Designated Proceeds required to be applied pursuant to clause 6(a)(ii) below) to (A) repay Obligations under the Senior Credit Facility until all such Obligations are repaid in full and the Senior Credit Facility is no longer in effect (such repayment, the “Senior Credit Facility Repayment”); provided that, for the avoidance of doubt, any such repayment that is a prepayment of principal in respect of Revolving Loans (under the Senior Credit Facility) shall be accompanied by a concurrent permanent reduction and termination of Revolving Commitments and (B) following the Senior Credit Facility Repayment, deliver a Mandatory Redemption Notice to redeem all or a portion of the Operating Group Class A Preferred Units in accordance with this Section 6(a). The Company and the Operating Partnership shall be obligated to make any repayments or redemptions required by this Section 6(a)(i) only to the extent that after giving effect to such repayment or redemption the Free Cash Balance of the Company and its Subsidiaries, taken as a whole, shall equal at least the Minimum Free Cash Balance.

(ii) Subject to clause (c) below, no later than (A) the 6th day following the receipt of any Asset Sale Designated Proceeds or (B) than the 6th day following the Quarterly Delivery Date and the Year End Delivery Date, as applicable, for the applicable fiscal quarter of the Company with respect to any Net Accrued Unrecognized Incentive that represents Designated Proceeds, the Company and the Operating Partnerships shall use such Designated Proceeds to (A) effect all or a portion of the Senior Credit Facility Repayment and (B) following the Senior Credit Facility Repayment, deliver a Mandatory Redemption Notice to redeem all or a portion of the Operating Group Class A Preferred Units in accordance with this Section 6(a). To the extent any of the Designated Proceeds are used to effect any portion of the Senior Credit Facility Repayment pursuant to clause (A) of the foregoing sentence (such portion, the “AUI Amount”), then, following the Senior Credit Facility Repayment, no later than the 6th day following the Quarterly Delivery Date and the Year End Delivery Date, as applicable, for the fiscal quarter of the Company in which the Senior Credit Facility Repayment occurs and each fiscal quarter thereafter, the Company and the Operating Partnerships shall, deliver a Mandatory Redemption Notice and use proceeds received in cash and realized from Accrued Unrecognized Incentive (net of compensation paid to the extent such compensation is consistent with the compensation allocations described on Schedule C) (other than the Designated Accrued Unrecognized Incentive) in an amount equal to the AUI Amount to redeem all or a portion of the Operating Group Class A Preferred Units in accordance with this Section 6(a). For the avoidance of doubt and notwithstanding the foregoing, all payments and redemptions contemplated by this Section 6(a) are not subject to the Minimum Free Cash Balance.

(iii) From and after March 31, 2022 and so long as the Senior Credit Facility Repayment shall have occurred, if the sum of (I) the aggregate amounts which were distributed in respect of their equity interests in the Partnership (collectively, “Partnership Interests”) by the Partnership (other than Tax Distributions, distributions in respect of Class C Non-Equity Interests or distributions payable in Common Units or Deferred Cash Interests) in respect of the immediately preceding fiscal year (the “Preceding Year”), or which were utilized by the Partnership to repurchase Partnership Interests (other than Operating Group Class A Preferred Units) during such Preceding Year, or were available for such uses (but not so used) and (II) the corresponding amounts that were distributed or used for repurchases (or were available but not used for such purposes) by the other Operating Partnerships during such Preceding Year were in excess of $100 million (“Excess Distributable Earnings”), then an amount equal to 20% of such Excess Distributable Earnings shall be used by the Operating Partnerships to redeem Operating Group Class A Preferred Units in accordance with this Section 6(a).

(iv) Each Class A Preferred Unit to be redeemed pursuant to this Section 6(a) shall be redeemed for an amount equal to the product of the Redemption Discount Percentage and the Liquidation Value of such Class A Preferred Unit as of the relevant redemption date. If less than all of the Operating Group Class A Preferred Units are to be redeemed on any redemption date, to the extent possible, the Operating Partnerships will redeem their Operating Group Class A Preferred Units pro rata, based on the aggregate amount that would be required to redeem all then outstanding Operating Group Class A Preferred Units in each Operating Partnership. If less than all of the Class A Preferred Units are to be redeemed on any redemption date, the General Partner shall select the Class A Preferred Units to be redeemed pro rata, based on the number of Class A Preferred Units held by each holder, calculated to the nearest whole Class A Preferred Unit. For the avoidance of doubt, the Company and the Operating Partnerships shall not be required to make a Senior Credit Facility Repayment or redeem any Operating Group Class A Preferred Units with any cash used or reserved by the Company pursuant to Section 6(c)(i) or Section 6(c)(ii).

(v) To the extent the Partnership is required to make a mandatory redemption pursuant to this Section 6(a), the Partnership shall give notice (each, a “Mandatory Redemption Notice”) of any such redemption to the holders of the Class A Preferred Units not more than 60 nor less than 10 days (or such other period as shall be agreed to by the Holders’ Committee) prior to the date fixed for such redemption (such notice date, the “Mandatory Redemption Notice Date”) and shall, subject to clause (y) below, redeem the Class A Preferred Units on a date to be determined by the General Partner that is not more than 60 days or less than 10 days after the Mandatory Redemption Notice Date. Such notice shall state: (A) the redemption date; (B) the redemption price; (C) the number of Class A Preferred Units to be redeemed; (D) the place or places where the Class A Preferred Units are to be surrendered (if so required in the notice) for payment of the redemption price; and (E) that distributions on the Class A Preferred Units to be redeemed will cease to accrue on such redemption date. If less than all of the Class A Preferred Units held by any holder are to be redeemed, the notice provided to such holder shall also specify the number of Class A Preferred Units held by such holder to be redeemed. Failure to give notice to any holder of Class A Preferred Units shall not affect the validity of the proceedings for the redemption of any Class A Preferred Units being redeemed or the Partnership’s obligations to redeem at the time set forth herein. Once notice has been given as provided in this Section 6(a)(v), so long as funds (x) sufficient to pay the redemption price for all of the Class A Preferred Units called for redemption have been set aside for payment and (y) the Partnership pays the redemption price for all of the Class A Preferred Units called for redemption within 10 days after providing notice as provided in this Section 6(a)(v) with respect to redemptions made pursuant to Sections 6(a)(i) and (ii) hereof and (2) 30 days after providing notice as provided in this Section 6(a)(v) with respect to redemptions made pursuant to Section 6(a)(iii), from and after the redemption date such Class A Preferred Units that have been called for redemption shall no longer be deemed outstanding, and all rights of the holders of the Class A Preferred Units that have been called for redemption with respect to such Class A Preferred Units shall cease other than the right to receive the redemption price, without interest.

(vi) In the event that the Oz Parties or any of their Subsidiaries are prohibited from using any Designated Proceeds to redeem any of the Operating Group Class A Preferred Units under this Section 6 at a time when such Designated Proceeds are required to be applied to redeem the Operating Group Class A Preferred Units, then such Designated Proceeds shall be subject to the escrow requirements set forth in the Governance Agreement, and to the extent so applied, the Oz Parties shall be deemed to have complied with the requirements hereunder with respect to such Designated Proceeds.

(b) Mandatory Redemption Upon Change of Control Event.

(i) If a Change of Control Event occurs, the Partnership shall redeem all outstanding Class A Preferred Units pursuant to this Section 6(b) (a “Mandatory Change of Control Redemption”); provided, however, that such Mandatory Change of Control Redemption shall not occur prior to the earlier of (x) the date that is 20 days following the Change of Control Event and (y) the date on which the repayment in full of all Obligations under the Senior Credit Facility and the termination of all Commitments thereunder has occurred (the “Mandatory Change of Control Trigger Date”). From and after the date that is 31 days following the consummation of a Change of Control Event until the Mandatory Change of Control Redemption has been consummated, the Distribution Rate payable by the Partnership on the Class A Preferred Units shall increase by 7.0% per annum for all periods set forth in the definition of Distribution Rate.

(ii) The Partnership shall redeem all outstanding Class A Preferred Units pursuant to this Section 6(b) at a redemption price per Class A Preferred Unit equal to the Liquidation Value per Class A Preferred Unit as of the redemption date.

(iii) In the event the Partnership is required to effect a Mandatory Change of Control Redemption, the Partnership shall, subject to clause (y) below, give notice of any such Mandatory Change of Control Redemption to the holders of the Class A Preferred Units not more than 60 nor less than 10 days (or such other period as shall be agreed to by the Holders’ Committee) prior to the date fixed for such Mandatory Change of Control Redemption. Such notice shall state: (A) the redemption date, which shall be no earlier than the Mandatory Change of Control Trigger Date and no later than 10 days following the Mandatory Change of Control Trigger Date; (B) the redemption price; (C) the number of Class A Preferred Units to be redeemed; (D) the place or places where the Class A Preferred Units are to be surrendered (if so required in the notice) for payment of the redemption price; and (E) that distributions on the Class A Preferred Units to be redeemed will cease to accrue on such redemption date. Failure to give notice to any holder of Class A Preferred Units shall not affect the validity of the proceedings for the Mandatory Change of Control Redemption of any Class A Preferred Units being redeemed or the Partnership’s obligations to redeem the Class A Preferred Units no later than 10 days following the Mandatory Change of Control Trigger Date. Once notice has been given as provided in this Section 6(b)(iii), so long as (x) funds sufficient to pay the redemption price for all of the Class A Preferred Units called for redemption have been set aside for payment and (y) the Partnership pays the redemption price for all of the Class A Preferred Units called for redemption no later than 10 days following the Mandatory Change of Control Trigger Date, from and after the redemption date such Class A Preferred Units that have been called for redemption shall no longer be deemed outstanding, and all rights of the holders of the Class A Preferred Units that have been called for redemption with respect to such Class A Preferred Units shall cease other than the right to receive the redemption price, without interest.

(c) Discretionary Basket.

(i) Notwithstanding anything in this Section 6 to the contrary, the Company and the Operating Group Entities shall be permitted to (x) use up to $50 million (the “Discretionary Basket”) in the aggregate or (y) in respect of any fiscal year to the extent the Discretionary Basket has not been used in full, reserve as part of the Discretionary Basket during such fiscal year (the “Reserve Period”) up to $17 million in the aggregate but not to exceed the amount then remaining in the Discretionary Basket (such reserved funds, the “Discretionary Reserve

Funds”), to (i) fund new firm investments or new firm products or (ii) for Permitted Stock Buybacks (including any amounts in respect of Excess RSU Settlements) (collectively, the “Restricted Activities”) and the Company and the Operating Group Entities shall have no obligation to use the Discretionary Basket to effect the Senior Credit Facility Repayment or redeem Operating Group Class A Preferred Units as otherwise required pursuant to this Section 6. The Discretionary Basket shall also not be subject to the Distribution Holiday. If any Discretionary Reserved Funds are not used as part of the Discretionary Basket during the Reserve Period, such Discretionary Reserved Funds shall cease to be reserved for purposes of the Discretionary Basket. The General Partner shall as soon as reasonably practicable notify the Holders’ Committee in writing with respect to the existence and subsequent use of any Discretionary Reserve Funds. For the avoidance of doubt, other than Excess RSU Settlements, the Company and Operating Partnerships shall not use the Discretionary Basket to fund new compensation arrangements for employees.

(ii) For so long as the Company and the Operating Partnership are required to make a Senior Credit Facility Repayment or redeem any Operating Group Class A Preferred Units pursuant to this Section 6, the Company and the Operating Group Entities shall only engage in the Restricted Activities or any other activities related to the strategic expansion of the Company and the Operating Group Entities using funds from the Discretionary Basket and the Company and the Operating Group Entities shall not use any other funds with respect to such activities; provided, that, notwithstanding the foregoing, the following activities shall be permitted and may be funded outside the Discretionary Basket, and amounts used in connection therewith shall not be required to be applied to effect the Senior Credit Facility Repayment or redeem Operating Group Class A Preferred Units as otherwise required pursuant to this Section 6:

(A) investments in Risk Retention Interests with respect to OZ CLOs in an amount not to exceed $7 million in any 12 month period, net of third-party financing or funding incurred in connection therewith;

(B) other investments in OZ CLOs (including warehouse vehicles) in the ordinary course and related investments made in connection with originating or refinancing OZ CLOs in the ordinary course including in connection with resets, re-pricings, redemptions and other OZ CLO life cycle events;

(C) funding of any unfunded capital commitments existing as of the Issuance Date by the Company and the Operating Partnerships to any OZ Funds (excluding OZ CLOs); and

(D) reinvestment of redemption proceeds in respect of existing investments held by the Operating Partnerships in Och-Ziff products as of the Issuance Date in new Och-Ziff products.

7. Exchange at the Option of the Holder

(a) If any Class A Preferred Units remain outstanding on the Exchange Date, a holder of Class A Preferred Units may, in such holder’s sole discretion, exchange its Class A Preferred Units (the “Loan Exchange Option”), in whole or in part, into Advisors II Incremental

Loans in an aggregate principal amount equal to the Liquidation Value of the Class A Preferred Units being exchanged, automatically and without any consent or other action of the Partnership. Any such Advisors II Incremental Loans will have terms and conditions identical to those of Advisors II Initial Loans in all respects and will be Loans (as defined in the Senior Subordinated Loan Agreement) for all purposes under the Senior Subordinated Loan Agreement. To the extent the Loan Exchange Option is exercised the holder will automatically be deemed to have exercised such option with respect to all Operating Group Class A Preferred Units issued by the Operating Partnerships and then held by such holder.

(b) In order to exercise the Loan Exchange Option under Section 7(a), a holder must, no later than ten (10) days prior to the Exchange Date, (i) deliver to the Partnership a notice substantially in the form of Exhibit A hereto (an “Exchange Notice”) indicating its exercise of the Loan Exchange Option, and (ii) surrender the Class A Preferred Units to be exchanged to the Partnership. The Partnership shall deliver a notice to each holder of Class A Preferred Units informing such holders of the Exchange Date and Exchange Notice deadline no later than thirty (30) days prior to the Exchange Date.

(c) In the event of an exchange under this Section 7 and in accordance with the applicable provisions of the Senior Subordinated Loan Agreement, the Partnership shall, on the Exchange Date, be deemed to have incurred Advisors II Incremental Loans from each holder of Class A Preferred Units being exchanged on the Exchange Date in an aggregate principal amount equal to the Liquidation Value of the Class A Preferred Units being exchanged on the Exchange Date, in exchange for the Class A Preferred Units. If a holder exercises its Loan Exchange Option, effective immediately prior to the close of business on the Exchange Date, dividends shall no longer accrue on the Class A Preferred Units to be converted and such Class A Preferred Units shall cease to be outstanding.

8. Refinancing or Other Redemption Trigger Events. As of any Business Day from and after the Issuance Date, so long as the Senior Credit Facility Repayment shall have occurred, if the average closing price of the Class A Shares of the Company on the New York Stock Exchange for the previous 20 trading days exceeds $150.00 (subject to appropriate adjustment in the event of any equity dividend, equity split, combination or other similar recapitalization with respect to the Class A Shares after the Issuance Date), the General Partner agrees to use its reasonable best efforts to redeem all of the outstanding Class A Preferred Units pursuant to Section 5 above as promptly as practicable; provided, that, if such event occurs prior to the maturity date of the Senior Credit Facility and if all Obligations under the Senior Credit Facility have not been prepaid in accordance with the terms thereof, the General Partner shall redeem the maximum number of Class A Preferred Units permitted under the Senior Credit Facility (including by using all available baskets under the restricted payments covenants), use its reasonable best efforts to obtain the consent of the lenders under the Senior Credit Facility to redeem the remaining Class A Preferred Units, if any, and, if consent is required from lenders under any other bona fide debt financings of the Company at the time, the consent of such other lenders to effect such redemption as promptly as practicable, it being understood that no such redemption shall occur absent such consent to the extent such consent is required. The procedures for the redemption of Class A Preferred Units in Section 6(a) shall apply mutatis mutandis to the redemption of Class A Preferred Units pursuant to this Section 8.

9. Parity Units; Consents; Non-Circumvention; Certain Restrictions.

(a) The Partnership shall not create or issue any Parity Units without the prior written consent of the Holders’ Committee and the Partnership shall not, and shall cause each of its Subsidiaries not to, amend, modify or otherwise cause any of its equity securities (or any debt or other securities convertible into equity securities of the Partnership or its Subsidiaries) to become Parity Units without the prior written consent of the Holders’ Committee, other than (i) Parity Units issued to the Partnership or any of its wholly-owned Subsidiaries or (ii) subject to Sections 10(d) and (e), Parity Units issued by Subsidiaries of the Partnership to the extent required to satisfy, upon consultation with the Company’s outside counsel, any regulatory or other legal requirements. The Company and the Partnership shall not, and shall cause their respective Subsidiaries not to, refinance, refund, replace, renew, restate, amend and restate, amend, supplement or otherwise modify the Senior Credit Facility without the prior written consent of the Holders’ Committee; provided that the foregoing shall not prohibit the amendment of the Senior Credit Facility pursuant to Section 2.14(a)(ii) of the Senior Credit Facility or Section 10 of the Senior Amendment (as defined in the Senior Subordinated Loan Agreement). The Holders’ Committee has provided its prior written consent to the Company’s entry into the Senior Credit Facility based on the terms thereof, as in effect on the Issuance Date.

(b) The Company and the Partnership shall not, and shall cause their respective Subsidiaries not to, engage in any line of business or activity other than Permitted Activities, in each case, subject to the Company and the Partnership’s compliance with Section 3(b)(ii) hereof. The Partnership shall not by any action or inaction, including, without limitation, amending its Limited Partnership Agreement or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action or inaction, directly or indirectly, avoid or seek to avoid the observance or performance of any of the terms of this Unit Designation. Notwithstanding anything herein to the contrary, so long as the Senior Credit Facility or Senior Subordinated Loan Agreement is in effect, this Unit Designation shall not restrict the ability of any OZ Subsidiary to (i) pay dividends or make any other distributions on any such OZ Subsidiary’s equity interests owned by any Credit Party or any OZ Subsidiary, (ii) repay or prepay any Indebtedness owed by such OZ Subsidiary to any Credit Party or any OZ Subsidiary, (iii) make loans or advances to any Credit Party or any OZ Subsidiary or (iv) transfer, lease or license any of its material property or assets to any Credit Party.

(c) Without the prior written consent of the Holders’ Committee, the Company and the Operating Partnerships (the “Oz Parties”) shall not, nor shall it permit any of their respective Subsidiaries to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except:

(i) Indebtedness existing on the Closing Date and listed on Schedule 6.01 of the Senior Subordinated Loan Agreement;

(ii) Indebtedness of (A) any Oz Party to any other Oz Party or any wholly-owned Subsidiary of an Oz Party, and (B) any wholly-owned Subsidiary of an Oz Party to any Oz Party or any other wholly-owned Subsidiary of an Oz Party;

(iii) current liabilities of the Oz Parties or their respective Subsidiaries incurred in the ordinary course of business but not incurred through (A) the borrowing of money or (B) the obtaining of credit except for credit on an open account basis customarily extended and in fact extended in connection with normal purchases of goods and services;

(iv) Indebtedness in respect of taxes, assessments, governmental charges or levies and claims for labor, materials and supplies;

(v) Indebtedness in respect of judgments or awards in litigation or arbitration only to the extent, for the period and for an amount not resulting in a Discount Termination Event;

(vi) endorsements for collection, deposit or negotiation and warranties of products or services, in each case incurred in the ordinary course of business;

(vii) Indebtedness in the form of either a direct obligation of an Oz Party or their respective Subsidiaries or in the form of a guaranty by an Oz Party or their respective Subsidiaries, in each case, with respect to the obligation to refund or repay management, incentive or promote fees previously received from a fund;

(viii) Indebtedness incurred by an Oz Party or their respective Subsidiaries arising from agreements providing for indemnification, earn-outs, adjustment of purchase price or similar obligations (excluding guaranties or letters of credit, surety bonds or performance bonds securing the performance of such Oz Party or Subsidiary, as applicable, pursuant to such agreements);

(ix) Indebtedness which may be deemed to exist pursuant to any guaranties, performance, surety, statutory, appeal or similar obligations incurred in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(x) Indebtedness in respect of netting services, overdraft protections and otherwise in connection with margin accounts, deposit accounts and cash management services, including, but not limited to (A) credit cards (including, without limitation, “commercial credit cards” and purchasing cards), (B) stored value cards, and (C) depository, cash management and treasury services and other similar services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services), in each case in the ordinary course of business;

(xi) guaranties in the ordinary course of business of the obligations of suppliers, customers, franchisees and licensees of an Oz Party or their respective Subsidiaries, as applicable;

(xii) Indebtedness of any person (excluding guaranties of obligations of unaffiliated third parties) that becomes a Subsidiary of an Oz Party after the Issuance Date, and extensions, renewals, refinancings, refundings and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof except by an amount equal to unpaid accrued interest, premium thereon and any original issue discount pursuant to the terms thereof, plus other reasonable amounts paid, and fees and expenses reasonably incurred in connection with such extension, renewal, replacement, refunding or refinancing; provided that (A) such Indebtedness exists at the time such person becomes a Subsidiary of an Oz Party and is not created in contemplation of or in connection with such person becoming a Subsidiary of an Oz Party; (B) such person becoming a Subsidiary of an Oz Party is permitted under this Unit Designation; and (C) such Indebtedness is non-recourse to the Oz Parties or any of their other respective Subsidiaries;

(xiii) Indebtedness of any Oz Party or their respective Subsidiaries incurred to finance the acquisition, construction, development or improvement of any fixed or capital assets, including Capital Lease Obligations (as defined in the Senior Subordinated Loan Agreement) in an aggregate principal amount not to exceed at any time $25,000,000, and extensions, renewals, refinancings, refundings and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof except by an amount equal to unpaid accrued interest, premium thereon and any original issue discount pursuant to the terms thereof, plus other reasonable amounts paid, and fees and expenses reasonably incurred in connection with such extension, renewal, replacement, refunding or refinancing; provided that such Indebtedness is incurred prior to or within 180 days after such acquisition or the completion of such construction, development or improvement;

(xiv) Indebtedness incurred in connection with a Permitted Securitization (as defined in the Senior Subordinated Loan Agreement); provided, that recourse to the Oz Parties and their respective Subsidiaries shall be limited to (A) the assets and rights of, and Equity Interests in, Qualifying Risk Retention Subsidiaries or Alternative Investment Subsidiaries or (B) Unsecured Indebtedness of $50,000,000 in the aggregate with respect to recourse to Oz Parties or their respective Subsidiaries that are Non-SPVS (as defined in the Senior Subordinated Loan Agreement);

(xv) security deposits and obligations under letters of credit and letters of guaranty supporting leases and other contractual obligations of any Oz Party or any of their respective Subsidiaries, in each case entered into in the ordinary course of business;

(xvi) Indebtedness of the Oz Parties or any of their respective Subsidiaries in the nature of any contingent obligations of any Oz Party or any of their respective Subsidiaries (i) to issue, make or apply the proceeds of any capital calls (to the extent such capital calls are made in the ordinary course of business in accordance with the governing documents of such OZ Fund) in its capacity as the general partner, manager, managing member (or the equivalent of any of the foregoing) of any OZ Fund or any of their respective subsidiaries, either now existing or newly created, to or in respect of any Indebtedness of such persons or (ii) in respect of a pledge of such Oz Party’s or such Subsidiary’s Equity Interests in any OZ Fund or any of their respective subsidiaries for the purpose of securing Indebtedness of such OZ Fund or any of their respective subsidiaries, either now existing or newly created;

(xvii) obligations in respect of any Interest Rate Agreement or Currency Agreement entered into in the ordinary course of business and not for speculative purposes, and obligations to repurchase securities under customary repurchase agreements in the ordinary course of the Oz Parties or their respective Subsidiaries cash management practices, provided that the securities subject to such repurchase agreements shall have a value no less than the amount that would be customary and prudent to support such repurchase obligations;

(xviii) Indebtedness consisting of the financing of insurance premiums in the ordinary course of business;

(xix) Indebtedness owed to (including obligations in respect of letters of credit or bank guaranties and similar instruments for the benefit of) any Person providing workers’ compensation, health, disability or other employee benefits (whether to current or former officers, employees, directors, managers, partners, managing members, principals and other personnel (or to current or former officers, employees, directors, managers, partners, managing members, principals and other personnel of such Person’s general partner or equivalent)) or property, casualty or liability insurance or self-insurance in respect of such items, or other Indebtedness with respect to reimbursement-type obligations regarding workers’ compensation claims, health, disability or other employee benefits (whether current or former) or property, casualty or liability insurance, in each case in the ordinary course of business;

(xx) (A) Indebtedness of Qualifying Risk Retention Subsidiaries that is non-recourse to the Oz Parties (other than the pledge of any Equity Interests of Qualified Risk Retention Subsidiaries) incurred to finance the purchase or holding of Risk Retention Interests (but excluding any guarantees made by any Qualifying Risk Retention Subsidiary) and any extensions, renewals, refinancings, refundings and replacements of any such Indebtedness, and (B) to the extent constituting Indebtedness, the pledge of any Equity Interests in any Qualifying Risk Retention Subsidiary or OZ Fund to secure Indebtedness permitted under clause (xx)(A), in each case of the foregoing clauses (A) and (B), incurred in the ordinary course of business;

(xxi) (A) Indebtedness of Alternate Investment Subsidiaries (but excluding any guaranties by Alternate Investment Subsidiaries of Indebtedness of other Persons) that is non-recourse to the Oz Parties (other than the pledge of any Equity Interests of Alternate Investment Subsidiaries) incurred to finance the purchase or holding of AIS Investments (as defined in the Senior Subordinated Loan Agreement) constituting side-by-side investments in OZ Funds or other investment vehicles that, in each case, (I) are primarily managed for the account of third parties and (II) except in the case of investments in warehouse facilities, ramp-up vehicles or similar arrangements in the ordinary course of business (which, in the case of AIS Investments in warehouse facilities, ramp-up vehicles or similar arrangements in OZ Funds that do not constitute OZ CLOs (as defined in the Senior Subordinated Loan Agreement) (“Non-CLO AIS Investments”), Indebtedness of Alternate Investment Subsidiaries in respect of such Non-CLO AIS Investments shall be limited to $50,000,000 outstanding at any time that third party investments in such Non-CLO AIS Investment are not otherwise compliant with this clause (II)), the aggregate amount invested by Alternate Investment Subsidiaries in any particular OZ Fund or investment vehicle does not exceed 10% of the aggregate amount invested by all parties in such OZ Fund or investment vehicle, taking into account all investments in such OZ Fund or investment vehicle and after giving effect to all third-party investments and the funding of all third-party commitments, and any extensions, renewals, refinancings, refundings and replacements of any such Indebtedness, and (B) to the extent constituting Indebtedness, the pledge of any Equity Interests in any Alternate Investment Subsidiary, OZ Fund or other investment vehicle to secure Indebtedness permitted under clause (xxi)(A), in each case of the foregoing clauses (A) and (B), incurred in the ordinary course of business;

(xxii) guaranties by any Oz Party, or guaranties by any of their respective Subsidiaries of Indebtedness of any other Subsidiary that is not an Oz Party, in each case with respect to Indebtedness permitted under clauses (i) through (xi), (xiii), (xv) through (xix) and (xxiii) of this Section 9(c); and

(xxiii) (A) Indebtedness incurred in respect of the Senior Secured Credit Facility (including all Obligations) and the Senior Subordinated Loan Agreement (including all “Obligations” as defined therein), and (B) Indebtedness incurred to contemporaneously redeem all Operating Group Class A Preferred Units and all Senior Subordinated Loans and effect the Senior Credit Facility Repayment in full (in each case, (x) including principal, interest and other amounts owed or accrued thereunder and (y) to the extent such instruments are then outstanding).

(d) Without the prior written consent of the Holders’ Committee, no Oz Party shall, nor shall it permit any of their respective Subsidiaries to create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of any Oz Party or any of their respective Subsidiaries, whether now owned or hereafter acquired, or any income, profits or royalties therefrom, except:

(i) any Lien existing on any property or asset prior to the acquisition thereof (including by merger or consolidation) by any Oz Party or any their respective Subsidiaries or existing on any property or asset of any person that becomes an Oz Party or a Subsidiary of an Oz Party after the Issuance Date prior to the time such person becomes an Oz Party or a Subsidiary of an Oz Party; provided that (A) such Lien is not created in contemplation of or in connection with such acquisition or such person becoming an Oz Party or a Subsidiary of an Oz Party, as the case may be, and (B) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such person becomes an Oz Party or a Subsidiary of an Oz Party, as the case may be, or obligations in respect of any extensions, renewals, refinancings, refundings and replacements thereof;

(ii) Liens for Taxes, assessments or governmental charges or levies not yet due or which are being contested in good faith by appropriate proceedings diligently conducted;

(iii) statutory Liens of landlords, banks and other financial institutions (and rights of set-off and similar rights), of carriers, warehousemen, mechanics, repairmen, workmen, suppliers and materialmen, other Liens imposed by law or pursuant to customary reservations or retentions of title arising in the ordinary course of business (other than any such Lien imposed pursuant to Section 401(a)(29) or 430(k) of the United States Internal Revenue Code of 1986, as amended from time to time, or by the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto), and deposits securing letters of credit supporting such obligations, in each case (A) for amounts not yet overdue or (B) for amounts that are overdue, are unfiled and no other action has been taken to enforce the same or (in the case of any such amounts overdue for a period in excess of five days) are being contested in good faith by appropriate proceedings, so long as such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made for any such contested amounts;

(iv) Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money or other Indebtedness), and deposits securing letters of credit supporting such obligations;

(v) easements, rights-of-way, restrictions, encroachments, and other similar encumbrances and minor defects or irregularities in title, in each case which do not interfere in any material respect with the ordinary conduct of the business of any Oz Party or any of their respective Subsidiaries;

(vi) any interest or title of a lessor or sublessor under any lease of real estate entered into in the ordinary course of business and purported Liens evidenced by the filing of any precautionary Uniform Commercial Code (“UCC”) financing statement relating solely to such lease;

(vii) Liens securing judgments for the payment of money (or appeal or other surety bonds relating to such judgments) not constituting a Discount Termination Event pursuant to clause (iv) of such definition;

(viii) Liens solely on any cash earnest money deposits made by any Oz Party or any of their respective Subsidiaries in connection with any letter of intent or purchase agreement entered into in the ordinary course of business;

(ix) purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business;

(x) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(xi) any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property;

(xii) non-exclusive outbound licenses of patents, copyrights, trademarks and other intellectual property rights granted by any Oz Party or any of their respective Subsidiaries, in each case in the ordinary course of business and not interfering in any respect with the ordinary conduct of, or materially detracting from the value of, the business of any Oz Party or such Subsidiary;

(xiii) Liens on property, plant and equipment of any Oz Party or any of their respective Subsidiaries acquired, constructed, developed or improved (or Liens created for the purpose of securing Indebtedness permitted by clause (xiii) of Section 9(c) to finance Capital Leases (as defined in the Senior Subordinated Loan Agreement) and the acquisition, construction, development or improvement of such assets); provided that (A) such Liens secure Indebtedness permitted by clause (xiii) of Section 9(c), (B) such Liens and the Indebtedness secured thereby are incurred prior to or within 180 days after such acquisition or the completion of such construction, development or improvement, (C) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such property, plant and equipment and (D) such Liens shall not apply to any other property or assets of the Oz Parties or any of their respective Subsidiaries (other than (x) any replacements, additions, accessions and improvements thereto and proceeds and products thereof, or (y) pursuant to customary cross-collateralization provisions with respect to other property of an Oz Party or their respective Subsidiaries that also secure Indebtedness owed to the same financing party or its Affiliates pursuant to this Section 9(d)(xiii) or Section 9(d)(i);

(xiv) Liens granted by any Oz Party or any of their respective Subsidiaries that is the general partner, manager, managing member (or the equivalent of any of the foregoing) of any OZ Fund in the ordinary course of business or consistent with past or industry practices (i) securing Indebtedness of such OZ Fund or any of their respective subsidiaries on the right of such general partner, manager, managing member (or the equivalent of any of the foregoing) to issue or make capital calls (to the extent such capital calls are made in the ordinary course of business in accordance with the governing documents of such OZ Fund) in its capacity as general partner, manager, managing member (or the equivalent of any of the foregoing) of such OZ Fund or such subsidiary or (ii) on the Equity Interests of any OZ Fund or any of their respective subsidiaries to secure Indebtedness of such OZ Fund or any of their respective subsidiaries (or a permitted guaranty thereof);

(xv) Liens and deposits (A) securing obligations in respect of letters of credit or bank guarantees permitted pursuant to Section 9(c) or (B) securing payments of contractual obligations that are not Indebtedness under leases entered into in the ordinary course of business;

(xvi) Liens deemed to exist in connection with repurchase agreements in the ordinary course of the Operating Partnerships’ or their respective Subsidiaries’ cash management practices (and Liens created on securities that are the subject of such repurchase agreements to secure the payment and performance of the obligations under such agreements and any custodial fees in connection therewith) and reasonable customary initial deposits and margin deposits and similar Liens attaching to deposit accounts, securities accounts, commodity accounts or other brokerage accounts maintained in the ordinary course of business and not for speculative purposes;

(xvii) Liens that are contractual rights of set-off (A) relating to pooled deposit or sweep accounts of any Oz Party or any of their respective Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Oz Parties and their respective Subsidiaries or (B) relating to purchase orders and other agreements entered into with customers of any Oz Party or their respective Subsidiaries in the ordinary course of business;

(xviii) (A) Liens that are deemed to exist by virtue of any Interest Rate Agreement or Currency Agreement entered into with financial institutions in connection with bona fide hedging activities in the ordinary course of business and not for speculative purposes, or (B) pledges and deposits, whether in cash or securities, securing obligations in respect of Interest Rate Agreement or Currency Agreement entered into with financial institutions in connection with bona fide hedging activities in the ordinary course of business and not for speculative purposes, and the following cash management services: (1) credit cards (including, without limitation, “commercial credit cards” and purchasing cards), (2) stored value cards, and (3) depository, cash management, and treasury services and other similar services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services), in each case in the ordinary course of business;

(xix) Liens on (A) insurance policies and the proceeds thereof or (B) pledges and deposits made in the ordinary course of business in compliance with requirements of any provider of insurance, in each case securing Indebtedness permitted under Section 9(c)(xviii);

(xx) Liens arising in the ordinary course of business consistent with past or industry practice not otherwise permitted by this Section 9(d) securing obligations other than Indebtedness for borrowed money in an aggregate amount not to exceed $7,000,000 at any time outstanding; provided that this clause (xx) shall not apply to Liens that are voluntarily granted by the Oz Parties without the exchange of value or consideration;

(xxi) Liens on (A) any assets or rights of any Qualifying Risk Retention Subsidiary and (B) any Equity Interests of any Qualifying Risk Retention Subsidiary, in each case securing Indebtedness permitted under Section 9(c)(xx);

(xxii) Liens on (A) any assets or rights of any Alternate Investment Subsidiary and (B) any Equity Interests of any Alternate Investment Subsidiary, in each case securing Indebtedness permitted under Section 9(c)(xxi);

(xxiii) Liens on assets or rights of, or Equity Interests in, Qualifying Risk Retention Subsidiaries or Alternative Investment Subsidiaries securing Indebtedness permitted under Section 9(c)(xiv); and

(xxiv) Liens securing (A) the Obligations, (B) the “Obligations” as defined in the Senior Subordinated Loan Agreement and (C) Indebtedness incurred to contemporaneously redeem all Operating Group Class A Preferred Units and all Senior Subordinated Loans and effect the Senior Credit Facility Repayment in full (in each case, (x) including principal, interest and other amounts owed or accrued thereunder and (y) to the extent such instruments are then outstanding).

(e) The Company and the Partnership agree that no creation, incurrence, assumption, guaranty or other assumption of liability with respect to any Indebtedness or Liens under Section 9(c) or Section 9(d) of this Unit Designation shall prohibit the Partnership from making any distributions or redemptions in respect of the Class A Preferred Units except to the extent such prohibition is no more restrictive than any prohibition existing as of the date hereof.

(f) Without the prior written consent of the Holders’ Committee, subject to the exceptions set forth on Schedule D hereto, none of the Company, any other Operating Group Entity or any of their respective Affiliates shall directly or indirectly amend, waive or otherwise modify the terms of the Designated Accrued Unrecognized Incentive or the real estate commingled funds’ Accrued Unrecognized Incentive (including any material change in the timing of any realization thereof); provided, that this clause (e) shall not limit the ability of the Company, any other Operating Group Entity or any of their respective Affiliates to delay or defer Accrued Unrecognized Incentive attributable to the real estate commingled funds, for so long as such delay or deferral is based on commercially reasonable business rationale and does not disproportionately impact any beneficiaries of such incentive (including the general partner (or equivalent entity) of the relevant fund) relative to any other beneficiaries.

(g) The Company, the Partnership and any of the Operating Group Entities shall, and the Company and the Partnership shall cause the Operating Group Entities and their respective Subsidiaries to, manage the Specified Funds in a manner that is consistent with past practice (as determined prior to December 5, 2018). Without limiting the generality of this Section 9(f), without the prior written consent of the Holders’ Committee, none of the Company, the Partnership or any other Operating Group Entity shall, and the Company and the Partnership shall not permit any of the Operating Group Entities or any of their respective Subsidiaries to, take (or fail to take) any action with respect to the Specified Funds which would adversely impact the Designated Accrued Unrecognized Incentive or otherwise result in the payment of proceeds associated with the realization of Designated Accrued Unrecognized Incentive to be delayed following the expiration of the current term of each Specified Fund (without giving effect to any extensions of current term), subject to the exceptions set forth in Section 9(f) and Schedule D hereto. Without limiting the foregoing, the Company and the Partnership will use commercially reasonable efforts to (A) monetize any Designated Proceeds and Accrued Unrecognized Incentive other than the Designated Accrued Unrecognized Incentive to the extent such Designated Proceeds and Accrued Unrecognized Incentive are not received in cash and (B) collect any realized Designated Proceeds and Accrued Unrecognized Incentive other than the Designated Accrued Unrecognized Incentive, in each case as promptly as practicable; provided, however, that realization of Designated Proceeds and Accrued Unrecognized Incentive shall not require the Company, the Partnership or any of the Operating Group Entities to cause dispositions that would not otherwise be in compliance with the relevant investment adviser’s fiduciary duties. Notwithstanding anything to the contrary herein, this Section 9(g) shall be subject to the exceptions set forth on Schedule E hereto. For the avoidance of doubt and notwithstanding the foregoing, all payments and redemptions contemplated by this Section 9(g) are not subject to the Minimum Free Cash Balance.

(h) Each of the General Partner and its Affiliates or Subsidiaries performing asset management or investment advisory functions (each, an “Oz Manager Entity”) shall not:

(i) Delegate the applicable limited partnership vote in respect of any right to terminate any OZ Manager Entity for any credit, private equity or real estate fund (and, for the avoidance of doubt, excluding any separately managed account and “fund-of-one”) (“Applicable Fund”) to an advisory committee of investors (“AC Delegation”);

(ii) Take any steps to solicit or encourage any current or prospective investors of the Oz Funds to terminate (or diminish in any material respect) any investor’s investments with the Oz Funds or remove the Company as the Oz Manager Entity of the applicable Oz Funds for the purpose of associating or doing business with any competing business (or authorize any active executive managing directors or other senior management or executive managing directors to take any such steps), or otherwise encourage (or authorize any active executive managing directors or other senior management or executive managing directors to encourage) such investors to terminate (or diminish in any respect) his investments in the Oz Funds for any other reason; or

(iii) Take any steps to effect the separation of all or any portion of any management team of the Company in connection with a “spin out,” sale or similar transaction (or authorize any active executive managing directors or other senior management or executive managing directors to take any such steps), absent an arm’s length negotiation and agreement on commercially reasonable terms with approval from the Board of Directors of the Company.

(i) Since February 5, 2018 through the date hereof (and other than in respect of OZ Real Estate Tax Advantaged Credit Fund LP), (1) no Oz Manager Entity has entered into governing documents for any new Applicable Fund providing for (a) the right to terminate any Oz Manager Entity by a vote of less than 75% of the Limited Partners (other than for cause or similar disabling conduct) or (b) any AC Delegation, and (2) no governing documents for any existing Applicable Fund have been amended to provide for either (1)(a) or (b).

10. Voting Rights; Preferred Unit Holders’ Committee.

(a) This Unit Designation establishes a committee of the holders of the Class A Preferred Units (the “Holders’ Committee”) to be comprised initially of Daniel S. Och, as sole member. Subject to the foregoing, the holders of a majority of the Operating Group Class A Preferred Units then outstanding may at any time remove members from, or appoint replacement or additional members to, the Holders’ Committee and shall appoint at least one member promptly if at any time thereafter the Holders’ Committee has no members. In the event that additional members are appointed to the Holders’ Committee, the members of the Holders’ Committee shall act by majority vote on all matters to be approved by the Holders’ Committee.

(b) Except as provided herein, the holders of Class A Preferred Units have no consent, approval, waiver or voting rights or powers. Each holder of Class A Preferred Units hereby irrevocably delegates all power and authority to the Holders’ Committee to exercise, on behalf of such holder of Class A Preferred Units, any and all rights of such holder in respect of such Class A Preferred Units, including the granting of any waivers or the exercise of any consent, approval or voting rights or powers on behalf of such holder.

(c) Each holder of Class A Preferred Units hereby irrevocably constitutes and appoints the members of the Holders’ Committee (and each of them) existing at any time and from time to time, as the sole and exclusive attorney-in-fact and proxy of such holder of Class A Preferred Units, with full power of substitution and resubstitution, to attend any meeting of the shareholders of the Class A Preferred Unit holders, and any adjournment or postponement thereof, on such Class A Preferred Unit holder’s behalf and to vote or abstain from voting the Class A Preferred Units owned by such holder in its sole discretion for or against any action or proposal to the fullest extent permitted by law. Any such vote or abstention shall not be subject to challenge or input from such holder of Class A Preferred Units. Each holder of Class A Preferred Units hereby revokes any and all previous proxies with respect to such holder’s Class A Preferred Units and no subsequent proxies (whether revocable or irrevocable) shall be given (and if given, shall not be effective) by such holder with respect to the Class A Preferred Units that conflict with this proxy. This proxy and power of attorney is intended to be irrevocable and is coupled with an interest sufficient in law to support an irrevocable proxy and is granted for good and valuable consideration the receipt and sufficiency of which is hereby acknowledged and shall be valid and binding on any person to whom the holder of Class A Preferred Units may transfer any of its Class A Preferred Units. The attorney-in-fact and proxy identified above will be empowered at any and all times to vote or act by written consent with respect to the Class A Preferred Units at every annual, special, adjourned or postponed meeting of holder of Class A Preferred Units, and in every written consent in lieu of such a meeting, or otherwise. The power of attorney granted herein is a durable power of attorney and shall survive the dissolution, bankruptcy, death or incapacity of each holder of Class A Preferred Units. Any such vote shall be cast or consent shall be given in accordance with such procedures relating thereto as shall ensure that it is duly counted for purposes of determining that a quorum is present and for purposes of recording the results of such vote or consent. The provisions of this Section 10 shall terminate with respect to a holder of Class A Preferred Units once such holder no longer owns any Class A Preferred Units.

(d) Notwithstanding anything in this Unit Designation to the contrary, none of the Partnership, any other Operating Group Entity or OZ Fund may issue, and the Company and the Partnership shall not permit the Partnership, any other Operating Group Entity or OZ Fund to issue, to (x) any individual who is a “named executive officer” in the Company’s most recent filing with the Securities and Exchange Commission that required disclosure pursuant to Rule 402(c) of Regulation S-K or such individual’s Related Parties (or would be a “named executive officer” with respect to the fiscal year in which the proposed issuance occurs) or (y) in the event that the Company is not required to file reports with the Securities and Exchange Commission, any individual who would have been a “named executive officer” if the Company was required to file such reports or such individual’s Related Parties, in each case of clauses (x) and (y), other than DSO or his Related Parties (collectively, the “Designated Officers”), new equity interests in the Partnership, such Operating Group Entity or OZ Fund (“New NEO Units”) and make any distributions in respect of such New NEO Units, unless (i) so long as the Company’s common shares are traded on the New York Stock Exchange or another nationally recognized stock exchange, the issuance of such New NEO Units is approved by the Company’s compensation committee and (ii) to the extent the Company’s common shares are not traded on the New York Stock Exchange or another nationally recognized stock exchange, with the prior written consent of the Holders’ Committee. For the avoidance of doubt, (i) if the issuance of such New NEO Units are approved in accordance with the preceding sentence, any distributions paid on such New NEO Units that otherwise comply with the terms of this Unit Designation shall be permitted without any further action on the part of the compensation committee or the Holders’ Committee as the case may be, (ii) this Section 10(d) shall not restrict issuances of interests in the ordinary course to Designated Officers in connection with any direct or indirect capital investments they make in the OZ Funds on substantially the same terms and conditions as third party investors (other than any waiver of management, incentive, carry or similar fees agreed to by the Company) and (iii) this Section 10(d) shall not restrict any issuances of equity securities in connection with the Recapitalization or any distributions payable thereon to the extent permitted under this Unit Designation.

(e) Neither the Company nor the Partnership shall effect, or cause or permit to be effected, any transaction between the Company, the Partnership or any other Operating Group Entity or any OZ Fund, on the one hand, with any Designated Officer, any holder of at least 10% of the outstanding equity interests of the Company, the Partnership, any other Operating Group Entity or their respective Affiliates or Related Parties (for the avoidance of doubt, other than the Company, the Partnership, any other Operating Group Entity, DSO or his Related Parties), on the other hand, other than transactions in the ordinary course of business with any Person (other than any Person that is a Designated Officer) relating to such Person’s service to any Operating Group Entity or consistent with past practice as of the Issuance Date including in connection with granting any direct or indirect carry or capital interest in the OZ Funds to such Person, which matters shall, without limiting Section 10(d), be determined by the Board of Directors of the Company or the compensation committee thereof.

(f) None of the Partnership or any other Operating Group Entity shall, and the Company and the Partnership shall not permit the Partnership or such Operating Group Entity to, sell, dispose of, or otherwise transfer (whether directly or indirectly, by merger, spin-off, consolidation, or otherwise) any of their respective businesses, business lines, or divisions (including their respective multi-strategy, credit and real estate businesses) or any significant assets thereof without the prior written consent of the Holders’ Committee; provided that this Section 10(f) does not restrict any such sale, disposal or other transfer from any OZ Subsidiary to any Credit Party that is permitted under Section 9(b), provided that nothing in this Section 10(f) shall limit obligations of the Operating Partnerships and the Company under Section 3(b)(ii).

(g) Any determination, decision, consent or waiver required to be made or given, or permitted to be made or given, by the Holders’ Committee under this Unit Designation shall be made or given in the Holders’ Committee’s sole discretion.

11. Amendments and Waivers. Only the prior written consent of the Holders’ Committee shall be required for the repeal of this Unit Designation, any amendment (directly or indirectly, by merger, consolidation or otherwise) to this Unit Designation, or any waiver of any of its provisions. Only the prior written consent of the Holders’ Committee shall be required for any amendment (directly or indirectly, by merger, consolidation or otherwise) to the Limited Partnership Agreement that would have an adverse effect on any holders of the Class A Preferred Units or effectuate any waiver of any provisions of this Unit Designation.

12. No Reissuance. No Class A Preferred Units acquired by the Partnership by reason of redemption, purchase or otherwise shall be reissued.

13. Transfers.

(a) No Class A Preferred Unit (or any rights with respect thereto) shall be Transferred without the consent of the Holders’ Committee and, solely in the case of any holder of Class A Preferred Units other than DSO or a Related Party of DSO, the General Partner; provided, that any such consent shall not be unreasonably withheld with respect to a request to Transfer Class A Preferred Units in accordance with this Section 13. Any attempted Transfer that is not made in compliance with this Section 13 shall be void ab initio.

(b) No Transfer shall be permitted under Section 13(a) if the Holders’ Committee determines in its sole and absolute discretion that (i) such a Transfer would pose a risk that the Partnership would be a “publicly traded partnership” as defined in Section 7704 of the Code; (ii) such Transfer would obligate the Partnership to register the Interests for resale under any applicable federal or state securities laws or require the Partnership to file reports pursuant to any applicable federal or state securities laws.

(c) Each holder of Class A Preferred Units hereby agrees that it will not effect any Transfer of all or any of its Class A Preferred Units (whether voluntarily, involuntarily or by operation of law) in any manner contrary to the terms of this Unit Designation or that violates or causes the Partnership or the Partners to violate the Securities Act, the Exchange Act, the Investment Company Act, or the laws, rules, regulations, orders or other directives of any governmental authority.

(d) In the event of any Transfer of Class A Preferred Units, (i) the transferor shall cause each transferee to agree in writing to comply with the terms of this Unit Designation and the Partnership Agreement, (ii) prior to such Transfer by any holder of Class A Preferred Units other than by DSO or a Related Party of DSO, and as a condition thereto, the General Partner may require such other documentation as necessary, including appropriate opinions of legal counsel, as it deems necessary in its sole discretion, to ensure that such Transfer complies with the applicable requirements of this Unit Designation and applicable law, and (iii) unless waived by the General Partner in its sole discretion, no Transfer of Class A Preferred Units other than by DSO or a Related Party of DSO shall be permitted unless the transferor or the proposed transferee shall have undertaken to pay all reasonable expenses incurred by the Partnership or its Affiliates in connection therewith.

14. Right of First Refusal. In the event that a holder of Class A Preferred Units (other than DSO or a Related Party of DSO) (the “Seller”) receives a bona-fide offer for the sale of any or all of such holder’s Class A Preferred Units (the “Offered Securities”), the Seller shall first offer to sell the Offered Securities to DSO or his designee(s) pursuant to a written notice (the “ROFR Notice”) provided to DSO, which notice shall include: (i) a description of the transaction being proposed, (ii) the identity of the offeror (“Third Party Buyer”), (iii) the purchase price proposed and the manner of payment thereof and (iv) a term sheet setting forth the material terms and conditions of the offer and a copy of the proposed agreement, if any. Within twenty (20) days of receiving the ROFR Notice, DSO must either accept or decline the offer and if DSO neither accepts nor declines the offer within such twenty (20) day period, the offer will be considered declined. If the offer is declined by DSO, (i) the Seller shall next offer to sell the Offered Securities to the General Partner, on behalf of the Partnership, pursuant to a ROFR Notice and otherwise on the terms specified in the foregoing sentence, and (ii) if the General Partner declines such offer, the Seller will have the right to sell the Offered Securities to the person specified in the offer at a price and on terms and conditions no less favorable to the Seller than the price and terms and conditions set out in the ROFR Notice. If the sale to the Third Party Buyer is not completed within sixty (60) days after the General Partner declines the offer, this Section 14 shall again become applicable as if the offer had not been made.

15. No Preemptive Rights. Unless otherwise determined by the General Partner and the Holders’ Committee, no holders of the Class A Preferred Units will, as holders of Class A Preferred Units, have any preemptive rights to purchase or subscribe for Common Units or any other security of the Partnership.

16. Notices. Any notices required or permitted to be given to a holder of Preferred Units hereunder may be given by mail or other means of written communication, including by electronic mail or other means of electronic transmission, to the address or other applicable contact details maintained for such holder in the books and records of the Partnership.

17. Severability of Provisions. If any right, preference or limitation of the Class A Preferred Units set forth in this Unit Designation (as this Unit Designation may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule or law or public policy, all other rights, preferences and limitations set forth in this Unit Designation, which can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall nevertheless remain in full force and effect, and no right, preference or limitation herein set forth be deemed dependent upon any such other right, preference or limitation unless so expressed herein.

18. Reporting.

(a) Commencing with (1) the quarter ended December 31, 2018, no later than (A) 45 days following the end of each of the Company’s first three fiscal quarters (such date, the “Quarterly Delivery Date”) and (B) 90 days following the end of the Company’s fiscal year (such date, the “Year End Delivery Date”), the General Partner shall deliver to the Holders’ Committee a statement setting forth the General Partner’s good faith determination of the Economic Income, Committed Cash, Discretionary Reserve, Free Cash Balance, Accrued Unrecognized Incentive, Designated Accrued Unrecognized Incentive, Net Accrued Unrecognized Incentive, Designated Proceeds and proceeds from Asset Sales for such period with each determination presented on its own line item with supporting details and back-up data and reasonable supporting documentation with respect thereto and (2) fiscal year 2020 (with respect to Preceding Year 2019), no later than the 90th day of the fiscal year immediately following any Preceding Year (the “Excess Distributable Earnings Delivery Date”), the General Partner shall deliver to the Holders’ Committee a statement setting forth the General Partner’s good faith determination of the Excess Distributable Earnings for such Preceding Year and reasonable supporting documentation with respect thereto, provided that with respect to Preceding Year 2019 such statement need not be provided prior to March 31, 2020.

(b) The statements provided pursuant to clause 18(a) above shall be consistent with the amounts reported in the Company’s annual and quarterly reports filed by the Company with the Securities and Exchange Commission.

(c) So long as any Operating Group Class A Units are outstanding, to the extent the Company is no longer required to file quarterly or annual reports with the Securities and Exchange Commission, the Company shall continue to have its year end consolidated balance and the related consolidated statements of operations, shareholders’ equity and cash flows audited by independent certified public accountants of recognized national standing selected by the Company (such audited consolidated balance and related statements of operations, shareholders’ equity and cash flows, the “Audited Financial Statements”) and the Company shall be obligated to deliver the Audited Financial Statements to the Holders’ Committee by each Quarterly Delivery Date, Year End Delivery Date and Excess Distributable Earnings Delivery Date, as applicable.

19. Determination of Amounts. The Company and the Operating Partnerships on the one hand, and each holder of the Class A Preferred Units on the other hand, hereby agree that any calculations in connection with the mandatory redemption provisions of Section 6, including, but not limited to, the Discretionary Basket, calculations of Economic Income (including the methodology set forth on Schedule A hereto), Committed Cash, Total Cash and Free Cash Balance shall be calculated without duplication; provided further that amounts described in the definition of Committed Cash shall be calculated without duplication with respect to any amounts described in the definition of Economic Income.

20. Accounting Terms. Notwithstanding any other provision contained herein, for purposes of Section 9(c) and Section 9(d) of this Unit Designation only, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts, definitions and covenants referred to herein shall be made (i) without giving effect to any election under Financial Accounting Standards Board Accounting Standards Codification 825 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Company, the Operating Partnerships or any of their respective Subsidiaries at “fair value,” as defined therein, and (ii) without giving effect to proposed Accounting Standards Update (ASU) Leases (Topic 840) issued August 17, 2010, (Topic 842) issued May 16, 2013, any successor proposal, any implementation thereof, any oral or public deliberations by the Financial Accounting Standards Board regarding the foregoing, or any other change in GAAP that would require the obligations of a Person in respect of an operating lease or a lease that would be treated as an operating lease prior to such change to be recharacterized as a Capital Lease or Capital Lease Obligations (each as defined in the Senior Credit Facility).

21. Reimbursement of Certain Amounts. The Company and the Operating Partnerships shall reimburse the holders of the Class A Preferred Units with respect to any reasonable fees and expenses (including reasonable attorneys’ fees and expenses) incurred by such holders in connection with protecting the interests or enforcing the rights of the Class A Preferred Units.

22. Determination of Certain Terms. For the purposes of determining any monetary basket, cap or limitation described in this Unit Designation, the Company and the Partnership agree that such monetary basket, cap or limitation shall be determined on a consolidated basis with respect to the Company, the Operating Partnerships and their Subsidiaries (and for the avoidance of doubt, any Operating Group Entities formed in the future and their Subsidiaries), taken as a whole.

[Signature Page Follows]

IN WITNESS WHEREOF, this Unit Designation has been duly executed as of the date first above written.

OZ ADVISORS II LP

By:	OCH-ZIFF HOLDING LLC,
its general partner

By:	/s/ Thomas Sipp
Name:	Thomas Sipp
Title:	Chief Financial Officer

OCH-ZIFF CAPITAL MANAGEMENT GROUP LLC,

as to Section 3(b)(ii), Section 6(a), Section 6(c), Section

9(a), Section 9(b), Section 9(c), Section 9(d), Section 9(e), Section 9(f), Section 9(g), Section 10(d), Section 10(e),

Section 10(f), Section 18(c), Section 19, Section 20,

Section 21 and Section 22 only

By:	/s/ Thomas Sipp
Name:	Thomas Sipp
Title:	Chief Financial Officer

SCHEDULE A

Economic Income is a measure of pre-tax operating performance that excludes the following from our results on a GAAP basis:

•

Income allocations to our executive managing directors on their direct interests in the Oz Operating Group. Management reviews operating performance at the Oz Operating Group level, where substantially all of our operations are performed, prior to making any income allocations.

•

Equity-based compensation expenses, depreciation and amortization expenses, changes in the tax receivable agreement liability, net gains and losses on early retirement of debt financing arrangements, unrealized gains and losses related to changes in the fair value of financing arrangements, gains and losses on fixed assets, and net gains and losses on investments in funds, as management does not consider these items to be reflective of operating performance. However, the fair value of RSUs that are settled in cash to employees or executive managing directors is included as an expense at the time of settlement.

•

Amounts related to the consolidated funds, including the related eliminations of management fees and incentive income, as management reviews the total amount of management fees and incentive income earned in relation to total assets under management and fund performance.

In addition, expenses related to incentive income profit-sharing arrangements are generally recognized at the same time the related incentive income revenue is recognized, as management reviews the total compensation expense related to these arrangements in relation to any incentive income earned by the relevant fund. Further, deferred cash compensation is expensed in full in the year granted for Economic Income, rather than over the service period for GAAP.

EXHIBIT A—FORM OF CONVERSION NOTICE

Re: Notice of Conversion (“Notice”) of Class A Preferred Units issued by OZ Advisors II LP

Reference is made to the Unit Designation of the Preferences and Relative, Participating, Optional, and Other Special Rights, Powers and Duties of Class A Cumulative Preferred Units, dated February 7, 2019 (the “Unit Designation”), relating to the Operating Group Class A Preferred Units issued by OZ Advisors II LP. Capitalized terms used but not defined in this Notice shall have the meanings given such terms in the Unit Designation.

This Notice is being delivered pursuant to Section 7(a) of the Unit Designation. The undersigned hereby elects to convert the Class A Preferred Units that it owns, subject to the conversion procedures set forth in Section 7(a) of the Unit Designation into Advisors II Incremental Loans on the Exchange Date.

Additionally, the undersigned hereby: (i) acknowledges that the undersigned has received and reviewed a copy of the Senior Subordinated Loan Agreement and (ii) agrees that upon execution of this Notice and the consummation of the exchange described in Article 7 of the Unit Designation, the undersigned shall become a party to the Senior Subordinated Loan Agreement and shall be fully bound by, and subject to, all of the covenants, terms, representations, warranties and conditions of the Senior Subordinated Loan Agreement as though an original party thereto and shall become a “Lender” as provided thereunder.

The undersigned, being a holder of Class A Preferred Units pursuant to the Unit Designation, hereby executes this Conversion Notice.

[Unit Holder]

Name:
Title:

Exhibit D: Form of Conversion Election Notice

CONVERSION ELECTION NOTICE

To:    Och-Ziff Holding Corporation

Och-Ziff Holding LLC

9 West 57th Street

New York, NY 10019Attention: __________

The undersigned holder of Class D Common Units in OZ Management LP (“OZM”), OZ Advisors LP (“OZA”) and OZ Advisors II LP (“OZAII” and, together with OZM and OZA, the “Partnerships”) hereby irrevocably makes the election specified below in accordance with Section 3.1(e) of the limited partnership agreement of each of the Partnerships (as amended or supplemented from time to time, the “LPAs”) dated as of February 7, 2019 (the “Recapitalization Date”). All capitalized terms used in this Conversion Election Notice (this “Election Notice”) and not otherwise defined herein shall have the respective meanings ascribed thereto in the LPAs.

The undersigned hereby acknowledges, represents, warrants and agrees that: (i) on the Recapitalization Date, each Class D Common Unit of the undersigned (the “Pre-Merger Class D Common Units”) was converted into one Conversion Class D Common Unit and one Conversion Class E-2 Common Unit (the “Conversion Units”); (ii) the undersigned has the right to elect to either: (A) retain all of such Conversion Class D Common Units or (B) retain all of such Conversion Class E-2 Common Units but that, following the Conversion Class E-2 Notice Date, the undersigned shall solely retain either the Conversion Class D Common Units or solely retain the Conversion Class E-2 Common Units and the Conversion Units that the undersigned does not elect to retain will be automatically cancelled as of the close of business on the Conversion Class E-2 Notice Date as provided in Section 3.1(e) of each of the LPAs; (iii) the undersigned has, and at the date of election will have, the full right, power and authority to elect which class of Conversion Units to retain as provided herein; and (iv) the undersigned has obtained the consent or approval of all persons and entities, if any, having the right to consent to or approve such election.

The Conversion Units that will be retained by the undersigned as of the Conversion Class E-2 Notice Date pursuant to this Election Notice are subject to the terms and conditions of the LPAs, including, but not limited to, the vesting and forfeiture terms set forth therein, and the undersigned hereby agrees and acknowledges that the retention of such Conversion Units is subject to, and conditional on, compliance with the conditions specified in the LPAs. If the undersigned retains the Conversion Class D Common Units, they remain subject to the same vesting schedule as the Pre-Merger Class D Common Units. For a description of the vesting terms applicable to the Conversion Class E-2 Common Units, see Exhibit E-2 of the respective LPA.

In addition, the undersigned hereby agrees and acknowledges that retention of the applicable class of Conversion Units is subject to, and conditional on, the undersigned’s execution and delivery to OZM of a Consent to Recapitalization, substantially in the form attached hereto as Annex A (the “Consent to Recapitalization”) (and, if applicable, the delivery of a substantially similar Consent to Recapitalization with respect to any of the undersigned’s Related Trusts (as defined in the Consent to Recapitalization) and, if the undersigned is a Related Trust, the applicable Individual Limited Partner).

The undersigned hereby elects to retain:

All Conversion Class D Common Units; or

All Conversion Class E-2 Common Units.

Name of Holder:

Dated:

(Signature of Holder)

(Street Address)

(City) (State) (Zip Code)

Annex A

Consent to Recapitalization

Exhibit 10.11

EXECUTION VERSION

February 7, 2019

Dear Securityholders of the Operating Partnerships:

As previously disclosed, on December 6, 2018, Och-Ziff Capital Management Group LLC (the “Company”), OZ Management LP (“OZM”), OZ Advisors LP (“OZA”), OZ Advisors II LP (collectively with OZM and OZA, the “Operating Partnerships”), Och-Ziff Holding Corporation (“OZ Holding Corporation”), Och-Ziff Holding LLC (“OZ Holding LLC”) and Daniel S. Och entered into a letter agreement (together with the term sheet attached thereto, each as amended pursuant to the amendments attached to the Information Statement (as defined below), the “Agreement”). The Company, the Operating Partnerships, OZ Holding Corporation and OZ Holding LLC are referred to, collectively, as the “Oz Parties.” The Agreement contemplates the transactions described in the Omnibus Confidential Information Statement Regarding Proposed Recapitalization of the Company and Certain of its Subsidiaries (the “Information Statement” and such transactions, collectively, the “Recapitalization”). As described in more detail in the Information Statement, the Recapitalization includes, among other things, a recapitalization of certain equity interests in the Operating Partnerships (such recapitalization as applied to holders of Class A Units (as defined below) in their capacity as such, the “Class A Unit Reallocation”); a distribution holiday on certain units of the Operating Partnerships during which the Operating Partnerships will not make any distributions in respect of such units (the “Distribution Holiday”); the expected forfeiture of approximately 750,000 Class A Units owned by holders (the “Preferred Unitholders”) of the existing preferred units of the Operating Partnerships (the “Preferred Units”) (with such forfeiture, if consented to by a Preferred Unitholder, being made pro rata based on the number of Preferred Units owned by each such Preferred Unitholder who also holds Class A Units in relation to such Class A Units (the “Class A Unit Forfeiture”)); entry by members of senior management of the Company into certain binding employment arrangements; restructuring of the existing Preferred Units into debt (the “New Debt Securities”) and new preferred equity securities (the “New Preferred Securities”); an amendment (the “TRA Amendment”) to the Amended and Restated Tax Receivable Agreement (the “TRA”), dated as of January 12, 2009, by and among the Company, OZ Holding Corporation, OZ Holding LLC, the Operating Partnerships and their current and former limited partners party thereto providing for (among other things) the waiver of certain tax receivable payments for the 2017 and 2018 tax years (with certain exceptions described in the Information Statement and the Agreement) and the reduction of certain tax receivable payments in respect of the 2019 and subsequent tax years (as described in the Information Statement and the Agreement); the waiver by Mr. Och of his right to reallocate (and, under certain circumstances, be reissued) certain units cancelled pursuant to the Cancellation, Reallocation and Grant Agreement, dated March 28, 2018; the redemption of Mr. Och’s liquid balances in the Company funds; the Company’s intent to change its tax classification from a partnership to a corporation; and certain corporate governance changes (in each case, which transactions will be effected by certain implementing agreements substantially on the terms of the Agreement (the “Implementation Agreements”)). For purposes of this letter (this “Consent”), “Class A Units” shall mean Class A common units in the Operating Partnerships.

The Nominating, Corporate Governance and Conflicts Committee (the “Conflicts Committee”) of the Board of Directors of the Company (the “Board”) unanimously approved the terms of the Agreement and unanimously recommended that the Board approve the terms of the Agreement. The Board (with Mr. Och recusing himself), acting on the unanimous recommendation of the Conflicts Committee, approved the terms of the Agreement. While the support, consent or approval of a majority of the Class A Units owned by holders of Class A Units not including any Class A Units held by Mr. Och or any holder of Class A Units that will receive Class E common units in the Operating Partnerships in the Recapitalization (the “Minority Class A Holders”) is not required by law or otherwise to effect the Recapitalization, including the Class A Unit Reallocation, the Agreement provides that approval of the Recapitalization by the Minority Class A Holders is a condition to the Recapitalization Closing (as defined below). Each of the Oz Parties represents and warrants that Schedule A attached hereto accurately reflects (i) the number of Class A Units that you will be reallocating as part of the Recapitalization, (ii) the number of Class A Units and Class A-1 Units (as defined in the Information Statement) that you will own as a result of the Recapitalization, (iii) the amount of New Debt Securities that you will own as a result of the Recapitalization, (iv) the aggregate liquidation preference of New Preferred Securities that you will own as a result of the Recapitalization and (v) assuming your consent as requested below, the number of your Class A Units that will be subject to the Class A Unit Forfeiture. To your actual knowledge, the interests set forth on Schedule A attached hereto are held directly by the signatory to this Consent.

Consent

In accordance with the terms of the Agreement, the Oz Parties hereby request your irrevocable consent to the Recapitalization, in all of your capacities as it relates to the Oz Parties and their respective subsidiaries (the “Oz Group”) to the extent of your interests in the Oz Group and any agreements relating thereto that you are a party to, including, without limitation and as applicable, in your capacity as:

Class A Unitholders – If you hold Class A Units and execute this Consent, then you will be consenting in your capacity as a holder of Class A Units to the Class A Unit Reallocation and the Distribution Holiday.

Preferred Unitholders – If you hold Preferred Units and execute this Consent, then you will be consenting in your capacity as a holder of Preferred Units to the Class A Unit Forfeiture (if you also hold Class A Units) and the restructuring of the existing Preferred Units into New Debt Securities and New Preferred Securities, and (if you also hold Class A Units), effective upon the Recapitalization Closing, you hereby surrender your pro rata share of the approximately 750,000 Class A Units expected to be forfeited in the Class A Unit Forfeiture.

TRA Recipients – If you are a recipient of TRA payments under the TRA and execute this Consent, then you will be consenting in your capacity as a recipient of such payments to the TRA Amendment, in which case you will also deliver an executed consent to the TRA Amendment.

Execution and delivery of this Consent also constitutes your consent with respect to the terms and conditions of all Implementation Agreements that are specifically applicable to you.

Conditions

This Consent will not be effective unless and until each of the following conditions is satisfied or waived in writing by you:

1.

The entry into definitive Implementation Agreements providing for the Recapitalization Closing, substantially as described in the Information Statement (including the satisfaction of each of the conditions described therein, except for the waiver by the parties to the Agreement of any conditions that would not adversely affect in any material respect the holders of Class A Units) has occurred no later than February 28, 2019.

2.

The receipt by the Oz Parties of (a) a consent in substantially the form attached as Exhibit D-1 (and in the case of Mr. Och’s Related Trusts (as defined below), in substantially the form attached as Exhibit D-2) (the “DO Consent”) of the Information Statement executed by Mr. Och and each of his Related Trusts (collectively with Mr. Och’s affiliates, the “DO Parties”), including substantially the same indemnification and release provisions and the unconditional and irrevocable surrender of the DO Parties’ pro rata share of the approximately 750,000 Class A Units expected to be forfeited in the Class A Unit Forfeiture and (b) letters on substantially the same terms as this Consent executed by a majority of the Minority Class A Holders.

3.

The receipt and review of forms of the following Implementation Agreements (in substantially the form that are to be entered into) in form and substance reasonably satisfactory to you: (a) Form of Amended and Restated Limited Partnership Agreement, (b) Form of Agreement and Plan of Merger, (c) Form of Unit Designation of the Preferences and Relative, Participating, Optional, and Other Special Rights, Powers and Duties of Class A Cumulative Preferred Units, (d) Senior Subordinated Term Loan and Guaranty Agreement, (e) Governance Agreement, (f) TRA Amendment, (g) Amended and Restated Exchange Agreement and (h) Amended and Restated Registration Rights Agreement.

4.

The furnishing by the Company of a copy of an opinion from Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden Arps”) addressed to the Company, dated as of the date of the Recapitalization Closing, regarding the IRS respecting the income reallocation during the Distribution Holiday (with such condition applying solely in the event of the prior execution and delivery by you of a common interest agreement and non-reliance agreement in the form provided by Skadden Arps).

Agreements

Each of the Oz Parties hereby unconditionally and irrevocably represents, warrants, acknowledges, and agrees with you, as follows:

1.

At the Recapitalization Closing, the transactions described in the Information Statement as to be consummated at the Recapitalization Closing shall be consummated as described therein in all material respects. From and after the Recapitalization Closing until the end of the Distribution Holiday, without the approval of holders of a majority of the Class A Units (not including any Class A Units held by the DO Parties), the DO Consent shall not be amended or modified, or any provisions thereof waived, by any of the Oz Parties, which amendment, modification or waiver would provide more favorable treatment to any of the DO Parties than the treatment set forth in this Consent, unless the same more favorable treatment is simultaneously and unconditionally provided to you. The DO Consent in substantially the form of Exhibit D-1 and D-2 to the Information Statement, constitute the only agreements, arrangements or understandings regarding indemnification, release, consent or approval that any of the DO Parties (in their capacity as holders of Class A Units and as TRA recipients) are providing or are being provided in connection with the Recapitalization.

2.	Any consent to any of the transactions referenced in this letter is not a recommendation of any sort to any person and may not be relied upon by any person other than the Oz Group.

3.

None of the Oz Group will, and each such entity will cause their affiliates and representatives not to, identify you by name to any person, or publicly, in connection with the fact that you have executed (or not executed) this Consent, without your prior written consent, except as may be required by law, rule or regulation (including the rules and regulations of a national securities exchange) (other than such disclosure to other individuals that are being asked to sign a substantially similar consent).

Representations and Warranties

Each party hereto hereby represents and warrants to each of the other parties hereto and their Representatives (as defined below) that as of the date hereof: (i) such party has the power and authority to execute and deliver this Consent and to carry out its obligations hereunder, (ii) the execution, delivery and performance by such party of this Consent and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such party, (iii) the execution, delivery and performance by such party of this Consent and the consummation of the transactions contemplated hereby will not (A) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of, any lien upon any of the properties or assets of such party under any of the terms, conditions or provisions of (1) its certificate of formation, limited partnership agreement or similar organizational documents, as applicable, or (2) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which such party is a party, or (B) violate any statute, rule or regulation or any judgment, ruling, order, writ, injunction or decree applicable to such party except, (x) in the case of clause (iii)(A)(1), for those occurrences that, individually or in the aggregate, would not be material to such party and, if applicable, its subsidiaries, taken as a whole, and (y) in the case of clause (iii)(A)(2) and clause (iii)(B), for those occurrences that, individually or in the aggregate, have not had and would not be reasonably expected to have a material adverse effect on such party and, if applicable, its subsidiaries, taken as a whole, (iv) this Consent constitutes the legal, valid and binding obligations of such party enforceable against such party in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general equitable principles), (v) no notice to, declaration or filing with, or consent or approval of, any governmental entity or third party is required by or with respect to such party in connection with the execution of this Consent or the consummation of the Recapitalization other than filings in respect of applicable securities laws, in each case, except as would not, individually or in the aggregate, have had or be reasonably expected to have a material adverse effect on such party and, if applicable, its subsidiaries, taken as a whole, (vi) in connection with the Recapitalization Closing, no member of the Oz Group is entering into, or will enter into, any agreement, arrangement or understanding with any of the DO Parties, that contemplates or provides (or is reasonably likely to provide) a material financial benefit to any of the DO Parties, other than as disclosed in the Information Statement or in any document attached to or circulated with the Information Statement and (vii) except for the representations and warranties contained in this Consent or, in the case of the parties thereto, the Implementation Agreements, such party acknowledges that no other party hereto is making or has made any representation or warranty (whether express or implied) in connection with this Consent or the transactions contemplated hereby.

Each of the Oz Parties hereby represents and warrants to you that, with respect to the Class A Units, the Preferred Units, the TRA, the Class A Unit Forfeiture, the New Debt Securities, and the New Preferred Securities, the treatment (and terms and conditions) applicable to any of the DO Parties in connection with the Recapitalization will be no more favorable to any of the DO Parties (other than in de minimis respects) than the treatment (and terms and conditions) applicable to any other holder or recipient thereof. For the avoidance of doubt, the representation and warranty in this paragraph does not address other interests that the DO Parties may have in the Recapitalization, as described in more detail in the Information Statement (including the Interests of Certain Persons section of the Information Statement).

Indemnification and Release

In furtherance of the parties’ desire that each person delivering a consent (and their applicable related parties, including Related Trusts (as defined below)), including for the avoidance of doubt Daniel S. Och (including his Related Trusts that hold units in the Operating Partnerships (together with Mr. Och, the “Och Parties”)), who is delivering a consent, will release, and will be released by, each member of the Oz Group, the Board and each other active and former executive managing director that delivers a consent (and their applicable related parties), the parties hereby agree as follows:

Effective upon the entry into definitive Implementation Agreements providing for the Recapitalization (with the simultaneous consummation of the applicable transactions to be consummated upon such entry) (currently expected to occur no later than February 8, 2019) (the “Recapitalization Closing”), but expressly conditioned upon the execution and delivery of this Consent by you, (i) each member of the Oz Group, (ii) the Board, and (iii) the Och Parties and the Oz Group’s active and former executive managing directors (and each of their related trusts, if any, that hold units in the Operating Partnerships (the “Related Trusts”)) that deliver an executed consent, in each case containing substantially the same indemnification and release provisions contained in this Indemnification and Release section (the “Participating Oz Parties”) (for clarification, the releases contemplated by clause (ii) will be effected pursuant to release provisions in separate release agreements and clause (iii) will be effected pursuant to release provisions in separate agreements in substantially the form attached as Exhibit D-1 to the Information Statement (and with respect to any Related Trust in substantially the form attached as Exhibit D-2 to the Information Statement)) and their trustees and any of the respective affiliates, successors, assigns, executors, heirs, officers, directors, managers, partners, employees, agents and representatives of any of the foregoing (“Representatives”) (collectively, each of (i) through (iii) and their respective Representatives, but for the avoidance of doubt, excluding (x) any active or former executive managing director or Related Trust that is not a Participating Oz Party and (y) Representatives of the parties in clause (x), the “Oz Release Parties”), irrevocably, unconditionally, knowingly and voluntarily releases, acquits, remises, discharges and forever waives and relinquishes all Claims (as defined below) which any of the Oz Release Parties ever had, has, can have, or might have now or in the future, for, upon or by reason of any matter, cause or thing whatsoever, whether in law or in equity, against you and/or any of your Representatives (collectively, the “Consenting Partner Release Parties”), arising out of, relating to, based upon or resulting from the Recapitalization or any act or omission with respect to the planning for, or otherwise arising out of or relating to, the Recapitalization, solely in respect of the period beginning on May 17, 2018 and ending at the Recapitalization Closing, in each case, other than to enforce any express rights under an agreement to which any Oz Release Party or any Consenting Partner Release Party is a party or an express third-party beneficiary thereof arising after the Recapitalization Closing (including, without limitation, any Claims pursuant to the express terms of, or to enforce, this Consent and/or the Implementation Agreements, whether for indemnification, breach or otherwise) (the “Consenting Partner Released Claims”). For the avoidance of doubt, (A) this release shall not extend to and expressly excludes any Claims other than the Consenting Partner Released Claims, each of which is hereby expressly preserved, and (B) no Consenting Partner Release Party who is currently an employee, officer, manager, partner and/or director of the Company or any member of the Oz Group (or the predecessors thereof) shall cease to be a Consenting Partner Release Party should they cease to serve in such position for any reason.

For the avoidance of doubt, the failure of any active or former executive managing director who is not a party to this Consent to enter into a consent in substantially the form attached as Exhibit D-1 to the Information Statement (and with respect to any Related Trust, the failure of such Related Trust to enter into a consent in substantially the form attached as Exhibit D-2 to the Information Statement), may result in such active or former executive managing director (or Related Trust) failing to qualify as an Oz Release Party for purposes of this Consent but shall not otherwise invalidate this Consent or any other consent delivered by another person.

Effective upon the Recapitalization Closing, but expressly conditioned upon the execution and delivery of a consent containing release provisions in substantially the same form by each of the Participating Oz Parties (and as to which the Consenting Partner Release Parties are intended third party beneficiaries), each of the Consenting Partner Release Parties irrevocably, unconditionally, knowingly and voluntarily releases, acquits, remises, discharges and forever waives and relinquishes all Claims which any of the Consenting Partner Release Parties ever had, has, can have, or might have now or in the future, for, upon or by reason of any matter, cause or thing whatsoever, whether in law or in equity, against any of the Oz Release Parties, arising out of, relating to, based upon or resulting from the Recapitalization or any act or omission with respect to the planning for, or otherwise arising out of or relating to, the Recapitalization, solely in respect of the period beginning on May 17, 2018 and ending at the Recapitalization Closing, in each case, other than to enforce any express rights under any agreement to which any Oz Release Party or any Consenting Partner Release Party is a party or an express third-party beneficiary thereof arising after the Recapitalization Closing (including, without limitation, any Claims pursuant to the express terms of, or to enforce, this Consent and/or any Implementation Agreement, whether for indemnification, breach or otherwise) (the “Oz Released Claims”). For the avoidance of doubt, (A) this release shall not extend to and expressly excludes any Claims other than the Oz Released Claims, each of which is hereby expressly preserved, and (B) no Oz Release Party who is currently an employee, officer, manager, partner and/or director of the Company or any member of the Oz Group (or the predecessors thereof) shall cease to be an Oz Release Party should they cease to serve in such position for any reason.

“Claim” shall mean any actual, potential or threatened claim, counterclaim, action, investigation, arbitration or other alternative dispute resolution mechanism, appeal, inquiry, inspection, audit, examination, proceeding, cause of action in law or in equity, suit, lien, liability, debt due, sum of money, demand, obligation, accounting, damage, financial obligations, charges, rights, damages, loss, cost or expense, attorneys’ fees and liabilities of any kind or nature whatsoever, known or unknown, contingent or non-contingent, suspected or unsuspected, whether arising under state, federal or other law, or based on common law, statutory law, regulations, equity or otherwise, including, without limitation, any claim based on alleged breach of contract, breach of fiduciary duty, breach of duty of confidentiality, undue influence, incapacity, fraud, fraudulent inducement, negligent misrepresentation, unjust enrichment or other legal duty, legal fault, offense, quasi-offense or any other theory.

The Oz Release Parties and the Consenting Partner Release Parties acknowledge that the laws of many states provide substantially the following: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.” The Oz Release Parties and the Consenting Partner Release Parties acknowledge that such provisions are designed to protect a person from waiving Claims that it does not know exist or may exist. Nonetheless, the Oz Release Parties and the Consenting Partner Release Parties agree that, effective as of the Recapitalization Closing, the Oz Release Parties and the Consenting Partner Release Parties shall be deemed to waive any protections provided by such provisions to the fullest extent permitted by law and shall not institute any legal proceedings based upon, arising out of, or relating to any of the Claims released pursuant to this Consent, whether known or unknown at the time of executing this Consent.

It is expressly agreed that (i) the Oz Release Parties and Consenting Partner Release Parties, to the extent they are not parties to this Consent, shall be intended third party beneficiaries of the release provisions set forth herein, (ii) the Consenting Partner Release Parties, to the extent they are not parties to this Consent, shall be intended third party beneficiaries of the indemnification provisions set forth herein and (iii) the Representatives of the parties hereto shall be intended third party beneficiaries of the representations set forth herein and, in each case, shall be entitled to enforce such provisions in the same manner and to the same extent as the parties hereto. In addition, it is acknowledged and agreed that the Consenting Partner Release Parties shall be intended third party beneficiaries of the respective release provisions (the “Reciprocal Releases”) of each of the applicable consents or similar agreements being delivered by the Oz Release Parties that are not parties to this Consent in the same manner and to the same extent as the Oz Release

Parties thereunder (and for the avoidance of doubt, each Consenting Partner Release Party under this Consent shall be an Oz Release Party under each of the Reciprocal Releases), and shall be entitled to enforce such release provisions in the same manner and to the same extent as the parties thereto. The Oz Release Parties and Consenting Partner Release Parties agree to perform all further acts and execute, acknowledge and deliver any documents that may be reasonably necessary to carry out the provisions of this Indemnification and Release section.

Effective upon the Recapitalization Closing, but expressly conditioned upon your execution and delivery of this Consent, if any Consenting Partner Release Party becomes involved in any capacity in any Claim brought by any governmental or quasi-governmental agency or entity (including without limitation any city, state, or federal taxing authority) or any person, including stockholders, investors, former or active executive managing directors (or Related Trusts thereof) of the Oz Group, to the extent arising from, in connection with or as a result of the Recapitalization (other than the Intended Effects (as defined below)), solely in respect of the period beginning on May 17, 2018, each member of the Oz Group jointly and severally will reimburse or, if so requested by the Consenting Partner Release Parties, advance, or cause to be advanced (within ten business days of such request), any and all reasonable and documented out-of-pocket legal and other fees and expenses (including the cost of any preparation) incurred in connection therewith by such Consenting Partner Release Party, provided, however, that such Consenting Partner Release Party shall have given a written undertaking to reimburse the Oz Group in the event it is subsequently determined that such Consenting Partner Release Party is not entitled to indemnification pursuant to this Consent (the “Expense Reimbursement”). Effective from and after the Recapitalization Closing, but expressly conditioned upon your execution and delivery of this Consent, each member of the Oz Group shall jointly and severally indemnify the Consenting Partner Release Parties and hold them harmless on an after-tax basis against any and all liabilities, debts, obligations, losses, damages, Claims, costs or expenses (including costs of investigation and preparation and reasonable and documented out-of-pocket attorneys’ fees and expenses) (but for the avoidance of doubt, not including any of the transactions contemplated by the Implementation Agreements or the intended effects of the Recapitalization (the “Intended Effects”), including, without limitation, any diminution in the value of a holder’s securities, loss of value in shares being reallocated or similar matters) (collectively, “Losses”) to any such person to the extent arising out of, relating to, based upon or resulting from the Recapitalization or any act or omission with respect to the planning for, or otherwise arising out of or relating to, the Recapitalization, solely in respect of the period beginning on May 17, 2018, in each case, including, but not limited to, any such Losses relating to (i) taxes (including any related interest and penalties) resulting from the allocation of net income of the Operating Partnerships to units of the Operating Partnerships other than the Class B Units (as defined in the Information Statement) during the Distribution Holiday except for (1) any such allocation pursuant to the Book-Up Provisions (as defined in the Amended and Restated Limited Partnership Agreements of the Operating Partnerships, as amended and restated as of the date of the Recapitalization Closing), (2) taxes resulting from any deemed distribution for U.S. federal income tax purposes with respect to such units of the Operating Partnerships other than the Class B Units resulting from the reallocation of any nonrecourse liabilities of the Operating Partnerships outstanding at the time of the Recapitalization, and (3) taxes for any period that includes the Distribution Holiday or any portion thereof for which the Consenting Partner Release Party had granted, or had granted on its behalf, to any taxing authority a waiver or consent extending any statute of limitation for the assessment of taxes for such period, unless the Consenting Partner Release Party has notified the Oz Group in writing of such waiver or consent within 10 days of their grant (in the case of this clause (3), solely to the extent that the failure to have notified the Oz Group materially prejudices the Oz Group’s ability to contest any assessment of taxes for which it would be required to indemnify such Consenting Partner Release Party or to make a claim under the Tax Indemnity Policy (as defined below)), (ii) Claims by any other holder of units in the Oz Group against one or more of the Consenting Partner Release Parties, (iii) Claims by any active or former executive managing director or Related Trust or any other person against one or more of the Consenting Partner Release Parties and (iv) Claims by any holders of Class A Shares (as defined in the Information Statement) against one or more of the Consenting Partner Release Parties, but in all cases, solely to the extent (x) arising out of, relating to, based upon or resulting from the Recapitalization or any act or omission with respect to the planning for, or otherwise arising out of or relating to, the Recapitalization, solely in respect of the period beginning on May 17, 2018, and (y) other than in the case of Expense Reimbursement, such Losses become payable in a final and non-appealable order or judgment by a court of competent jurisdiction, a final and binding settlement agreement or, in the case of taxes, pursuant to a determination within the meaning of Section 1313(a) of the Internal Revenue Code of 1986, as amended (or any comparable provision of state or local tax law), an Internal Revenue Service Form 870 or 870-AD (or successor form) signed by the Consenting Partner Release Party (or any comparable form under state or local tax law) (for the avoidance of doubt, subject to the applicable restrictions on settlement contained herein) or a settlement or notice of final partnership adjustment that goes uncontested by the applicable Oz Group member (or any comparable provisions under state or local tax law), and for the avoidance of doubt, in all cases excluding the Intended Effects. All indemnification payments made pursuant to this Indemnification and Release section shall be paid by the Oz Group on an after tax basis and net of any tax benefits actually realized (in the year of the Loss through and including the year in which the indemnification payment is made) by the Consenting Partner Release Parties in connection with the matter that is subject to indemnification and any amounts relating to Claims that are actually received by the Consenting Partner Release Parties under insurance policies, indemnities, reimbursement arrangements or contracts (including with respect to any breaches thereof), and the Consenting Partner Release Parties shall be required to take commercially reasonable steps to obtain recovery under such insurance policies, indemnities, reimbursement arrangements or contracts. The Consenting Partner Release Parties and the Oz Group shall cooperate in connection with any matters in which indemnification has been or may be sought pursuant to this Indemnification and Release section and shall each furnish any records and other information as may be reasonably requested by the other party in connection therewith, except for confidential tax information and except to the extent such records or other information is subject to the attorney-client or other similar privilege that would be waived (in whole or in part) as a result of such furnishing (in which case the Consenting Partner Release Parties shall use reasonable best efforts to implement alternative arrangements to (i) furnish such tax information on a redacted or other similar basis to eliminate confidential information and (ii) furnish any other records and other information to the extent permissible without waiving the attorney-client or other similar privilege); provided that any tax information needed in order for the Oz Group to ascertain the amount of the Loss and determine the amount of the required indemnification payment shall be deemed not to be confidential; provided further that the Oz Group shall keep all such tax information confidential to the extent permitted by law. Without limiting the foregoing, the Consenting Partner Release Parties shall (i) promptly inform the Oz Group of any communication (or any other correspondence) received from, or given to, any applicable governmental, quasi-governmental agency or other person in connection with any matter which is or would reasonably be expected to be subject to indemnification hereunder, (ii) permit the Oz Group to review in advance any proposed communication by such party to any such person to the extent relating thereto and incorporate the Oz Group’s reasonable comments, and (iii) as requested by the Oz Group and permitted by law, permit the Oz Group to participate in any applicable meetings or discussions with such person to the extent relating thereto, in the case of each of clauses (i)-(iii), to the extent such actions would not result in any waiver of any attorney-client or other similar privilege of such Consenting Partner Release Party (subject to the obligations of the Consenting Partner Release Parties set forth in the immediately preceding sentence).

In the event of a proceeding or other Claim against a Consenting Partner Release Party involving a third party for which indemnification or advancement of fees and expenses may be required hereunder (a “Third Party Claim”), you shall promptly (but in the case of a Third Party Claim relating to taxes, in no event later than 10 days following notice thereof) notify the Oz Group in writing and provide information as the Oz Group may reasonably request provided that a delay in notice shall not affect the Oz Group’s liability except to the extent it is materially prejudiced thereby. The Oz Group shall be entitled to participate in the defense of such Third Party Claim at its expense, and, other than with respect to such Claims related to taxes which shall be subject to the procedures set forth below, at its option shall be entitled to assume the defense thereof with counsel selected by the Oz Group that is reasonably acceptable to you (it being acknowledged and agreed that for purposes of this section Skadden, Arps, Slate, Meagher & Flom LLP is deemed reasonably acceptable to you). If (i) such Third Party Claim relates to or arises in connection with any criminal proceeding brought by any governmental or quasi-governmental agency or entity, or (ii) such Third Party Claim seeks an injunction or equitable relief against you, then the Oz Group and each Indemnified Party Group (as defined below) (as represented by such group’s Permitted Counsel (as defined below), at the Oz Group’s expense (to the extent reasonable, documented and out-of-pocket) shall jointly control such Third Party Claim and, to the extent included as indemnified parties pursuant to this Consent or a separate consent delivered in connection with the Recapitalization (“Indemnified Parties”), (A) Indemnified Parties that are DO Parties or their Representatives as a group shall be entitled to retain one separate counsel reasonably acceptable to the Oz Group (it being acknowledged and agreed that for purposes of this section Paul, Weiss, Rifkind, Wharton & Garrison LLP is deemed reasonably acceptable to the Oz Group), (B) the applicable Indemnified Parties that are active executive managing directors or their Representatives as a group shall be entitled to retain one separate counsel reasonably acceptable to the Oz Group (it being acknowledged and agreed that for purposes of this section Proskauer Rose LLP is deemed reasonably acceptable to the Oz Group) and (C) any other applicable Indemnified Parties as a group shall be entitled to retain one separate counsel reasonably acceptable to the Oz Group (it being acknowledged and agreed that for purposes of this section Paul Hastings LLP is deemed reasonably acceptable to the Oz Group), in each case, to jointly control such Third Party Claim (plus, in each of (A), (B) and (C), if applicable, each of the Indemnified Party Groups shall be entitled to retain one local counsel reasonably acceptable to the Oz Group in any applicable jurisdiction in respect of any particular Claim for the applicable Indemnified Parties) at the Oz Group’s expense (to the extent reasonable, documented and out-of-pocket) (the groups of Indemnified Parties in each of (A), (B) and (C), the “Indemnified Party Groups” and the applicable counsel for each such group, the “Permitted Counsel”). Notwithstanding the foregoing, if your counsel advises you in writing that representation by the same counsel would be inappropriate under applicable standards of professional conduct due to a material conflict of interest that exists or would reasonably be expected to arise in the event the Oz Group elects to control or defend any Third Party Claim, then each Indemnified Party Group (as represented by such group’s

Permitted Counsel, at the Oz Group’s expense (to the extent reasonable, documented and out-of-pocket)) shall be entitled to control their own defense of such Third Party Claim; provided, however that the Oz Group shall be entitled to participate in the defense of such Third Party Claim at its expense. For the avoidance of doubt, none of the consummation of the Recapitalization transactions or the execution of this Consent (including the indemnification and release provisions hereof), shall constitute, in and of themselves, a conflict for purposes of the foregoing sentence.

In the case of any Third Party Claim consisting of an audit, examination, or other proceeding of any taxes or tax returns of a Consenting Partner Release Party, (i) if the applicable audit, examination or other proceeding includes other tax matters of the Consenting Partner Release Party besides the Third Party Claim, then the Consenting Partner Release Party shall use commercially reasonable efforts (which shall not include settlement on terms not agreeable to you of such other tax matters) to sever the Third Party Claim from all other tax matters, (ii) if the applicable audit, examination or other proceeding includes solely Third Party Claims or the audit, examination or other proceeding was successfully severed in accordance with the immediately preceding clause (i) to solely include the Third Party Claim, then the Oz Group at its option shall be entitled to assume the defense thereof with one counsel selected by the Oz Group that is reasonably acceptable to you (it being acknowledged and agreed that for purposes of this section Skadden, Arps, Slate, Meagher & Flom LLP is deemed reasonably acceptable to you), (iii) if the applicable audit, examination or other proceeding includes other tax matters of the Consenting Partner Release Party besides the Third Party Claim and cannot be severed in accordance with clause (i), then the Consenting Partner Release Party shall be entitled to retain the defense thereof (at the Consenting Partner Release Party’s expense, except to the extent relating to indemnifiable Losses hereunder) and if the Consenting Partner Release Party foregoes such defense, the Oz Group shall be entitled to assume the defense thereof with one counsel selected by the Oz Group that is reasonably acceptable to you (it being acknowledged and agreed that for purposes of this section Skadden, Arps, Slate, Meagher & Flom LLP is deemed reasonably acceptable to you) (at the Consenting Partner Release Party’s expense, except to the extent relating to indemnifiable Losses hereunder), (iv) (1) to the extent the Oz Group controls such Third Party Claim pursuant to the immediately preceding clauses (i)-(iii) and determines (in consultation with the Consenting Partner Release Party) or (2) to the extent the Oz Group does not control any such Third Party Claim pursuant to clause (v) below and the Consenting Partner Release Party reasonably determines with the consent of the Oz Group (not to be unreasonably withheld, conditioned or delayed) that any part of the underlying tax should be paid to the appropriate taxing authority prior to the final resolution of the Third Party Claim, (x) the Oz Group shall advance the Consenting Partner Release Party the amount of such tax (to the extent indemnifiable hereunder) and the Consenting Partner Release Party shall promptly remit such amount to the appropriate taxing authority, and (y) if such advance exceeds the amount of tax as ultimately determined, the Oz Group shall be entitled to offset the amount of such excess against any and all amounts otherwise owed to the Consenting Partner Release Party under this Consent or any applicable limited partnership agreement, and the Consenting Partner Release Party shall pay over to the Oz Group any amount remaining of such excess after such offset, if any, and (v) to the extent the Oz Group does not control any such audit, examination or other proceeding in accordance with the immediately preceding clauses (i)-(iii), the Oz Group may participate at its own expense and with its own selected counsel in the audit, examination or other proceeding only to the extent applicable to the Third Party Claim and the Consenting Partner Release Party shall only settle such Third Party Claim with the consent of the Oz Group (not to be unreasonably withheld, conditioned or delayed). For the avoidance of doubt, any tax information of a

Consenting Partner Release Party that is included in such a tax audit, examination or other proceeding controlled by the Oz Group (or in which the Oz Group participates) and that is not relevant to the Third Party Claim will be treated as confidential tax information and not shared with the Oz Group pursuant to the cooperation and information sharing provisions above and, to the extent any tax information is shared with the Oz Group or its advisors, such information shall be kept confidential to the extent permitted by law. For the further avoidance of doubt, the control, defense, and settlement of an audit, examination, or other proceeding of any taxes or tax returns of an Operating Partnership shall be governed by the provisions of the applicable limited partnership agreement and Sections 6221-6241 of the Code and the Treasury Regulations promulgated thereunder.

If the Oz Group assumes the defense of a Third Party Claim, the Oz Group shall control the defense and you shall be entitled (at your own expense) to participate in such defense. If the Oz Group is controlling the defense of any Third Party Claim, then the Oz Group shall be entitled to settle or compromise such Third Party Claim, and you shall agree to such settlement or compromise; provided, the Oz Group shall obtain your prior written consent (not to be unreasonably withheld, conditioned or delayed) before entering into any such settlement or compromise if (A) the same results in (i) injunctive or other equitable relief imposed against the applicable indemnified parties or (ii) a finding or admission of guilt, wrongdoing or any violation of law (provided that, for the avoidance of doubt, agreeing to an adjustment of items of income, gain, loss and deductions in connection with a civil tax settlement shall not be considered such an admission) on the part of the applicable indemnified parties or (B) the applicable indemnified parties are not expressly and unconditionally released from all liabilities and obligations with respect to such Third Party Claim. While you control defense of a Third Party Claim, the Oz Group shall use commercially reasonable efforts to defend and/or assist in your defense of any claim by a taxing authority relating to an allocation of income described in clause (i) of the definition of Loss in the prior paragraph. Whether or not the Oz Group assumes the defense of a Third Party Claim, neither you nor any applicable indemnified party shall admit any liability with respect to, or settle, compromise or discharge (or offer the same), such Third Party Claim without the Oz Group’s prior written consent (not to be unreasonably withheld, conditioned or delayed). In the event of any legal proceedings brought by you or the Consenting Partner Release Parties for the enforcement of the indemnification and release provisions of this Consent, the reasonable costs and expenses incurred by you and such Consenting Partner Release Parties (as applicable), on the one hand, and the Oz Release Parties, on the other hand, in connection therewith, including attorney fees and disbursements, and the interest accrued on any amounts owed by the Oz Group pursuant to the terms of the indemnification and release provisions of this Consent, in each case shall be reimbursed to you and such Consenting Partner Release Parties (as applicable) by the Oz Group solely to the extent you and such Consenting Partner Release Parties (as applicable) are the prevailing party in such legal proceedings. The indemnification rights of the Consenting Partner Release Parties hereunder shall be in addition to any other indemnification rights the Consenting Partner Release Parties may have under the Amended and Restated Limited Partnership Agreements of the Operating Partnerships or any existing indemnification agreements with any members of the Oz Group, in each case, without limiting the scope of the releases contained herein. The Consenting Partner Release Parties acknowledge that the Oz Group is obtaining a Tax Indemnity Policy underwritten by VALE Insurance Partners, LLC (the “Tax Indemnity Policy”) with respect to certain tax aspects of the Recapitalization. The Consenting Partner Release Parties acknowledge and agree that (i) for purposes of this Consent, the rights of the Oz Group to control or participate in any Third Party Claim involving taxes shall include the right of control or participation by the applicable insurers under the

Tax Indemnity Policy, and (ii) the Consenting Partner Release Parties shall reasonably cooperate with the Oz Group in any claims by the Oz Group pursuant to the Tax Indemnity Policy (which may include, for the avoidance of doubt but subject to the terms hereof, permitting the applicable insurers thereunder to control or participate in the applicable Third Party Claim to the extent required by the Tax Indemnity Policy).

For the avoidance of doubt, except as previously agreed to by any of the Oz Parties prior to the date hereof pursuant to an executed engagement letter or the sections entitled “Certain Protections” and “Expenses” in the Agreement, no costs or expenses incurred by any Consenting Partner Release Parties in connection with the review and negotiation of the Recapitalization and related documentation shall be subject to reimbursement, advancement or indemnification hereunder.

Delivery Instructions

The effectiveness of this Consent, including the release and the indemnification provisions set forth herein, is subject to the Recapitalization Closing. The Recapitalization Closing remains subject to the satisfaction or waiver of certain closing conditions related thereto, and there can be no guarantee that the transactions contemplated by the Agreement will be consummated on a timely basis or at all. In the event that for any reason, the Recapitalization does not occur by February 28, 2019, neither you nor the Oz Parties will have any obligation in respect of this Consent, including the release and indemnification provisions set forth herein, and this Consent shall terminate and be void and of no further force or effect. The execution of this Consent shall not obligate the Company to consummate the Recapitalization. The Recapitalization Closing may occur if the closing conditions to the Recapitalization are satisfied, even if you do not execute this Consent. If you do not execute and timely deliver this Consent, you will not be entitled to the benefits of the release and the indemnification provisions set forth herein.

Please have a duly authorized person sign this Consent, returning a copy of your signed Consent by email to David Levine, the Company’s Chief Legal Officer, at David.Levine@ozm.com and mailing the original of your signed Consent to the following address:

Och-Ziff Capital Management Group LLC

9 West 57th Street, 39th Floor

New York, New York 10019

Attention: Chief Legal Officer

We request that you complete these actions as soon as possible, and in any event no later than February 7, 2019. Should you have any questions concerning the above matters, please do not hesitate to contact David Levine at david.levine@ozm.com. We appreciate your assistance and thank you in advance for your prompt attention to this matter.

Miscellaneous

This Consent shall be construed in accordance with and governed by the laws of the State of Delaware without regard to principles of conflict of laws. Each party hereto (i) irrevocably submits to the jurisdiction of the Court of Chancery of the State of Delaware or, if such court lacks jurisdiction, any Delaware state court or U.S. federal court sitting in Wilmington, Delaware (the “Selected Courts”) in any action arising out of this Consent, (ii) consents to the service of process by mail and (iii) TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED,

WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS CONSENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AND AGREES THAT ANY OF THE PARTIES HERETO MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT BY EACH OF THE PARTIES HERETO IRREVOCABLY TO WAIVE ITS RIGHT TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN THE PARTIES HERETO RELATING TO THIS CONSENT OR ANY OF THE CONTEMPLATED TRANSACTIONS AND EACH OF THE PARTIES HERETO AGREES THAT SUCH ACTION WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

This Consent may be executed in counterparts and signatures may be delivered by facsimile or by e-mail delivery of a “.pdf” format data file, each one of which shall be deemed an original and all of which together shall constitute one and the same Consent.

The headings and captions herein are inserted for convenience of reference only and are not intended to govern, limit or aid in the construction of any term or provision hereof. It is the intention of the parties that every covenant, term and provision of this Consent shall be construed simply according to its fair meaning and not strictly for or against any party (notwithstanding any rule of law requiring a Consent to be strictly construed against the drafting party), it being understood that the parties to this Consent are sophisticated and have had adequate opportunity and means to retain counsel to represent their interests and to otherwise negotiate the provisions of this Consent.

The parties intend for this Consent to constitute a legal, valid and binding obligation of each party hereto enforceable against such party in accordance with its terms. This Consent may not be assigned by any of the parties without the prior written consent of the other parties hereto.

Except as expressly contemplated herein, this Consent and the Implementation Agreements constitute the entire agreement among the parties hereto pertaining to the subject matter hereof and supersede all prior agreements and understandings pertaining thereto except for pre-existing legal retention agreements.

Except as otherwise provided herein, it is understood and agreed among the parties that this Consent and the covenants made herein are made expressly and solely for the benefit of the parties hereto, and that no other person or entity shall be entitled or be deemed to be entitled to any benefits or rights hereunder, nor be authorized or entitled to enforce any rights, claims or remedies hereunder or by reason hereof.

No provision of this Consent may be amended, modified or waived except in writing, signed by each of the parties hereto. Except as otherwise expressly set forth herein, no delay or omission on the part of any party to this Consent in exercising any right, power or remedy provided by law or provided hereunder shall impair such right, power or remedy or operate as a waiver thereof. The single or partial exercise of any right, power or remedy provided by law or provided hereunder shall not preclude any other or further exercise of any other right, power or remedy.

The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Consent were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions and other equitable remedies to prevent breaches of this Consent and to enforce specifically the terms and provisions hereof in any of the Selected Courts, this being in addition to any other remedy to which they are entitled at law or in equity. Any requirements for the securing or posting of any bond with respect to such remedy are hereby waived by each of the parties hereto. Each party hereto further agrees that, in the event of any action for an injunction or other equitable remedy in respect of such breach or enforcement of specific performance, it will not assert the defense that a remedy at law would be adequate.

The provisions of this Consent shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Consent, or the application thereof to any person or entity or any circumstance, is found to be invalid or unenforceable in any jurisdiction, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Consent and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

[Signature Page Follows]

Sincerely,

OCH-ZIFF CAPITAL MANAGEMENT GROUP LLC

By:
Name:
Title:

OZ MANAGEMENT LP
By: Och-Ziff Holding Corporation, its general partner

By:
Name:
Title:

OZ ADVISORS LP
By: Och-Ziff Holding Corporation, its general partner

By:
Name:
Title:

OZ ADVISORS II LP
By: Och-Ziff Holding LLC, its general partner

By:
Name:
Title:

[Signature Page to Recapitalization Consent]

OCH-ZIFF HOLDING CORPORATION

By:
Name:
Title:

OCH-ZIFF HOLDING LLC

By:
Name:
Title:

[Signature Page to Recapitalization Consent]

Acknowledged, agreed and consented to as of the date first set forth above:

By:
Name:

[Signature Page to Recapitalization Consent]

Schedule A

Exhibit E-1

VESTING TERMS OF THE CLASS E-1 COMMON UNITS

The Class E-1 Common Units conditionally granted to a Limited Partner on the Recapitalization Date shall vest on the following schedule:

1.	Normal Vesting. Except as provided in Paragraphs 2 and 3 below:

(a) Solely with respect to any Class E-1 Common Units granted to such Limited Partner on the Recapitalization Date up to and including the number of Class A-1 Common Units held by such Limited Partner and his Related Trusts immediately following the Recapitalization (the “First Tranche of Class E-1 Common Units”), one hundred percent (100%) of such Class E-1 Common Units shall vest on December 31, 2019, subject to the continuous service as an Active Individual LP of such Limited Partner (or, if the Limited Partner holding any such Class E-1 Common Units is a Related Trust, the applicable Individual Limited Partner) through such vesting date; and

(b) Solely with respect to any other Class E-1 Common Units granted to such Limited Partner on the Recapitalization Date (the “Additional Class E-1 Common Units”), thirty-three and one-third percent (33-1/3%) of such Class E-1 Common Units shall vest on each of (i) December 31, 2020, (ii) December 31, 2021 and (iii) December 31, 2022, subject, in each case, to the continuous service as an Active Individual LP of such Limited Partner (or, if the Limited Partner holding any such Class E-1 Common Units is a Related Trust, the applicable Individual Limited Partner) through the applicable vesting date.

2.

Accelerated Vesting Upon Liquidation or Change of Control. Notwithstanding the foregoing, any and all unvested Class E-1 Common Units shall become fully vested in the event of a liquidation of the Partnership or a Change of Control.

3.	Withdrawal. Notwithstanding the foregoing:

(a) In the event of the Withdrawal of a Limited Partner (i) for Cause (as determined pursuant to clause (A) of Section 8.3(a)(i) of this Agreement) or (ii) by reason of the Limited Partner (other than due to death or Disability) ceasing to be, or providing notice to the General Partner of his intention to cease to be, actively involved with the Partnership and its Affiliates (as determined pursuant to clause (C) of Section 8.3(a)(i) of this Agreement), in either case, any and all unvested Class E-1 Common Units shall be immediately forfeited for no consideration upon such Withdrawal.

(b) In the event of (x) a Limited Partner’s Withdrawal as determined by the Partner Performance Committee pursuant to clause (B) of Section 8.3(a)(i) of this Agreement or (y) a Limited Partner’s Special Withdrawal (a “Withdrawal without Cause”), in either case, then:

(i) Solely with respect to the First Tranche of Class E-1 Common Units, any and all such unvested Class E-1 Common Units shall become fully vested upon such Withdrawal or Special Withdrawal, respectively.

(ii) Solely with respect to the Additional Class E-1 Common Units, a portion of such Class E-1 Common Units shall become vested upon such Withdrawal or Special Withdrawal, respectively, in an amount equal to (A) (x) the number of Additional Class E-1 Common Units granted, multiplied by (y) a fraction, the numerator of which is the sum of (I) 12 months and (II) the number of full (or partial) months that the Limited Partner (or, if such Limited Partner is a Related Trust, the applicable Individual Limited Partner) served as an Active Individual LP or an employee of the Partnership or its Affiliates during the period commencing on December 31, 2017 and ending on the date of such Withdrawal or Special Withdrawal, and the denominator of which is 60 months, less (B) the total number of vested Additional Class E-1 Common Units held immediately prior to such Withdrawal or Special Withdrawal; provided, that in no event shall the vested percentage of such Class E-1 Common Units exceed 100%. Any and all unvested Additional Class E-1 Common Units that do not become vested in accordance with this clause (ii) upon such a Withdrawal without Cause shall be immediately forfeited for no consideration at such time.

(c) In the event of an Individual Limited Partner’s death or Disability, any and all unvested Class E-1 Common Units of such Limited Partner and his Related Trusts shall immediately become fully vested.

Exhibit E-2

VESTING TERMS OF THE CONVERSION CLASS E-2 COMMON UNITS

Provided that they are retained by the Limited Partner in accordance with Section 3.1(e)(ii) as of the close of business on the Conversion Class E-2 Notice Date, the Conversion Class E-2 Common Units conditionally granted to a Limited Partner as provided in Section 3.1(e) of this Agreement shall vest on the following schedule:

1.

Solely with respect to any Limited Partner who is not an Active Individual LP (or the Related Trust of an Active Individual LP) as of the Recapitalization Date, such Conversion Class E-2 Common Units shall be fully vested as of the date of grant.

2.

Solely with respect to a Limited Partner who is an Active Individual LP (or the Related Trust of an Active Individual LP) as of the Recapitalization Date, such Conversion Class E-2 Common Units shall vest on the following schedule:

(a) With respect to any portion of the grant of such Conversion Class E-2 Common Units that were granted in the Merger in respect of Class D Common Units that were vested as of the Recapitalization Date, such portion shall be unvested and shall become vested on December 31, 2019, subject to the applicable Individual Limited Partner’s continuous service as an Active Individual LP through such vesting date. Notwithstanding the foregoing, in the event of (x) a Limited Partner’s Withdrawal as determined by the Partner Performance Committee pursuant to clause (B) of Section 8.3(a)(i) of this Agreement or (y) a Limited Partner’s Special Withdrawal (a “Withdrawal without Cause”), in either case, then any and all such unvested Conversion Class E-2 Common Units shall become fully vested upon such Withdrawal or Special Withdrawal, respectively. Further, in the event of an Individual Limited Partner’s death or Disability, any and all unvested Conversion Class E-2 Common Units of such Limited Partner and his Related Trusts shall immediately become fully vested;

(b) With respect to any portion of the grant of such Conversion Class E-2 Common Units that were granted in the Merger in respect of Class D Common Units that (i) were unvested as of the Recapitalization Date and (ii) were scheduled to vest within 12 months following January 31, 2019, such portion shall be unvested and shall become vested on December 31, 2019, subject to the applicable Individual Limited Partner’s continuous service as an Active Individual LP through the applicable vesting date. If the applicable Individual Limited Partner ceases to be an Active Individual LP at any time prior to the applicable vesting date, any and all such unvested Conversion Class E-2 Common Units shall be immediately forfeited at such time. Notwithstanding the foregoing, in the event of (i) the Limited Partner’s Withdrawal without Cause or (ii) the applicable Individual Limited Partner’s Withdrawal as a result of death or Disability, in either case any and all unvested Conversion Class E-2 Common Units of such Limited Partner and his Related Trusts shall immediately become fully vested;

(c) With respect to any portion of the grant of such Conversion Class E-2 Common Units that were granted in the Merger in respect of Class D Common Units that (i) were unvested as of the Recapitalization Date and (ii) were not scheduled to vest within 12 months following January 31, 2019, such portion shall become subject to the same vesting terms and conditions as applied to such Class D Common Units immediately prior to the Recapitalization Date; and

(d) Notwithstanding the foregoing, any and all unvested Conversion Class E-2 Common Units shall become fully vested in the event of a liquidation of the Partnership or a Change of Control.

Exhibit F

MEMBERS OF THE PARTNER MANAGEMENT COMMITTEE AND PARTNER

PERFORMANCE COMMITTEE AS OF THE TRANSITION DATE

Robert Shafir (Chairman)

Wayne Cohen

James Levin

David Levine

Thomas Sipp

Exhibit G

Economic Income is a measure of pre-tax operating performance that excludes the following from our results on a GAAP basis:

•

Income allocations to our executive managing directors on their direct interests in the Oz Operating Group. Management reviews operating performance at the Oz Operating Group level, where substantially all of our operations are performed, prior to making any income allocations.

•

Equity-based compensation expenses, depreciation and amortization expenses, changes in the tax receivable agreement liability, net gains and losses on early retirement of debt financing arrangements, unrealized gains and losses related to changes in the fair value of financing arrangements, gains and losses on fixed assets, and net gains and losses on investments in funds, as management does not consider these items to be reflective of operating performance. However, the fair value of RSUs that are settled in cash to employees or executive managing directors is included as an expense at the time of settlement.

•

Amounts related to the consolidated funds, including the related eliminations of management fees and incentive income, as management reviews the total amount of management fees and incentive income earned in relation to total assets under management and fund performance.

In addition, expenses related to incentive income profit-sharing arrangements are generally recognized at the same time the related incentive income revenue is recognized, as management reviews the total compensation expense related to these arrangements in relation to any incentive income earned by the relevant fund. Further, deferred cash compensation is expensed in full in the year granted for Economic Income, rather than over the service period for GAAP.

The components of Economic Income shall be calculated without duplication.

EXHIBIT B

Unit Designation of the Preferences and Relative, Participating, Optional, and other Special

Rights, Powers and Duties of Class A Cumulative Preferred Units of OZ Advisors II LP

[See attached.]

Exhibit 4.3

EXECUTION VERSION

OZ ADVISORS II LP

UNIT DESIGNATION OF

THE PREFERENCES AND RELATIVE, PARTICIPATING,

OPTIONAL, AND OTHER SPECIAL RIGHTS, POWERS AND DUTIES

OF

CLASS A CUMULATIVE PREFERRED UNITS

OZ ADVISORS II LP, a Delaware limited partnership (the “Partnership”), pursuant to the provisions of the Delaware Revised Uniform Limited Partnership Act and the Amended and Restated Agreement of Limited Partnership of the Partnership dated as of February 7, 2019, as amended from time to time (the “Limited Partnership Agreement”), does hereby state and certify that, pursuant to the authority expressly vested in Och-Ziff Holding LLC, a Delaware limited liability company and the Partnership’s general partner (the “General Partner”), the General Partner duly adopted the following resolution, which remains in full force and effect as of the date hereof:

RESOLVED, that this Unit Designation of the Class A Cumulative Preferred Units of the Partnership dated as of February 7, 2019 (this “Unit Designation”) be and hereby is adopted as follows:

1. Designation.

(a) Pursuant to Section 3.2(b) of the Limited Partnership Agreement, there is hereby created a class of Units designated as the “Class A Cumulative Preferred Units” (the “Class A Preferred Units”), which shall each have a liquidation preference per Class A Preferred Unit equal to the Unit Price (the “Liquidation Preference”). The General Partner is authorized to provide for the issuance of up to 400,000 Class A Preferred Units in one or more series (each, a “Class A Series”), each of which Class A Series is and shall be identical other than the date of issuance.

(b) The Class A Preferred Units have no maturity date. Each Class A Preferred Unit is and shall be identical in all respects to every other Class A Preferred Unit. Notwithstanding Section 3.1(b) of the Limited Partnership Agreement, the Class A Preferred Units shall not be evidenced by Certificates of Ownership and a Partner’s interest in any such Units are and shall be reflected through appropriate entries in the books and records of the Partnership.

(c) All Class A Preferred Units issued pursuant to, and in accordance with the requirements of this Unit Designation, are and shall be fully paid and non-assessable Units of the Partnership.

2. Definitions. For purposes of this Unit Designation, the following terms have the meanings ascribed to them below. Capitalized terms used herein without definition have the meanings ascribed to such terms in the Limited Partnership Agreement.

“Accrued Unrecognized Incentive” means, with respect to any investment fund, investment account or other investment vehicle (including a “fund-of-one”) with a commitment period of more than one year, any performance-based amounts or incentive compensation allocated (including provisionally) or accrued with respect to such fund, account and vehicle, including, without limitation, any carried interest, incentive allocations and fees, promoted interest, performance fee or similar rights of participation or profit-sharing.

“AC Delegation” has the meaning has the meaning assigned to it in Section 9(h) hereof.

“Advisors II Incremental Loans” has the meaning assigned to it in the Senior Subordinated Loan Agreement.

“Advisors II Initial Loans” has the meaning assigned to it in the Senior Subordinated Loan Agreement.

“Alternate Investment Subsidiary” has the meaning assigned to it in the Senior Subordinated Loan Agreement.

“Annual Capital Expenditures” means, with respect to each fiscal year of the Company, the aggregate of all expenditures by the Company and its consolidated Subsidiaries for the acquisition of fixed or capital assets or additions to property, plants or equipment (including replacements, capitalized repairs and improvements during such period) that should be capitalized under GAAP on a consolidated balance sheet of the Company and its consolidated Subsidiaries. For the avoidance of doubt, Annual Capital Expenditures shall exclude real estate leases that may be capitalized for accounting purposes.

“Applicable Fund” has the meaning assigned to it in section 9(h)(i) hereof.

“Asset Sale” means a sale, lease or sub-lease (as lessor or sublessor), sale and leaseback, assignment, conveyance, exclusive license (as licensor or sublicensor), transfer or other disposition to, or any exchange of property with, any person, in one transaction or a series of transactions, of all or any part of any of the Company’s, the Operating Group Entities’ or any of their respective Subsidiaries’ businesses, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, leased or licensed, or any issuances or sale of the Equity Interests (as defined in the Senior Subordinated Loan Agreement) of the Company, the Operating Group Entities or any of their respective Subsidiaries, other than (i) inventory sold, leased, licensed out or otherwise disposed, or exchanged for other property, in the ordinary course of business, (ii) sales, leases, licenses, exchanges, transfers, disposals or other dispositions of used, obsolete, worn out or surplus property no longer used or useful in the conduct of business, (iii) (A) leases or subleases of any real property leased or subleased by the Company as of the Issuance Date and (B) licenses, sublicenses, leases or subleases of real property granted to others not interfering in any material respect with the business of the Company, the Operating Group Entities and their Subsidiaries, taken as a whole, (iv) sales, leases, licenses, sublicenses, subleases, exchanges, transfers or other dispositions of other assets for consideration (including, at the time of calculation, all earn-out payments, installment payments and other deferred purchase price obligations) of less than $2 million in the aggregate during any fiscal year of the Company and in an aggregate amount not to exceed $5 million while any Class A Preferred Units are outstanding, (v) sales, leases, licenses, sublicenses, subleases, exchanges, transfers or other dispositions of property between or among the Company, the Operating Group Entities and any of their respective wholly-owned Subsidiaries, (vi) sales, transfers or dispositions of Cash Equivalents for fair market value, (vii) Involuntary Dispositions (as defined in the Senior Subordinated Loan Agreement), (viii) the abandonment or other sale, transfer, disposal or disposition of intellectual property in connection with the Specified Transactions (as defined in the Senior Subordinated Loan Agreement), constituting Specified OZ Intellectual Property (as defined in the Senior Subordinated Loan Agreement), (ix) sales or other transfers or dispositions of Margin Stock (as defined in the Senior Subordinated Loan Agreement), (x) issuances by the Company or the Operating Group Entities to any person other than the Company, the Operating Group Entities or a Subsidiary of its Equity Interests (including, for the avoidance of doubt, Och-Ziff Operating Group A-1 Units, Och-Ziff Operating Group E Units (in each case, as defined in the Senior Subordinated Loan Agreement)), Class C Non-Equity Interests, Och-Ziff Operating Group D Units, Och-Ziff Operating Group P Units, Deferred Fund Interests, Preferred Units or PSIs, as applicable (in each case, as defined in the Senior Subordinated Loan Agreement), including the exchange or conversion of any of the foregoing, whether for Class A Shares, other Equity Interests, or otherwise, in the case of any such exchange or conversion, pursuant to the exchange agreements or conversion agreements relating thereto, including any exchange agreements or conversion agreements, or any amendments, restatements or replacements of any exchange agreements or conversion agreements, entered into in connection with the Specified Transactions, (xi) sales or other transfers or dispositions of securities in connection with repurchase agreements in the ordinary course of operation of the Company’s cash management practices, (xii) the unwinding of, or settlements under, Interest Rate Agreements or Currency Agreements, (xiii) the substantially concurrent purchase and sale, transfer, disposition or exchange of non-Cash assets for similar assets of substantially equivalent value, (xiv) Restricted Payments (as defined in the Senior Subordinated Loan Agreement) not prohibited under this Unit Designation, (xv) investments (including in the form of Cash and Cash Equivalents), and sales, transfers or dispositions of investments, in each case that are made in the ordinary course of business, that are not prohibited by this Unit Designation and that do not constitute a Line of Business Asset Sale (xvi) the release of claims described in the Recapitalization Agreement in connection with the Specified Transactions and (xvii) sales of assets solely for the purpose of facilitating sales of assets into or out of OZ Funds or OZ CLOs in the ordinary course of business.

“Audited Financial Statements” has the meaning assigned to it in Section 18(c) hereof.

“AUI Amount” has the meaning assigned to it in Section 6(a)(ii) hereof.

“AUM” means, as of any date, total fee-paying assets under management of the Company, any Operating Group Entity or any of their consolidated subsidiaries as of such date, on a combined basis in accordance with GAAP, as adjusted to give pro forma effect to all pending binding subscriptions in effect on such date and all redemption requirements in effect on such date.

“Cash” has the meaning assigned to it in the Senior Subordinated Loan Agreement.

“Cash Equivalents” has the meaning assigned to it in the Senior Subordinated Loan Agreement.

“Change of Control Event” means the occurrence of the following:

(i) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties and assets of the Operating Partnerships, taken as a whole, to any “person” or “group” (as each such term is defined in Section 13(d)(3) of the Exchange Act or any successor provision), other than to a Continuing OZ Person or one or more wholly-owned subsidiaries of any of the Operating Partnerships; or

(ii) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” (as each such term is defined in Section 13(d)(3) of the Exchange Act or any successor provision), other than a Continuing OZ Person or the Company and any of its wholly-owned subsidiaries, becomes (A) the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act or any successor provision) of a percentage of voting units (or other capital stock) greater than the percentage of voting units (or other capital stock) held by DSO and his Related Parties as of the Issuance Date (excluding, for the avoidance of doubt, any units or other capital stock DSO or his Related Parties are entitled to vote on behalf of other Persons), in each case, immediately after giving effect to such transaction in (i) the Company or (ii) one or more of the Operating Partnerships comprising all or substantially all of the assets of the Operating Partnerships, or (B) entitled to receive a Majority Economic Interest in connection with such transaction.

Notwithstanding the foregoing, neither the consummation of the Liquidity Redemption nor the occurrence of any of the transactions or actions to be taken on or after the Transition Date in accordance with the terms of the Governance Agreement shall constitute a Change of Control Event.

“CLO AUM” means, as of any date, any AUM that is attributable to an OZ CLO.

“Committed Cash” means, as of the end of each fiscal quarter of the Company beginning with the quarter ended December 31, 2018, the sum of all Cash and Cash Equivalents reserved by the Company or its consolidated Subsidiaries (i) in respect of any incentive fees received in Cash during the applicable quarter to the extent such fees may be subject to reversal in future periods and not recorded as income in the Company’s financial statements; (ii) in respect of cumulative bonus accruals as reported in the Company’s financial statements for such quarter that are expected to be settled in cash by the end of the first quarter of the following fiscal year; (iii) in respect of any grant of deferred fund interests; provided that such grants are converted into fund interests by or no later than the first available fund subscription date immediately after the end of the first quarter of the fiscal year; (iv) in respect of cumulative obligations under the Tax Receivable Agreement accrued for in the Company’s Distributable Earnings that have not yet been paid; (v) reserved in respect of any accrued contingent liabilities determined in accordance with GAAP, (vi) to satisfy any applicable then existing regulatory or contractual requirement to deposit or hold back cash in reserve and which is entered into in the ordinary course of business; provided that the Company shall not be permitted to include any reserve for contractual requirements related to compensation of its current or former officers, managing directors or employees pursuant to this clause (vi) (it being understood that reserves related to compensation may be included as set forth in clauses (ii) and (iii) above); (vii) reinvestment of redemption proceeds in respect of existing investments held by the Operating Partnership or its Subsidiaries in Och-Ziff products as of the Issuance Date in new Och-Ziff products, provided that such proceeds are reinvested within 12 months of receipt thereof; (viii) in respect of any deferred rent consistent with the Company’s accounting practices as of September 30, 2018; and (ix) in respect of anticipated working capital adjustments in each of the first three fiscal quarters of the Company’s fiscal year only in an amount that does not exceed $10.0 million per quarter, provided that (a) such increase in reserves shall not be included in any fiscal quarter unless the Company had Economic Income of at least such amount during such quarter, and (b) such cumulative amount shall be reduced to zero at the end of such fiscal year.

“Commitment” has the meaning assigned to it in the Senior Credit Facility.

“Company” means Och-Ziff Capital Management Group LLC, a Delaware limited liability company, and any successors thereto.

“Continuing OZ Person” means, immediately prior to and immediately following any relevant date of determination, (i) DSO, (ii) any Related Party of DSO or (iii) any “person” or “group” (as each such term is used in Section 13(d)(3) of the Exchange Act or any successor provision) of which DSO or one of his Related Parties is a member.

“Credit Party” has the meaning assigned to it in the Senior Credit Facility.

“Currency Agreement” has the meaning assigned to it in the Senior Subordinated Loan Agreement.

“Designated Accrued Unrecognized Incentive” means any gross proceeds received in cash resulting from the realization of Accrued Unrecognized Incentive in respect of the Specified Funds.

“Designated Officers” has the meaning assigned to it in Section 10(d) hereof.

“Designated Proceeds” means, collectively, any Net Accrued Unrecognized Incentive and not less than 85% of the Net Cash Proceeds from any Asset Sales (“Asset Sale Designated Proceeds”).

“Discount Termination Event” means any of (i) any material “Default” or “Event of Default” under the Senior Credit Facility or the Senior Subordinated Loan Agreement; provided, that a Discount Termination Event shall cease to have occurred if such “Default” or “Event of Default” is cured; (ii) a decrease in Non-Affiliate AUM in excess of $7,152,054,711 in the aggregate; (iii) (A) any dissolution, winding up or restructuring of any of the Operating Group Entities, (B) a voluntary or involuntary bankruptcy or insolvency proceeding of the Company or any of the Operating Group

Entities or (C) with respect to the Company or any of the Operating Group Entities, the appointment of a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar person charged with the reorganization or liquidation of its business appointed for any of the Operating Group Entities; (iv) any final, non-appealable money judgment, writ or warrant of attachment or similar process involving in the aggregate at any time an amount in excess of $25,000,000 (in either case to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) shall be entered or filed against the Company, any Operating Group Entity or any of their respective Subsidiaries and shall remain undischarged, unpaid, unvacated, unbonded or unstayed for a period of sixty days; or (v) the delisting of the Company by the New York Stock Exchange.

“Discretionary Basket” has the meaning assigned to it in Section 6(c) hereof.

“Discretionary Reserve Funds” has the meaning assigned to it in Section 6(c) hereof.

“Distributable Earnings” means, for any period, an amount calculated on a consolidated basis for the Company and its consolidated Subsidiaries determined on the basis of distributable earnings, in accordance with the methodology utilized by the Company to derive distributable earnings in the Company’s earnings press release for such period. Notwithstanding the foregoing, the following items shall not be taken into account in calculating Distributable Earnings, (i) for the fiscal quarter ended December 31, 2018, any Tax Receivable Agreement related payments accrued for the 2017 and 2018 tax years that are no longer payable as a result from the February 7, 2019 amendment of the Tax Receivable Agreement, and (ii) for each period during the fiscal year ended December 31, 2019, the impact of any reversal of any such Tax Receivable Agreement payments.

“Distribution Holiday” has the meaning assigned to it in the Limited Partnership Agreement.

“Distribution Payment Date” has the meaning assigned to it in Section 3(a) hereof.

“Distribution Period” means a period commencing on, and including, a Distribution Payment Date, to, but not including, the following Distribution Payment Date.

“Distribution Rate” means, with respect to the periods specified below, the following rates per annum:

(i) Prior to the Step Up Date: 0%;

(ii) From the Step Up Date to the day immediately prior to the sixth anniversary of the Step Up Date: 6%;

(iii) From the sixth anniversary of the Step Up Date to the day immediately prior to the seventh anniversary of the Step Up Date: 8%;

(iv) From the seventh anniversary of the Step Up Date to the day immediately prior to the eighth anniversary of the Step Up Date: 9%; and

(v) From the eighth anniversary of the Step Up Date and thereafter: 10%.

Following a Change of Control Event, the Distribution Rate for each applicable period described above shall increase by 7.0% per annum beginning on the 31st day following the consummation of such Change of Control Event in accordance with Section 6(b) hereof unless and until the Operating Partnerships redeem all Operating Group Class A Preferred Units.

“DSO” means Daniel S. Och.

“Economic Income” means, for any period, an amount calculated on a consolidated basis for the Company and its consolidated Subsidiaries in accordance with the principles set forth on Schedule A hereto, applied in a manner consistent with the manner utilized by Och-Ziff to derive economic income in Och-Ziff’s earnings press release for the quarter ended September 30, 2018, plus (a) net proceeds received in connection with any disposition of Risk Retention Interests with respect to existing U.S. OZ CLOs that were previously held for purposes of complying with Section 15G of the Exchange Act and related regulations (as long as such disposition is not an Asset Sale), minus (b) the sum of (i) any amounts contributed to the Operating Partnerships pursuant to the Operating Partnerships’ share in cash payments due under the Tax Receivable Agreement; (ii) amounts invested and expenses incurred in connection with the acquisition of Risk Retention Interests and related permitted assets by Qualifying Risk Retention Subsidiaries; and (iii) amounts of any Annual Capital Expenditures; provided, that the sum of clauses (a) and (b) shall not exceed $9.0 million per year; minus (c) Permitted RSU Settlements; minus (d) the amount of any amortization payments on the Initial Loans required to be paid pursuant to the terms of the Senior Subordinated Loan Agreement; minus (e) the amount of any distributions or dividends paid on any Operating Group Class A Preferred Units; minus (f) Permitted Dividends. For the avoidance of doubt and without limiting Section 6(a)(ii), the calculation of Economic Income shall be adjusted accordingly to reflect the fact that any Net Accrued Unrecognized Incentive that constitutes Designated Proceeds will be distributed pursuant to Section 6(a)(ii). Sublease losses and expenses recognized for accounting purposes where there is no corresponding cash outflow will be initially excluded from Economic Income. Net cash outflows on the lease and sublease arrangement in a given period, that are not otherwise normally accounted for as an operating expense in Economic Income, should be reflected as a net decrease (or increase) adjustment to the stated Economic Income for the period such amounts are incurred.

“Equity Interests” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.

“Excess Distributable Earnings” has the meaning assigned to it in Section 6(a)(iii) hereof.

“Excess Distributable Earnings Delivery Date” has the meaning assigned to it in Section 18(a) hereof.

“Excess RSU Settlements” means any cash paid in connection with the settlement of restricted stock units issued by the Company or the Operating Partnerships in excess of the Permitted RSU Settlements.

“Exchange Date” means March 31, 2022.

“Exchange Notice” has the meaning assigned to it in Section 7(b) hereof.

“Free Cash Balance” means, as of the end of each fiscal quarter of the Company, an amount equal to the difference between Total Cash and Committed Cash. For the avoidance of doubt, to the extent any amounts are reserved under the Discretionary Basket in accordance with Section 6(c) hereof such amounts shall reduce the Free Cash Balance.

“GAAP” means the United States generally accepted accounting principles in effect as of the Issuance Date.

“General Partner” has the meaning assigned to it in the recitals hereof.

“Governance Agreement” means that certain Governance Agreement, dated as of the date hereof, entered into by and among the Company, the Intermediate Holding Companies, the Operating Partnerships and Daniel S. Och, as the same may be amended, supplemented, modified or replaced from time to time.

“Holders’ Committee” has the meaning assigned to it in Section 10(a) hereof.

“Indebtedness” has the meaning assigned to it in the Senior Subordinated Loan Agreement.

“Interest Rate Agreement” has the meaning assigned to it in the Senior Subordinated Loan Agreement.

“Issuance Date” means February 7, 2019.

“Junior Units” means Units and other equity securities in the Partnership that, with respect to distributions on such interests and distributions upon liquidation of the Partnership, rank junior to the Class A Preferred Units. “Junior Units” include Common Units and PSIs but do not include Class C Non-Equity Interests.

“Lien” means any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement) and any preferential arrangement in the nature of a security interest having the practical effect of any of the foregoing.

“Limited Partnership Agreement” has the meaning assigned to it in the recitals hereof.

“Line of Business Asset Sale” means an Asset Sale of Property constituting, collectively, a line of business or business unit, or any material portion or interest therein, of the Company, any Operating Group Entity or any of their respective Subsidiaries that receives advisory fee income, in one transaction or a series of related transactions.

“Liquidation Event” has the meaning assigned to it in Section 4(a) hereof.

“Liquidation Preference” has the meaning assigned to it in Section 1 hereof.

“Liquidation Value” has the meaning assigned to it in Section 4(a) hereof.

“Liquidity Redemption” has the meaning assigned to it in the Governance Agreement.

“Loan Exchange Option” has the meaning assigned to it in Section 7(a) hereof.

“Majority Economic Interest” means any right or entitlement to receive more than 50% of the equity distributions or partner allocations (whether such right or entitlement results from the ownership of partner or other equity interests, securities, instruments or agreements of any kind) made to all holders of partner or other equity interests in the Operating Partnerships (other than the Company or its Subsidiaries).

“Mandatory Change of Control Redemption” has the meaning assigned to it in Section 6(b)(i) hereof.

“Mandatory Change of Control Trigger Date” has the meaning assigned to it in Section 6(b)(i) hereof.

“Mandatory Redemption Notice” has the meaning assigned to it in Section 6(a)(v) hereof.

“Mandatory Redemption Notice Date” has the meaning assigned to it in Section 6(a)(v) hereof.

“Mandatory Redemption Trigger Date” has the meaning assigned to it in Section 6(a)(i) hereof.

“Minimum Free Cash Balance” means $200,000,000, as adjusted pursuant to Section 9(g) hereof.

“Net Accrued Unrecognized Incentive” means any Designated Accrued Unrecognized Incentive net of compensation paid to any current or former officer, executive managing director or employee of the Company, any Operating Partnership, any OZ Fund or their respective subsidiaries arising from such realization to the extent such compensation is consistent with the compensation allocations set forth on Schedule B hereto.

“Net Cash Proceeds” means with respect to any Asset Sale, an amount equal to (i) the sum of Cash and Cash Equivalents received in connection with such Asset Sale (including any Cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note or installment receivable, the release of any reserve amount described in clause (C) hereof, purchase price adjustment or earn-out or otherwise, but only as and when so received) by the Company, the Operating Group Entities or any of their respective Subsidiaries, less (ii) the sum of (A) the principal amount, premium or penalty, if any, interest and other amounts payable on any Indebtedness that is secured by the property and that is subject to mandatory prepayment in connection with such Asset Sale and that is repaid in connection with such Asset Sale, (B) taxes paid or reasonably estimated to be actually payable in connection therewith and the amount of any increased tax distribution reasonably expected to be made as a result of such Asset Sale and (C) any reserve for adjustment established in accordance with GAAP in respect of (x) the sale price of such property and (y) any liabilities associated with such property and retained by the Company, the Operating Group Entities or any of their respective Subsidiaries after such sale, transfer, lease or disposition, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction; provided, that any reserve described in this clause (C) that is subsequently released shall be counted as Net Cash Proceeds; provided further that “Net Cash Proceeds” shall include any Cash or Cash Equivalents received upon the sale, transfer, lease or disposition of any non-Cash consideration received following such Asset Sale by the Company, the Operating Group Entities or any of their respective Subsidiaries in any such Asset Sale (but only as and when so received).

“New NEO Units” has the meaning assigned to it in Section 10(d) hereof.

“Non-Affiliate AUM” means, as calculated as of the last day of each fiscal quarter of the Company, AUM excluding (A) the AUM related to the entities identified in writing and delivered to the Holders’ Committee on the Issuance Date, (B) CLO AUM and (C) any amounts redeemed by DSO or former executive managing directors of the Company or any of their respective affiliates (including any funds or investments subject to the Liquidity Redemption).

“Non-CLO AIS Investments” has the meaning assigned to it in Section 9(c)(xxi) hereof.

“Obligations” has the meaning assigned to it in the Senior Credit Facility.

“Offered Securities” has the meaning assigned to it in Section 14 hereof.

“Operating Group Class A Preferred Units” means the Class A Preferred Units issued by the Partnership and the Class A preferred units issued by the other Operating Partnerships.

“Operating Group Entity” has the meaning assigned to it in Section 3(b)(ii) hereof.

“Operating Partnerships” means the Partnership, OZ Management LP and OZ Advisors LP.

“OZ CLO” means any collateralized loan obligation funds or similar investment entities (including warehouse facilities) managed by any Operating Group Entity or its Affiliates.

“OZ Fund” means (1) any investment vehicle managed (or for which investment advisory or other asset management services are provided), directly or indirectly, by an Operating Group Entity or any of its Affiliates in which (a) substantially all of the capital is provided by third parties in the ordinary course (“Third Party LPs”) and (b) no Person other than the Operating Partnerships or their wholly-owned Subsidiaries has the right to receive (x) carried interest, incentive allocations and fees, promoted interest, performance fee or similar rights of participation or profit-sharing, (y) investment management fees, asset management fees, commitment-based fees, transaction fees or similar fees not based on performance (or fees payable in lieu thereof) or (z) other distributions or payments (including guaranteed payments or other similar distributions or payments but excluding distributions or redemption payments made to Third Party LPs in the ordinary course in respect of their interests in such investment vehicle) from such investment vehicle, whether or not such payments arise as a result of or are due and payable pursuant to (i) ownership of a membership interest, partnership interest or other equity interest, (ii) an employment or consulting agreement or arrangement or (iii) a contract, revenue sharing agreement, participation or other agreement and (2) with respect to the definitions of Asset Sales, Committed Cash, Net Accrued Unrecognized Incentive, Subsidiary, Sections 6(c), 9(c), 9(d), 9(h), 10(d) and 10(e) and Schedules B and C, has the meaning assigned to it in the Senior Subordinated Loan Agreement.

“Oz Manager Entity” has the meaning assigned to it in Section 9(h)(i) hereof.

“Oz Parties” has the meaning assigned to it in Section 9(c) hereof.

“OZ Subsidiary” has the meaning assigned to it in the Senior Credit Facility.

“Parity Units” means (a) any equity securities in the Partnership (or any debt or other securities convertible into equity securities of the Partnership) that the Partnership may authorize or issue, the terms of which expressly provide that such securities shall rank equally with, or senior to, the Class A Preferred Units with respect to the payment of distributions on such interests and distributions upon the occurrence of a Liquidation Event relating to the Partnership and (b) for purposes of Section 9(a) only, any equity securities in any Subsidiary of the Partnership (or any debt or other securities convertible into equity securities of any Subsidiary of the Partnership).

“Partnership” has the meaning assigned to it in the recitals hereof.

“Partnership Interests” has the meaning assigned to it in Section 6(a)(iii) hereof.

“Permitted Activities” means (i) the asset management, investment management and financial services business or any business ancillary, complementary or reasonably related thereto and reasonable extensions thereof, (ii) the businesses conducted by the Company, the Operating Partnerships or their Affiliates as of the Issuance Date, and (iii) such other lines of business as may be consented to by the Holders’ Committee, in each of clauses (i), (ii) and (iii) only to the extent conducted by any of the Operating Partnerships and, subject to compliance with Section 3(b)(ii), an Operating Group Entity.

“Permitted Dividends” means dividends or distributions made by the Company on its Class A Shares, and, without duplication, the Operating Partnerships to fund such dividends or distributions, annually in an aggregate amount equal to not less than 20% of the Company’s annual Distributable Earnings or more than 30% of Distributable Earnings; provided, that, if the minimum amount of dividends or distributions eligible to be made hereunder would be $1.00 or less per Class A Share, then up to $1.00 per Class A Share (subject to appropriate adjustment in the event of any equity dividend, equity split, combination or other similar recapitalization with respect to the Class A Shares after the Issuance Date).

“Permitted RSU Settlements” means the amount of any cash paid in connection with the normal course settlement for up to 2 million restricted stock units issued by the Company or the Operating Partnerships (subject to appropriate adjustment in the event of any equity dividend, equity split, combination or other similar recapitalization with respect to the Class A Shares after the Issuance Date); provided that the amount of cash paid per restricted stock unit shall not exceed 50% of the value of such restricted stock unit.

“Permitted Stock Buybacks” means the repurchase by the Company of its Class A Shares, and, without duplication, any distributions, dividends or repurchases of units made by the Operating Partnerships to fund such repurchases, with proceeds from the Discretionary Basket in an amount not to exceed $25 million in the aggregate (including any amounts in respect of any Excess RSU Settlements).

“Preceding Year” has the meaning assigned to it in Section 6(a)(iii) hereof.

“Preferred Distributions” has the meaning assigned to it in Section 3(a) hereof.

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, equity interests.

“Qualifying Risk Retention Subsidiary” has the meaning assigned to it in the Senior Subordinated Loan Agreement.

“Quarterly Delivery Date” has the meaning assigned to it in Section 18(a) hereof.

“Redemption Discount Percentage” means, with respect to redemptions occurring during the periods specified below, the following percentages:

(i) subject to clause (iii) hereof, 75% with respect to redemptions occurring during the period commencing on the Issuance Date and ending on March 31, 2021;

(ii) subject to clause (iii) hereof, 90% with respect to redemptions occurring during the period commencing on April 1, 2021 and ending on the day immediately prior to the Exchange Date; and

(iii) 100% with respect to redemptions occurring on or after the Exchange Date or the occurrence of a Discount Termination Event.

“Related Party” means, with respect to any Person, (i) any Person that is the spouse (including a surviving spouse) or another immediate family member of such Person, (ii) the estate and lawful heirs of such Person or (iii) any trust, family partnership, foundation, family limited liability company or other estate planning vehicle for which such Person acts as a trustee or beneficiary, provided that the investment decisions relating to any equity interests of the Operating Partnerships held by such trusts or other entities are controlled directly or indirectly by such Person.

“Reserve Period” has the meaning assigned to it in Section 6(c) hereof.

“Restricted Activities” has the meaning assigned to it in Section 6(c) hereof.

“Revolving Commitments” has the meaning assigned to it in the Senior Credit Facility.

“Risk Retention Interests” has the meaning assigned to it in the Senior Subordinated Loan Agreement.

“ROFR Notice” has the meaning assigned to it in Section 14 hereof.

“Seller” has the meaning assigned to it in Section 14 hereof.

“Senior Credit Facility” means that certain Credit and Guaranty Agreement, dated as of April 10, 2018, as amended by Amendment No. 1, dated as of February 7, 2019, among OZ Management LP, as borrower, the other Operating Partnerships, as guarantors, the other guarantors from time to time party thereto, the lenders from time to time party thereto, and JPMorgan Chase Bank, N.A., as administrative agent, as amended, modified or supplemented from time to time in accordance with Section 9 hereof; provided, that for purposes of any defined terms set forth herein that reference the corresponding defined terms in the Senior Credit Facility, (i) such defined terms shall have the respective meanings set forth in the Senior Credit Facility as in effect as of the Issuance Date and (ii) references to the “Borrower” shall mean the Partnership and “Credit Parties” shall mean the Company, the Operating Partnerships and their respective Subsidiaries.

“Senior Credit Facility Repayment” has the meaning assigned to it in Section 6(a)(i) hereof.

“Senior Subordinated Loan Agreement” means that certain Senior Subordinated Term Loan and Guaranty Agreement, dated as of February 7, 2019, among the Operating Partnerships, as borrowers and guarantors, the other guarantors from time to time party thereto, Wilmington Trust, National Association, as administrative agent, and the other parties thereto, as amended, restated, modified or supplemented from time to time in accordance with Section 9 hereof; provided, that for purposes of any defined terms set forth herein that reference the corresponding defined terms in the Senior Subordinated Loan Agreement, references to “Advisors II” shall mean the Partnership, references to a “Borrower” shall include the Partnership in its capacity as a borrower unless such defined term refers solely to a borrower other than the Partnership, or to a class of loans to a different borrower, and “Credit Parties” shall mean the Company, the Operating Partnerships and their respective Subsidiaries.

“Senior Subordinated Loans” means the “Initial Loans” and the “Incremental Loans”, each as defined in the Senior Subordinated Loan Agreement.

“Specified Funds” means the funds identified in writing and delivered to the Holders’ Committee on the Issuance Date.

“Step Up Date” means February 19, 2020.

“Subsidiary” of a Person means any other Person as to which such Person owns, directly or indirectly, or otherwise Controls more than 50% of the voting shares or other similar interests or a general partner interest or managing member or similar interest of such Person. A Subsidiary of the Company, its direct Subsidiaries or an Operating Group Entity does not include any OZ Fund, any OZ CLO or any of their respective Subsidiaries.

“Tax Receivable Agreement” means that certain Amended and Restated Tax Receivable Agreement by and among inter alia the Company, Oz Holding Corp., Oz Holding LLC, and the Operating Partnerships, dated as of January 12, 2009, as amended, modified or supplemented from time to time.

“Third Party Buyer” has the meaning assigned to it in Section 14 hereof.

“Total Cash” means, as of the end of each fiscal quarter of the Company, the sum of all Cash and Cash Equivalents of the Company and its Subsidiaries.

“Transfer” means any direct, indirect or synthetic transfer, sale, assignment, pledge, conveyance, hypothecation or other encumbrance or disposition.

“Transition Date” has the meaning assigned to it in the Governance Agreement.

“Unit Designation” has the meaning assigned to it in the recitals hereof.

“Unit Price” means $97.80, subject to appropriate adjustment in the event of any equity dividend, equity split, combination or other similar recapitalization with respect to the Class A Preferred Units after the Issuance Date.

“Year End Delivery Date” has the meaning assigned to it in Section 18(a) hereof.

3. Distributions; Allocations.

(a) Annual Distributions. Each holder of Class A Preferred Units shall be entitled to receive, when, as and if declared by the General Partner in its sole discretion out of funds legally available therefor, cumulative cash distributions (“Preferred Distributions”) on each Class A Preferred Unit calculated based on the Liquidation Preference of such Class A Preferred Unit at a rate per annum equal to the Distribution Rate (taking into account the different Distribution Rates that may apply during each Distribution Period in accordance with the definition of Distribution Rate or Section 6(b) below), with such Preferred Distributions accruing from, and including, the earlier of (i) the Step Up Date and (ii) if applicable, the 31st day following the consummation of a Change of Control Event; provided, however, that the amount of the Preferred Distributions actually paid shall not exceed the sum of the cumulative Net Income and items of income and gain allocated to such holder pursuant to Section 3(d). Any Preferred Distributions that have been declared in accordance with the foregoing sentence shall, unless waived by the Holders’ Committee, be payable in arrears on the 27th day of February of each applicable year (each, a “Distribution Payment Date”) to the holders of record as they appear in the books and records of the Partnership for the Class A Preferred Units at the close of business on the 15th day of February; provided, that (i) if any Distribution Payment Date is not a Business Day, then the Preferred Distribution which would otherwise have been payable on that Distribution Payment Date may be paid on the next succeeding Business Day and (ii) accumulated and unpaid Preferred Distributions for any prior Distribution Period may be paid at any time. Any Preferred Distribution payable on the Class A Preferred Units, including distributions payable for any partial Distribution Period, will be computed on the basis of a 360-day year consisting of twelve 30-day months. Notwithstanding anything to the contrary contained herein, Preferred Distributions will accumulate whether or not the Partnership has earnings, whether or not there are funds legally available for the payment of those Preferred Distributions and whether or not those Preferred Distributions are declared. In the event that any Preferred Distributions or other payments on the Class A Preferred Units are in arrears, or, are otherwise not payable as a result of the proviso in the first sentence of this Section 3(a), such amounts shall accrue and accumulate at the Distribution Rate. Holders of the Class A Preferred Units will not be entitled to any distributions in excess of full cumulative distributions described in this Section 3(a). Any Preferred Distributions made on the Class A Preferred Units shall first be credited against the earliest accumulated but unpaid distribution due with respect to the Class A Preferred Units.

(b) Funding of Distributions on Operating Group Class A Preferred Units.

(i) Distributions on Junior Units and Parity Units. Except as provided in Section 3(c) hereof, unless full cumulative distributions on all of the Operating Group Class A Preferred Units have been or contemporaneously are declared and paid in respect of all past Distribution Periods as provided in the corresponding terms of all Operating Group Class A Preferred Units, (i) no distributions shall be declared or paid or set apart for payment upon Junior Units or Parity Units by the Partnership, other than Tax Distributions, Permitted Dividends, distributions payable in Common Units or Deferred Cash Interests, payments or distributions required under a Partner Agreement, or distributions payable in Units of any series of preferred Units that the Partnership may issue ranking junior to the Class A Preferred Units as to distributions and upon liquidation, and (ii) no Junior Units or Parity Units shall be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such Units) by the Partnership (except by conversion or exchange for other Units of the Partnership that rank junior to the Class A Preferred Units as to distributions and upon liquidation or for shares of the Company (or the cash value thereof) in accordance with the Exchange Agreement or the Limited Partnership Agreement); provided, however, that the foregoing shall not prevent Expense Amount Distributions in accordance with the Expense Allocation Agreement, distributions or payments pursuant to the terms of any restricted share units of the Company, or required to facilitate exchanges of Common Units permitted under the Exchange Agreement, any Permitted Stock Buybacks, the redemption or repurchase of any Operating Group Class A Preferred Units and distributions or transactions necessary to make any payment when due under the Senior Credit Facility or the Senior Subordinated Loan Agreement or when due on any financing or other contractual arrangement (including, without limitation, the Limited Partnership Agreement or any Partner Agreement) in effect on the Issuance Date, or to which the Holders’ Committee has consented.

(ii) Inter-Entity Loans. If one of the other Operating Partnerships does not have legally available funds to pay in full all distributions or redemption payments required to be paid to the holders of the Operating Group Class A Preferred Units issued by such other Operating Partnership pursuant to their terms, the Partnership hereby agrees that it will lend or otherwise make available to such other Operating Partnership adequate funds in order to enable it to make the required distributions or redemption payments in full, provided that the Partnership has legally available funds to make such loans or otherwise make such funds available after giving effect to any required distributions or redemption payments that the Partnership is required to make under the terms of the Preferred Units. The Company and the Partnership agree that it is the intention of the Company and the Partnership that all Operating Group Entities (whether existing as of the Issuance Date or formed as of a later date) shall support the Partnership’s obligations in respect of the Operating Group Class A Preferred Units. In furtherance of the foregoing, the Company and the Partnership agree that, if a Subsidiary of the Company or any of its Subsidiaries or the Operating Partnerships or any of their Subsidiaries (an “Operating Group Entity”), in each case, other than OZ Funds (as defined in the Senior Credit Facility) and OZ CLOs and their respective Subsidiaries, is formed for the purpose of engaging in one or more Permitted Activities, the Company and the Partnership shall cause such new Operating Group Entity to (i) expressly agree to the due and punctual observance and performance of each and every covenant and condition of this Unit Designation to be performed and observed by the Partnership and all the obligations and liabilities hereunder (including those obligations and liabilities described in Section 3(b), Section 3(c) and Section 6) (as agreed in good faith by the Company and the Holders’ Committee), and (ii) to the extent requested by the Holders’ Committee, agree to lend or otherwise make available to the Partnership adequate funds to make any required distributions or redemption payments in full that the Partnership is required to make under the terms of the Preferred Units in the event that the Partnership does not have legally available funds to make such distributions or redemption payments, provided that such new Operating Group Entity has legally available funds to make such loans or otherwise make such funds available. Concurrently with the formation and the commencement of operations of such Operating Group Entity, the Company shall deliver a certificate to the Holders’ Committee certifying as to its compliance with the provisions of this Section 3(b)(ii).

(c) Distributions on Preferred Units of Equal Rank. When distributions are not paid in full upon the Class A Preferred Units and the Units of any other series of preferred Units that rank on a parity as to distributions with the Class A Preferred Units, all distributions declared upon the Class A Preferred Units and any other series of preferred Units that the Partnership may issue that rank on a parity as to distributions with the Class A Preferred Units shall be declared pro rata so that the amount of distributions declared per Class A Preferred Unit and per Unit of such other series of preferred Units shall in all cases bear to each other the same ratio that accumulated distributions per Class A Preferred Unit and accumulated or accrued distributions per Unit of such other series of preferred Units (which shall not include any accrual in respect of unpaid distributions for prior Distribution Periods if such other series of preferred Units is non-cumulative) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any distribution payment or payments on the Class A Preferred Units which may be in arrears.

(d) Allocations. After giving effect to the special allocations set forth in Section 6.1(d) of the Limited Partnership Agreement, and subject to Section 5.2 thereof, Net Income and Net Loss for each taxable year (and items of income, gain, loss and deduction taken into account in computing Net Income and Net Loss) shall be allocated in a manner such that the Capital Account of each holder of Class A Preferred Units attributable to ownership of Class A Preferred Units is, as nearly as possible, equal to (i) the distributions that would be made with respect to such Class A Preferred Units if the Partnership were dissolved, its affairs wound up and its assets sold for their Carrying Value, all Partnership liabilities were satisfied (limited with respect to each non-recourse liability to the Carrying Value of the assets securing such liability) and the net assets of the Partnership were distributed to the Partners, without regard to any limitations on the payment of Preferred Distributions as a result of the proviso in the first sentence of Section 3(a) reduced by an amount equal to the discount applied to any Class A Preferred Units that were redeemed during the applicable period minus (ii) such Partner’s share of Partnership Minimum Gain and Partner Nonrecourse Debt Minimum Gain, computed immediately prior to the hypothetical sale of assets.

4. Liquidation Value.

(a) In the event of any liquidation, dissolution or winding up of the Partnership, either voluntary or involuntary (a “Liquidation Event”), after payment or provision for the liabilities of the Partnership (including the expenses of such event) and the satisfaction of any claims ranking senior to the Class A Preferred Units, the holders of the Class A Preferred Units shall be entitled to receive, out of the assets of the Partnership or proceeds thereof available for distribution to unit holders, prior to, and in preference to, any payment or distribution of any assets of the Partnership to the holders of any Junior Units, an amount equal to the Liquidation Preference per Class A Preferred Unit plus all accumulated but unpaid Preferred Distributions, taking into account any limitations on the payment of Preferred Distributions as a result of the proviso in the first sentence of Section 3(a) (collectively, the “Liquidation Value”). If the assets of the Partnership available for distribution in respect of Class A Preferred Units are less than the aggregate Liquidation Value of all outstanding Class A Preferred Units, such distributions shall be made to the holders of the Class A Preferred Units pro rata, based on the aggregate Liquidation Value to which each holder of Class A Preferred Units is entitled pursuant to this Section 4(a). The foregoing shall not affect any rights which holders of Class A Preferred Units may have to monetary damages.

(b) Upon a Liquidation Event, after each holder of Class A Preferred Units receives a payment equal to the Liquidation Value of its Class A Preferred Units, such holder shall not be entitled to any further participation in any distribution of assets by the Partnership.

(c) If the assets of the Partnership available for distribution upon a Liquidation Event are insufficient to pay in full the aggregate amount payable to the holders of all Class A Preferred Units and the holders of any other outstanding Parity Units that rank equally with the Class A Preferred Units, such assets shall be distributed to the holders of the Class A Preferred Units and the holders of such Parity Units pro rata, based on the full respective distributable amounts to which each such Unitholder is entitled pursuant to this Section 4.

(d) Nothing in this Section 4 shall be understood to entitle the holders of Class A Preferred Units to be paid any amount upon the occurrence of a Liquidation Event until holders of any classes or series of Units ranking, as to the distribution of assets upon a Liquidation Event, senior to the Class A Preferred Units have been paid all amounts to which such classes or series of Units are entitled.

(e) Neither the sale, conveyance, exchange or transfer, for cash, Units, securities or other consideration, of all or substantially all of the Partnership’s property or assets nor the consolidation, merger or amalgamation of the Partnership with or into any other entity or the consolidation, merger or amalgamation of any other entity with or into the Partnership shall be deemed to be a Liquidation Event, notwithstanding that for other purposes such an event may constitute a liquidation, dissolution or winding up; provided, that in the event of any such sale, conveyance, exchange, transfer, consolidation, merger, amalgamation or similar transaction (which shall include any Change of Control Event), the successor or acquiring Person (if other than the Partnership) shall expressly assume the due and punctual observance and performance of each and every covenant and condition of this Unit Designation to be performed and observed by the Partnership and all the obligations and liabilities hereunder, subject to such modifications as may be deemed appropriate (as agreed in good faith by the General Partner and the Holders’ Committee). In addition, notwithstanding anything to the contrary in this Section 4, no payment will be made to the holders of Class A Preferred Units pursuant to this Section 4: solely (i) upon the voluntary or involuntary liquidation, dissolution or winding up of any Subsidiary of the Partnership or upon any reorganization of the Partnership into another limited liability entity pursuant to provisions of any Limited Partnership Agreement that allow the Partnership to convert, merge or convey its assets to another limited liability entity with or without Limited Partner approval or (ii) if the Partnership engages in a reorganization or other transaction in which a successor to the Partnership issues equity securities to the holders of Class A Preferred Units that have voting powers, rights and preferences that are substantially similar to the voting powers, rights and preferences of the Class A Preferred Units pursuant to provisions of any Limited Partnership Agreement that allow the Partnership to do so without Limited Partner approval, in each case of clauses (i) and (ii), so long as the Partnership (or any successor thereof, as applicable) owns substantially the same assets and liabilities as the Partnership immediately prior to such liquidation, dissolution, winding up or other transaction.

5. Optional Redemption.

(a) At any time following the Issuance Date, subject to any limitations imposed by law, the Partnership may, in the General Partner’s sole discretion, redeem the outstanding Class A Preferred Units, in whole or in part, at a redemption price per Class A Preferred Unit equal to the product of the Redemption Discount Percentage and the Liquidation Value per Class A Preferred Unit as of the redemption date. If less than all of the Class A Preferred Units are to be redeemed, the General Partner shall select the Class A Preferred Units to be redeemed pro rata, based on the number of Class A Preferred Units held by each holder, calculated to the nearest whole Class A Preferred Unit.

(b) In the event the Partnership shall redeem any or all of the Class A Preferred Units pursuant to Section 5(a) above, the Partnership shall, subject to clause (ii) below, give notice of any such redemption to the holders of the Class A Preferred Units not more than 60 nor less than 10 days (or such other period as shall be agreed to by the Holders’ Committee) prior to the date fixed for such redemption. Such notice shall state: (A) the redemption date; (B) the redemption price; (C) the number of Class A Preferred Units to be redeemed; (D) the place or places where the Class A Preferred Units are to be surrendered (if so required in the notice) for payment of the redemption price; and (E) that distributions on the Class A Preferred Units to be redeemed will cease to accrue on such redemption date. If less than all of the Class A Preferred Units held by any holder is to be redeemed, the notice provided to such holder shall also specify the number of Class A Preferred Units held by such holder to be redeemed. Failure to give notice to any holder of Class A Preferred Units shall not affect the validity of the proceedings for the redemption of any Class A Preferred Units being redeemed. Once notice has been given as provided in this Section 5(b), so long as (i) funds sufficient to pay the redemption price for all of the Class A Preferred Units called for redemption have been set aside for payment and (ii) the Partnership pays the redemption price for all of the Class A Preferred Units called for redemption within 10 days after providing notice as provided in this Section 5(b), from and after the redemption date such Class A Preferred Units that have been called for redemption shall no longer be deemed outstanding, and all rights of the holders of the Class A Preferred Units that have been called for redemption with respect to such Class A Preferred Units shall cease other than the right to receive the redemption price, without interest.

(c) The holders of Class A Preferred Units shall have no right to require redemption of any Class A Preferred Units, except as provided in Section 6 below.

6. Mandatory Redemption; Discretionary Basket.

(a) Certain Mandatory Redemption Events.

(i) During the Distribution Holiday and commencing with the fiscal quarter ended December 31, 2018, subject to clause (c) below, no later than the 6th day following the Quarterly Delivery Date and the Year End Delivery Date, as applicable, for the applicable fiscal quarter of the Company (each, a “Mandatory Redemption Trigger Date”), (x) the Company and the Operating Partnerships shall use all Economic Income with respect to such fiscal quarter and, (y) in the fourth quarter of each fiscal year only, an amount equal to the excess of the Free Cash Balance as of December 31 of the applicable fiscal year over the Minimum Free Cash Balance, if any in the case of this clause (y) irrespective of the amount of Economic Income with respect to such fiscal quarter (provided that such amounts shall be calculated without duplication with respect to the amount of any Designated Proceeds required to be applied pursuant to clause 6(a)(ii) below) to (A) repay Obligations under the Senior Credit Facility until all such Obligations are repaid in full and the Senior Credit Facility is no longer in effect (such repayment, the “Senior Credit Facility Repayment”); provided that, for the avoidance of doubt, any such repayment that is a prepayment of principal in respect of Revolving Loans (under the Senior Credit Facility) shall be accompanied by a concurrent permanent reduction and termination of Revolving Commitments and (B) following the Senior Credit Facility Repayment, deliver a Mandatory Redemption Notice to redeem all or a portion of the Operating Group Class A Preferred Units in accordance with this Section 6(a). The Company and the Operating Partnership shall be obligated to make any repayments or redemptions required by this Section 6(a)(i) only to the extent that after giving effect to such repayment or redemption the Free Cash Balance of the Company and its Subsidiaries, taken as a whole, shall equal at least the Minimum Free Cash Balance.

(ii) Subject to clause (c) below, no later than (A) the 6th day following the receipt of any Asset Sale Designated Proceeds or (B) than the 6th day following the Quarterly Delivery Date and the Year End Delivery Date, as applicable, for the applicable fiscal quarter of the Company with respect to any Net Accrued Unrecognized Incentive that represents Designated Proceeds, the Company and the Operating Partnerships shall use such Designated Proceeds to (A) effect all or a portion of the Senior Credit Facility Repayment and (B) following the Senior Credit Facility Repayment, deliver a Mandatory Redemption Notice to redeem all or a portion of the Operating Group Class A Preferred Units in accordance with this Section 6(a). To the extent any of the Designated Proceeds are used to effect any portion of the Senior Credit Facility Repayment pursuant to clause (A) of the foregoing sentence (such portion, the “AUI Amount”), then, following the Senior Credit Facility Repayment, no later than the 6th day following the Quarterly Delivery Date and the Year End Delivery Date, as applicable, for the fiscal quarter of the Company in which the Senior Credit Facility Repayment occurs and each fiscal quarter thereafter, the Company and the Operating Partnerships shall, deliver a Mandatory Redemption Notice and use proceeds received in cash and realized from Accrued Unrecognized Incentive (net of compensation paid to the extent such compensation is consistent with the compensation allocations described on Schedule C) (other than the Designated Accrued Unrecognized Incentive) in an amount equal to the AUI Amount to redeem all or a portion of the Operating Group Class A Preferred Units in accordance with this Section 6(a). For the avoidance of doubt and notwithstanding the foregoing, all payments and redemptions contemplated by this Section 6(a) are not subject to the Minimum Free Cash Balance.

(iii) From and after March 31, 2022 and so long as the Senior Credit Facility Repayment shall have occurred, if the sum of (I) the aggregate amounts which were distributed in respect of their equity interests in the Partnership (collectively, “Partnership Interests”) by the Partnership (other than Tax Distributions, distributions in respect of Class C Non-Equity Interests or distributions payable in Common Units or Deferred Cash Interests) in respect of the immediately preceding fiscal year (the “Preceding Year”), or which were utilized by the Partnership to repurchase Partnership Interests (other than Operating Group Class A Preferred Units) during such Preceding Year, or were available for such uses (but not so used) and (II) the corresponding amounts that were distributed or used for repurchases (or were available but not used for such purposes) by the other Operating Partnerships during such Preceding Year were in excess of $100 million (“Excess Distributable Earnings”), then an amount equal to 20% of such Excess Distributable Earnings shall be used by the Operating Partnerships to redeem Operating Group Class A Preferred Units in accordance with this Section 6(a).

(iv) Each Class A Preferred Unit to be redeemed pursuant to this Section 6(a) shall be redeemed for an amount equal to the product of the Redemption Discount Percentage and the Liquidation Value of such Class A Preferred Unit as of the relevant redemption date. If less than all of the Operating Group Class A Preferred Units are to be redeemed on any redemption date, to the extent possible, the Operating Partnerships will redeem their Operating Group Class A Preferred Units pro rata, based on the aggregate amount that would be required to redeem all then outstanding Operating Group Class A Preferred Units in each Operating Partnership. If less than all of the Class A Preferred Units are to be redeemed on any redemption date, the General Partner shall select the Class A Preferred Units to be redeemed pro rata, based on the number of Class A Preferred Units held by each holder, calculated to the nearest whole Class A Preferred Unit. For the avoidance of doubt, the Company and the Operating Partnerships shall not be required to make a Senior Credit Facility Repayment or redeem any Operating Group Class A Preferred Units with any cash used or reserved by the Company pursuant to Section 6(c)(i) or Section 6(c)(ii).

(v) To the extent the Partnership is required to make a mandatory redemption pursuant to this Section 6(a), the Partnership shall give notice (each, a “Mandatory Redemption Notice”) of any such redemption to the holders of the Class A Preferred Units not more than 60 nor less than 10 days (or such other period as shall be agreed to by the Holders’ Committee) prior to the date fixed for such redemption (such notice date, the “Mandatory Redemption Notice Date”) and shall, subject to clause (y) below, redeem the Class A Preferred Units on a date to be determined by the General Partner that is not more than 60 days or less than 10 days after the Mandatory Redemption Notice Date. Such notice shall state: (A) the redemption date; (B) the redemption price; (C) the number of Class A Preferred Units to be redeemed; (D) the place or places where the Class A Preferred Units are to be surrendered (if so required in the notice) for payment of the redemption price; and (E) that distributions on the Class A Preferred Units to be redeemed will cease to accrue on such redemption date. If less than all of the Class A Preferred Units held by any holder are to be redeemed, the notice provided to such holder shall also specify the number of Class A Preferred Units held by such holder to be redeemed. Failure to give notice to any holder of Class A Preferred Units shall not affect the validity of the proceedings for the redemption of any Class A Preferred Units being redeemed or the Partnership’s obligations to redeem at the time set forth herein. Once notice has been given as provided in this Section 6(a)(v), so long as funds (x) sufficient to pay the redemption price for all of the Class A Preferred Units called for redemption have been set aside for payment and (y) the Partnership pays the redemption price for all of the Class A Preferred Units called for redemption within 10 days after providing notice as provided in this Section 6(a)(v) with respect to redemptions made pursuant to Sections 6(a)(i) and (ii) hereof and (2) 30 days after providing notice as provided in this Section 6(a)(v) with respect to redemptions made pursuant to Section 6(a)(iii), from and after the redemption date such Class A Preferred Units that have been called for redemption shall no longer be deemed outstanding, and all rights of the holders of the Class A Preferred Units that have been called for redemption with respect to such Class A Preferred Units shall cease other than the right to receive the redemption price, without interest.

(vi) In the event that the Oz Parties or any of their Subsidiaries are prohibited from using any Designated Proceeds to redeem any of the Operating Group Class A Preferred Units under this Section 6 at a time when such Designated Proceeds are required to be applied to redeem the Operating Group Class A Preferred Units, then such Designated Proceeds shall be subject to the escrow requirements set forth in the Governance Agreement, and to the extent so applied, the Oz Parties shall be deemed to have complied with the requirements hereunder with respect to such Designated Proceeds.

(b) Mandatory Redemption Upon Change of Control Event.

(i) If a Change of Control Event occurs, the Partnership shall redeem all outstanding Class A Preferred Units pursuant to this Section 6(b) (a “Mandatory Change of Control Redemption”); provided, however, that such Mandatory Change of Control Redemption shall not occur prior to the earlier of (x) the date that is 20 days following the Change of Control Event and (y) the date on which the repayment in full of all Obligations under the Senior Credit Facility and the termination of all Commitments thereunder has occurred (the “Mandatory Change of Control Trigger Date”). From and after the date that is 31 days following the consummation of a Change of Control Event until the Mandatory Change of Control Redemption has been consummated, the Distribution Rate payable by the Partnership on the Class A Preferred Units shall increase by 7.0% per annum for all periods set forth in the definition of Distribution Rate.

(ii) The Partnership shall redeem all outstanding Class A Preferred Units pursuant to this Section 6(b) at a redemption price per Class A Preferred Unit equal to the Liquidation Value per Class A Preferred Unit as of the redemption date.

(iii) In the event the Partnership is required to effect a Mandatory Change of Control Redemption, the Partnership shall, subject to clause (y) below, give notice of any such Mandatory Change of Control Redemption to the holders of the Class A Preferred Units not more than 60 nor less than 10 days (or such other period as shall be agreed to by the Holders’ Committee) prior to the date fixed for such Mandatory Change of Control Redemption. Such notice shall state: (A) the redemption date, which shall be no earlier than the Mandatory Change of Control Trigger Date and no later than 10 days following the Mandatory Change of Control Trigger Date; (B) the redemption price; (C) the number of Class A Preferred Units to be redeemed; (D) the place or places where the Class A Preferred Units are to be surrendered (if so required in the notice) for payment of the redemption price; and (E) that distributions on the Class A Preferred Units to be redeemed will cease to accrue on such redemption date. Failure to give notice to any holder of Class A Preferred Units shall not affect the validity of the proceedings for the Mandatory Change of Control Redemption of any Class A Preferred Units being redeemed or the Partnership’s obligations to redeem the Class A Preferred Units no later than 10 days following the Mandatory Change of Control Trigger Date. Once notice has been given as provided in this Section 6(b)(iii), so long as (x) funds sufficient to pay the redemption price for all of the Class A Preferred Units called for redemption have been set aside for payment and (y) the Partnership pays the redemption price for all of the Class A Preferred Units called for redemption no later than 10 days following the Mandatory Change of Control Trigger Date, from and after the redemption date such Class A Preferred Units that have been called for redemption shall no longer be deemed outstanding, and all rights of the holders of the Class A Preferred Units that have been called for redemption with respect to such Class A Preferred Units shall cease other than the right to receive the redemption price, without interest.

(c) Discretionary Basket.

(i) Notwithstanding anything in this Section 6 to the contrary, the Company and the Operating Group Entities shall be permitted to (x) use up to $50 million (the “Discretionary Basket”) in the aggregate or (y) in respect of any fiscal year to the extent the Discretionary Basket has not been used in full, reserve as part of the Discretionary Basket during such fiscal year (the “Reserve Period”) up to $17 million in the aggregate but not to exceed the amount then remaining in the Discretionary Basket (such reserved funds, the “Discretionary Reserve

Funds”), to (i) fund new firm investments or new firm products or (ii) for Permitted Stock Buybacks (including any amounts in respect of Excess RSU Settlements) (collectively, the “Restricted Activities”) and the Company and the Operating Group Entities shall have no obligation to use the Discretionary Basket to effect the Senior Credit Facility Repayment or redeem Operating Group Class A Preferred Units as otherwise required pursuant to this Section 6. The Discretionary Basket shall also not be subject to the Distribution Holiday. If any Discretionary Reserved Funds are not used as part of the Discretionary Basket during the Reserve Period, such Discretionary Reserved Funds shall cease to be reserved for purposes of the Discretionary Basket. The General Partner shall as soon as reasonably practicable notify the Holders’ Committee in writing with respect to the existence and subsequent use of any Discretionary Reserve Funds. For the avoidance of doubt, other than Excess RSU Settlements, the Company and Operating Partnerships shall not use the Discretionary Basket to fund new compensation arrangements for employees.

(ii) For so long as the Company and the Operating Partnership are required to make a Senior Credit Facility Repayment or redeem any Operating Group Class A Preferred Units pursuant to this Section 6, the Company and the Operating Group Entities shall only engage in the Restricted Activities or any other activities related to the strategic expansion of the Company and the Operating Group Entities using funds from the Discretionary Basket and the Company and the Operating Group Entities shall not use any other funds with respect to such activities; provided, that, notwithstanding the foregoing, the following activities shall be permitted and may be funded outside the Discretionary Basket, and amounts used in connection therewith shall not be required to be applied to effect the Senior Credit Facility Repayment or redeem Operating Group Class A Preferred Units as otherwise required pursuant to this Section 6:

(A) investments in Risk Retention Interests with respect to OZ CLOs in an amount not to exceed $7 million in any 12 month period, net of third-party financing or funding incurred in connection therewith;

(B) other investments in OZ CLOs (including warehouse vehicles) in the ordinary course and related investments made in connection with originating or refinancing OZ CLOs in the ordinary course including in connection with resets, re-pricings, redemptions and other OZ CLO life cycle events;

(C) funding of any unfunded capital commitments existing as of the Issuance Date by the Company and the Operating Partnerships to any OZ Funds (excluding OZ CLOs); and

(D) reinvestment of redemption proceeds in respect of existing investments held by the Operating Partnerships in Och-Ziff products as of the Issuance Date in new Och-Ziff products.

7. Exchange at the Option of the Holder

(a) If any Class A Preferred Units remain outstanding on the Exchange Date, a holder of Class A Preferred Units may, in such holder’s sole discretion, exchange its Class A Preferred Units (the “Loan Exchange Option”), in whole or in part, into Advisors II Incremental

Loans in an aggregate principal amount equal to the Liquidation Value of the Class A Preferred Units being exchanged, automatically and without any consent or other action of the Partnership. Any such Advisors II Incremental Loans will have terms and conditions identical to those of Advisors II Initial Loans in all respects and will be Loans (as defined in the Senior Subordinated Loan Agreement) for all purposes under the Senior Subordinated Loan Agreement. To the extent the Loan Exchange Option is exercised the holder will automatically be deemed to have exercised such option with respect to all Operating Group Class A Preferred Units issued by the Operating Partnerships and then held by such holder.

(b) In order to exercise the Loan Exchange Option under Section 7(a), a holder must, no later than ten (10) days prior to the Exchange Date, (i) deliver to the Partnership a notice substantially in the form of Exhibit A hereto (an “Exchange Notice”) indicating its exercise of the Loan Exchange Option, and (ii) surrender the Class A Preferred Units to be exchanged to the Partnership. The Partnership shall deliver a notice to each holder of Class A Preferred Units informing such holders of the Exchange Date and Exchange Notice deadline no later than thirty (30) days prior to the Exchange Date.

(c) In the event of an exchange under this Section 7 and in accordance with the applicable provisions of the Senior Subordinated Loan Agreement, the Partnership shall, on the Exchange Date, be deemed to have incurred Advisors II Incremental Loans from each holder of Class A Preferred Units being exchanged on the Exchange Date in an aggregate principal amount equal to the Liquidation Value of the Class A Preferred Units being exchanged on the Exchange Date, in exchange for the Class A Preferred Units. If a holder exercises its Loan Exchange Option, effective immediately prior to the close of business on the Exchange Date, dividends shall no longer accrue on the Class A Preferred Units to be converted and such Class A Preferred Units shall cease to be outstanding.

8. Refinancing or Other Redemption Trigger Events. As of any Business Day from and after the Issuance Date, so long as the Senior Credit Facility Repayment shall have occurred, if the average closing price of the Class A Shares of the Company on the New York Stock Exchange for the previous 20 trading days exceeds $150.00 (subject to appropriate adjustment in the event of any equity dividend, equity split, combination or other similar recapitalization with respect to the Class A Shares after the Issuance Date), the General Partner agrees to use its reasonable best efforts to redeem all of the outstanding Class A Preferred Units pursuant to Section 5 above as promptly as practicable; provided, that, if such event occurs prior to the maturity date of the Senior Credit Facility and if all Obligations under the Senior Credit Facility have not been prepaid in accordance with the terms thereof, the General Partner shall redeem the maximum number of Class A Preferred Units permitted under the Senior Credit Facility (including by using all available baskets under the restricted payments covenants), use its reasonable best efforts to obtain the consent of the lenders under the Senior Credit Facility to redeem the remaining Class A Preferred Units, if any, and, if consent is required from lenders under any other bona fide debt financings of the Company at the time, the consent of such other lenders to effect such redemption as promptly as practicable, it being understood that no such redemption shall occur absent such consent to the extent such consent is required. The procedures for the redemption of Class A Preferred Units in Section 6(a) shall apply mutatis mutandis to the redemption of Class A Preferred Units pursuant to this Section 8.

9. Parity Units; Consents; Non-Circumvention; Certain Restrictions.

(a) The Partnership shall not create or issue any Parity Units without the prior written consent of the Holders’ Committee and the Partnership shall not, and shall cause each of its Subsidiaries not to, amend, modify or otherwise cause any of its equity securities (or any debt or other securities convertible into equity securities of the Partnership or its Subsidiaries) to become Parity Units without the prior written consent of the Holders’ Committee, other than (i) Parity Units issued to the Partnership or any of its wholly-owned Subsidiaries or (ii) subject to Sections 10(d) and (e), Parity Units issued by Subsidiaries of the Partnership to the extent required to satisfy, upon consultation with the Company’s outside counsel, any regulatory or other legal requirements. The Company and the Partnership shall not, and shall cause their respective Subsidiaries not to, refinance, refund, replace, renew, restate, amend and restate, amend, supplement or otherwise modify the Senior Credit Facility without the prior written consent of the Holders’ Committee; provided that the foregoing shall not prohibit the amendment of the Senior Credit Facility pursuant to Section 2.14(a)(ii) of the Senior Credit Facility or Section 10 of the Senior Amendment (as defined in the Senior Subordinated Loan Agreement). The Holders’ Committee has provided its prior written consent to the Company’s entry into the Senior Credit Facility based on the terms thereof, as in effect on the Issuance Date.

(b) The Company and the Partnership shall not, and shall cause their respective Subsidiaries not to, engage in any line of business or activity other than Permitted Activities, in each case, subject to the Company and the Partnership’s compliance with Section 3(b)(ii) hereof. The Partnership shall not by any action or inaction, including, without limitation, amending its Limited Partnership Agreement or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action or inaction, directly or indirectly, avoid or seek to avoid the observance or performance of any of the terms of this Unit Designation. Notwithstanding anything herein to the contrary, so long as the Senior Credit Facility or Senior Subordinated Loan Agreement is in effect, this Unit Designation shall not restrict the ability of any OZ Subsidiary to (i) pay dividends or make any other distributions on any such OZ Subsidiary’s equity interests owned by any Credit Party or any OZ Subsidiary, (ii) repay or prepay any Indebtedness owed by such OZ Subsidiary to any Credit Party or any OZ Subsidiary, (iii) make loans or advances to any Credit Party or any OZ Subsidiary or (iv) transfer, lease or license any of its material property or assets to any Credit Party.

(c) Without the prior written consent of the Holders’ Committee, the Company and the Operating Partnerships (the “Oz Parties”) shall not, nor shall it permit any of their respective Subsidiaries to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except:

(i) Indebtedness existing on the Closing Date and listed on Schedule 6.01 of the Senior Subordinated Loan Agreement;

(ii) Indebtedness of (A) any Oz Party to any other Oz Party or any wholly-owned Subsidiary of an Oz Party, and (B) any wholly-owned Subsidiary of an Oz Party to any Oz Party or any other wholly-owned Subsidiary of an Oz Party;

(iii) current liabilities of the Oz Parties or their respective Subsidiaries incurred in the ordinary course of business but not incurred through (A) the borrowing of money or (B) the obtaining of credit except for credit on an open account basis customarily extended and in fact extended in connection with normal purchases of goods and services;

(iv) Indebtedness in respect of taxes, assessments, governmental charges or levies and claims for labor, materials and supplies;

(v) Indebtedness in respect of judgments or awards in litigation or arbitration only to the extent, for the period and for an amount not resulting in a Discount Termination Event;

(vi) endorsements for collection, deposit or negotiation and warranties of products or services, in each case incurred in the ordinary course of business;

(vii) Indebtedness in the form of either a direct obligation of an Oz Party or their respective Subsidiaries or in the form of a guaranty by an Oz Party or their respective Subsidiaries, in each case, with respect to the obligation to refund or repay management, incentive or promote fees previously received from a fund;

(viii) Indebtedness incurred by an Oz Party or their respective Subsidiaries arising from agreements providing for indemnification, earn-outs, adjustment of purchase price or similar obligations (excluding guaranties or letters of credit, surety bonds or performance bonds securing the performance of such Oz Party or Subsidiary, as applicable, pursuant to such agreements);

(ix) Indebtedness which may be deemed to exist pursuant to any guaranties, performance, surety, statutory, appeal or similar obligations incurred in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(x) Indebtedness in respect of netting services, overdraft protections and otherwise in connection with margin accounts, deposit accounts and cash management services, including, but not limited to (A) credit cards (including, without limitation, “commercial credit cards” and purchasing cards), (B) stored value cards, and (C) depository, cash management and treasury services and other similar services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services), in each case in the ordinary course of business;

(xi) guaranties in the ordinary course of business of the obligations of suppliers, customers, franchisees and licensees of an Oz Party or their respective Subsidiaries, as applicable;

(xii) Indebtedness of any person (excluding guaranties of obligations of unaffiliated third parties) that becomes a Subsidiary of an Oz Party after the Issuance Date, and extensions, renewals, refinancings, refundings and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof except by an amount equal to unpaid accrued interest, premium thereon and any original issue discount pursuant to the terms thereof, plus other reasonable amounts paid, and fees and expenses reasonably incurred in connection with such extension, renewal, replacement, refunding or refinancing; provided that (A) such Indebtedness exists at the time such person becomes a Subsidiary of an Oz Party and is not created in contemplation of or in connection with such person becoming a Subsidiary of an Oz Party; (B) such person becoming a Subsidiary of an Oz Party is permitted under this Unit Designation; and (C) such Indebtedness is non-recourse to the Oz Parties or any of their other respective Subsidiaries;

(xiii) Indebtedness of any Oz Party or their respective Subsidiaries incurred to finance the acquisition, construction, development or improvement of any fixed or capital assets, including Capital Lease Obligations (as defined in the Senior Subordinated Loan Agreement) in an aggregate principal amount not to exceed at any time $25,000,000, and extensions, renewals, refinancings, refundings and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof except by an amount equal to unpaid accrued interest, premium thereon and any original issue discount pursuant to the terms thereof, plus other reasonable amounts paid, and fees and expenses reasonably incurred in connection with such extension, renewal, replacement, refunding or refinancing; provided that such Indebtedness is incurred prior to or within 180 days after such acquisition or the completion of such construction, development or improvement;

(xiv) Indebtedness incurred in connection with a Permitted Securitization (as defined in the Senior Subordinated Loan Agreement); provided, that recourse to the Oz Parties and their respective Subsidiaries shall be limited to (A) the assets and rights of, and Equity Interests in, Qualifying Risk Retention Subsidiaries or Alternative Investment Subsidiaries or (B) Unsecured Indebtedness of $50,000,000 in the aggregate with respect to recourse to Oz Parties or their respective Subsidiaries that are Non-SPVS (as defined in the Senior Subordinated Loan Agreement);

(xv) security deposits and obligations under letters of credit and letters of guaranty supporting leases and other contractual obligations of any Oz Party or any of their respective Subsidiaries, in each case entered into in the ordinary course of business;

(xvi) Indebtedness of the Oz Parties or any of their respective Subsidiaries in the nature of any contingent obligations of any Oz Party or any of their respective Subsidiaries (i) to issue, make or apply the proceeds of any capital calls (to the extent such capital calls are made in the ordinary course of business in accordance with the governing documents of such OZ Fund) in its capacity as the general partner, manager, managing member (or the equivalent of any of the foregoing) of any OZ Fund or any of their respective subsidiaries, either now existing or newly created, to or in respect of any Indebtedness of such persons or (ii) in respect of a pledge of such Oz Party’s or such Subsidiary’s Equity Interests in any OZ Fund or any of their respective subsidiaries for the purpose of securing Indebtedness of such OZ Fund or any of their respective subsidiaries, either now existing or newly created;

(xvii) obligations in respect of any Interest Rate Agreement or Currency Agreement entered into in the ordinary course of business and not for speculative purposes, and obligations to repurchase securities under customary repurchase agreements in the ordinary course of the Oz Parties or their respective Subsidiaries cash management practices, provided that the securities subject to such repurchase agreements shall have a value no less than the amount that would be customary and prudent to support such repurchase obligations;

(xviii) Indebtedness consisting of the financing of insurance premiums in the ordinary course of business;

(xix) Indebtedness owed to (including obligations in respect of letters of credit or bank guaranties and similar instruments for the benefit of) any Person providing workers’ compensation, health, disability or other employee benefits (whether to current or former officers, employees, directors, managers, partners, managing members, principals and other personnel (or to current or former officers, employees, directors, managers, partners, managing members, principals and other personnel of such Person’s general partner or equivalent)) or property, casualty or liability insurance or self-insurance in respect of such items, or other Indebtedness with respect to reimbursement-type obligations regarding workers’ compensation claims, health, disability or other employee benefits (whether current or former) or property, casualty or liability insurance, in each case in the ordinary course of business;

(xx) (A) Indebtedness of Qualifying Risk Retention Subsidiaries that is non-recourse to the Oz Parties (other than the pledge of any Equity Interests of Qualified Risk Retention Subsidiaries) incurred to finance the purchase or holding of Risk Retention Interests (but excluding any guarantees made by any Qualifying Risk Retention Subsidiary) and any extensions, renewals, refinancings, refundings and replacements of any such Indebtedness, and (B) to the extent constituting Indebtedness, the pledge of any Equity Interests in any Qualifying Risk Retention Subsidiary or OZ Fund to secure Indebtedness permitted under clause (xx)(A), in each case of the foregoing clauses (A) and (B), incurred in the ordinary course of business;

(xxi) (A) Indebtedness of Alternate Investment Subsidiaries (but excluding any guaranties by Alternate Investment Subsidiaries of Indebtedness of other Persons) that is non-recourse to the Oz Parties (other than the pledge of any Equity Interests of Alternate Investment Subsidiaries) incurred to finance the purchase or holding of AIS Investments (as defined in the Senior Subordinated Loan Agreement) constituting side-by-side investments in OZ Funds or other investment vehicles that, in each case, (I) are primarily managed for the account of third parties and (II) except in the case of investments in warehouse facilities, ramp-up vehicles or similar arrangements in the ordinary course of business (which, in the case of AIS Investments in warehouse facilities, ramp-up vehicles or similar arrangements in OZ Funds that do not constitute OZ CLOs (as defined in the Senior Subordinated Loan Agreement) (“Non-CLO AIS Investments”), Indebtedness of Alternate Investment Subsidiaries in respect of such Non-CLO AIS Investments shall be limited to $50,000,000 outstanding at any time that third party investments in such Non-CLO AIS Investment are not otherwise compliant with this clause (II)), the aggregate amount invested by Alternate Investment Subsidiaries in any particular OZ Fund or investment vehicle does not exceed 10% of the aggregate amount invested by all parties in such OZ Fund or investment vehicle, taking into account all investments in such OZ Fund or investment vehicle and after giving effect to all third-party investments and the funding of all third-party commitments, and any extensions, renewals, refinancings, refundings and replacements of any such Indebtedness, and (B) to the extent constituting Indebtedness, the pledge of any Equity Interests in any Alternate Investment Subsidiary, OZ Fund or other investment vehicle to secure Indebtedness permitted under clause (xxi)(A), in each case of the foregoing clauses (A) and (B), incurred in the ordinary course of business;

(xxii) guaranties by any Oz Party, or guaranties by any of their respective Subsidiaries of Indebtedness of any other Subsidiary that is not an Oz Party, in each case with respect to Indebtedness permitted under clauses (i) through (xi), (xiii), (xv) through (xix) and (xxiii) of this Section 9(c); and

(xxiii) (A) Indebtedness incurred in respect of the Senior Secured Credit Facility (including all Obligations) and the Senior Subordinated Loan Agreement (including all “Obligations” as defined therein), and (B) Indebtedness incurred to contemporaneously redeem all Operating Group Class A Preferred Units and all Senior Subordinated Loans and effect the Senior Credit Facility Repayment in full (in each case, (x) including principal, interest and other amounts owed or accrued thereunder and (y) to the extent such instruments are then outstanding).

(d) Without the prior written consent of the Holders’ Committee, no Oz Party shall, nor shall it permit any of their respective Subsidiaries to create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of any Oz Party or any of their respective Subsidiaries, whether now owned or hereafter acquired, or any income, profits or royalties therefrom, except:

(i) any Lien existing on any property or asset prior to the acquisition thereof (including by merger or consolidation) by any Oz Party or any their respective Subsidiaries or existing on any property or asset of any person that becomes an Oz Party or a Subsidiary of an Oz Party after the Issuance Date prior to the time such person becomes an Oz Party or a Subsidiary of an Oz Party; provided that (A) such Lien is not created in contemplation of or in connection with such acquisition or such person becoming an Oz Party or a Subsidiary of an Oz Party, as the case may be, and (B) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such person becomes an Oz Party or a Subsidiary of an Oz Party, as the case may be, or obligations in respect of any extensions, renewals, refinancings, refundings and replacements thereof;

(ii) Liens for Taxes, assessments or governmental charges or levies not yet due or which are being contested in good faith by appropriate proceedings diligently conducted;

(iii) statutory Liens of landlords, banks and other financial institutions (and rights of set-off and similar rights), of carriers, warehousemen, mechanics, repairmen, workmen, suppliers and materialmen, other Liens imposed by law or pursuant to customary reservations or retentions of title arising in the ordinary course of business (other than any such Lien imposed pursuant to Section 401(a)(29) or 430(k) of the United States Internal Revenue Code of 1986, as amended from time to time, or by the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto), and deposits securing letters of credit supporting such obligations, in each case (A) for amounts not yet overdue or (B) for amounts that are overdue, are unfiled and no other action has been taken to enforce the same or (in the case of any such amounts overdue for a period in excess of five days) are being contested in good faith by appropriate proceedings, so long as such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made for any such contested amounts;

(iv) Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money or other Indebtedness), and deposits securing letters of credit supporting such obligations;

(v) easements, rights-of-way, restrictions, encroachments, and other similar encumbrances and minor defects or irregularities in title, in each case which do not interfere in any material respect with the ordinary conduct of the business of any Oz Party or any of their respective Subsidiaries;

(vi) any interest or title of a lessor or sublessor under any lease of real estate entered into in the ordinary course of business and purported Liens evidenced by the filing of any precautionary Uniform Commercial Code (“UCC”) financing statement relating solely to such lease;

(vii) Liens securing judgments for the payment of money (or appeal or other surety bonds relating to such judgments) not constituting a Discount Termination Event pursuant to clause (iv) of such definition;

(viii) Liens solely on any cash earnest money deposits made by any Oz Party or any of their respective Subsidiaries in connection with any letter of intent or purchase agreement entered into in the ordinary course of business;

(ix) purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business;

(x) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(xi) any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property;

(xii) non-exclusive outbound licenses of patents, copyrights, trademarks and other intellectual property rights granted by any Oz Party or any of their respective Subsidiaries, in each case in the ordinary course of business and not interfering in any respect with the ordinary conduct of, or materially detracting from the value of, the business of any Oz Party or such Subsidiary;

(xiii) Liens on property, plant and equipment of any Oz Party or any of their respective Subsidiaries acquired, constructed, developed or improved (or Liens created for the purpose of securing Indebtedness permitted by clause (xiii) of Section 9(c) to finance Capital Leases (as defined in the Senior Subordinated Loan Agreement) and the acquisition, construction, development or improvement of such assets); provided that (A) such Liens secure Indebtedness permitted by clause (xiii) of Section 9(c), (B) such Liens and the Indebtedness secured thereby are incurred prior to or within 180 days after such acquisition or the completion of such construction, development or improvement, (C) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such property, plant and equipment and (D) such Liens shall not apply to any other property or assets of the Oz Parties or any of their respective Subsidiaries (other than (x) any replacements, additions, accessions and improvements thereto and proceeds and products thereof, or (y) pursuant to customary cross-collateralization provisions with respect to other property of an Oz Party or their respective Subsidiaries that also secure Indebtedness owed to the same financing party or its Affiliates pursuant to this Section 9(d)(xiii) or Section 9(d)(i);

(xiv) Liens granted by any Oz Party or any of their respective Subsidiaries that is the general partner, manager, managing member (or the equivalent of any of the foregoing) of any OZ Fund in the ordinary course of business or consistent with past or industry practices (i) securing Indebtedness of such OZ Fund or any of their respective subsidiaries on the right of such general partner, manager, managing member (or the equivalent of any of the foregoing) to issue or make capital calls (to the extent such capital calls are made in the ordinary course of business in accordance with the governing documents of such OZ Fund) in its capacity as general partner, manager, managing member (or the equivalent of any of the foregoing) of such OZ Fund or such subsidiary or (ii) on the Equity Interests of any OZ Fund or any of their respective subsidiaries to secure Indebtedness of such OZ Fund or any of their respective subsidiaries (or a permitted guaranty thereof);

(xv) Liens and deposits (A) securing obligations in respect of letters of credit or bank guarantees permitted pursuant to Section 9(c) or (B) securing payments of contractual obligations that are not Indebtedness under leases entered into in the ordinary course of business;

(xvi) Liens deemed to exist in connection with repurchase agreements in the ordinary course of the Operating Partnerships’ or their respective Subsidiaries’ cash management practices (and Liens created on securities that are the subject of such repurchase agreements to secure the payment and performance of the obligations under such agreements and any custodial fees in connection therewith) and reasonable customary initial deposits and margin deposits and similar Liens attaching to deposit accounts, securities accounts, commodity accounts or other brokerage accounts maintained in the ordinary course of business and not for speculative purposes;

(xvii) Liens that are contractual rights of set-off (A) relating to pooled deposit or sweep accounts of any Oz Party or any of their respective Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Oz Parties and their respective Subsidiaries or (B) relating to purchase orders and other agreements entered into with customers of any Oz Party or their respective Subsidiaries in the ordinary course of business;

(xviii) (A) Liens that are deemed to exist by virtue of any Interest Rate Agreement or Currency Agreement entered into with financial institutions in connection with bona fide hedging activities in the ordinary course of business and not for speculative purposes, or (B) pledges and deposits, whether in cash or securities, securing obligations in respect of Interest Rate Agreement or Currency Agreement entered into with financial institutions in connection with bona fide hedging activities in the ordinary course of business and not for speculative purposes, and the following cash management services: (1) credit cards (including, without limitation, “commercial credit cards” and purchasing cards), (2) stored value cards, and (3) depository, cash management, and treasury services and other similar services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services), in each case in the ordinary course of business;

(xix) Liens on (A) insurance policies and the proceeds thereof or (B) pledges and deposits made in the ordinary course of business in compliance with requirements of any provider of insurance, in each case securing Indebtedness permitted under Section 9(c)(xviii);

(xx) Liens arising in the ordinary course of business consistent with past or industry practice not otherwise permitted by this Section 9(d) securing obligations other than Indebtedness for borrowed money in an aggregate amount not to exceed $7,000,000 at any time outstanding; provided that this clause (xx) shall not apply to Liens that are voluntarily granted by the Oz Parties without the exchange of value or consideration;

(xxi) Liens on (A) any assets or rights of any Qualifying Risk Retention Subsidiary and (B) any Equity Interests of any Qualifying Risk Retention Subsidiary, in each case securing Indebtedness permitted under Section 9(c)(xx);

(xxii) Liens on (A) any assets or rights of any Alternate Investment Subsidiary and (B) any Equity Interests of any Alternate Investment Subsidiary, in each case securing Indebtedness permitted under Section 9(c)(xxi);

(xxiii) Liens on assets or rights of, or Equity Interests in, Qualifying Risk Retention Subsidiaries or Alternative Investment Subsidiaries securing Indebtedness permitted under Section 9(c)(xiv); and

(xxiv) Liens securing (A) the Obligations, (B) the “Obligations” as defined in the Senior Subordinated Loan Agreement and (C) Indebtedness incurred to contemporaneously redeem all Operating Group Class A Preferred Units and all Senior Subordinated Loans and effect the Senior Credit Facility Repayment in full (in each case, (x) including principal, interest and other amounts owed or accrued thereunder and (y) to the extent such instruments are then outstanding).

(e) The Company and the Partnership agree that no creation, incurrence, assumption, guaranty or other assumption of liability with respect to any Indebtedness or Liens under Section 9(c) or Section 9(d) of this Unit Designation shall prohibit the Partnership from making any distributions or redemptions in respect of the Class A Preferred Units except to the extent such prohibition is no more restrictive than any prohibition existing as of the date hereof.

(f) Without the prior written consent of the Holders’ Committee, subject to the exceptions set forth on Schedule D hereto, none of the Company, any other Operating Group Entity or any of their respective Affiliates shall directly or indirectly amend, waive or otherwise modify the terms of the Designated Accrued Unrecognized Incentive or the real estate commingled funds’ Accrued Unrecognized Incentive (including any material change in the timing of any realization thereof); provided, that this clause (e) shall not limit the ability of the Company, any other Operating Group Entity or any of their respective Affiliates to delay or defer Accrued Unrecognized Incentive attributable to the real estate commingled funds, for so long as such delay or deferral is based on commercially reasonable business rationale and does not disproportionately impact any beneficiaries of such incentive (including the general partner (or equivalent entity) of the relevant fund) relative to any other beneficiaries.

(g) The Company, the Partnership and any of the Operating Group Entities shall, and the Company and the Partnership shall cause the Operating Group Entities and their respective Subsidiaries to, manage the Specified Funds in a manner that is consistent with past practice (as determined prior to December 5, 2018). Without limiting the generality of this Section 9(f), without the prior written consent of the Holders’ Committee, none of the Company, the Partnership or any other Operating Group Entity shall, and the Company and the Partnership shall not permit any of the Operating Group Entities or any of their respective Subsidiaries to, take (or fail to take) any action with respect to the Specified Funds which would adversely impact the Designated Accrued Unrecognized Incentive or otherwise result in the payment of proceeds associated with the realization of Designated Accrued Unrecognized Incentive to be delayed following the expiration of the current term of each Specified Fund (without giving effect to any extensions of current term), subject to the exceptions set forth in Section 9(f) and Schedule D hereto. Without limiting the foregoing, the Company and the Partnership will use commercially reasonable efforts to (A) monetize any Designated Proceeds and Accrued Unrecognized Incentive other than the Designated Accrued Unrecognized Incentive to the extent such Designated Proceeds and Accrued Unrecognized Incentive are not received in cash and (B) collect any realized Designated Proceeds and Accrued Unrecognized Incentive other than the Designated Accrued Unrecognized Incentive, in each case as promptly as practicable; provided, however, that realization of Designated Proceeds and Accrued Unrecognized Incentive shall not require the Company, the Partnership or any of the Operating Group Entities to cause dispositions that would not otherwise be in compliance with the relevant investment adviser’s fiduciary duties. Notwithstanding anything to the contrary herein, this Section 9(g) shall be subject to the exceptions set forth on Schedule E hereto. For the avoidance of doubt and notwithstanding the foregoing, all payments and redemptions contemplated by this Section 9(g) are not subject to the Minimum Free Cash Balance.

(h) Each of the General Partner and its Affiliates or Subsidiaries performing asset management or investment advisory functions (each, an “Oz Manager Entity”) shall not:

(i) Delegate the applicable limited partnership vote in respect of any right to terminate any OZ Manager Entity for any credit, private equity or real estate fund (and, for the avoidance of doubt, excluding any separately managed account and “fund-of-one”) (“Applicable Fund”) to an advisory committee of investors (“AC Delegation”);

(ii) Take any steps to solicit or encourage any current or prospective investors of the Oz Funds to terminate (or diminish in any material respect) any investor’s investments with the Oz Funds or remove the Company as the Oz Manager Entity of the applicable Oz Funds for the purpose of associating or doing business with any competing business (or authorize any active executive managing directors or other senior management or executive managing directors to take any such steps), or otherwise encourage (or authorize any active executive managing directors or other senior management or executive managing directors to encourage) such investors to terminate (or diminish in any respect) his investments in the Oz Funds for any other reason; or

(iii) Take any steps to effect the separation of all or any portion of any management team of the Company in connection with a “spin out,” sale or similar transaction (or authorize any active executive managing directors or other senior management or executive managing directors to take any such steps), absent an arm’s length negotiation and agreement on commercially reasonable terms with approval from the Board of Directors of the Company.

(i) Since February 5, 2018 through the date hereof (and other than in respect of OZ Real Estate Tax Advantaged Credit Fund LP), (1) no Oz Manager Entity has entered into governing documents for any new Applicable Fund providing for (a) the right to terminate any Oz Manager Entity by a vote of less than 75% of the Limited Partners (other than for cause or similar disabling conduct) or (b) any AC Delegation, and (2) no governing documents for any existing Applicable Fund have been amended to provide for either (1)(a) or (b).

10. Voting Rights; Preferred Unit Holders’ Committee.

(a) This Unit Designation establishes a committee of the holders of the Class A Preferred Units (the “Holders’ Committee”) to be comprised initially of Daniel S. Och, as sole member. Subject to the foregoing, the holders of a majority of the Operating Group Class A Preferred Units then outstanding may at any time remove members from, or appoint replacement or additional members to, the Holders’ Committee and shall appoint at least one member promptly if at any time thereafter the Holders’ Committee has no members. In the event that additional members are appointed to the Holders’ Committee, the members of the Holders’ Committee shall act by majority vote on all matters to be approved by the Holders’ Committee.

(b) Except as provided herein, the holders of Class A Preferred Units have no consent, approval, waiver or voting rights or powers. Each holder of Class A Preferred Units hereby irrevocably delegates all power and authority to the Holders’ Committee to exercise, on behalf of such holder of Class A Preferred Units, any and all rights of such holder in respect of such Class A Preferred Units, including the granting of any waivers or the exercise of any consent, approval or voting rights or powers on behalf of such holder.

(c) Each holder of Class A Preferred Units hereby irrevocably constitutes and appoints the members of the Holders’ Committee (and each of them) existing at any time and from time to time, as the sole and exclusive attorney-in-fact and proxy of such holder of Class A Preferred Units, with full power of substitution and resubstitution, to attend any meeting of the shareholders of the Class A Preferred Unit holders, and any adjournment or postponement thereof, on such Class A Preferred Unit holder’s behalf and to vote or abstain from voting the Class A Preferred Units owned by such holder in its sole discretion for or against any action or proposal to the fullest extent permitted by law. Any such vote or abstention shall not be subject to challenge or input from such holder of Class A Preferred Units. Each holder of Class A Preferred Units hereby revokes any and all previous proxies with respect to such holder’s Class A Preferred Units and no subsequent proxies (whether revocable or irrevocable) shall be given (and if given, shall not be effective) by such holder with respect to the Class A Preferred Units that conflict with this proxy. This proxy and power of attorney is intended to be irrevocable and is coupled with an interest sufficient in law to support an irrevocable proxy and is granted for good and valuable consideration the receipt and sufficiency of which is hereby acknowledged and shall be valid and binding on any person to whom the holder of Class A Preferred Units may transfer any of its Class A Preferred Units. The attorney-in-fact and proxy identified above will be empowered at any and all times to vote or act by written consent with respect to the Class A Preferred Units at every annual, special, adjourned or postponed meeting of holder of Class A Preferred Units, and in every written consent in lieu of such a meeting, or otherwise. The power of attorney granted herein is a durable power of attorney and shall survive the dissolution, bankruptcy, death or incapacity of each holder of Class A Preferred Units. Any such vote shall be cast or consent shall be given in accordance with such procedures relating thereto as shall ensure that it is duly counted for purposes of determining that a quorum is present and for purposes of recording the results of such vote or consent. The provisions of this Section 10 shall terminate with respect to a holder of Class A Preferred Units once such holder no longer owns any Class A Preferred Units.

(d) Notwithstanding anything in this Unit Designation to the contrary, none of the Partnership, any other Operating Group Entity or OZ Fund may issue, and the Company and the Partnership shall not permit the Partnership, any other Operating Group Entity or OZ Fund to issue, to (x) any individual who is a “named executive officer” in the Company’s most recent filing with the Securities and Exchange Commission that required disclosure pursuant to Rule 402(c) of Regulation S-K or such individual’s Related Parties (or would be a “named executive officer” with respect to the fiscal year in which the proposed issuance occurs) or (y) in the event that the Company is not required to file reports with the Securities and Exchange Commission, any individual who would have been a “named executive officer” if the Company was required to file such reports or such individual’s Related Parties, in each case of clauses (x) and (y), other than DSO or his Related Parties (collectively, the “Designated Officers”), new equity interests in the Partnership, such Operating Group Entity or OZ Fund (“New NEO Units”) and make any distributions in respect of such New NEO Units, unless (i) so long as the Company’s common shares are traded on the New York Stock Exchange or another nationally recognized stock exchange, the issuance of such New NEO Units is approved by the Company’s compensation committee and (ii) to the extent the Company’s common shares are not traded on the New York Stock Exchange or another nationally recognized stock exchange, with the prior written consent of the Holders’ Committee. For the avoidance of doubt, (i) if the issuance of such New NEO Units are approved in accordance with the preceding sentence, any distributions paid on such New NEO Units that otherwise comply with the terms of this Unit Designation shall be permitted without any further action on the part of the compensation committee or the Holders’ Committee as the case may be, (ii) this Section 10(d) shall not restrict issuances of interests in the ordinary course to Designated Officers in connection with any direct or indirect capital investments they make in the OZ Funds on substantially the same terms and conditions as third party investors (other than any waiver of management, incentive, carry or similar fees agreed to by the Company) and (iii) this Section 10(d) shall not restrict any issuances of equity securities in connection with the Recapitalization or any distributions payable thereon to the extent permitted under this Unit Designation.

(e) Neither the Company nor the Partnership shall effect, or cause or permit to be effected, any transaction between the Company, the Partnership or any other Operating Group Entity or any OZ Fund, on the one hand, with any Designated Officer, any holder of at least 10% of the outstanding equity interests of the Company, the Partnership, any other Operating Group Entity or their respective Affiliates or Related Parties (for the avoidance of doubt, other than the Company, the Partnership, any other Operating Group Entity, DSO or his Related Parties), on the other hand, other than transactions in the ordinary course of business with any Person (other than any Person that is a Designated Officer) relating to such Person’s service to any Operating Group Entity or consistent with past practice as of the Issuance Date including in connection with granting any direct or indirect carry or capital interest in the OZ Funds to such Person, which matters shall, without limiting Section 10(d), be determined by the Board of Directors of the Company or the compensation committee thereof.

(f) None of the Partnership or any other Operating Group Entity shall, and the Company and the Partnership shall not permit the Partnership or such Operating Group Entity to, sell, dispose of, or otherwise transfer (whether directly or indirectly, by merger, spin-off, consolidation, or otherwise) any of their respective businesses, business lines, or divisions (including their respective multi-strategy, credit and real estate businesses) or any significant assets thereof without the prior written consent of the Holders’ Committee; provided that this Section 10(f) does not restrict any such sale, disposal or other transfer from any OZ Subsidiary to any Credit Party that is permitted under Section 9(b), provided that nothing in this Section 10(f) shall limit obligations of the Operating Partnerships and the Company under Section 3(b)(ii).

(g) Any determination, decision, consent or waiver required to be made or given, or permitted to be made or given, by the Holders’ Committee under this Unit Designation shall be made or given in the Holders’ Committee’s sole discretion.

11. Amendments and Waivers. Only the prior written consent of the Holders’ Committee shall be required for the repeal of this Unit Designation, any amendment (directly or indirectly, by merger, consolidation or otherwise) to this Unit Designation, or any waiver of any of its provisions. Only the prior written consent of the Holders’ Committee shall be required for any amendment (directly or indirectly, by merger, consolidation or otherwise) to the Limited Partnership Agreement that would have an adverse effect on any holders of the Class A Preferred Units or effectuate any waiver of any provisions of this Unit Designation.

12. No Reissuance. No Class A Preferred Units acquired by the Partnership by reason of redemption, purchase or otherwise shall be reissued.

13. Transfers.

(a) No Class A Preferred Unit (or any rights with respect thereto) shall be Transferred without the consent of the Holders’ Committee and, solely in the case of any holder of Class A Preferred Units other than DSO or a Related Party of DSO, the General Partner; provided, that any such consent shall not be unreasonably withheld with respect to a request to Transfer Class A Preferred Units in accordance with this Section 13. Any attempted Transfer that is not made in compliance with this Section 13 shall be void ab initio.

(b) No Transfer shall be permitted under Section 13(a) if the Holders’ Committee determines in its sole and absolute discretion that (i) such a Transfer would pose a risk that the Partnership would be a “publicly traded partnership” as defined in Section 7704 of the Code; (ii) such Transfer would obligate the Partnership to register the Interests for resale under any applicable federal or state securities laws or require the Partnership to file reports pursuant to any applicable federal or state securities laws.

(c) Each holder of Class A Preferred Units hereby agrees that it will not effect any Transfer of all or any of its Class A Preferred Units (whether voluntarily, involuntarily or by operation of law) in any manner contrary to the terms of this Unit Designation or that violates or causes the Partnership or the Partners to violate the Securities Act, the Exchange Act, the Investment Company Act, or the laws, rules, regulations, orders or other directives of any governmental authority.

(d) In the event of any Transfer of Class A Preferred Units, (i) the transferor shall cause each transferee to agree in writing to comply with the terms of this Unit Designation and the Partnership Agreement, (ii) prior to such Transfer by any holder of Class A Preferred Units other than by DSO or a Related Party of DSO, and as a condition thereto, the General Partner may require such other documentation as necessary, including appropriate opinions of legal counsel, as it deems necessary in its sole discretion, to ensure that such Transfer complies with the applicable requirements of this Unit Designation and applicable law, and (iii) unless waived by the General Partner in its sole discretion, no Transfer of Class A Preferred Units other than by DSO or a Related Party of DSO shall be permitted unless the transferor or the proposed transferee shall have undertaken to pay all reasonable expenses incurred by the Partnership or its Affiliates in connection therewith.

14. Right of First Refusal. In the event that a holder of Class A Preferred Units (other than DSO or a Related Party of DSO) (the “Seller”) receives a bona-fide offer for the sale of any or all of such holder’s Class A Preferred Units (the “Offered Securities”), the Seller shall first offer to sell the Offered Securities to DSO or his designee(s) pursuant to a written notice (the “ROFR Notice”) provided to DSO, which notice shall include: (i) a description of the transaction being proposed, (ii) the identity of the offeror (“Third Party Buyer”), (iii) the purchase price proposed and the manner of payment thereof and (iv) a term sheet setting forth the material terms and conditions of the offer and a copy of the proposed agreement, if any. Within twenty (20) days of receiving the ROFR Notice, DSO must either accept or decline the offer and if DSO neither accepts nor declines the offer within such twenty (20) day period, the offer will be considered declined. If the offer is declined by DSO, (i) the Seller shall next offer to sell the Offered Securities to the General Partner, on behalf of the Partnership, pursuant to a ROFR Notice and otherwise on the terms specified in the foregoing sentence, and (ii) if the General Partner declines such offer, the Seller will have the right to sell the Offered Securities to the person specified in the offer at a price and on terms and conditions no less favorable to the Seller than the price and terms and conditions set out in the ROFR Notice. If the sale to the Third Party Buyer is not completed within sixty (60) days after the General Partner declines the offer, this Section 14 shall again become applicable as if the offer had not been made.

15. No Preemptive Rights. Unless otherwise determined by the General Partner and the Holders’ Committee, no holders of the Class A Preferred Units will, as holders of Class A Preferred Units, have any preemptive rights to purchase or subscribe for Common Units or any other security of the Partnership.

16. Notices. Any notices required or permitted to be given to a holder of Preferred Units hereunder may be given by mail or other means of written communication, including by electronic mail or other means of electronic transmission, to the address or other applicable contact details maintained for such holder in the books and records of the Partnership.

17. Severability of Provisions. If any right, preference or limitation of the Class A Preferred Units set forth in this Unit Designation (as this Unit Designation may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule or law or public policy, all other rights, preferences and limitations set forth in this Unit Designation, which can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall nevertheless remain in full force and effect, and no right, preference or limitation herein set forth be deemed dependent upon any such other right, preference or limitation unless so expressed herein.

18. Reporting.

(a) Commencing with (1) the quarter ended December 31, 2018, no later than (A) 45 days following the end of each of the Company’s first three fiscal quarters (such date, the “Quarterly Delivery Date”) and (B) 90 days following the end of the Company’s fiscal year (such date, the “Year End Delivery Date”), the General Partner shall deliver to the Holders’ Committee a statement setting forth the General Partner’s good faith determination of the Economic Income, Committed Cash, Discretionary Reserve, Free Cash Balance, Accrued Unrecognized Incentive, Designated Accrued Unrecognized Incentive, Net Accrued Unrecognized Incentive, Designated Proceeds and proceeds from Asset Sales for such period with each determination presented on its own line item with supporting details and back-up data and reasonable supporting documentation with respect thereto and (2) fiscal year 2020 (with respect to Preceding Year 2019), no later than the 90th day of the fiscal year immediately following any Preceding Year (the “Excess Distributable Earnings Delivery Date”), the General Partner shall deliver to the Holders’ Committee a statement setting forth the General Partner’s good faith determination of the Excess Distributable Earnings for such Preceding Year and reasonable supporting documentation with respect thereto, provided that with respect to Preceding Year 2019 such statement need not be provided prior to March 31, 2020.

(b) The statements provided pursuant to clause 18(a) above shall be consistent with the amounts reported in the Company’s annual and quarterly reports filed by the Company with the Securities and Exchange Commission.

(c) So long as any Operating Group Class A Units are outstanding, to the extent the Company is no longer required to file quarterly or annual reports with the Securities and Exchange Commission, the Company shall continue to have its year end consolidated balance and the related consolidated statements of operations, shareholders’ equity and cash flows audited by independent certified public accountants of recognized national standing selected by the Company (such audited consolidated balance and related statements of operations, shareholders’ equity and cash flows, the “Audited Financial Statements”) and the Company shall be obligated to deliver the Audited Financial Statements to the Holders’ Committee by each Quarterly Delivery Date, Year End Delivery Date and Excess Distributable Earnings Delivery Date, as applicable.

19. Determination of Amounts. The Company and the Operating Partnerships on the one hand, and each holder of the Class A Preferred Units on the other hand, hereby agree that any calculations in connection with the mandatory redemption provisions of Section 6, including, but not limited to, the Discretionary Basket, calculations of Economic Income (including the methodology set forth on Schedule A hereto), Committed Cash, Total Cash and Free Cash Balance shall be calculated without duplication; provided further that amounts described in the definition of Committed Cash shall be calculated without duplication with respect to any amounts described in the definition of Economic Income.

20. Accounting Terms. Notwithstanding any other provision contained herein, for purposes of Section 9(c) and Section 9(d) of this Unit Designation only, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts, definitions and covenants referred to herein shall be made (i) without giving effect to any election under Financial Accounting Standards Board Accounting Standards Codification 825 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Company, the Operating Partnerships or any of their respective Subsidiaries at “fair value,” as defined therein, and (ii) without giving effect to proposed Accounting Standards Update (ASU) Leases (Topic 840) issued August 17, 2010, (Topic 842) issued May 16, 2013, any successor proposal, any implementation thereof, any oral or public deliberations by the Financial Accounting Standards Board regarding the foregoing, or any other change in GAAP that would require the obligations of a Person in respect of an operating lease or a lease that would be treated as an operating lease prior to such change to be recharacterized as a Capital Lease or Capital Lease Obligations (each as defined in the Senior Credit Facility).

21. Reimbursement of Certain Amounts. The Company and the Operating Partnerships shall reimburse the holders of the Class A Preferred Units with respect to any reasonable fees and expenses (including reasonable attorneys’ fees and expenses) incurred by such holders in connection with protecting the interests or enforcing the rights of the Class A Preferred Units.

22. Determination of Certain Terms. For the purposes of determining any monetary basket, cap or limitation described in this Unit Designation, the Company and the Partnership agree that such monetary basket, cap or limitation shall be determined on a consolidated basis with respect to the Company, the Operating Partnerships and their Subsidiaries (and for the avoidance of doubt, any Operating Group Entities formed in the future and their Subsidiaries), taken as a whole.

[Signature Page Follows]

IN WITNESS WHEREOF, this Unit Designation has been duly executed as of the date first above written.

OZ ADVISORS II LP

By:	OCH-ZIFF HOLDING LLC,
its general partner

By:	/s/ Thomas Sipp
Name:	Thomas Sipp
Title:	Chief Financial Officer

OCH-ZIFF CAPITAL MANAGEMENT GROUP LLC,

as to Section 3(b)(ii), Section 6(a), Section 6(c), Section

9(a), Section 9(b), Section 9(c), Section 9(d), Section 9(e), Section 9(f), Section 9(g), Section 10(d), Section 10(e),

Section 10(f), Section 18(c), Section 19, Section 20,

Section 21 and Section 22 only

By:	/s/ Thomas Sipp
Name:	Thomas Sipp
Title:	Chief Financial Officer

SCHEDULE A

Economic Income is a measure of pre-tax operating performance that excludes the following from our results on a GAAP basis:

•

Income allocations to our executive managing directors on their direct interests in the Oz Operating Group. Management reviews operating performance at the Oz Operating Group level, where substantially all of our operations are performed, prior to making any income allocations.

•

Equity-based compensation expenses, depreciation and amortization expenses, changes in the tax receivable agreement liability, net gains and losses on early retirement of debt financing arrangements, unrealized gains and losses related to changes in the fair value of financing arrangements, gains and losses on fixed assets, and net gains and losses on investments in funds, as management does not consider these items to be reflective of operating performance. However, the fair value of RSUs that are settled in cash to employees or executive managing directors is included as an expense at the time of settlement.

•

Amounts related to the consolidated funds, including the related eliminations of management fees and incentive income, as management reviews the total amount of management fees and incentive income earned in relation to total assets under management and fund performance.

In addition, expenses related to incentive income profit-sharing arrangements are generally recognized at the same time the related incentive income revenue is recognized, as management reviews the total compensation expense related to these arrangements in relation to any incentive income earned by the relevant fund. Further, deferred cash compensation is expensed in full in the year granted for Economic Income, rather than over the service period for GAAP.

EXHIBIT A—FORM OF CONVERSION NOTICE

Re: Notice of Conversion (“Notice”) of Class A Preferred Units issued by OZ Advisors II LP

Reference is made to the Unit Designation of the Preferences and Relative, Participating, Optional, and Other Special Rights, Powers and Duties of Class A Cumulative Preferred Units, dated February 7, 2019 (the “Unit Designation”), relating to the Operating Group Class A Preferred Units issued by OZ Advisors II LP. Capitalized terms used but not defined in this Notice shall have the meanings given such terms in the Unit Designation.

This Notice is being delivered pursuant to Section 7(a) of the Unit Designation. The undersigned hereby elects to convert the Class A Preferred Units that it owns, subject to the conversion procedures set forth in Section 7(a) of the Unit Designation into Advisors II Incremental Loans on the Exchange Date.

Additionally, the undersigned hereby: (i) acknowledges that the undersigned has received and reviewed a copy of the Senior Subordinated Loan Agreement and (ii) agrees that upon execution of this Notice and the consummation of the exchange described in Article 7 of the Unit Designation, the undersigned shall become a party to the Senior Subordinated Loan Agreement and shall be fully bound by, and subject to, all of the covenants, terms, representations, warranties and conditions of the Senior Subordinated Loan Agreement as though an original party thereto and shall become a “Lender” as provided thereunder.

The undersigned, being a holder of Class A Preferred Units pursuant to the Unit Designation, hereby executes this Conversion Notice.

[Unit Holder]

Name:
Title: